Filed Pursuant to Rule 424(B)(3)
Registration No. 333-215435

PROSPECTUS

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

Offer to exchange up to

$1,250,000,000 of 7.000% Senior Secured Notes due 2024

that have been registered under the Securities Act of 1933 for

$1,250,000,000 of 7.000% Senior Secured Notes due 2024

that have not been registered under the

Securities Act of 1933

(CUSIP NOS. 16412X AA3 AND U16327 AA3)

Offer to exchange up to

$1,500,000,000 of 5.875% Senior Secured Notes due 2025

that have been registered under the Securities Act of 1933 for

$1,500,000,000 of 5.875% Senior Secured Notes due 2025

that have not been registered under the

Securities Act of 1933

(CUSIP NOS. 16412X AB1 AND U16327 AB1)

THE EXCHANGE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF MAY 5, 2017, UNLESS WE EXTEND IT

Terms of the Exchange Offer:

•	We are offering to exchange up to $1,250,000,000 aggregate principal amount of registered 7.000% Senior Secured Notes due 2024 (the “New 2024 Notes”) for any and all of our $1,250,000,000 aggregate principal amount of unregistered 7.000% Senior Secured Notes due 2024 (CUSIP Nos. 16412X AA3 and U16327 AA3) (the “Old 2024 Notes” and together with the New 2024 Notes, the “2024 Notes”) that were issued on May 18, 2016 and up to $1,500,000,000 aggregate principal amount of registered 5.875% Senior Secured Notes due 2025 (the “New 2025 Notes”) for any and all of our $1,500,000,000 aggregate principal amount of unregistered 5.875% Senior Secured Notes due 2025 (CUSIP Nos. 16412X AB1 and U16327 AB1) (the “Old 2025 Notes” and together with the New 2025 Notes, the “2025 Notes”) that were issued on December 9, 2016.

•	We will exchange all outstanding Old 2024 Notes and all outstanding Old 2025 Notes (collectively, the “Old Notes”) that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New 2024 Notes and New 2025 Notes, as applicable (collectively, the “New Notes”).

•	The terms of the New 2024 Notes and New 2025 Notes will be substantially identical to those of the outstanding Old 2024 Notes and Old 2025 Notes, respectively, except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The Old Notes are, and the New Notes will be, secured by first-priority liens on substantially all right, title and interest in or to substantially all of our assets and the assets of our current and any future guarantors along with certain other items listed under “Description of Senior Notes” (the “Collateral”).

•	The Old Notes are, and the New Notes will be, guaranteed on a senior basis by all of our current and future domestic subsidiaries.

•	There is no established trading market for the New Notes or the Old Notes.

•	We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through any quotation system.

Please read “Risk Factors” beginning on page 23 for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is April 10, 2017.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Corporate Secretary, Cheniere Corpus Christi Holdings, LLC, 700 Milam Street, Suite 1900, Houston, Texas 77002 (telephone number (713) 375-5000). In order to ensure timely delivery of this information, any request should be made by April 28, 2017, five business days prior to the expiration date of the exchange offer.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. We will provide you upon request, without charge, a copy of the applicable notes and the indenture governing each series of the notes. You may request copies of these documents by contacting us at:

Cheniere Corpus Christi Holdings, LLC

Attention: Corporate Secretary

700 Milam Street, Suite 1900

Houston, Texas, 77002

(713) 375-5000

PRESENTATION OF INFORMATION

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

In this prospectus, unless the context otherwise requires:

•	Bcf means billion cubic feet;

•	Bcf/d means billion cubic feet per day;

•	Bcfe means billion cubic feet of natural gas equivalent using the ratio of six thousand cubic feet of natural gas to one barrel (or 42 U.S. gallons liquid volume) of crude oil, condensate and natural gas liquids;

•	Bcf/yr means billion cubic feet per year;

•	DOE means the U.S. Department of Energy;

•	Dthd means dekatherms per day;

•	EPC means engineering, procurement and construction;

•	FERC means the Federal Energy Regulatory Commission;

•	FOB means free on board;

•	FTA countries means countries with which the United States has a free trade agreement providing for national treatment for trade in natural gas;

•	GAAP means generally accepted accounting principles in the United States;

•	Henry Hub means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the month in which a relevant cargo’s delivery window is scheduled to begin;

•	LIBOR means the London Interbank Offered Rate;

•	LNG means liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state;

•	MMBtu means million British thermal units, an energy unit;

•	MMBtu/d means million British thermal units per day;

•	mtpa means million tonnes per annum;

•	non-FTA countries means countries with which the United States does not have a free trade agreement providing for national treatment for trade in natural gas and with which trade is permitted;

•	SPA means an LNG sale and purchase agreement;

•	Tcf means trillion cubic feet;

•	Train means an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG;

•	TUA means a terminal use agreement; and

•	TURA means a terminal use rights assignment and agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical or present facts or conditions, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•	statements that we expect to commence or complete construction of our proposed LNG terminal, liquefaction facilities, pipeline facilities or other projects, or any expansions thereof, by certain dates, or at all;

•	statements regarding future levels of domestic and international natural gas production, supply or consumption or future levels of LNG imports into or exports from North America and other countries worldwide or purchases of natural gas, regardless of the source of such information, or the transportation or other infrastructure or demand for and prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or our ability to enter into such transactions;

•	statements relating to the construction of our Trains and pipeline, including statements concerning the engagement of any engineering, procurement and construction (“EPC”) contractor or other contractor and the anticipated terms and provisions of any agreement with any such EPC or other contractor, and anticipated costs related thereto;

•	statements regarding any liquefied natural gas sale and purchase agreement (“SPA”) or other agreement to be entered into or performed substantially in the future, including any revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total natural gas liquefaction or storage capacities that are, or may become, subject to contracts;

•	statements regarding counterparties to our commercial contracts, construction contracts, and other contracts;

•	statements regarding our planned development and construction of additional Trains and pipelines, including the financing of such Trains;

•	statements that our Trains, when completed, will have certain characteristics, including amounts of liquefaction capacities;

•	statements regarding our business strategy, our strengths, our business and operation plans or any other plans, forecasts, projections or objectives, including anticipated revenues, capital expenditures, maintenance and operating costs and cash flows, any or all of which are subject to change;

•	statements regarding any independent market consultant’s assumptions, estimates, projections or conclusions;

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, approvals, requirements, permits, applications, filings, investigations, proceedings or decisions;

•	statements regarding our anticipated LNG and natural gas marketing activities; and

•	any other statements that relate to non-historical or future information.

All of these types of statements, other than statements of historical or present fact or conditions, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe that such estimates are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this prospectus are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus and in the other reports and other information that we file with the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to update or revise any forward-looking statement or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus and should consider, among other things, the matters set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Please read “Risk Factors” beginning on page 23 of this prospectus.

Throughout this prospectus, unless we indicate otherwise or the context otherwise requires, the term “CCH” refers to Cheniere Corpus Christi Holdings, LLC, and the terms “we,” “our,” “us” and similar terms refer to CCH and its subsidiaries.

Overview of the CCL Project

Overview

CCH is a Delaware limited liability company formed in September 2014 by Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses (“Cheniere”), to develop, construct, operate, maintain and own a natural gas liquefaction and export facility (the “CCH Terminal Facility”) and a pipeline facility (the “Corpus Christi Pipeline” and together with the CCH Terminal Facility, the “CCL Project”) on nearly 2,000 acres of land that we own or control near Corpus Christi, Texas, through wholly-owned subsidiaries Corpus Christi Liquefaction, LLC (“CCL”) and Cheniere Corpus Christi Pipeline, L.P. (“CCP”), respectively.

The CCL Project is currently being developed for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters.

The CCL Project is currently being developed in two stages:

•	the first stage (“Stage 1”), for which we issued a full notice to proceed (“NTP”) to Bechtel under the EPC Contract (T1/T2) (each as defined below under “—Stage 1 and the Corpus Christi Pipeline”) on May 13, 2015, includes two Trains, each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG, two LNG storage tanks, each with a capacity of approximately 3.37 Bcfe, one complete marine berth that can accommodate vessels with nominal capacity of up to approximately 266,000 cubic meters, partial completion of a second berth, and all of the CCL Project’s necessary infrastructure and facilities, in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel on the north shore of the Corpus Christi Bay; and

•	the second stage (“Stage 2”), which we are currently developing but is not yet under construction, includes a third Train with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG, a third LNG storage tank of approximately 3.37 Bcfe and the completion of the second berth.

Concurrently with the construction of Stage 1, we also are developing the Corpus Christi Pipeline, a 23-mile-long bi-directional natural gas pipeline and related compressor station, meter stations and interconnects with several existing interstate and intrastate pipelines, originating at the CCH Terminal Facility and terminating north of Sinton, Texas. The Corpus Christi Pipeline will comprise of a 48-inch main pipeline and two 36-inch pipelines for the northern-most 1.5 mile connection to the compression station and is being designed to transport up to a maximum of 2.25 Bcf/d of natural gas feedstock to the CCH Terminal Facility from the existing gas pipeline grid.

Stage 1 and the Corpus Christi Pipeline

Stage 1 of the CCL Project is being designed, constructed and commissioned by Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) pursuant to a lump sum turnkey EPC contract, dated December 6, 2013 (the “EPC Contract (T1/T2)”). The guaranteed substantial completion dates for Train One and Train Two (both as defined in the EPC Contract (T1/T2)) are October 12, 2019 and July 27, 2020, respectively. The total contract price of the EPC Contract (T1/T2), which does not include the costs of constructing the Corpus Christi Pipeline, is approximately $7.8 billion, reflecting amounts incurred under change orders through March 1, 2017. The Corpus Christi Pipeline will be constructed by third party construction firms under three separate construction contracts (the “CCP Construction Contracts”). The total target contract price of constructing the Corpus Christi Pipeline based on our CCP Construction Contracts is approximately $130 million. We estimate that the total expected capital costs for the Corpus Christi Pipeline will be between $350 million and $400 million, including the estimated contingency.

As of February 28, 2017, the overall project completion percentage for Stage 1 of the CCL Project was approximately 56.6%, with engineering, procurement and construction approximately 100%, 77.6% and 27.1% complete, respectively. Based on our current construction schedule, we anticipate that Train One and Train Two will achieve substantial completion in the first quarter and second half of 2019, respectively. The construction of the Corpus Christi Pipeline commenced in January 2017. We expect the Corpus Christi Pipeline to be operational prior to the commissioning of Train One.

Stage 2

Stage 2 of the CCL Project is not currently under construction. We have obtained the FERC and DOE authorizations necessary to construct, operate and export LNG from Stage 2. On December 6, 2013, we entered into a lump sum turnkey EPC contract with Bechtel (“the EPC Contract (T3)”). Since we did not issue the full NTP under the contract by December 31, 2016, either party may, among other things, terminate the EPC Contract (T3), and following such termination CCL is required to reimburse Bechtel for costs reasonably incurred by Bechtel on account of such termination and pay a lump sum of $5,000,000. As of the date of this prospectus, neither we nor Bechtel has provided a notification to the other to terminate the EPC Contract (T3), but this could occur at any time hereafter. The total contract price of the EPC Contract (T3) is approximately $2.4 billion. We are having ongoing negotiations with Bechtel concerning Stage 2, and if we and Bechtel ultimately extend or amend the EPC Contract (T3) to develop Stage 2, the terms of the EPC Contract (T3), including the total contract price, may change from those currently in the contract. Our current debt financing, including the proceeds of the notes from this offering, and the equity financing described below under “—Capital Resources—Equity Contributions,” are not for the construction of Stage 2, and construction of Stage 2 would constitute an “Expansion” under the terms of the indenture. As such, the commencement of construction of Stage 2 would be subject to various conditions, including a final agreement with Bechtel to extend and revise the EPC Contract (T3), conditions related to the availability of sufficient funding to cover the construction costs of Stage 2, regulatory conditions and satisfaction of certain debt service coverage ratios with respect to Senior Debt. For more information on the conditions we will need to meet in order to construct Stage 2, please see the description set forth in “Description of Senior Notes—Expansions” and “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt.” We will contemplate making a final investment decision to commence construction of Stage 2 based upon, among other things, entering into acceptable commercial arrangements and obtaining adequate financing to construct the facility. Consequently, there is no assurance that we will ultimately construct Stage 2 and our current creditors and the holders of these notes should not rely on or expect that we will have any revenues from LNG produced by future Stage 2 facilities or current or future SPAs related to LNG from Stage 2.

Subsequent Stages

We may further expand the CCL Project in the future through the development of additional Trains and related facilities. For further detail, see “Business—The CCL Project.”

In lieu of, or in addition to, Stage 2 or any subsequent stages or expansion of the CCL Project, Cheniere or an affiliate of Cheniere may develop one or more Trains and related facilities adjacent to the CCL Project as part of a separate project that is not owned by us. In this case, we may transfer and/or amend previously-obtained permits and other authorizations or applications such that they may be used by that project. We also may enter into arrangements with such a separate project to share the use and capacity of each other’s land and facilities, including pooling of capacity of the Trains, sharing of common facilities, such as storage tanks and berths, and use of capacity of the pipeline facilities, to the extent permitted under the Finance Documents. These sharing arrangements would be subject to quiet enjoyment rights both for the Project Entities and the owner of the other Train(s). Our entry into sharing arrangements of this nature will be subject to our satisfaction of the conditions related to the sharing of our land and facilities set forth in “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

Organizational Structure

CCH owns 100% of the equity interests in (i) CCL, which owns the CCH Terminal Facility, (ii) CCP, which owns the Corpus Christi Pipeline, and (iii) Corpus Christi Pipeline GP, LLC (“CCP GP” and together with CCH, CCL and CCP collectively, the “Project Entities”), which holds all of the general partner interest in CCP. CCL, CCP and CCP GP constitute all of the current subsidiaries of CCH. CCH is an indirect wholly-owned subsidiary of Cheniere.

Overview of the Funding Plan for the CCL Project

On May 13, 2015, we entered into a construction term loan facility (the “Term Loan Facility”). The Term Loan Facility is being used to fund a portion of the costs associated with Stage 1 and the Corpus Christi Pipeline. As of December 31, 2016, we had approximately $3.6 billion of available commitments and approximately $2.4 billion of outstanding borrowings under the Term Loan Facility. See “Description of Other Indebtedness—Term Loan Facility” for additional information regarding our Term Loan Facility and certain finance documents entered into in connection with the Term Loan Facility.

On May 13, 2015, Cheniere entered into an Equity Contribution Agreement for the benefit of CCH (the “CEI Equity Contribution Agreement”) pursuant to which Cheniere agreed to provide a tiered equity contribution of approximately $2.64 billion for Stage 1 of the CCL Project and the Corpus Christi Pipeline. The first tier of equity funding, approximately $1.499 billion (the “First Tier Equity Funding”), was contributed to CCH concurrently with the closing of the Term Loan Facility. The second tier of equity funding will be contributed concurrently and pro rata with Senior Debt funding, including under the Term Loan Facility and these notes, starting on the date on which any further disbursements of our Senior Debt would result in a Senior Debt/Equity Ratio of greater than 75:25. Cheniere is required to provide second tier pro rata equity funding up to a maximum amount of approximately $1.137 billion for the construction of Stage 1 and the Corpus Christi Pipeline (the “Second Tier Pro Rata Equity Funding”). On March 31, 2017, Cheniere expects to fund approximately $40 million of the Second Tier Pro Rata Equity Funding concurrently with a borrowing under the Term Loan Facility as of the same date. CCH anticipates that, in connection with each subsequent borrowing under the Term Loan Facility, it will be necessary for Cheniere to provide pro rata equity funding of a portion of the Second Tier Pro Rata Funding until such amount has been fully funded. On March 2, 2017, Cheniere entered into a $750 million senior secured revolving credit facility (the “CEI Revolving Credit Facility”). The proceeds of the CEI Revolving Credit Facility are available to Cheniere to back-stop its obligations under the CEI Equity Contribution Agreement to provide the Second Tier Pro Rata Equity Funding to CCH.

On May 13, 2015, our indirect parent, Cheniere CCH Holdco II, LLC (“Holdco II”) issued $1.0 billion aggregate principal amount of 11% Senior Secured Notes due 2025 (the “Convertible Notes”) pursuant to an amended and restated note purchase agreement with purchasers of the Convertible Notes, including affiliates of EIG Management Company, LLC. Holdco II contributed to CCH, through its wholly-owned subsidiary Cheniere CCH HoldCo I, LLC (“Holdco”), the net proceeds of the Convertible Notes issuance, which proceeds were part of the First Tier Equity Funding provided to CCH by Cheniere under the CEI Equity Contribution Agreement.

We currently have $1.25 billion of outstanding 2024 Notes and $1.5 billion of outstanding 2025 Notes. We have also entered into a working capital facility (the “Working Capital Facility”) for various working capital requirements related to the development and construction of the CCL Project.

Total expected capital costs for Stage 1, which includes Train One and Train Two, and the Corpus Christi Pipeline are estimated to be between $9.0 billion and $10.0 billion before financing costs, and between $11.0 billion and $12.0 billion after financing costs, including, in each case, estimated owner’s costs and contingencies. We believe that with the unfunded commitments under the Term Loan Facility, equity contributions made pursuant to the CEI Equity Contribution Agreement and the cash flows under our SPAs related to Train One and Train Two, we will have adequate financial resources available to us to complete Stage 1 and the Corpus Christi Pipeline. The net proceeds of the sale of the Old Notes were used to prepay a portion of the principal amounts previously outstanding under our Term Loan Facility.

Certain Key Contractual Relationships

The following chart illustrates several of our current key contractual relationships for the CCL Project. See “Description of Material Project Agreements” for additional information regarding certain of the agreements listed below.

LNG SPAs

CCL has entered into seven fixed-price, 20-year SPAs with extension rights with six third parties to make available an aggregate amount of LNG that equates to approximately 7.7 mtpa of LNG, which is approximately 86% of the expected aggregate nominal production capacity of Train One and Train Two. The obligation to make LNG available under these SPAs commences from the date of first commercial delivery for Train One or Train Two, as specified in each SPA. Under these seven SPAs, the customers will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train. However, the term of each SPA commences upon the start of operations of a specified Train.

As of February 28, 2017, CCL had the following third-party, fixed-price SPAs in connection with Train One and Train Two, which are a part of Stage 1 of the CCL Project:

•	An SPA (“Endesa SPA No. 1”) with Endesa Generación, S.A. (which was subsequently assigned to Endesa S.A. (“Endesa”)), the term of which commences upon the date of first commercial delivery for Train One. The Endesa SPA No. 1 includes an annual contract quantity of 78,215,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $273.8 million. Endesa is organized under the laws of Spain.

•	An SPA (“Endesa SPA No. 2”) with Endesa, the term of which commences upon the date of first commercial delivery for Train One. The Endesa SPA No.2 includes an annual contract quantity of 39,107,500 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $136.9 million.

•	An SPA (“Pertamina SPA”) with PT Pertamina (Persero) (“Pertamina”), the term of which commences upon the date of first commercial delivery for Train One. The Pertamina SPA includes an annual contract quantity of 39,680,000 MMBtu of LNG (plus, for the contract year in which the date of first commercial delivery for Train Two occurs and each subsequent year, an additional 39,680,000 MMBtu of LNG), equating to expected annual contracted cash flow from fixed fees of $138.9 million ($277.8 million beginning in the contract year in which Train Two becomes commercially operable). Pertamina is organized under the laws of Indonesia.

•	An SPA (“EDF SPA”) with Électricité de France, S.A. (“EDF”), the term of which commences upon the date of first commercial delivery for Train Two. The EDF SPA includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. EDF is organized under the laws of France.

•	An SPA (“Gas Natural Fenosa SPA”) with Gas Natural Fenosa LNG SL (which was subsequently assigned to Gas Natural Fenosa LNG GOM, Limited (“Gas Natural Fenosa”)), the term of which commences upon the date of first commercial delivery for Train Two. The Gas Natural Fenosa SPA includes an annual contract quantity of 78,215,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $273.8 million. Gas Natural Fenosa is organized under the laws of Ireland. The Gas Natural Fenosa SPA is irrevocably guaranteed by Gas Natural SDG S.A., which is organized under the laws of Spain.

•	An SPA (“Iberdrola SPA”) with Iberdrola, S.A. (“Iberdrola”), the term of which commences upon the date of first commercial delivery for Train Two. The Iberdrola SPA includes an annual contract quantity of 39,680,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $138.9 million. In addition, CCL will provide Iberdrola with bridging volumes of 19,840,000 MMBtu of LNG per contract year, starting on the date on which Train One becomes commercially operable and ending on the date of first commercial delivery of LNG for Train Two. Iberdrola is organized under the laws of Spain.

•	An SPA (“Woodside SPA”) with Woodside Energy Trading Singapore Pte Ltd (“Woodside”), the term of which commences upon the date of first commercial delivery for Train Two. The Woodside SPA includes an annual contract quantity of 44,120,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $154.4 million. Woodside is organized under the laws of Singapore. The Woodside SPA is irrevocably guaranteed by Woodside Petroleum, Ltd., which is organized under the laws of Australia.

In aggregate, the fixed fee portion to be paid by these customers is approximately $1.4 billion annually for Train One and Train Two, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train. These fixed fees equal approximately $549.5 million and $845.9 million for Train One and Train Two, respectively. As of December 31, 2016, we had approximately $5.1 billion of long-term debt outstanding, comprising approximately $2.4 billion under our Term Loan Facility, which has been used to fund a portion of the costs associated with Stage 1 and the Corpus Christi Pipeline, $1.25 billion under our 2024 Notes and $1.5 billion under our 2025 Notes, the net proceeds of each of which were used, at the time of their issuance, to prepay amounts outstanding under the Term Loan Facility. As of December 31, 2016, our available commitments under our Term Loan Facility are approximately $3.6 billion.

In connection with Train Three, which is part of Stage 2 of the CCL Project, CCL has entered into one third-party, fixed-price 20-year SPA (the “EDP SPA”) with EDP Energias de Portugal S.A. (“EDP”). The EDP SPA became effective as of July 9, 2015 upon waiver of certain conditions precedent to effectiveness. Under the EDP SPA, EDP will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, EDP may elect to cancel or suspend deliveries of LNG cargoes, in which case EDP would still be required to pay the fixed fee with respect to contracted volumes that are not delivered as a result of such cancellation or suspension. The term of the EDP SPA commences upon the date of first commercial delivery of LNG for Train Three and includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. EDP is organized under the laws of Portugal. The EDP SPA purchase commitments equate to approximately 0.8 mtpa of LNG (which is approximately 18% of the expected nominal production capacity of Train Three).

In addition to the third-party SPAs described above, CCL has entered into two fixed-price 20-year SPAs with CMI UK, an indirect wholly-owned subsidiary of Cheniere. Under the first SPA (the “CMI Foundation SPA”), CMI UK will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. At CMI UK’s option, which has not been exercised yet, the term of the CMI Foundation SPA commences upon the date of first commercial delivery for Train Two and includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. Under certain circumstances and conditions, quantities of LNG to be sold under the CMI Foundation SPA could be reduced by an amount equal to quantities of LNG to be sold under an SPA (the “El Campesino Contingent SPA”) entered into between CCL and Central El Campesino S.A., a Chilean sociedad anónima (“El Campesino”) on November 28, 2014, and amended and restated on December 27, 2016. See “Certain Relationships and Related Party Transactions—Cheniere Marketing International LLP SPA—CMI Foundation SPA—El Campesino SPA” for more detail regarding this SPA. The second SPA (the “CMI Base SPA”) allows CMI UK to purchase, at its option, (i) up to a cumulative total of 150,000,000 MMBtu of LNG within the commissioning periods for Train One, Train Two, and Train Three, (ii) any LNG produced from the end of the commissioning period for Train One until the date of first commercial delivery of LNG from Train One, and (iii) any excess LNG produced by the CCH Terminal Facility that is not committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA, as determined by us in each contract year, in each case for a price consisting of a fixed fee of $3.00 per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. Under the CMI Base SPA, CMI UK may, without charge, elect to cancel or suspend deliveries of cargoes (other than commissioning cargoes) scheduled for any month under the applicable annual delivery program by providing specified notice in advance. Under certain circumstances and conditions, quantities of LNG to be sold under the CMI Base SPA during the then-current contract year and, if already-scheduled, the subsequent contract years could be reduced by an amount equal to quantities of LNG to be sold under the El Campesino Contingent SPA during such contract years. See “Certain Relationships and Related Party Transactions.”

Natural Gas Transportation and Supply

To ensure CCL is able to transport adequate natural gas feedstock to the CCH Terminal Facility, CCL has entered into transportation precedent agreements to secure firm pipeline transportation capacity with CCP and certain third-party pipeline companies. See “Description of Material Project Agreements—Transportation Precedent Agreements.” CCL has entered into an agreement with a third party for firm storage services to assist in managing volatility in natural gas needs for the CCL Project. CCL has also entered into enabling agreements with third parties and will continue to enter into such agreements in order to secure natural gas feedstock for the CCL Project. We expect to enter into natural gas supply contracts under these enabling agreements as and when required for the CCL Project. Among other things, these agreements would allow CCL to enter into natural gas purchases as and when required for the CCL Project on a spot or forward basis tied to Henry Hub or other market indices.

Our Business Strategy

Our primary objective for the CCL Project is to generate stable cash flows by:

•	completing construction and commencing operation of Train One and Train Two and the Corpus Christi Pipeline on schedule and within budget;

•	developing, constructing and commencing operation of Train Three;

•	operating and maintaining our assets safely, efficiently, reliably and in compliance with all applicable government regulations;

•	developing a solid portfolio of natural gas supply and transportation agreements to support our LNG liquefaction operations;

•	making LNG available to our long-term SPA customers to generate steady and reliable revenues and operating cash flows; and

•	maintaining a prudent and cost-effective capital structure.

Summary of Regulatory Requirements

We have obtained the FERC and DOE authorizations necessary to construct, operate and export LNG from Stage 1, Stage 2 and the Corpus Christi Pipeline.

In December 2014, the FERC issued an order granting CCL authorization under Section 3 of the Natural Gas Act (the “NGA”) to site, construct and operate Stage 1 and Stage 2 of the CCL Project and issued a certificate of public convenience and necessity under Section 7(c) of the NGA authorizing CCP to construct and operate the Corpus Christi Pipeline (the “December 2014 Order”). A party to the proceeding requested a rehearing of the December 2014 Order, and in May 2015, the FERC denied rehearing (the “Order Denying Rehearing”). The party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the December 2014 Order and the Order Denying Rehearing, and that petition was denied on November 4, 2016. This order is not subject to review.

The DOE has authorized the export of domestically produced LNG by vessel from the CCL Project to FTA countries for a 25-year term and to non-FTA countries for a 20-year term of a combined total of up to the equivalent of 767 Bcf/yr (approximately 15 mtpa) of natural gas. A party to the proceeding requested a rehearing of the Non-FTA Authorization, which was denied by the DOE in May 2016. In July 2016, the same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the Non-FTA Authorization and the DOE order denying the request for rehearing of the same. The appeal is pending. The terms of each of these Export Authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from 7 to 10 years from the date the order was issued. This would provide sufficient authorization to export the LNG produced from Stage 1 and Stage 2 of the CCL Project based on their expected aggregate nominal production capacity.

We have commenced the regulatory approval process in respect of two additional Trains and related facilities. These two additional Trains and related facilities may be developed by us as expansions of the CCL Project or, through transfers or amendments of the permits, may be developed by Cheniere or one of its affiliates outside of the CCL Project.

We have, or expect to obtain, all other material governmental approvals at the federal, state and local level currently necessary to complete Stage 1, Stage 2 and the Corpus Christi Pipeline.

Principal Executive Offices

Our principal executive office is located at 700 Milam Street, Suite 1900, Houston, Texas, 77002, and our telephone number is (713) 375-5000.

The Exchange Offer

On May 18, 2016, we completed a private offering of $1,250,000,000 aggregate principal amount of the Old 2024 Notes, and on December 9, 2016, we completed a private offering of $1,500,000,000 aggregate principal amount of the Old 2025 Notes. As part of these private offerings, we entered into registration rights agreements with the initial purchasers of the Old 2024 Notes and Old 2025 Notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer no later than 360 days after the May 18, 2016 private offering, and no later than 360 days after the December 9, 2016 private offering, respectively. The following is a summary of the exchange offer.

Old Notes	7.000% Senior Secured Notes due 2024, which were issued on May 18, 2016 and 5.875% Senior Secured Notes due 2025, which were issued on December 9, 2016.

New Notes	7.000% Senior Secured Notes due 2024 and 5.875% Senior Secured Notes due 2025. The terms of the New 2024 Notes and New 2025 Notes are substantially identical to the terms of the outstanding Old 2024 Notes and Old 2025 Notes, respectively, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes.

Exchange Offer	We are offering to exchange up to $1,250,000,000 aggregate principal amount of our New 2024 Notes and $1,500,000,000 aggregate principal amount of our New 2025 Notes that have been registered under the Securities Act for an equal amount of our outstanding Old 2024 Notes and Old 2025 Notes, respectively, that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes for which they are being exchanged and will be issued under, and be entitled to the benefits of, the same indenture that governs the Old Notes. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because the New Notes will be registered, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their Old Notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, at the end of May 5, 2017, unless we decide to extend the date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•	tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•	tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-entry Transfer.”

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 12:00 midnight, New York City time, at the end of May 5, 2017 will be disregarded and of no effect.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes you receive will be acquired in the ordinary course of your business;

•	you are not participating and you have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 12:00 midnight, New York City time, at the end of May 5, 2017. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer in to the exchange agent’s account at DTC, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreements.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed The Bank of New York Mellon as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer—Exchange Agent.”

Resales of New Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate or an affiliate of any of our subsidiary guarantors; and

•	you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of New Notes” for more information regarding resales of the New Notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your Old Notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities” and “Description of Senior Notes.”

Terms of the New Notes

The terms of the New 2024 Notes and New 2025 Notes will be substantially identical to the terms of the Old 2024 Notes and Old 2025 Notes, respectively, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and additional interest provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. The New Notes are governed by the same indenture as that which governs the Old Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section in this prospectus entitled “Description of Senior Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the Old Notes and the New Notes.

Issuer	Cheniere Corpus Christi Holdings, LLC.

Notes Offered	$1,250,000,000 aggregate principal amount of 7.000% Senior Secured Notes due 2024 and $1,500,000,000 aggregate principal amount of 5.875% Senior Secured Notes due 2025.

Maturity Date	The New 2024 Notes mature on June 30, 2024, and the New 2025 Notes mature on March 31, 2025.

Interest	Interest on the New 2024 Notes will accrue at a rate equal to 7.000% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, and interest on the New 2025 Notes will accrue at a rate of 5.875% per annum, computed on the basis of a 360-day year comprising twelve 30-day months.

Interest Payment Dates	We will pay interest on the New 2024 Notes and the New 2025 Notes semi-annually, in cash in arrears, on June 30 and December 31 of each year, commencing June 30, 2017 for the New 2024 Notes and December 31, 2017 for the New 2025 Notes.

Guarantees	The New Notes will be guaranteed by all of our existing Subsidiaries and certain of our future Domestic Subsidiaries. As of the date of this prospectus, the Guarantors consist of each of CCL, CCP and CCP GP. See “Description of Senior Notes—Guarantees of the Notes.”

Ranking	The New Notes will constitute direct and unconditional senior secured obligations, and will rank pari passu in right of payment and otherwise with any of our and the Guarantors’ other senior indebtedness from time to time outstanding.

The New Notes will be effectively senior to all of our future junior lien obligations and future unsecured senior indebtedness, to the extent of the value of the Collateral securing the notes.

The New Notes will be effectively junior to any of our or our Subsidiaries’ secured indebtedness that is secured by liens on assets other than the Collateral securing the notes, to the extent of the value of such assets.

The New Notes will be structurally subordinated to any future indebtedness of our non-Guarantor Subsidiaries.

As of December 31, 2016, we had approximately $5.1 billion of long-term debt outstanding, comprising approximately $2.4 billion of outstanding borrowings under our Term Loan Facility, $1.25 billion under the 2024 Notes and $1.5 billion under the 2025 Notes. As of December 31, 2016, we also had approximately $3.6 billion of available commitments under our Term Loan Facility. We had no other material indebtedness outstanding at December 31, 2016.

Optional Redemption	At any time from time to time prior to January 1, 2024 we may redeem the applicable series of New Notes, in whole or in part, at a redemption price equal to the Make-Whole Price as defined under the caption “Description of Senior Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date. We also may, at any time on or after January 1, 2024, with respect to the New 2024 Notes, or October 2, 2024, with respect to the New 2025 Notes (in each case six months prior to the maturity date of such notes), redeem the applicable series of the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest on the New Notes redeemed to the redemption date. See “Description of Senior Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control, we must commence, within 30 days, and subsequently consummate an offer to purchase all notes then outstanding at a purchase price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest on the notes repurchased to the date of repurchase. After the Project Completion Date, a Change of Control shall not be deemed to have occurred if we receive rating reaffirmations from two rating agencies (or one rating agency, if only one rating agency currently rates either series of the New Notes) reaffirming the then-current rating of a series of New Notes as of the date of such change of control. We may not be able to repurchase notes upon a Change of Control in certain circumstances. See “Risk Factors—Risks Relating the Exchange Offer and the Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

Additional Offers to Purchase

If we sell assets under certain circumstances and do not use the proceeds for certain specified purposes, if we receive insurance proceeds following a Catastrophic Casualty Event and do not use the proceeds for certain specified purposes, if we receive Performance

Liquidated Damages payments under certain circumstances and do not use the proceeds for certain specified purposes, if we fail to maintain our Qualifying LNG SPAs in accordance with the terms of the indenture, or if certain of our Required Export Authorizations are Impaired, we must offer to repurchase the New Notes and may be required to make a repayment of other Senior Debt in amounts specified in the indenture and in our agreements related to our other Senior Debt. In each case, under the indenture, the purchase price of the New Notes will be equal to 100% of the principal amount of the New Notes repurchased, plus accrued and unpaid interest on the New Notes to, but excluding, the applicable repurchase date. See “Description of Senior Notes—Repurchase at the Option of Noteholders—Asset Sales,” “—Events of Loss,” “—Performance Liquidated Damages,” and “—LNG SPA Mandatory Offer.” We may not be able to repurchase the New Notes upon an Asset Sale, Event of Loss, receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event in certain circumstances. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

Collateral	The New Notes will be secured by a first priority security interest in substantially all of our and the Guarantors’ assets. The Collateral securing the New Notes includes:

•	substantially all of our assets and the assets of our existing and any future Guarantors (including real and personal property whether owned or leased on the closing date of this exchange offer or thereafter acquired);

•	a pledge by Holdco of all ownership interests in CCH;

•	all contracts, agreements and documents, including the Material Project Agreements, hedging arrangements and insurance policies, and all of our rights thereunder;

•	cash flow and other revenues; and

•	all other real and personal property which is subject, from time to time, to the Security Interests or liens granted by the Security Documents.

Pre-Completion Account Flows	Disbursements of Loans will be deposited into a Loan Facility Disbursement Account subject to certain rules described in our common security and accounts agreement. See “Description of Security Documents—Common Security and Account Agreement—Pre-Completion Cash Flows.”

Disbursements of Senior Debt in connection with an issuance of Senior Notes under any Indenture will be made into a Senior Note Disbursement Account(s), subject to the same rules applicable to disbursements of Loans into the Loan Facility Disbursement Accounts, as described above. See “Description of Security Documents—Common Security and Account Agreement—Pre-Completion Cash Flows.”

Prior to the Project Completion Date, the Construction Account will be funded with any funds withdrawn and transferred from the Equity Proceeds Account and proceeds from our Senior Debt, and may from time to time be funded with any Business Interruption Insurance Proceeds and Delay Liquidated Damages payments received by us. Amounts in the Construction Account will be used to pay Project Costs in accordance with the construction budget and schedule and any Operation and Maintenance Expenses.

Prior to the Project Completion Date, any revenues will be deposited into the Equity Proceeds Account and may be transferred to the Construction Account.

Prior to the Project Completion Date, we must fund the Operating Account from the Construction Account, and must use the Operating Account to pay Operation and Maintenance Expenses that are due in a manner consistent with our obligations under our Common Terms Agreement and our Finance Documents, then in effect.

Post-Completion Account Flows	After the completion of Train One and Train Two, revenues received by us will be applied in the following manner:

•	first, to fund the Operating Account with amounts sufficient to cover Operation and Maintenance Expenses then due and unpaid, and expected to become due and payable within the next 60 days;

•	second, to pay all fees, costs, charges and other amounts then due and owing to the Secured Parties, pursuant to our Common Security and Account Agreement and other Finance Documents;

•	third, on each March 31, June 30, September 30, December 31, and other payment dates, initially, for payments of interest on Senior Debt and scheduled payments pursuant to Permitted Hedging Instruments secured on a pari passu basis with our Senior Debt, then to scheduled payments of principal on Senior Debt and scheduled payments of hedge termination value and gas hedge termination value to be paid by us pursuant to Permitted Hedging Instruments secured on a pari passu basis with our Senior Debt, and then for other payments pursuant to our Senior Debt Obligations, with such payments to be made from the Revenue Account, or from the Senior Debt Service Reserve Account in the case of a deficiency in funds available from the Revenue Account;

•	fourth, from time to time, for payments of all amounts of principal, interest, fees and other amounts due and payable on our indebtedness, other than Senior Debt and debt constituting Operation and Maintenance Expenses and pursuant to unsecured Permitted Hedging Instruments;

•	fifth, on each March 31, June 30, September 30, December 31, and other payment dates that occur six months after the project completion date and on any date on which we make a Restricted Payment, the amount necessary to satisfy any Senior Debt Reserve Shortfall;

•	sixth, on specified payment dates, the amount necessary to make any mandatory prepayments then due and payable pursuant to our Senior Debt Instruments (other than mandatory prepayments in respect of our failure to meet the conditions to restricted payments under our Common Terms Agreement for four consecutive quarters);

•	seventh, from time to time for certain payments permitted in an Indenture pursuant to which any Senior Notes are issued and certain payments to our affiliates to enable them to pay income tax liability with respect to income generated by us;

•	eighth, from time to time to make any voluntary prepayments of loans or any Senior Notes in accordance with the Senior Debt Instruments then in effect; and

•	ninth, to make other payments as and when permitted by our Finance Documents if the conditions for Restricted Payments under each Senior Debt Instrument are satisfied and to make certain mandatory prepayments in respect of our failure to meet the conditions to restricted payments under our Common Terms Agreement for four consecutive quarters.

Covenants	The indenture governing the New Notes will contain covenants that, among other things and subject to certain exceptions and/or conditions, limit our ability and the ability of our Restricted Subsidiaries to:

•	make Restricted Payments;

•	incur additional Indebtedness or issue preferred stock;

•	guarantee the obligations of others;

•	assume, incur, permit or suffer to exist any Lien on any asset of CCH or any Restricted Subsidiary;

•

create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends, pay indebtedness owed to CCH or any of its Restricted Subsidiaries, make loans or advances to CCH or any of its Restricted Subsidiaries, or sell, lease or transfer any properties or assets to CCH or any of its Restricted Subsidiaries;

•	dissolve, liquidate, consolidate, merge, sell or lease all or substantially all of the assets or properties of CCH and its Restricted Subsidiaries taken as a whole or permit any Guarantor to dissolve, liquidate, consolidate, merge, sell or lease all or substantially all of its assets and properties;

•	enter into certain transactions or agreements with or for the benefit of any Affiliate of CCH or any of its Restricted Subsidiaries;

•	amend or modify Material Project Agreements;

•	enter into any lifting and balancing arrangement or Sharing Arrangement with an External Train Entity; and

•	amend or modify any Qualifying LNG SPA.

These covenants are subject to a number of important limitations and exceptions that are described in this prospectus under the caption “Description of Senior Notes—Covenants Applicable to the Notes.”

If the New Notes receive an investment grade rating and no Unmatured Indenture Event of Default or Indenture Event of Default shall have occurred and be Continuing, certain covenants specifically listed in this prospectus under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Changes in Covenants When Notes Rated Investment Grade” will no longer be applicable to the New Notes.

No Exchange Listing	We do not intend to list the notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page 23 of this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth the summary consolidated and combined financial data for the periods indicated for CCH. CCH was formed by Cheniere on September 11, 2014 to hold its limited partner interest in CCP, the equity interests of CCP GP, which holds the general partner interest in CCP, and the equity interests of CCL. Prior to this date, CCP and CCL received capital contributions funding from other affiliated entities of Cheniere. The formation of CCH is treated as a reorganization between entities under common control. As a result, CCH’s combined financial statements for periods prior to the formation of CCH were derived from the consolidated financial statements and accounting records of Cheniere and reflect the combined historical results of operations and cash flows of CCL, CCP and CCP GP. For periods subsequent to the formation of CCH, CCH’s consolidated financial statements are presented on a consolidated basis because CCH, CCL, CCP and CCP GP became a separate consolidated group following such formation. We have derived the selected financial data presented for the year ended and as of December 31, 2016 (and the comparable financial data for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014) from our audited consolidated and combined financial statements included elsewhere in this prospectus. You should read the selected financial data set forth below in conjunction with our consolidated and combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Year Ended December 31,
	2016	2015	2014	2013
	(audited)
(Dollars in thousands)
Statement of Operations Data:
Revenues	$—	$—	$—	$—
Expenses (including transactions with affiliates)	6,472	23,044	38,235	32,849
Loss from operations	(6,472)	(23,044)	(38,235)	(32,849)
Other expense	(79,015)	(204,053)	(368)	(378)
Net loss	(85,487)	(227,097)	(38,603)	(33,227)
Cash Flows:
Used in operating activities	$(41,079)	$(107,202)	$(39,333)	$(34,072)
Used in investing activities	(2,095,897)	(3,839,415)	(52,461)	(1,084)
Provided by financing activities	2,360,746	3,993,387	91,794	35,156
Ratio of earnings to fixed charges (1)	—	—	—	—

	December 31,
	2016	2015	2014
	(audited)
(Dollars in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$—	$—
Restricted cash (current)	197,201	46,770	—
Non-current restricted cash	73,339	—	—
Property, plant and equipment, net	6,076,672	3,924,551	44,173
Total assets	6,636,448	4,304,042	68,030
Long-term debt	5,081,715	2,713,000	—
Non-current derivative liabilities	43,105	76,440	—
Total member’s equity	1,313,809	1,399,350	65,532

(1)

For the purposes of computing these ratios: (i) earnings means pre-tax income from continuing operations before fixed charges and amortization of capitalized interest less capitalized interest and (ii) fixed charges means the sum of interest expensed and capitalized plus the portion of rental expense which we believe represents an interest factor. For the years ended December 31, 2016, 2015, 2014 and 2013, earnings were not adequate to cover fixed charges by $307.4 million, $311.6 million, $38.6 million and $33.2 million, respectively.

RISK FACTORS

Before deciding to participate in the exchange offer, you should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus. The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. We may encounter risks in addition to those described below.

Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

The risk factors in this prospectus are grouped into the following categories:

•	Risks Relating to Completion of the CCL Project,

•	Risks Relating to Development and Operation of our Business, and

•	Risks Relating to the Exchange Offer and the New Notes.

Risks Relating to Completion of the CCL Project

Our ability to complete construction of Stage 1 and the Corpus Christi Pipeline depends on our ability to obtain sufficient equity funding to cover the remaining equity-funded share of the capital costs of the CCL Project. If we are unable to obtain sufficient equity funding, we will not be able to draw on all of the Loans provided under our Term Loan Facility and may not be able to complete construction of Stage 1 and the Corpus Christi Pipeline.

On May 13, 2015, Cheniere entered into the CEI Equity Contribution Agreement for the benefit of CCH pursuant to which Cheniere agreed to provide a tiered equity contribution of approximately $2.64 billion for Stage 1 and the Corpus Christi Pipeline. The First Tier Equity Funding, approximately $1.499 billion, was contributed to CCH concurrently with the closing of the Term Loan Facility. The Second Tier Pro Rata Equity Funding will be contributed concurrently and pro rata with Senior Debt funding, including under the Term Loan Facility and these notes, starting on the date on which any further disbursements of our Senior Debt would result in a Senior Debt/Equity Ratio of greater than 75:25. Cheniere is required to provide Second Tier Pro Rata Equity Funding up to a maximum amount of approximately $1.137 billion for the construction of Stage 1 and the Corpus Christi Pipeline. We estimate that in order for us to continue to fund the CCL Project on our current timeline, Cheniere will have to make Second Tier Pro Rata Equity Funding payments commencing on March 31, 2017 and thereafter concurrently with borrowings under our Term Loan Facility until we have fully funded the Second Tier Pro Rata Equity Funding amount.

We are dependent on Cheniere to provide this equity funding. If Cheniere is unable to or does not provide this equity funding when requested, we will not be able to draw on the remaining commitments under the Term Loan Facility, and, under certain circumstances, failure to timely provide this equity funding following a funding request will constitute an event of default under the Term Loan Facility and the indenture for the New Notes. The insufficiency of equity contributions to meet the equity-funded portion of our finance plan for the Stage 1 and the Corpus Christi Pipeline may cause a delay in development of our Trains and the Corpus Christi Pipeline and we may never be able to complete Stage 1 and the Corpus Christi Pipeline. Even if we are able to obtain alternative equity funding, the funding may be inadequate to cover any increases in costs and may not be sufficient to mitigate the impact of delays in completion of the applicable Train or the Corpus Christi Pipeline, which may cause a delay in the receipt of revenues projected therefrom or cause a loss of one or more customers in the event of significant delays. Any significant construction delay, whatever the cause, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Construction of Stage 2 will require significant financial resources and satisfaction of various other conditions. If we are unable to obtain sufficient financial resources to construct Stage 2 or satisfy the other conditions, including regulatory conditions, required to construct Stage 2, we may be unable to fully develop the CCL Project and may suffer adverse consequences under certain existing contractual arrangements.

It is our current business plan to construct Stage 2 of the CCL Project. On December 6, 2013, we entered into the EPC Contract (T3). Since we did not issue the full NTP under the EPC Contract (T3) by December 31, 2016, then either we or Bechtel may terminate the EPC Contract (T3). As of the date of this prospectus, neither we nor Bechtel has provided a notification to the other to terminate the EPC Contract (T3), but this could occur at any time hereafter. We are currently in negotiations with Bechtel concerning Stage 2. If we and Bechtel ultimately extend or amend the EPC Contract (T3) to develop Stage 2, the terms of the EPC Contract (T3), including the total contract price, may change from those currently in the contract. See “Description of Material Project Agreements—EPC Contract (T3).” We also have in place the EDP SPA, the term of which commences upon the date of first commercial delivery of LNG for Train Three, and provides for an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. See “Description of Material Project Agreements—EDP SPA.” We also have obtained necessary regulatory approval for the construction and operation of Stage 2. See “Business—Governmental Regulation.”

We need to meet significant additional conditions to construct Stage 2 as part of the CCL Project, including regulatory conditions. The construction of Stage 2 as part of the CCL Project will constitute an “Expansion” under the terms of our Common Terms Agreement and the indenture and would require us to meet certain conditions thereunder, including a final agreement with Bechtel to extend and revise the EPC Contract (T3) obtaining the consent of our senior lenders under the Common Terms Agreement and the demonstration of an Indenture Projected Fixed DSCR (as defined in the Description of Senior Notes) of at least 1.40:1.00 under our indenture. For more information on the applicable conditions, see “Description of Senior Notes—Expansions” and “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt.”

If we were to construct Stage 2, we estimate that total expected capital costs for Stage 2 would be between $2.0 billion and $4.0 billion, before financing costs, and between $3.0 billion and $5.0 billion after financing costs including, in each case, estimated owner’s costs and contingencies. Accordingly, we will require significant debt and equity financing to be able to commence construction of Stage 2, which will depend in part on our ability to enter into additional SPAs for the sale of LNG.

We can provide no assurances that we will be able to satisfy the applicable conditions under our Common Terms Agreement or the indenture with respect the construction of Stage 2. We may not be able to enter into additional SPAs or obtain debt and/or equity financing for the construction of Stage 2 on terms that result in positive economics to us, or at all. We also may not be able to obtain consent from the senior creditors under our Common Terms Agreement to proceed with the Stage 2 construction. Any of these events or an inability to meet other conditions applicable to the construction of Stage 2 would cause us not to be able to construct Stage 2 on a timely basis, or at all. Consequently, there is no assurance that we will ultimately construct Stage 2 and the holders of the New Notes should not rely on or expect that we will have any revenues from LNG produced by Stage 2 or current or future SPAs related to LNG from Stage 2. Additionally, if we do not construct Stage 2 in a timely basis or at all, counterparties under our existing contracts related to Stage 2 could seek remedies if available under those contracts or be entitled to termination costs or fees. Any modifications to our existing contracts as a result of our failure to construct Stage 2 on a timely basis or at all could result in costs to us. For example, under the EPC Contract (T3), since we did not issue the full NTP under the contract by December 31, 2016, then either party may terminate the EPC Contract (T3), and CCL will be required to reimburse Bechtel for costs reasonably incurred by Bechtel on account of such termination and pay a lump sum of $5,000,000. See “Description of Material Project Agreements—EPC Contract (T3)” and “Description of Material Project Agreements—EDP SPA.”

In lieu of, or in addition to, Stage 2 or any subsequent stages or expansion of the CCL Project, Cheniere or an affiliate of Cheniere may develop one or more Trains and related facilities adjacent to the CCL Project as part of a separate project that is not owned by us. In this case, we may transfer and/or amend previously-obtained permits and other authorizations or applications such that they may be used by that project. We also may enter into arrangements with such a separate project to share the use and capacity of each other’s land and facilities, including pooling of capacity of the Trains, sharing of common facilities, such as storage tanks and berths, and use of capacity of the pipeline facilities, to the extent permitted under the Finance Documents. These sharing arrangements would be subject to quiet enjoyment rights both for the Project Entities and the owner of the other Train(s). In order to undertake these facility sharing arrangements, we would need to satisfy certain conditions under our indenture that are described under “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

The actual construction costs of the CCH Terminal Facility and the Corpus Christi Pipeline may be significantly higher than our current estimates as a result of many factors, including change orders under existing or future engineering, procurement and construction contracts resulting from the occurrence of certain specified events that may give Bechtel the right to cause us to enter into change orders or resulting from changes with which we otherwise agree. We have already experienced increased costs due to change orders under the EPC Contract (T1/T2) (see “Description of Material Project Agreements—EPC Contract (T1/T2)—Contract Price”). Although employees of Cheniere have experience building LNG facilities in other locations, Cheniere itself did not have any prior experience in constructing liquefaction facilities other than the ongoing experience obtained in connection with the construction of Trains at Cheniere’s natural gas liquefaction facility at Sabine Pass (the “Sabine Pass Liquefaction Project”). Other than Trains 1 and 2 of the Sabine Pass Liquefaction Project, no liquefaction facilities have been constructed and placed in service in the United States in over 40 years. As construction progresses, we may decide or be forced to submit change orders to our contractor that could result in longer construction periods, higher construction costs or both, including change orders to comply with existing or future environmental or other regulation.

Delays in the construction of the CCH Terminal Facility and the Corpus Christi Pipeline beyond the estimated development periods, as well as change orders to the engineering, procurement and construction contracts with Bechtel, engineering, procurement and construction contracts for the Corpus Christi Pipeline or any future engineering, procurement and construction contract related to additional Trains, could increase the cost of completion beyond the amounts that we estimate, which could require us to obtain additional sources of financing to fund our operations until the CCL Project is fully constructed (which could cause further delays). Our ability to obtain financing that may be needed to provide additional funding to cover increased costs will depend, in part, on factors beyond our control. Accordingly, we may not be able to obtain financing on terms that are acceptable to us, or at all. Even if we are able to obtain financing, we may have to accept terms that are disadvantageous to us or that may have a material adverse effect on our current or future business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Delays in the completion of one or more Trains or the Corpus Christi Pipeline could lead to reduced revenues or termination of one or more of the SPAs by our counterparties.

Any delay in completion of a Train or the Corpus Christi Pipeline could cause a delay in the receipt of revenues projected from the CCL Project, or cause a loss of one or more customers in the event of significant delays. In particular, each of our SPAs provides that the counterparty may terminate that SPA if the relevant Train does not timely commence commercial operations. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

We are dependent on Bechtel and other contractors for the successful completion of the CCL Project.

Timely and cost-effective completion of the CCL Project in compliance with agreed specifications is central to our business strategy and is highly dependent on the performance of Bechtel and our other contractors under their agreements. The ability of Bechtel and our other contractors to perform successfully under their agreements is dependent on a number of factors, including their ability to:

•	design and engineer each Train to operate in accordance with specifications;

•	engage and retain third-party subcontractors and procure equipment and supplies;

•	respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control;

•	attract, develop and retain skilled personnel, including engineers;

•	post required construction bonds and comply with the terms thereof;

•	manage the construction process generally, including coordinating with other contractors and regulatory agencies; and

•	maintain their own financial condition, including adequate working capital.

Although some agreements may provide for liquidated damages, if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operation of the CCL Project, and any liquidated damages that we receive may not be sufficient to cover the damages that we suffer as a result of any such delay or impairment. The obligations of Bechtel and our other contractors to pay liquidated damages under their agreements are subject to caps on liability, as set forth therein (see “Description of Material Project Agreements—EPC Contract (T1/T2)—Limitation on Bechtel’s Liability”, “—EPC Contract (T3)—Limitation on Bechtel’s Liability”, “—Pipeline Construction Agreement—Associated Pipe Line Aggregate Liability”, “—Metering Station Construction Agreement—Ref-Chem Aggregate Liability” and “—Compressor Station Construction Agreement—Sunland Aggregate Liability”).

Furthermore, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the CCL Project or result in a contractor’s unwillingness to perform further work on the CCL Project. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement for any reason or terminates its agreement, we would be required to engage a substitute contractor. This would likely result in significant project delays and increased costs, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

We currently have no revenues or cash flows. Our ability to achieve profitability and generate positive operating cash flow in the future is subject to significant uncertainty.

We will continue to incur significant capital and operating expenditures while we develop and construct the CCL Project. We currently project that we will not generate cash flow from operations until the first quarter of 2019, when Train One is expected to achieve substantial completion. Any delays beyond the expected development periods for Train One and Train Two would prolong, and could increase the level of, our operating losses and negative operating cash flows. Our future liquidity may also be affected by the timing of construction financing availability in relation to the incurrence of construction costs and other outflows and by the timing of receipt of cash flow under SPAs in relation to the incurrence of project and operating expenses. Moreover, many factors (including factors beyond our control) could result in a disparity between liquidity sources and cash needs, including factors such as construction delays and breaches of agreements. Our ability to generate any significant positive operating cash flows and achieve profitability in the future is dependent on our ability to successfully and timely complete the applicable Train.

We are relying on third-party engineers to estimate the future capacity ratings and performance capabilities of the CCL Project, and these estimates may prove to be inaccurate.

We are relying on third parties, principally Bechtel, for the design and engineering services underlying our estimates of the future capacity ratings and performance capabilities of the CCL Project. If any Train, when actually constructed, fails to have the capacity ratings and performance capabilities that we intend, the estimates set forth in this prospectus may not be accurate. Failure of any of our Trains to achieve our intended capacity ratings and performance capabilities could prevent us from achieving the commercial start dates under our SPAs and could have a material adverse effect on our business, contracts, operating results, financial condition, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

If third-party pipelines and other facilities interconnected to our pipelines and facilities are or become unavailable to transport natural gas, this could have a material adverse effect on our business, financial condition, operating results, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

We will depend upon third-party pipelines and other facilities that will provide gas delivery options to the CCL Project. If the construction of new or modified pipeline connections is not completed on schedule or any pipeline connection were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to meet our SPA obligations and continue shipping natural gas from producing regions or to end markets could be restricted, thereby reducing our revenues which could have a material adverse effect on our business, financial condition, operating results, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the export of LNG or the design, construction and operation of the CCL Project, including with respect to any expansions thereof, could impede construction and operations and could have a material adverse effect on us.

The design, construction and operation of interstate natural gas pipelines and liquefaction facilities constituting the CCL Project, and the export of LNG and the transportation of natural gas are all highly regulated activities. The FERC’s approval under Section 7 of the NGA, as well as several other material governmental and regulatory approvals and permits, including several under the Clean Air Act (the “CAA”) and the Clean Water Act (the “CWA”) from the U.S. Army Corps of Engineers (“USACE”) and state environmental agencies, are required in order to export LNG, and to construct and operate an LNG facility and an interstate natural gas pipeline. We have no control over the outcome of the review and approval processes. Certain of these governmental permits, approvals and authorizations are or may be subject to rehearing requests, appeals and other challenges. See “Business—Governmental Regulation.”

Authorizations obtained from the FERC, DOE and other federal and state regulatory agencies also contain ongoing conditions, and additional approval and permit requirements may be imposed. We do not know whether or when any such approvals or permits can be obtained, or whether any existing or potential interventions or other actions by third parties will interfere with our ability to obtain and maintain such permits or approvals. If we are unable to obtain and maintain the necessary approvals and permits, we may not be able to recover our investment in the CCL Project. There is no assurance that we will obtain and maintain these governmental permits, approvals and authorizations, or that we will be able to obtain them on a timely basis, and failure to obtain and maintain any of these permits, approvals or authorizations could have a material adverse effect on our business, financial condition, operating results, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

The Corpus Christi Pipeline and its FERC gas tariff is subject to FERC regulation.

The Corpus Christi Pipeline is subject to regulation by the FERC under the NGA and under the Natural Gas Policy Act of 1978 (the “NGPA”). The FERC regulates the transportation of natural gas in interstate commerce, including the construction and operation of pipelines, the rates, terms and conditions of service and abandonment of facilities. Under the NGA, the rates charged by the Corpus Christi Pipeline must be just and reasonable, and we are prohibited from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service. If we fail to comply with all applicable statutes, rules, regulations and orders, the Corpus Christi Pipeline could be subject to substantial penalties and fines.

Our FERC gas tariff (the “Tariff”), including our pro forma transportation agreements, must be filed and approved by the FERC. Before we enter into a transportation agreement with a shipper that contains non-conforming terms from our filed Tariff, we must seek FERC approval. The FERC may approve the non-conforming terms in the transportation agreement; however, in that case, the non-conforming terms must be made available to our other similarly-situated customers. If we fail to seek FERC approval of a transportation agreement with non-conforming terms, or if the FERC audits our contracts and finds deviations that appear to be unduly discriminatory, the FERC could conduct a formal enforcement investigation, resulting in serious penalties and/or onerous ongoing compliance obligations.

Should we fail to comply with all applicable FERC-administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005 (the “EPAct”), the FERC has civil penalty authority under the NGA and the NGPA to impose penalties for current violations of up to $1.0 million per day for each violation.

Pipeline safety integrity programs and repairs may impose significant costs and liabilities on us.

The Pipeline and Hazardous Materials Safety Administration (“PHMSA”) requires pipeline operators to develop integrity management programs to comprehensively evaluate certain areas along their pipelines and to take additional measures to protect pipeline segments located in “high consequence areas” where a leak or rupture could potentially do the most harm. As an operator, we are required to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a “high consequence area;”

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventative and mitigating actions.

We are required to maintain pipeline integrity testing programs that are intended to assess pipeline integrity. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures. Should we fail to comply with applicable statutes and the Office of Pipeline Safety’s rules and related regulations and orders, we could be subject to significant penalties and fines.

Hurricanes or other disasters could result in an interruption of our operations, a delay in the completion of the CCL Project, higher construction costs, and the deferral of the dates on which payments are due to us under the SPAs, all of which could adversely affect us.

In August and September of 2005, Hurricanes Katrina and Rita, respectively, damaged coastal and inland areas located in Texas, Louisiana, Mississippi and Alabama. In September 2008, Hurricane Ike struck the Texas and Louisiana coast. Hurricane events such as these can cause damage to facilities and delay construction. For instance, these storms resulted in suspension of construction and minor damage to the Sabine Pass LNG terminal that is also operated by Cheniere LNG O&M Services, LLC.

Future storms and related storm activity and collateral effects, or other disasters such as explosions, fires, floods or accidents, could result in damage to, or interruption of operations at, the CCH Terminal Facility, the Corpus Christi Pipeline or related infrastructure, as well as delays or cost increases in the construction and the development of the CCL Project and following the completion of any Train, interruption of operations of such Train. Changes in the global climate may have significant physical effects, such as increased frequency and severity of storms, floods, and rising sea levels; if any such effects were to occur, they could have an adverse effect on our coastal operations.

Risks Relating to Development and Operation of our Business

We may not be successful in fully implementing our proposed business strategy to provide liquefaction capabilities at the CCL Project.

It will take several years to construct the CCL Project, and we do not expect Train One to achieve substantial completion until the first quarter of 2019, and even if successfully constructed, the CCL Project would be subject to the operating risks described herein. Accordingly, there are many risks associated with the CCL Project, and if we are not successful in implementing our business strategy, we may not be able to generate cash flows, which could have a material adverse impact on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

We may not construct or operate all of our proposed LNG facilities or Trains or any additional LNG facilities or Trains beyond those currently planned, which could limit our growth prospects.

We may not construct some of our proposed LNG facilities or Trains, whether due to lack of commercial interest or inability to obtain financing or otherwise. Our ability to develop additional liquefaction facilities will also depend on the availability and pricing of LNG and natural gas in North America and other places around the world. Competitors may have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources and access to sources of natural gas and LNG than we do. In addition, we need to meet significant additional conditions to construct additional Trains as part of the CCL Project. The construction of additional Trains as part of the CCL Project will constitute an “Expansion” under the terms of our Common Terms Agreement and the indenture, and would require us to meet certain conditions thereunder, including obtaining the consent of our senior lenders under the Common Terms Agreement, and the demonstration of an Indenture Projected Fixed DSCR (as defined in the Description of Senior Notes) of at least 1.40:1.00 under our indenture. If we are unable or unwilling to construct and operate additional LNG facilities, our prospects for growth will be limited.

Our cost estimates for Trains are subject to change as a result of cost overruns, change orders under existing or future construction contracts, changes in commodity prices (particularly nickel and steel), escalating labor costs and the potential need for additional funds to be expended to maintain construction schedules. In addition, we would incur significant capital costs in connection with the construction of any additional Trains. In the event we experience cost overruns, increased capital costs and/or delays, the amount of funding needed to complete a Train could exceed our available funds and result in our failure to complete such Train and thereby negatively impact our business and limit our growth prospects and our ability to make payments of interest, premium, if any, or principal on the New Notes.

We may enter into certain arrangements to share the use and operations of our facilities with adjacent projects, which would require us to meet certain conditions under the indenture related to these notes. Despite the protection provided by the indenture, the nature of such sharing arrangements is not currently known and may limit our operational flexibility, use of land and/or facilities and the ability of the Security Trustee to take certain enforcement actions against the Collateral.

Cheniere has formed two entities, which are not owned or controlled by CCH, to develop two Trains and one storage tank adjacent to the CCL Project, along with a second natural gas pipeline. If these entities ultimately construct these Trains and facilities or any additional Trains or facilities, they would not be part of the CCL Project but the Project Entities may nevertheless enter into sharing arrangements with the entities owning those Trains and related facilities that would involve sharing the use and capacity of each other’s land and facilities, including pooling of capacity of Trains, sharing of common facilities, such as storage tanks and berths, and use of capacity of the pipeline facilities, to the extent permitted under the Finance Documents. The Project Entities also may transfer and/or amend previously-obtained permits and other authorizations or applications such that they may be used by those entities. As future arrangements that would only be fully determined if the circumstances arise, there is uncertainty as to the full scope and impact of these sharing arrangements. The indenture will require us to meet certain conditions in respect of such sharing arrangements. See “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.” These sharing arrangements would be subject to quiet enjoyment rights both for the Project Entities and the owner of the other Train(s). The nature of these sharing arrangements could limit the ability of the Security Trustee to take certain enforcement action against the Collateral in respect of which quiet enjoyment rights have been granted to a third party.

Our ability to generate cash is substantially dependent upon the performance by customers under long-term contracts that we have entered into, and we could be materially and adversely affected if any customer fails to perform its contractual obligations for any reason.

Our future results and liquidity are substantially dependent on the performance, upon satisfaction of the conditions precedent to payment thereunder, by Endesa, Iberdrola, Gas Natural Fenosa, Woodside, Pertamina, EDF and EDP, each of which has entered into an SPA (and, in the case of Endesa, two SPAs) with us and agreed to pay us approximately $410.6 million, $138.9 million, $273.8 million, $154.4 million, $138.9 million (increasing to $277.8 million in the contract year in which Train Two becomes commercially operable), $140.0 million and $140.0 million in fixed fees annually, respectively. We are dependent on each customer’s continued willingness and ability to perform its obligations under its SPA. We are exposed to the credit risk of any guarantor of these customers’ obligations under their respective SPAs in the event that we must seek recourse under a guaranty. If any customer fails to perform its obligations under its SPA, our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes could be materially and adversely affected, even if we were ultimately successful in seeking damages from that customer or its guarantor for a breach of the SPA.

Your ability to evaluate our prospects will be limited because we are a development stage company without any operating history.

Our lack of operating history may limit your ability to evaluate our prospects because of:

•	our limited historical financial data;

•	our unproven potential to generate profits; and

•	our limited experience in addressing issues that may affect our ability to manage the construction, operation or maintenance of a liquefaction facility.

We may not be able to purchase or receive physical delivery of sufficient natural gas to satisfy our delivery obligations under the SPAs, which could have a material adverse effect on us.

Under the SPAs with our customers, we are required to make available to them a specified amount of LNG at specified times. However, we may not be able to purchase or receive physical delivery of sufficient quantities of natural gas to satisfy those obligations, which may provide affected SPA customers with the right to terminate their SPAs. Our failure to purchase or receive physical delivery of sufficient quantities of natural gas could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in personal harm or injury, penalties for non-compliance with relevant regulatory requirements or litigation, and a failure that results in a significant health and safety incident is likely to be costly in terms of potential liabilities. Such a failure could generate public concern and have a corresponding impact on our reputation and our relationships with relevant regulatory agencies and local communities, which in turn could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

We are entirely dependent on Cheniere, including employees of Cheniere and its subsidiaries, for key personnel, and the unavailability to Cheniere of skilled workers or failure by Cheniere to attract and retain qualified personnel, or increased labor costs could have a material adverse effect on our business.

As of February 28, 2017 Cheniere and its subsidiaries had 914 full-time employees, including approximately 100 employees who directly supported the CCL Project. We have contracted with subsidiaries of Cheniere to provide the personnel necessary for the construction, operation, maintenance and management of the CCL Project. The same Cheniere subsidiaries also provide personnel necessary for the construction, operation, maintenance and management for the Sabine Pass Liquefaction Project. We depend on Cheniere’s subsidiaries hiring and retaining personnel sufficient to provide support for the CCL Project. Cheniere competes with other liquefaction projects in the United States and globally, other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate liquefaction facilities and pipelines and to provide our customers with the highest quality service. We also compete with any other project Cheniere is developing, including the Sabine Pass Liquefaction Project, for the time and expertise of Cheniere’s personnel. Further, we and Cheniere face competition for highly skilled employees in the immediate vicinity of the CCL Project, more generally from the Gulf Coast hydrocarbon processing and construction industries, and from other LNG liquefaction projects.

Our executive officers are officers and employees of Cheniere and its affiliates. We do not maintain key person life insurance policies on any personnel, and we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could have a material adverse effect on our business.

A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult to attract and retain qualified personnel and could require an increase in the wage and benefits packages that are offered, thereby increasing our operating costs. Any increase in our operating costs could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

We have numerous contractual and commercial relationships, and conflicts of interest, with Cheniere and its affiliates.

We have agreements to compensate and to reimburse expenses of affiliates of Cheniere, including our CCL O&M Agreement, CCP O&M Agreement, the CCL Management Services Agreement, the CCP Management Services Agreement and the Gas and Power Supply Services Agreement. See “Certain Relationships and Related Party Transactions.” These agreements involve conflicts of interest between us, on the one hand, and Cheniere and its other affiliates, on the other hand.

CCL has entered into two fixed-price 20-year SPAs with CMI UK. Under the CMI Foundation SPA, at CMI UK’s option, which has not been exercised yet, the term of the CMI Foundation SPA commences upon the date of first commercial delivery for Train Two and includes an annual contract quantity of 40,000,000 MMBtu of LNG. The second SPA, the CMI Base SPA, allows CMI UK to purchase, at its option, (i) up to a cumulative total of 150,000,000 MMBtu of LNG within the commissioning periods for Train One, Train Two, and Train Three, (ii) any LNG produced from the end of the commissioning period for Train One until the date of first commercial delivery of LNG from Train One, and (iii) any excess LNG produced by the CCH Terminal Facility that is not committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA, as determined by us in each contract year.

In addition, Cheniere is currently developing the Sabine Pass Liquefaction Project in Cameron Parish, Louisiana, adjacent to the existing regasification facilities owned and operated by Sabine Pass LNG, L.P. and is developing additional Trains and related facilities and a second natural gas pipeline at a site adjacent to the CCL Project. Cheniere may enter into commercial arrangements with respect to these projects that might otherwise have been entered into with respect to Train Three or another expansion of the CCL Project and may require that we transfer and/or amend permits and other authorizations we have received to enable them to be used by such projects.

We have or will have numerous contracts and commercial arrangements with Cheniere and its affiliates, including future SPAs, transportation, interconnection, marketing and gas balancing arrangements with one or more Cheniere-affiliated entities as well as other agreements and arrangements. We anticipate that we will enter into other such agreements in the future, which cannot now be anticipated. In those circumstances where additional contracts with Cheniere and its affiliates will be necessary or desirable, additional conflicts of interest will be involved.

We are dependent on Cheniere and its affiliates to provide services to us. If Cheniere or its affiliates are unable or unwilling to perform according to the negotiated terms and timetable of their respective agreements or terminate their agreements for any reason, we would be required to engage a substitute service provider. This could result in a significant interference with operations and increased costs.

The interests of Cheniere could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Cheniere, as an equity holder, might conflict with your interests as a noteholder.

Each customer’s SPA is subject to termination under certain circumstances.

Each of the SPAs contain various termination rights allowing our customers to terminate their SPAs under the circumstances described under “Description of Material Project Agreements—LNG Sale and Purchase Agreements,” including, without limitation: (1) upon the occurrence of certain events of force majeure; (2) if we fail to make available specified scheduled cargo quantities; and (3) delays in the commencement of commercial operations. We may not be able to replace these SPAs on favorable terms, or at all, if they are terminated.

We face competition based upon the international market price for LNG.

The CCL Project is and will be subject to the risk of LNG price competition at times when we need to replace any existing SPA, whether due to natural expiration, default or otherwise, or enter into new SPAs, including with respect to Train Three. Factors relating to competition may prevent us from entering into a new or replacement SPA on economically comparable terms as existing SPAs, or at all. Such an event could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes. The CCL Project may also be subject to the risk of LNG price competition to the extent that CMI UK does not elect to commence the CMI Foundation SPA, and/or to the extent that CMI UK experiences LNG price competition for any LNG it sells on to other parties, which may influence its interest and ability to exercise its option to acquire LNG from us under the CMI Base SPA. Factors which may negatively affect potential demand for LNG from the CCL Project are diverse and include, among others:

•	increases in worldwide LNG production capacity and availability of LNG for market supply;

•	increases in demand for LNG but at levels below those required to maintain current price equilibrium with respect to supply;

•	increases in the cost to supply natural gas feedstock to the CCL Project;

•	decreases in the cost of competing sources of natural gas or alternate fuels such as coal, heavy fuel oil and diesel;

•	decreases in the price of non-U.S. LNG, including decreases in price as a result of contracts indexed to lower oil prices;

•	increases in capacity and utilization of nuclear power and related facilities; and

•	displacement of LNG by pipeline natural gas or alternate fuels in locations where access to these energy sources is not currently available.

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect our LNG business and the performance of our customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity and prospects and our ability to make payments of interest on, premium, if any, and principal of the New Notes.

Our LNG business and the development of domestic LNG facilities and projects generally is based on assumptions about the future availability and price of natural gas and LNG, and the prospects for international natural gas and LNG markets. Natural gas and LNG prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	competitive liquefaction capacity in North America;

•	insufficient or oversupply of natural gas liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	weather conditions;

•	reduced demand and lower prices for natural gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•	decreased oil and natural gas exploration activities, which may decrease the production of natural gas;

•	cost improvements that allow competitors to provide natural gas liquefaction capabilities at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy, which may reduce the demand for natural gas;

•	changes in regulatory, tax or other governmental policies regarding imported or exported LNG, natural gas or alternative energy sources, which may reduce the demand for imported or exported LNG and/or natural gas;

•	political conditions in natural gas producing regions;

•	adverse relative demand for LNG compared to other markets, which may decrease LNG exports from North America; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the price of LNG and/or natural gas, which could materially and adversely affect the performance of our SPA customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Failure of LNG exported from the United States, including from the CCL Project to be a competitive source of energy for international markets could adversely affect our customers and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Operations at the CCL Project will be dependent upon the ability of our customers to deliver LNG supplies from the United States, including the CCL Project, which is primarily dependent upon LNG being a competitive source of energy internationally. The success of our business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be supplied from North America and delivered to international markets at a lower cost than the cost of alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas may be discovered outside the United States, which could increase the available supply of natural gas outside the United States and could result in natural gas in those markets being available at a lower cost than LNG exported to those markets.

Political instability in foreign countries that import natural gas, or strained relations between such countries and the United States, may also impede the willingness or ability of LNG suppliers and merchants in such countries to import LNG from the United States. Furthermore, some foreign suppliers of LNG may have economic or other reasons to obtain their LNG from non-U.S. markets or from competitors’ liquefaction facilities in the United States.

In addition to natural gas, LNG also competes with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy. LNG from the CCL Project also competes with other sources of LNG, including LNG that is priced to indices other than Henry Hub. Some of these sources of energy may be available at a lower cost than LNG from the CCL Project in certain markets. The cost of LNG supplies from the United States, including the CCL Project, may also be impacted by an increase in natural gas prices in the United States.

As a result of these and other factors, LNG, may not be a competitive source of energy internationally. The failure of LNG to be a competitive supply alternative to local natural gas, oil and other alternative energy sources in markets accessible to our customers could adversely affect the ability of our customers to deliver LNG from the United States or from the CCL Project on a commercial basis. Any significant impediment to the ability to deliver LNG from the United States generally, or from the CCL Project specifically, could have a material adverse effect on our customers and on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and our ability to make payments of interest on, premium, if any, and principal of the New Notes.

The swaps regulatory and other provisions of the Dodd-Frank Act and the rules adopted thereunder and other regulations could adversely affect our ability to hedge risks associated with our business and our operating results and cash flows.

The provisions of Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules adopted and to be adopted thereunder by the Commodity Futures Trading Commission (“CFTC”), the SEC and other federal regulators establishing federal regulations of the over-the-counter (“OTC”) derivatives market and entities like us that participate in that market may adversely affect our ability to manage certain of our risks on a cost effective basis. Such laws and regulations may also adversely affect our ability to execute our strategies with respect to hedging our exposure to variability in expected future cash flows attributable to the future sale of our LNG inventory and to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminals and to secure natural gas feedstock for our liquefaction facilities.

The CFTC has proposed position limits rules that would modify and expand the applicability of position limits on the amounts of certain speculative futures and options contracts, as well as economically equivalent swaps for or linked to certain physical commodities, including Henry Hub natural gas, that market participants may hold, subject to limited exemptions for certain bona fide hedging positions and other types of transactions. The CFTC also has adopted final rules regarding aggregation of positions, under which a party that controls the trading for the account of, or owns 10% or more of the equity interests in, another party will have to aggregate the positions in all such controlled accounts and of all such controlled or owned parties with their own positions for purposes of determining compliance with position limits rules unless an exemption applies. The CFTC’s aggregation rules are now in effect. Upon the adoption and effectiveness of final CFTC position limits rules, and the effectiveness of the final aggregation rules, our ability to execute our hedging strategies described above could be limited. It is uncertain at this time whether, when and in what form the CFTC’s proposed new position limits rules may become final and effective.

Under the Dodd-Frank Act and the rules adopted thereunder, we may be required to clear through a derivatives clearing organization any swaps into which we enter that fall within a class of swaps designated by the CFTC for mandatory clearing and we could have to execute trades in certain of these swaps on regulated trading platforms or exchanges. The CFTC has designated four classes of interest rate swaps (denominated in numerous currencies) and two classes of index credit default swaps for mandatory clearing, but has not yet proposed rules designating any physical commodity swaps, for mandatory clearing or mandatory exchange trading. Although we expect to qualify for the end-user exception from the mandatory clearing and trade execution requirements for our swaps entered into to hedge our commercial risks, if we fail to qualify for that exception and we are required to clear that swap through a derivatives clearing organization, we could be required to post margin with respect to such swap. As a result, our cost of entering into and maintaining such swap could increase and we would not enjoy the same flexibility with the cleared swaps that we enjoy with the uncleared OTC swaps we enter into. Moreover, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the market cost and general availability in the market of swaps of the type we enter into to hedge our commercial risks and, thus, the cost and availability of the swaps that we use for hedging.

As required by the Dodd-Frank Act, the CFTC and federal banking regulators have adopted rules to require certain market participants to collect and post initial and variation margin with respect to uncleared swaps from their counterparties that are financial end users and registered swap dealers and major swap participants. The requirements of those rules as to the collection of variation marging are currently effective and are currently being phased in with regard to initial margin. Although we believe we will not be required to post margin with respect to any uncleared swaps we enter into in the future, were we to have to post margin on our uncleared swaps in the future, our cost of entering into and maintaining swaps would be increased. Our counterparties that are subject to the regulations imposing the Basel III capital requirements may pass onto us the increased cost to them of entering into swaps or, could contractually require us to post collateral with them in connection with such swaps in order to offset their increased capital costs or to reduce their capital costs to maintain those swaps on their balance sheets.

The Dodd-Frank Act also imposes other regulatory requirements on swaps market participants, including end users of swaps, such as regulations relating to swap documentation, reporting and recordkeeping, and certain business conduct rules applicable to swap dealers and major swap participants. Together with the Basel III capital requirements on certain swaps market participants, the regulatory requirements of the Dodd-Frank Act and the rules thereunder relating to swaps and derivatives market participants could significantly increase the cost of derivative contracts (including through requirements to post margin or collateral), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against certain risks that we encounter and reduce our ability to monetize or restructure our existing derivative contracts and to execute our hedging strategies. If, as a result of the swaps regulatory regime discussed above, we were to reduce our use of swaps to hedge our risks, such as commodity price risks that we encounter in our operations, our operating results and cash flows may become more volatile and could be otherwise adversely affected.

The Federal Reserve Board also has proposed rules that would limit certain physical commodity activities of financial holding companies. Such rules, if adopted, may adversely affect our ability to execute our strategies by restricting our available counterparties for certain types of transactions, limiting our ability to obtain certain services, and reducing liquidity in physical and financial markets. It is uncertain at this time whether, when and in what form the Federal Reserve’s proposed rules regarding financial holding companies may become final and effective.

We expect that our hedging activities will remain subject to significant and developing regulations and regulatory oversight. However, the full impact of the various U.S. (and non-U.S.) regulatory developments in connection with these activities will not be known with certainty until such derivatives market regulations are fully implemented and related market practices and structures are fully developed.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.

The construction and operation of the CCL Project is and will be subject to the inherent risks associated with these types of operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

After our CCL Project is placed in service, its operations will involve significant risks.

If we are successful in completing our proposed liquefaction facilities, we will still face risks associated with operating the facilities. These risks will include, but will not be limited to, the following:

•	the facilities performing below expected levels of efficiency;

•	breakdown or failures of equipment;

•	operational errors by vessel or tug operators;

•	operational errors by us or any contracted facility operator;

•	labor disputes; and

•	weather-related interruptions of operations.

We may not be able to secure firm pipeline transportation capacity on economic terms that is sufficient to meet our feed gas transportation requirements which could have a material adverse effect on us.

We believe that there is sufficient capacity on the Corpus Christi Pipeline to accommodate all of our natural gas feedstock transportation requirements for Train One through Train Three. We have also entered into transportation precedent agreements with several third-party pipeline companies partially securing firm pipeline transportation capacity for the CCL Project on interstate and intrastate pipelines which will connect to the Corpus Christi Pipeline for the production contemplated for Train One and Train Two. However, we cannot control the regulatory and permitting approvals or third parties’ construction times, either with respect to capacity that has been secured or capacity that will be secured. If and when we need to replace one or more of our agreements with these interconnecting pipelines or enter into additional agreements, we may not be able to do so on commercially reasonable terms or at all, which would impair our ability to fulfill our obligations under certain of our SPAs and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes. Additionally, the capacity on the Corpus Christi Pipeline and the interconnecting pipelines may not be sufficient to accommodate any additional Trains. Development of any additional Trains will require us to secure additional pipeline transportation capacity but we may not be able to do so on commercially reasonable terms or at all.

Various economic and political factors could negatively affect the development, construction and operation of the CCL Project which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Commercial development of liquefaction facilities takes a number of years, requires a substantial capital investment and may be delayed by factors such as:

•	increased construction costs;

•	economic downturns, increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

•	decreases in the price of LNG, which might decrease the expected returns relating to investments in LNG projects;

•	the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities;

•	political unrest or local community resistance to the siting of LNG facilities due to safety, environmental or security concerns; and

•	any significant explosion, spill or similar incident involving a LNG facility or LNG vessel.

There may be shortages of LNG vessels worldwide, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

The construction and delivery of LNG vessels require significant capital and long construction lead times, and the availability of the vessels could be delayed to the detriment of our business and our customers because of:

•	an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•	political or economic disturbances in the countries where the vessels are being constructed;

•	changes in governmental regulations or maritime self-regulatory organizations;

•	work stoppages or other labor disturbances at the shipyards;

•	bankruptcy or other financial crisis of shipbuilders;

•	quality or engineering problems;

•	weather interference or a catastrophic event, such as a major earthquake, tsunami or fire; and

•	shortages of or delays in the receipt of necessary construction materials.

Terrorist attacks, including cyberterrorism, or military campaigns may adversely impact our business.

A terrorist, including a cyberterrorist, or military incident involving an LNG facility, our infrastructure, or an LNG vessel may result in delays in, or cancellation of, construction of new LNG facilities, including one or more of the Trains, which would increase our costs and decrease our cash flows. A terrorist incident may also result in temporary or permanent closure of existing LNG facilities, including the CCL Project, which could increase our costs and decrease our cash flows, depending on the duration and timing of the closure. Our operations could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost to us. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect our business and our customers, including their ability to satisfy their obligations to us under our commercial agreements. Instability in the financial markets as a result of terrorism, including cyberterrorism, or war could also materially adversely affect our ability to raise capital. The continuation of these developments may subject our construction and our operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Existing and future environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that regulate and restrict, among other things, discharges to air, land and water, with particular respect to the protection of the environment and natural resources; the handling, use, storage and disposal of hazardous materials, hazardous waste, and petroleum products; and investigation and remediation associated with the release of hazardous substances. Many of these laws and regulations, such as the CAA, the Oil Pollution Act, the CWA and the Resource Conservation and Recovery Act (the “RCRA”), and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of the CCL Project, and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and submit regulatory findings and reports related to our compliance. Violation of these laws and regulations could lead to substantial liabilities, fines and penalties and/or to capital expenditures related to pollution control equipment that could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Federal and state laws can impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of our facilities, we could be liable for the costs of cleaning up hazardous substances released into the environment at or from our facilities and for resulting damage to natural resources.

Federal and state regulatory authorities have been pursuing a number of regulatory and policy initiatives to reduce greenhouse gas (“GHG”) emissions in the United States from a variety of sources. For example, in October 2015, the U.S. Environmental Protection Agency (the “EPA”) promulgated a final rule to implement the Obama Administration’s Clean Power Plan, which is designed to reduce GHG emissions from power plants in the United States. In February 2016, the U.S. Supreme Court stayed the final rule, effectively suspending the duty to comply with the rule until certain legal challenges are resolved. Other federal and state initiatives are being considered or may be considered in the future to address GHG emissions through, for example, United States treaty commitments, direct regulation, a carbon emissions tax, or cap-and-trade programs. Such initiatives could affect the demand for or cost of natural gas, which we consume at our terminals, or could increase compliance costs for our operations. The future of the Clean Power Plan and other GHG-related initiatives of the federal government may change under the Trump Administration and could lead to changes in state and local regulatory initiatives.

Other future legislation and regulations, such as those relating to the transportation and security of LNG exported from the CCH Terminal Facility, could cause additional expenditures, restrictions and delays in our business and to our proposed construction, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Our lack of diversification could have an adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Due to our lack of asset and geographic diversification, an adverse development at the CCH Terminal Facility, the Corpus Christi Pipeline, or in the LNG industry would have a significantly greater impact on our financial condition and operating results than if we maintained more diverse assets and operating areas.

Our use of hedging arrangements may adversely affect our future operating results or liquidity.

To reduce our exposure to fluctuations in the price, volume and timing risk associated with the purchase of natural gas, we will use futures, swaps and option contracts traded or cleared on the Intercontinental Exchange and the New York Mercantile Exchange (“NYMEX”), or over-the-counter options and swaps with other natural gas merchants and financial institutions. Hedging arrangements would expose us to risk of financial loss in some circumstances, including when:

•	expected supply is less than the amount hedged;

•	the counterparty to the hedging contract defaults on its contractual obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

The use of derivatives also may require the posting of cash collateral with counterparties, which can impact working capital when commodity prices change.

Risks Relating to the Exchange Offer and the New Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please read “The Exchange Offer—Procedures for Tendering Old Notes” and “Description of Senior Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. For further information regarding the consequences of not tendering your Old Notes in the exchange offer, please read “The Exchange Offer—Consequences of Not Exchanging Your Old Notes.”

We will still be able to incur substantially more indebtedness in the future. This could further exacerbate the risks associated with our substantial leverage.

Subject to the covenants described under the headings “Description of Senior Notes—Covenants Applicable to the Notes—Limitation on Indebtedness” and, as applicable, “Description of Senior Notes—Covenants

Applicable to the Notes—Changes in Covenants When Notes Rated Investment Grade,” the indenture governing the New Notes will not prohibit us from incurring additional indebtedness, including additional senior or secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. As of December 31, 2016, we had approximately $5.1 billion of long-term debt outstanding, comprising approximately $2.4 billion of outstanding borrowings under our Term Loan Facility, $1.25 billion under the 2024 Notes and $1.5 billion under the 2025 Notes. As of December 31, 2016, we also had approximately $3.6 billion of available commitments under our Term Loan Facility. We had no other material indebtedness outstanding at December 31, 2016. Additionally, we may incur additional Senior Debt including Working Capital Debt, Expansion Senior Debt, Replacement Senior Debt (each as defined in the Description of Senior Notes) to replace any of our existing Senior Debt (see “Description of Senior Notes—Incurrence of Senior Debt.”) We anticipate incurring additional indebtedness in connection with the construction of any additional Trains we may construct. The incurrence of additional indebtedness and, in particular, the granting of a security interest in the collateral to secure the indebtedness could adversely affect our ability to pay our obligations on the New Notes.

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the New Notes.

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the New Notes;

•	limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes;

•	limiting our ability to replace the indebtedness under our Term Loan Facility with indebtedness with a longer maturity;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•	limiting our ability to compete with other companies that are not as highly leveraged;

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns;

•	limiting our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	making us more vulnerable than a less leveraged company to a downturn in our business or in the economy; and

•	resulting in a material adverse effect on our business, operating results and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Our ability to satisfy our obligations, including the New Notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. We currently project that we will not generate cash flow from operations until the first quarter of 2019, when Train One is expected to achieve substantial completion. If we cannot thereafter generate sufficient cash from operations to meet our other obligations, we may not be able to obtain sufficient funding to make the payments required by all of our debt, including the New Notes. This may require that we refinance our indebtedness, seek to modify the terms of our indebtedness or sell assets.

To service our indebtedness, we will require significant amounts of cash. Our ability to generate cash will depend on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the New Notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. Our business may not generate sufficient cash flow from operations, currently anticipated costs may increase or future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the New Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Notes, on or before maturity. For instance, the indebtedness under our Term Loan Facility will mature on the earlier of (i) the second anniversary of the Project Completion Date or (ii) May 13, 2022, which is the seventh anniversary of the closing date of the Term Loan Facility, May 13, 2015, unless we replace it with other indebtedness with a longer maturity. Our ability to replace our indebtedness with indebtedness with a longer maturity will depend on completion of Train One and Train Two and our future operating performance. If we cannot generate sufficient cash flow from operations we may not be able to obtain sufficient funds to make payments on or to refinance our indebtedness, including the New Notes. If any of the counterparties to our SPAs fails to perform its obligations under its respective SPA or if any of our SPAs are terminated, it could adversely affect our ability to make payments on or refinance the New Notes. We may not be able to refinance any of our indebtedness, including the New Notes, on commercially reasonable terms or at all.

We will have to seek additional financing to finance the construction of Train Three or any additional Trains.

As of December 31, 2016, we had applied over $1.7 billion of equity capital and approximately $4.8 billion of borrowings under the Term Loan Facility towards the development and construction of Train One and Train Two and the Corpus Christi Pipeline. We also have outstanding $1.25 billion of the 2024 Notes and $1.5 billion of the 2025 Notes, the net proceeds of which were used, at the time of their issuance, to prepay amounts outstanding under the Term Loan Facility. We expect to continue to make significant capital outlays for the foreseeable future to fund the remaining cost of the CCL Project and any additional Trains prior to the time that we begin to generate positive cash flow from operations and for the foreseeable future thereafter. We believe that the unfunded commitments under our Term Loan Facility and projected cash flows under our SPAs related to Train One and Train Two, together with the equity committed to us by Cheniere under the CEI Equity Contribution Agreement of approximately $1.137 billion, will be sufficient to meet our currently anticipated capital, operating and debt service requirements with respect to Train One and Train Two through the maturity date of the Term Loan Facility. We currently project that we will not generate cash flow from operations until the first quarter of 2019, when Train One is expected to achieve substantial completion, and such cash flow will be sufficient to meet our ongoing capital and operating requirements and to pay the interest on our outstanding debt for Train One and Train Two. If our cash flows from operations are less than projected, or if our future operating, capital and debt service requirements are higher than we currently estimate, we may require additional debt or equity financing in amounts that could be substantial.

The type, timing and terms of any future financing will depend on our cash requirements, our cash flows and prevailing conditions in the financial markets. Future financing may not be available to us at any given time or the terms thereof may not be favorable to us. Our current estimates of future operating results (which will depend upon numerous future factors and conditions, many of which are outside of our control) may not be accurate. They are merely estimates of future events and actual events will probably vary from current estimates, possibly materially. If we decide or are required to further expand our facility or to introduce new products or services, our funding needs will increase, possibly to a significant degree.

Because the costs of constructing, maintaining and operating the CCL Project, the costs of conducting our business, and the amounts of our future revenues, will all depend on a variety of factors (including our ability to meet our construction schedules, performance by our contract counterparties and potential regulatory changes), actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements. Accordingly, we may be required to raise substantial additional capital in the future and our current estimates may prove to be inaccurate.

The indenture governing the New Notes contains restrictions that limit our flexibility in operating our business.

The indenture governing the New Notes contains several significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	provide certain guarantees;

•	create liens on our assets;

•	engage in certain asset sales;

•	engage in mergers or acquisitions and to make equity investments;

•	make certain investments or loans;

•	enter into certain hedging arrangements; and

•	engage in certain transactions with our affiliates.

Under some circumstances, these restrictive covenants may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business. However, certain of these covenants are also subject to significant exceptions which provide flexibility to us but may provide greater risk to holders of the New Notes.

If we fail to comply with the restrictions in the indenture governing the New Notes, the Common Terms Agreement or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies.

We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.

We will be required to make an offer to repurchase notes: (i) upon the occurrence of a Change of Control as described in “Description of Senior Notes—Repurchase at the Option of Noteholders—Change of Control;” provided that after the Project Completion Date, a Change of Control shall not be deemed to have occurred if we receive rating reaffirmations from two rating agencies (or one rating agency, if only one rating agency currently rates either series of the New Notes) reaffirming the then-current rating of a series of New Notes as of the date of such Change of Control, (ii) if we fail to use, apply or invest certain proceeds from Asset Sales in accordance with the terms of the indenture, as described in “Description of Senior Notes—Repurchase at the Option of Noteholders—Asset Sales,” (iii) if we fail to apply or invest certain proceeds we receive in respect of an Event of Loss in accordance with the terms of the indenture, as described in “Description of Senior Notes—Repurchase at the Option of Noteholders—Events of Loss,” (iv) if we fail to apply certain Performance Liquidated Damages we receive in respect of diminution of the performance of the Project Facilities in accordance with the terms of the indenture, as described in “Description of Senior Notes—Repurchase at the Option of Noteholders—Performance Liquidated Damages” or (v) if an Indenture LNG SPA Mandatory Prepayment Event occurs because we have failed to maintain (or replace) certain Qualifying LNG SPAs or if, with respect to a Required LNG SPA, a Required Export Authorization is Impaired, as described in “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.” If a Change of Control event as described above occurs, you will have the right to require us to repurchase the New Notes at a purchase price in cash equal to 101% of the principal amount of your notes, plus accrued and unpaid interest. If any of the other events described above occurs, you will have the right to require us to repurchase a certain portion of the New Notes at a purchase price in cash equal to 100% of the principal amount of your New Notes, plus accrued and unpaid interest.

Credit agreements or other agreements relating to indebtedness incurred by CCH or any of its Restricted Subsidiaries may contain prohibitions on the occurrence of events that would constitute a Change of Control, an Asset Sale, a termination of Qualifying LNG SPAs or an Impairment of Export Authorizations, or may prohibit repurchases of or other prepayments in respect of the New Notes upon the occurrence of such events or upon an Event of Loss or the receipt of Performance Liquidated Damages. See “—Change of Control,” , “—Asset Sales,” “—Events of Loss,” “—Performance Liquidated Damages” and “—LNG SPA Mandatory Offer” under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders.” For example, the Term Loan Facility contains provisions prohibiting certain asset sales, and provides that, prior to the end of the availability period under that facility, a change of control (as defined in the Term Loan Facility) constitutes an event of default thereunder. In the event a Change of Control, Asset Sale, Event of Loss, the receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event occurs at a time when the occurrence of such event could result in a default under any of our agreements or when a repurchase of notes as a result thereof or otherwise is prohibited, CCH and/or its Restricted Subsidiaries could seek the consent of their applicable creditors to waive such default or to purchase the New Notes, or could attempt to refinance the indebtedness that contains such prohibition. If CCH and/or its Restricted Subsidiaries do not obtain a consent or repay those borrowings, they could have an event of default under such other indebtedness or will remain prohibited from purchasing notes. In that case, CCH’s failure to purchase tendered notes would constitute an Indenture Event of Default which could, in turn, constitute a default under other indebtedness.

In addition, in the event that a Change of Control, Asset Sale or Indenture LNG SPA Prepayment Event occurs that results in us having to repurchase the New Notes, we may not have sufficient financial resources to satisfy all of our obligations under the New Notes and, if applicable, our other debt instruments. In general, our failure to make any offer to repurchase the New Notes when required under the indenture or to pay the required purchase price in respect of such offer when due, could result in an Indenture Event of Default.

Federal and state statutes allow courts, under specific circumstances, to void the New Notes and require note holders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the New Notes could be voided, or claims in respect of the New Notes could be subordinated to all other debts of ours if, among other things, we, at the time the indebtedness evidenced by the New Notes was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors. In any such case, your right to receive payments in respect of the New Notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

There currently is no established market for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

In addition, the market for non-investment grade indebtedness has historically been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

Many of the covenants contained in the indenture will no longer be applicable to a series of New Notes if that series of New Notes is rated investment grade by at least one of Moody’s, Fitch, S&P or any comparable rating by any other nationally recognized statistical rating organization, and no default or event of default has occurred and is continuing.

Many of the covenants contained in the indenture will no longer be applicable to a series of New Notes if that series of New Notes is rated investment grade by at least one of Moody’s Investors Service, Inc., Fitch Ratings, Ltd., S&P Global Ratings, a division of S&P Global, Inc. or any comparable rating by any other nationally recognized statistical rating organization and no default or event of default has occurred and is continuing. The Old Notes have been rated as BB- by S&P Global Ratings, a division of S&P Global, Inc., and Ba3 by Moody’s Investors Service, Inc. Such covenants include those that restrict our ability to make certain investments and loans, enter into certain hedging arrangements and enter into certain merger and acquisition transactions. In addition, if we satisfy the conditions described above, the covenants restricting our ability to incur or guarantee debt will be less restrictive in certain circumstances. There can be no assurance that the New Notes will ever be rated investment grade. However, the inapplicability of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the covenants will not be reinstated if the New Notes are subsequently downgraded below investment grade. See “Description of Senior Notes—Covenants Applicable to the Notes—Changes in Covenants When Notes Rated Investment Grade.”

There may not be sufficient collateral to pay all or any amounts due on the New Notes.

We own no significant assets other than those related to the ownership and operation of the CCL Project. If we default under the indenture governing the New Notes, the Security Trustee’s remedies under the Security Documents, including foreclosure on the collateral, may not provide sufficient funds to pay our obligations under the indenture governing the New Notes. Moreover, our direct and indirect owners and their affiliates do not have any liability for the payment or performance of the New Notes.

The New Notes are secured by a first priority lien on the collateral, equal in right of security with the lenders under the Term Loan Facility and the Working Capital Facility and any of our other debt permitted to be secured by the collateral. To the extent third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. See “Description of Senior Notes—Security.” Any additional permitted liens or the incurrence of additional secured debt may have the effect of significantly diluting your ability to recover payment in full on the New Notes from the then existing pool of collateral and will adversely affect your relative position with respect to the collateral. See “Description of Other Indebtedness—Common Terms Agreement—Additional Senior Debt.”

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The value of the assets which will be pledged or charged, as applicable, as collateral could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the New Notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Notes. Any claim for the difference between the amount, if any, realized by you from the sale of any portion of the collateral and the amount of our obligations owed to you under the New Notes will rank equally in right of payment with all of our other unsecured debt and other obligations that are not subordinated, including trade payables.

In addition, releases of collateral from the liens securing the New Notes will be permitted under certain circumstances. The actual provisions relating to such releases are contained in the CSAA (as defined below) and will be contained in the indenture governing the New Notes. See “Description of Senior Notes—Security.” If the Security Trustee were to foreclose upon our assets, there are certain of our assets, such as permits and certain contracts, which the Security Trustee may not be able to effectively foreclose upon without the consent of third parties, such as a governmental authority. We cannot assure you that if the Security Trustee forecloses on our assets, the Security Trustee will be able to obtain all of the third-party approvals necessary to obtain or transfer ownership of all assets necessary to operate the CCL Project.

Furthermore, if the Security Trustee forecloses on the collateral, then, in connection therewith, transferring required permits to a purchaser or new operator of the CCL Project may require additional governmental approvals or proceedings, which could result in delays. Accordingly, we cannot assure investors that, if we default on the payments due on the New Notes and the Security Trustee forecloses on and sells the collateral, you will receive sufficient proceeds to pay all amounts that we owe on the New Notes.

Parties who have provided services or supplies in connection with the construction of the Trains and the Corpus Christi Pipeline may have a lien on the real property comprising the Trains and the Corpus Christi Pipeline that is senior to the security interests securing the New Notes.

Texas law provides design professionals, contractors, subcontractors and material suppliers with rights to record a lien on the property improved by their services or supplies in order to secure their right to be paid. If these parties are not paid in full, they may seek foreclosure on their liens. In Texas, the priority of certain construction liens related to a particular construction project relate back to the date of the commencement of construction of improvements or delivery of materials to the land on which the improvements are to be located and on which the materials are to be used. Accordingly, certain parties providing labor, material or services in connection with the design or construction of the Trains and the Corpus Christi Pipeline who otherwise comply with the applicable requirements of Texas law may have a lien on the Trains and the Corpus Christi Pipeline senior in priority to the security interests securing the New Notes until they are paid in full. Additionally, in the event of a liquidation any proceeds from the sale of collateral may be used to pay the holders of any construction liens then in existence before holders of the New Notes.

Real property rights required for the construction, operation and maintenance of the Corpus Christi Pipeline and that are subsequently acquired by us for other purposes will not be mortgaged prior to the issuance of the New Notes.

The real property rights related to the CCH Terminal Facility that we hold at the time of the issuance of the New Notes are subject to a deed of trust and the real property rights related to the Corpus Christi Pipeline that we held on the closing date of the Term Loan Facility are subject to a deed of trust, each granting a lien to the trustee under the deed of trust for the benefit of the Security Trustee, as beneficiary for the obligations under the New Notes (hereinafter, collectively, the “mortgage”). In addition, the Project Entities will execute a mortgage reaffirmation agreement pursuant to which they will reaffirm the Lien granted pursuant to the mortgage on the real property rights described therein to the trustee for the benefit of the Security Trustee, as beneficiary for the ratable benefit of the Secured Parties as security for the Senior Debt Obligations, including the obligations under the New Notes. Since the closing date of the Term Loan Facility, we have acquired most of the real property rights on which the Corpus Christi Pipeline will be situated or that will be needed for the construction, operation and maintenance of the Corpus Christi Pipeline. On January 24, 2017, we amended the mortgage granted by CCP to cover all the additional real property rights related to the Corpus Christie Pipeline owned by CCP as of the date of such amendment. We may also acquire real property rights for other purposes in the future. Under the CSAA, we do not have to grant a mortgage over such real property rights until (i) with respect to the real property rights of CCH, CCP GP or CCL, within 60 days after our acquisition thereof, and (ii) with respect to the real property rights of CCP, the earlier of 60 days after our acquisition of the last property required for commissioning of the Corpus Christi Pipeline and the commissioning thereof. If we are unable to provide these future mortgages or amend our existing mortgage to cover such real property rights, and/or record such mortgages, the New Notes will not benefit from these real property rights as collateral, and we will be in default of our obligations under the CSAA to grant and if requested, record, such mortgage over these real property rights.

If we were to become subject to a bankruptcy proceeding after the issue date of the New Notes, any mortgage recorded more than 30 days after the issue date of the New Notes would face a greater risk of being invalidated than if we had recorded it at the issue date or within such 30 day period, as U.S. federal bankruptcy laws contain a safe harbor for mortgages delivered substantially contemporaneously with the issuance of indebtedness and recorded within 30 days of the grant of the underlying security interest. If a mortgage is recorded more than 30 days after the issue date, outside of this safe harbor, or is not delivered substantially contemporaneously with indebtedness it will be treated under U.S. federal bankruptcy laws as if it were delivered to secure antecedent (or previously existing) debt, and would be subject to avoidance as a preference by the bankruptcy court to the extent that other statutory elements are present and certain statutory defenses are inapplicable. To the extent that the grant of any such mortgage is avoided as a preference, holders of the New Notes would lose the benefit as collateral of the property encumbered by that mortgage.

A title insurance policy has been obtained only on the real property rights that are subject to our existing mortgage over property rights of CCL and will be obtained only on future real property comprising the CCH Terminal Facility. Title insurance will not be obtained for any real property interests underlying the Corpus Christi Pipeline.

A title insurance policy in the amount of $954,253,636 in favor of the Security Trustee for the benefit of our Senior Creditors has been obtained with respect to the real property rights that are subject to our existing mortgage related to the CCH Terminal Facility that consist primarily of the real property rights underlying the Trains to be constructed as part of Stage 1 and Stage 2. Notwithstanding the existence of the title insurance policy, there is no assurance that the holders of the New Notes would be entitled to recover proceeds under such existing policy. Additionally, the title insurance policy we have obtained on the real property underlying the Trains to be constructed as part of Stage 1 and Stage 2 covers only a portion of the value of the loans secured by such property. Accordingly, if any title defects were to exist, any payments made from the title policy in respect of such defect may be insufficient to cover any losses to the noteholders caused by such defect. Further, the amount of title insurance and the structure of the mortgage lien and title insurance may be insufficient for all lienholders who have incurred an insured loss to fully recover such loss. Parties who share a lien under the mortgage may be required to share in any recovery under the title insurance policy and such recovery may be in an amount insufficient for a full recovery of any loss to each lienholder. Further, under our Finance Documents, we are required to obtain title insurance only in respect of future real property rights underlying the CCH Terminal Facility and we are not required to obtain title insurance in respect of any real property rights underlying the Corpus Christi Pipeline. As such, title company lien searches may not be obtained in respect of these real property interests for the Corpus Christi Pipeline and we may therefore not discover title defects or prior liens on such real property interests. Accordingly, any mortgages that may secure such real property rights underlying the Corpus Christi Pipeline will not have the benefit of lien searches or title insurance policies insuring title to and the first priority of the liens in favor of the Security Trustee for the benefit of our Senior Creditors, including the holders of the New Notes with respect to such real property owned, leased or otherwise held by us. There can be no assurance that there will not exist a title defect or a mechanics’, judgment, tax or other lien encumbering such real property rights that is senior to the lien (or a portion of the lien) of any such mortgage. The existence of such defect or liens could adversely affect the value of such real property rights securing the New Notes as well as the ability of the Security Trustee to realize or foreclose on such real property rights.

Surveys obtained in connection with the real property rights underlying the CCH Terminal Facility and the Corpus Christi Pipeline, if obtained, may not be accurate or comprehensive, or reveal all restrictions applicable to such real property rights.

We have obtained surveys over the real property rights underlying the Trains to be constructed as part of Stage 1 and Stage 2 which are subject to our existing mortgage and title insurance for the CCH Terminal Facility. We also have obtained surveys in connection with the real property rights we have acquired by our right of eminent domain or otherwise to develop the Corpus Christi Pipeline. If any of these surveys are not accurate or comprehensive, they may not have revealed the full scope of gaps, encroachments, adverse possession claims, zoning or other restrictions with respect to such real property rights and, in the case of the surveys with respect to Corpus Christi Pipeline, may delay or hinder our efforts to secure the necessary real property underlying our proposed route. In addition, there can be no assurance that the legal descriptions attached to the existing mortgage or any future mortgages covering any of our real property rights (i) do or will accurately describe and encumber the real property rights intended to be mortgaged as security for the New Notes, (ii) include all real property rights owned, leased or otherwise held by us intended to constitute collateral or (iii) do or will not include real property not owned, leased or otherwise held by us.

Remedies available to the Security Trustee may be limited by lease provisions.

The real property interests supporting the CCH Terminal Facility and the Corpus Christi Pipeline are all located in two counties in Texas. The Security Trustee could elect to forego foreclosure on the individual real properties, due to their location in different counties or otherwise, and foreclose on our equity interests instead. A foreclosure on our equity interests could violate provisions of certain leases, easements, rights of way and other contractual arrangements that contain certain change of control provisions and could result in early termination of such arrangements. A foreclosure of our equity interest, rather than of the liens of the mortgages, will leave in place any junior liens that may have been recorded subsequent to the recording of the mortgages.

Certain real property rights held by us constituting collateral for the New Notes are, and may be, held pursuant to leases, easements, rights of way, and other use arrangements instead of through ownership of such real property through a fee interest. There is a risk that such leases, easements, rights of way, and other use arrangements may terminate and no longer constitute collateral for the New Notes.

We plan to construct the CCH Terminal Facility and the Corpus Christi Pipeline both on real property we own, or plan to purchase, pursuant to a fee interest and also on real property for which we would hold real property rights pursuant to leases, easements, rights of way, and other use arrangements. If we fail to maintain these rights, such failure could have a material adverse effect on our business, contracts, operating results, financial condition, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

Indebtedness secured by a lien on a lease, easement, right of way, or other use arrangement is subject to risks not associated with indebtedness secured by a mortgage lien on a fee interest in real property. The most significant of these risks is that such real property rights could be terminated before the debt secured by the mortgage over such rights is paid in full. If a mortgage on the third party’s fee interest in the property is recorded prior to the recordation of a memorandum of our interest, as easement holder, tenant or other right holder (or if the lease, easement, right of way or other use arrangement, by its terms, is subordinate to the fee holder’s mortgage), the holder of such fee mortgage could, in the event of the foreclosure of such fee mortgage, elect to terminate the applicable lease, easement, right of way or other use arrangement, and, thereby, the mortgage lien on such lease, easement, right of way or other use arrangement constituting collateral would terminate and no longer constitute collateral for the New Notes. Additionally, a bankruptcy court could determine that such lease, easement, right of way or other use arrangement is not a real property right under applicable state law, and accordingly allow a bankrupt counterparty to reject such arrangement as an executory contract. Such termination rights may result in our loss of the associated arrangements during the course of the CCL Project and, if our senior creditors take enforcement action against the collateral, may limit the number of potential bidders therefore, and may delay any sale thereof, either of which may have an adverse effect on the sale price of the collateral.

The Common Security and Account Agreement contains provisions that may limit the remedies that could be exercised in respect of an event of default, unless and until the required parties have directed the Security Trustee to do so. The holders of the New Notes are also deemed to vote in conformity with the Term Lenders in numerous instances.

On May 13, 2015, we entered into a Common Security and Account Agreement (the “CSAA”) with representatives of the Term Lenders under our Term Loan Facility, Société Générale, as the Security Trustee and Intercreditor Agent, and Mizuho Bank, Ltd. as the Account Bank, which includes provisions governing the relationship between all the Secured Parties and regulates the claims of the Secured Parties against us and the enforcement by such parties of the liens upon any collateral, including the method of voting and decision making.

The CSAA requires the affirmative vote of Secured Parties representing a certain percentage of our outstanding Senior Debt Obligations to direct specific actions of the Security Trustee, including the exercise of remedies with respect to the collateral following an event of default under the indenture governing the New Notes or the documents governing such other Senior Debt (including the Term Loan Facility and the Working Capital Facility). Because the affirmative vote of these required Secured Parties will be required before the Security Trustee will be able to exercise remedies, if an event of default under the indenture governing the New Notes were to occur, no remedies could be exercised in respect of the collateral unless and until the required Secured Parties have directed the Security Trustee to do so. If the holders of the New Notes do not constitute holders of at least the applicable percentage of the outstanding indebtedness secured by the collateral, the Indenture Trustee and the holders of the New Notes may not be able to direct the Security Trustee to exercise remedies in respect of the collateral upon the occurrence of an event of default under the indenture governing the New Notes without the affirmative vote of other Secured Parties. In certain cases under the CSAA and under the indenture, the holders of the New Notes do not have the right to vote and decisions will be determined by other holders of our Senior Debt. See “Description of Senior Notes—Events of Default and Remedies” and “Description of Senior Notes—Certain Intercreditor Arrangements.”

The indenture also provides that in numerous instances the holders of the New Notes are deemed to vote in conformity with the Term Lenders, without the requirement of a vote or consent by the holders of the New Notes. See “Description of Senior Notes—Certain Intercreditor Arrangements.”

The remedies available to the holders of the notes and the Security Trustee may be limited in bankruptcy.

If we seek the protection of bankruptcy or insolvency laws, or if one or more of our creditors commences an involuntary bankruptcy proceeding against us, the Security Trustee’s rights to foreclose on the collateral and our ability to make payments in respect of the notes are likely to be significantly impaired. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Security Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to remain and use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is “adequately protected” and therefore not entitled to prevent diminution in the value of its collateral if the value of the collateral sufficiently exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary and equitable powers of a bankruptcy court, it is impossible to predict:

•	how long payments under the New Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the Security Trustee could repossess or dispose of the collateral; or

•	whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the notes would hold a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and would hold unsecured claims with respect to such shortfall. The Bankruptcy Code permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s court proceeding to exceed the aggregate outstanding principal amount of the obligations secured by the collateral up to the value of the collateral. In addition, because part of the collateral consists of our contracts, if we or any counterparty to any one of those contracts were the subject of bankruptcy proceedings, then we or such counterparty, as the case may be, or a trustee appointed in the applicable bankruptcy case, could choose to reject the contract. If that occurred, the contract would be treated as terminated and the Security Trustee could not specifically enforce the rejected contract.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in such collateral and other issues generally associated with the realization of security interests in such collateral.

Generally, a security interest in tangible and intangible assets can only be properly perfected, a valid lien created on such assets can only be granted, and the priority of such lien can only be retained, if certain actions are undertaken by the applicable secured party. The liens in all collateral from time to time owned by us may not be perfected or validly created with respect to the New Notes if the Security Trustee has not taken the actions necessary to perfect or validly create any of those liens upon or prior to the issuance of the New Notes. The inability or failure of the Security Trustee to take all actions necessary to create properly perfected security interests or validly created liens on the collateral may result in the loss of the priority of the security interest for your benefit to which you would have been entitled had such perfection or valid creation of such liens been effectuated by the Security Trustee.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected and a lien on such property and rights validly created at the time such property and rights are acquired and identified. We will have limited obligations to perfect your security interest in, or create valid liens with respect to, specified collateral. We cannot assure you that the Security Trustee will monitor, or that we will inform the Security Trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. Our failure to meet our obligations to inform the Security Trustee of the future acquisition of property or rights that constitute collateral may constitute a breach under the Security Documents, which may result in the acceleration of our indebtedness. However, acceleration of such obligations in such situation may not provide an adequate remedy to you if the value of the collateral is impaired by the failure to perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. The Security Trustee has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest or the creation of a valid lien with respect thereto. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest granted to secure the New Notes as against third parties.

The mortgages for real property rights not yet obtained may never be recorded and/or the recordation of mortgages securing a lien on the real property rights currently owned or to be acquired may be subject to delays such as those resulting from illegible legal descriptions or delays at the county recording office. In addition, applicable law requires that certain real property rights and other rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. Further, no title search will be performed to identify any encumbrances on all the necessary real property needed for the construction, operation and maintenance of the Corpus Christi Pipeline. There can be no assurance that the Security Trustee will monitor, or that we will inform such trustee of, the future acquisition of property and rights that should constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The Security Trustee does not have an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties.

The collateral is subject to casualty risks, which may limit your ability to recover as a secured creditor for losses to the collateral, and which may have an adverse impact on our operations and results.

The indenture governing the New Notes and the Security Documents will require us to maintain insurance with responsible and financially sound insurance carriers, in such form and amounts as is necessary to insure the projected maximum loss for the CCL Project. However, there are certain losses, including losses resulting from terrorist acts, which may be either uninsurable or not economical to insure, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our obligations, including the New Notes.

In the event of a total or partial loss affecting any of the collateral securing the New Notes, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to obtain replacement units or inventory may cause significant delays, which may have an adverse impact on our operations and results.

The indenture governing the New Notes will not contain the representations and warranties, covenants or events of default contained in the Common Terms Agreement.

On May 13, 2015, we entered into a common terms agreement with representatives of our secured lenders and Société Générale, as the Term Loan Facility Agent and Intercreditor Agent, in order to set out certain provisions regarding, among other things: (a) common representations and warranties of the Project Entities; (b) common covenants of the Project Entities; and (c) common events of default under the secured debt instruments constituting Loan Facility Agreements, such as the Term Loan Facility. The Indenture Trustee will not become party to the Common Terms Agreement and the Intercreditor Agreement. Consequently, the Indenture Trustee will not have the benefit of the representations and warranties, covenants or any events of default under the Common Terms Agreement, and the covenants and events of default applicable to the New Notes shall be as set forth in the indenture, as described under “Description of Senior Notes.” As a holder of the New Notes, you will not have the benefit of the representations and warranties, covenants or any of the events of default pursuant to the Common Terms Agreement.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the Security Trustee, including pursuant to Security Documents delivered after the date of the indenture governing the New Notes, might be avoidable by the pledgor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

An existing or future subsidiary’s guarantee of the New Notes may be reduced, avoided or released under certain circumstances and you may not receive any payments from some or all of those Guarantors.

Our existing subsidiaries, CCL, CCP and CCP GP are guaranteeing the New Notes. Our future domestic subsidiaries will be required to guarantee the New Notes under certain circumstances. There is uncertainty whether any such guarantees would be legally enforceable in any bankruptcy proceedings involving those Guarantors.

If a subsidiary grants a security interest in its assets and that grant of security interests is unenforceable, any such security interest in that subsidiary’s assets could be set aside and the property made available to other creditors of the bankrupt subsidiary. Among other things, there is a risk that the guarantee, and any related security interest, could be considered a fraudulent conveyance, that can be set aside in bankruptcy proceedings.

The CSAA governing the New Notes contains a “savings clause,” which limits the liability of a subsidiary guarantor with assets exceeding $10 million at the time of the guarantee to the maximum amount that such guarantor can incur without risk that its note guarantee will be subject to avoidance as a fraudulent transfer. As a result, a Guarantor’s liability under its note guarantee could be reduced in amount or reduced to zero, depending upon the amount of other obligations of such Guarantor. We cannot assure you that this limitation of liability will protect such note guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the note guarantees would be sufficient to pay the New Notes in full when due.

The New Notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of any subsidiaries that do not guarantee the New Notes.

As of the date of this prospectus, we have three subsidiaries, each of which is a Guarantor of the New Notes: CCL, CCP and CCP GP. Upon such time as any subsidiary Guarantor is released and relieved of its obligations under its subsidiary guarantee, such subsidiary will cease to guarantee the New Notes. In the event that a subsidiary is released from its note guarantee pursuant to the terms of the indenture, such subsidiary will no longer be obligated to pay any amounts due under the New Notes or to make any funds available for payments on the New Notes, and the New Notes and note guarantees will be structurally subordinated to all of the liabilities of that subsidiary. In addition, the New Notes and note guarantees will be structurally subordinated to all of the liabilities of any of our future subsidiaries that do not guarantee the New Notes and these liabilities would be required to be paid before the holders of the New Notes have a claim, if any, against those subsidiaries and their assets. If there was a dissolution, bankruptcy, liquidation or reorganization of any non-Guarantor subsidiary, the holders of notes would not receive any amounts with respect to the New Notes from the assets of such non-Guarantor subsidiary until after the payment in full of the claims of creditors of such subsidiary.

Your right to receive payments under the New Notes will be effectively subordinated to indebtedness secured by other assets.

The New Notes will be effectively subordinated to any secured debt we may incur that is secured by assets that are not part of the collateral securing the New Notes to the extent of such other assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, such assets which serve as collateral for such other secured debt that are not part of the collateral securing the New Notes will be available to satisfy the obligations under such secured debt before any payments are made on the New Notes.

The ratings of the New Notes may be lowered or withdrawn.

The ratings address the likelihood of timely payment of the scheduled interest and principal on each scheduled payment date. The ratings do not address the likelihood of payment of any overdue interest, premiums or any other amounts payable in respect of the New Notes or the timeliness of any accelerated principal payments coming due as the result of the occurrence of an event of default. A rating is not a recommendation to buy, sell or hold a note (or beneficial interests therein) and is subject to revision or withdrawal in the future by each rating agency.

Changes in our credit rating could adversely affect the market price or liquidity of the New Notes.

Credit rating agencies continually revise their ratings for the companies that they follow. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for CCH based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their initial ratings on the New Notes. A negative change in our ratings could have an adverse effect on the trading price or liquidity of the New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements we entered into in connection with the private offering of the Old Notes. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, outstanding Old Notes in like principal amount. We will cancel all of the Old Notes surrendered in exchange for New Notes in the exchange offer. As a result, the issuance of the New Notes will not result in any increase or decrease in our indebtedness.

SELECTED CONSOLIDATED AND COMBINED HISTORICAL FINANCIAL DATA

The following table sets forth the selected consolidated and combined financial data for the periods indicated for CCH. CCH was formed by Cheniere on September 11, 2014 to hold its limited partner interest in CCP, the equity interests of CCP GP, which holds the general partner interest in CCP, and the equity interests of CCL. Prior to this date, CCP and CCL received capital contributions funding from other affiliated entities of Cheniere. The formation of CCH is treated as a reorganization between entities under common control. As a result, CCH’s combined financial statements for periods prior to the formation of CCH were derived from the consolidated financial statements and accounting records of Cheniere and reflect the combined historical results of operations and cash flows of CCL, CCP and CCP GP. For periods subsequent to the formation of CCH, CCH’s consolidated financial statements are presented on a consolidated basis because CCH, CCL, CCP and CCP GP became a separate consolidated group following such formation. We have derived the selected financial data presented for the year ended and as of December 31, 2016 (and the comparable financial data for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014) from our audited consolidated and combined financial statements included elsewhere in this prospectus. You should read the selected financial data set forth below in conjunction with our consolidated and combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Year Ended December 31,
	2016	2015	2014	2013
	(audited)
(Dollars in thousands)
Statement of Operations Data:
Revenues	$—	$—	$—	$—
Expenses (including transactions with affiliates)	6,472	23,044	38,235	32,849
Loss from operations	(6,472)	(23,044)	(38,235)	(32,849)
Other expense	(79,015)	(204,053)	(368)	(378)
Net loss	(85,487)	(227,097)	(38,603)	(33,227)
Cash Flows:
Used in operating activities	$(41,079)	$(107,202)	$(39,333)	$(34,072)
Used in investing activities	(2,095,897)	(3,839,415)	(52,461)	(1,084)
Provided by financing activities	2,360,746	3,993,387	91,794	35,156
Ratio of earnings to fixed charges (1)	—	—	—	—

	December 31,
	2016	2015	2014
	(audited)
(Dollars in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$—	$—
Restricted cash (current)	197,201	46,770	—
Non-current restricted cash	73,339	—	—
Property, plant and equipment, net	6,076,672	3,924,551	44,173
Total assets	6,636,448	4,304,042	68,030
Long-term debt	5,081,715	2,713,000	—
Non-current derivative liabilities	43,105	76,440	—
Total member’s equity	1,313,809	1,399,350	65,532

(1)	For the purposes of computing these ratios: (i) earnings means pre-tax income from continuing operations before fixed charges and amortization of capitalized interest less capitalized interest and (ii) fixed charges means the sum of interest expensed and capitalized plus the portion of rental expense which we believe represents an interest factor. For the years ended December 31, 2016, 2015, 2014 and 2013, earnings were not adequate to cover fixed charges by $307.4 million, $311.6 million, $38.6 million and $33.2 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents management’s view of our business, financial condition and overall performance and should be read in conjunction with our historical financial statements included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that are subject to significant risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those factors set forth under the captions “Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

Our discussion and analysis include the following subjects:

•	Overview of Business

•	Overview of Significant Events

•	Liquidity and Capital Resources

•	Contractual Obligations

•	Results of Operations

•	Off-Balance Sheet Arrangements

•	Summary of Critical Accounting Policies

•	Recent Accounting Standards

•	Quantitative and Qualitative Disclosures about Market Risk

Our financial information discussed in this section is based on our consolidated and combined financial data for the periods discussed. CCH is a Delaware limited liability company formed in September 2014 by Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses (“Cheniere”) to hold its limited partner interest in Cheniere Corpus Christi Pipeline, L.P. (“CCP”), the equity interests of Corpus Christi Pipeline GP, LLC (“CCP GP”), which holds the general partner interest in CCP, and the equity interests of Corpus Christi Liquefaction, LLC (“CCL”). Prior to this date, CCP and CCL received capital contributions funding from other affiliated entities of Cheniere. The formation of CCH was treated as a reorganization between entities under common control. As a result, CCH’s combined financial statements for periods prior to the formation of CCH were derived from the consolidated financial statements and accounting records of Cheniere and reflect the combined historical results of operations and cash flows of CCL, CCP and CCP GP. For periods subsequent to the formation of CCH, CCH’s consolidated financial statements are presented on a consolidated basis as CCH, CCL, CCP and CCP GP became a separate consolidated group.

Overview of Business

CCH was formed in September 2014 to develop, construct, operate, maintain and own a natural gas liquefaction and export facility (the “CCH Terminal Facility”) and a pipeline facility (the “Corpus Christi Pipeline” and together with the CCH Terminal Facility, the “CCL Project”) on nearly 2,000 acres of land that we own or control near Corpus Christi, Texas, through wholly-owned subsidiaries CCL and CCP, respectively.

The CCL Project is currently being developed for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters.

Liquidity and Capital Resources

Cash and Cash Equivalents

As of December 31, 2016, we had zero cash and cash equivalents and $270.5 million of current and non-current restricted cash.

Liquefaction Facilities and Pipeline

Overview

The CCL Project is currently being developed in two stages:

•	the first stage (“Stage 1”), for which we issued a full NTP to Bechtel under the EPC Contract (T1/T2) on May 13, 2015, includes two Trains, each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG, two LNG storage tanks, each with a capacity of approximately 3.37 Bcfe, one complete marine berth that can accommodate vessels with nominal capacity of up to approximately 266,000 cubic meters, partial completion of a second berth, and all of the CCL Project’s necessary infrastructure and facilities, in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel on the north shore of the Corpus Christi Bay; and

•	the second stage (“Stage 2”), which we are currently developing but is not yet under construction, includes a third Train with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG, a third LNG storage tank of approximately 3.37 Bcfe and the completion of the second berth.

Concurrently with the construction of Stage 1, we also are developing the Corpus Christi Pipeline, a 23-mile-long bi-directional natural gas pipeline and related compressor station, meter stations and interconnects with several existing interstate and intrastate pipelines, originating at the CCH Terminal Facility and terminating north of Sinton, Texas. The Corpus Christi Pipeline will comprise of a 48-inch main pipeline and two 36-inch pipelines for the northern-most 1.5 mile connection to the compression station and is being designed to transport up to a maximum of 2.25 Bcf/d of natural gas feedstock to the CCH Terminal Facility from the existing gas pipeline grid.

Stage 1 and the Corpus Christi Pipeline

We issued a full NTP to Bechtel under the EPC Contract (T1/T2) in May 2015. The guaranteed substantial completion dates for Train One and Train Two (both as defined in the EPC Contract (T1/T2)) are October 12, 2019 and July 27, 2020, respectively. As of February 28, 2017, the overall project completion percentage for Stage 1 of the CCL Project was approximately 56.6%, with engineering, procurement and construction approximately 100%, 77.6% and 27.1% complete, respectively. Based on our current construction schedule, we anticipate that Train One and Train Two will achieve substantial completion in 2019. The Corpus Christi Pipeline will be constructed by third party construction firms under three separate CCP Construction Contracts. The construction of the Corpus Christi Pipeline commenced in January 2017. We expect the Corpus Christi Pipeline to be operational prior to the commissioning of Train One.

Stage 2

Stage 2 of the CCL Project is not currently under construction. We have obtained the FERC and DOE authorizations necessary to construct, operate and export LNG from Stage 2. On December 6, 2013, we entered into a lump sum turnkey EPC contract with Bechtel (“the EPC Contract (T3)”). Since we did not issue the full NTP under the contract by December 31, 2016, either party may, among other things, terminate the EPC Contract (T3), and following such termination CCL is required to reimburse Bechtel for costs reasonably incurred by

Bechtel on account of such termination and pay a lump sum of $5,000,000. As of the date of this prospectus, neither we nor Bechtel has provided a notification to the other to terminate the EPC Contract (T3), but this could occur at any time hereafter. The total contract price of the EPC Contract (T3) is approximately $2.4 billion. We are having ongoing negotiations with Bechtel concerning Stage 2, and if we and Bechtel ultimately extend or amend the EPC Contract (T3) to develop Stage 2, the terms of the EPC Contract (T3), including the total contract price, may change from those currently in the contract. Our current debt financing, including the proceeds of the notes from this offering, and the equity financing described below under “—Capital Resources—Equity Contributions,” are not for the construction of Stage 2, and construction of Stage 2 would constitute an “Expansion” under the terms of the indenture. As such, the commencement of construction of Stage 2 would be subject to various conditions, including a final agreement with Bechtel to extend and revise the EPC Contract (T3), conditions related to the availability of sufficient funding to cover the construction costs of Stage 2, regulatory conditions and satisfaction of certain debt service coverage ratios with respect to Senior Debt. For more information on the conditions we will need to meet in order to construct Stage 2, please see the description set forth in “Description of Senior Notes—Expansions” and “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt.” Consequently, there is no assurance that we will ultimately construct Stage 2 and our current creditors and the purchasers and any subsequent holders of these notes should not rely on or expect that we will have any revenues from LNG produced by future Stage 2 facilities or current or future SPAs related to LNG from Stage 2.

Subsequent Stages

We may further expand the CCL Project in the future through the development of additional Trains and related facilities. For further detail, see “Business—The CCL Project.”

FERC and DOE Authorizations

In December 2014, we received authorization from the FERC to construct and operate Stage 1, Stage 2 and the Corpus Christi Pipeline.

The DOE has authorized the export of domestically produced LNG by vessel from the CCL Project to FTA countries for a 25-year term and to non-FTA countries for a 20-year term up to a combined total of the equivalent of 767 Bcf/yr (approximately 15 mtpa) of natural gas. A party to the proceeding requested a rehearing of the Non-FTA Authorization, which was denied by the DOE in May 2016. In July 2016, the same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the Non-FTA Authorization and the DOE order denying the request for rehearing of the same. The appeal is pending. The terms of each of these Export Authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from 7 to 10 years from the date the order was issued.

Customers and SPAs

Stage 1 Customers and SPAs

CCL has entered into seven fixed price, 20-year SPAs with extension rights with six third parties to make available an aggregate amount of LNG that equates to approximately 7.7 mtpa of LNG, which is approximately 86% of the expected aggregate nominal production capacity of Train One and Train Two. The obligation to make LNG available under these SPAs commences from the date of first commercial delivery for Train One or Train Two, as specified in each SPA. Under these seven SPAs, the customers will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to contracted volumes that are not delivered as a result of such cancellation or suspension. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA commences upon the start of operations of a specified Train.

As of December 31, 2016, CCL had the following third-party, fixed-price SPAs in connection with Train One and Train Two, which are a part of Stage 1 of the CCL Project:

•	An SPA (“Endesa SPA No. 1”) with Endesa Generación, S.A. (which was subsequently assigned to Endesa S.A. (“Endesa”)), the term of which commences upon the date of first commercial delivery for Train One. The Endesa SPA No.1 includes an annual contract quantity of 78,215,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $273.8 million. Endesa is organized under the laws of Spain.

•	An SPA (“Endesa SPA No. 2”) with Endesa, the term of which commences upon the date of first commercial delivery for Train One. The Endesa SPA No. 2 includes an annual contract quantity of 39,107,500 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $136.9 million.

•	An SPA (“Pertamina SPA”) with PT Pertamina (Persero) (“Pertamina”), the term of which commences upon the date of first commercial delivery for Train One. The Pertamina SPA includes an annual contract quantity of 39,680,000 MMBtu of LNG (plus, for the contract year in which the date of first commercial delivery for Train Two occurs and each subsequent year, an additional 39,680,000 MMBtu of LNG), equating to expected annual contracted cash flow from fixed fees of $138.9 million ($277.8 million beginning in the contract year in which Train Two becomes commercially operable). Pertamina is organized under the laws of Indonesia.

•	An SPA (“EDF SPA”) with Électricité de France, S.A. (“EDF”), the term of which commences upon the date of first commercial delivery for Train Two. The EDF SPA includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. EDF is organized under the laws of France.

•	An SPA (“Gas Natural Fenosa SPA”) with Gas Natural Fenosa LNG SL (which was subsequently assigned to Gas Natural Fenosa LNG GOM, Limited (“Gas Natural Fenosa”)), the term of which commences upon the date of first commercial delivery for Train Two. The Gas Natural Fenosa SPA includes an annual contract quantity of 78,215,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $273.8 million. Gas Natural Fenosa is organized under the laws of Ireland. The Gas Natural Fenosa SPA is irrevocably guaranteed by Gas Natural SDG S.A., which is organized under the laws of Spain.

•	An SPA (“Iberdrola SPA”) with Iberdrola, S.A. (“Iberdrola”), the term of which commences upon the date of first commercial delivery for Train Two. The Iberdrola SPA includes an annual contract quantity of 39,680,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $138.9 million. In addition, CCL will provide Iberdrola with bridging volumes of 19,840,000 MMBtu of LNG per contract year, starting on the date on which Train One becomes commercially operable and ending on the date of first commercial delivery of LNG for Train Two. Iberdrola is organized under the laws of Spain.

•	An SPA (“Woodside SPA”) with Woodside Energy Trading Singapore Pte Ltd (“Woodside”), the term of which commences upon the date of first commercial delivery for Train Two. The Woodside SPA includes an annual contract quantity of 44,120,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $154.4 million. Woodside is organized under the laws of Singapore. The Woodside SPA is irrevocably guaranteed by Woodside Petroleum, Ltd., which is organized under the laws of Australia.

In aggregate, the fixed fee portion to be paid by these customers is approximately $1.4 billion annually for Train One and Train Two, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train. These fixed fees equal approximately $549.5 million and $845.9 million for Train One and Train Two, respectively. As of December 31, 2016, we had approximately $5.1 billion of long-term debt outstanding, comprising approximately $2.4 billion under our Term Loan Facility, which has been used to fund a portion of the costs associated with Stage 1 and the Corpus Christi Pipeline, $1.25 billion under the 2024 Notes and $1.5 billion under the 2025 Notes, the net proceeds of which were used, at the time of their respective issuances, to prepay the amounts then outstanding under the Term Loan Facility. As of December 31, 2016, our available commitments under our Term Loan Facility are approximately $3.6 billion.

Stage 2 Customers and Stage 2 SPA

In connection with Train Three, which is part of Stage 2 of the CCL Project, CCL has entered into one third-party, fixed-price 20-year SPA (the “EDP SPA”) with EDP Energias de Portugal S.A. (“EDP”). The EDP SPA became effective as of July 9, 2015 upon waiver of certain conditions precedent to effectiveness. Under the EDP SPA, EDP will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, EDP may elect to cancel or suspend deliveries of LNG cargoes, in which case EDP would still be required to pay the fixed fee with respect to contracted volumes that are not delivered as a result of such cancellation or suspension. The term of the EDP SPA commences upon the date of first commercial delivery of LNG for Train Three and includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. EDP is organized under the laws of Portugal. The EDP SPA purchase commitments equate to approximately 0.8 mtpa of LNG (which is approximately 18% of the expected nominal production capacity of Train Three).

Related Party SPAs

In addition to the third-party SPAs described above, CCL has entered into two fixed-price 20-year SPAs with CMI UK, an indirect wholly-owned subsidiary of Cheniere. Under the first SPA (the “CMI Foundation SPA”), CMI UK will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. At CMI UK’s option, which has not been exercised yet, the term of the CMI Foundation SPA commences upon the date of first commercial delivery for Train Two and includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. Under certain circumstances and conditions, quantities of LNG to be sold under the CMI Foundation SPA could be reduced by an amount equal to quantities of LNG to be sold under the El Campesino Contingent SPA. See “Certain Relationships and Related Party Transactions—Cheniere Marketing International LLP SPA—CMI Foundation SPA—El Campesino SPA” for more detail regarding this SPA. The second SPA (the “CMI Base SPA”) allows CMI UK to purchase, at its option, (i) up to a cumulative total of 150,000,000 MMBtu of LNG within the commissioning periods for Train One, Train Two, and Train Three, (ii) any LNG produced from the end of the commissioning period for Train One until the date of first commercial delivery of LNG from Train One, and (iii) any excess LNG produced by the CCH Terminal Facility that is not committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA, as determined by us in each contract year, in each case for a price consisting of a fixed fee of $3.00 per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. Under the CMI Base SPA, CMI UK may, without charge, elect to cancel or suspend deliveries of cargoes (other than commissioning cargoes) scheduled for any month under the applicable annual delivery program by providing specified notice in advance. Under certain circumstances and conditions, quantities of LNG to be sold under the CMI Base SPA during the then-current contract year and, if already scheduled, the subsequent contract year could be reduced by an amount equal to quantities of LNG to be sold under the El Campesino Contingent SPA during such contract years. See “Certain Relationships and Related Party Transactions.”

Construction

Stage 1 of the CCL Project is being designed, constructed and commissioned by Bechtel pursuant to the EPC Contract (T1/T2). Under this contract, Bechtel charges a lump sum for all work performed and generally bears project cost risk unless certain specified events occur, in which case Bechtel may cause CCL to enter into a change order, or CCL agrees with Bechtel to a change order. The Corpus Christi Pipeline will be constructed by third-party construction firms under three separate CCP Construction Contracts. Under each of the CCP Construction Contracts, each contractor is reimbursed for its actual costs, plus percentage markups for fees and overhead, for all work satisfactorily performed, up to a target price. If the target price is exceeded, then each contractor is entitled to be reimbursed for its actual costs plus a reduced percentage markup for overhead (and no markup for fees); and if the final cost is less than the target price, then the contractor is entitled to an incentive payment of a portion of the savings.

Our Trains and the Corpus Christi Pipeline will require significant amounts of capital to construct and operate and are subject to risks and delays in completion. Even if successfully completed, we do not expect to operate and generate cash flow from operations until the first quarter of 2019, when Train One is expected to achieve substantial completion. The total contract price of the EPC Contract (T1/T2) for Stage 1, which does not include the costs of constructing the Corpus Christi Pipeline, is approximately $7.8 billion, reflecting amounts incurred under change orders through March 1, 2017. The total target contract price of constructing the Corpus Christi Pipeline based on our CCP Construction Contracts is approximately $130 million. We estimate that the total expected capital costs for the Corpus Christi Pipeline will be between $350 million and $400 million, including the estimated contingency. Total expected capital costs for Stage 1 and the Corpus Christi Pipeline are estimated to be between $9.0 billion and $10.0 billion before financing costs, and between $11.0 billion and $12.0 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

On December 6, 2013, we entered into the EPC Contract (T3). Since we did not issue the full NTP under the EPC Contract (T3) by December 31, 2016, either we or Bechtel may terminate the EPC Contract (T3). As of the date of this prospectus, neither we nor Bechtel has provided a notification to the other to terminate the EPC Contract (T3) but this could occur at any time hereafter. The total contract price under the EPC Contract (T3) is approximately $2.4 billion. We are currently in negotiations with Bechtel concerning Stage 2, and if we and Bechtel ultimately extend or amend the EPC Contract (T3) to develop Stage 2, the terms of the EPC Contract (T3), including the total contract price, may change from those currently in the contract. We estimate that total expected capital costs for Stage 2 would be between $2.0 billion and $4.0 billion before financing costs, and between $3.0 billion and $5.0 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

Our cost estimates are subject to change due to such items as cost overruns, change orders, escalation of labor costs and additional funds that may be expended to maintain our construction schedule. See “Risk Factors—Risks Relating to Completion of the CCL Project—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

Final Investment Decision on Stage 2

We will contemplate making a final investment decision to commence construction of Stage 2 of the CCL Project based upon, among other things, entering into acceptable commercial arrangements and obtaining adequate financing to construct the facility.

Capital Resources

We believe that with the unfunded commitments under the Term Loan Facility, equity contributions made pursuant to the CEI Equity Contribution Agreement and the cash flows under our SPAs related to Train One and Train Two, we will have adequate financial resources available to us to complete Stage 1 and the Corpus Christi Pipeline, and to meet our currently anticipated capital, operating and debt service requirements through the maturity of the New Notes offered hereby. We have also entered into a working capital facility for various working capital requirements related to the development and construction of the CCL Project. See “Description of Other Senior Indebtedness—Working Capital Facility.”

We currently project that we will not generate cash flow from operations until the first quarter of 2019, when Train One is expected to achieve substantial completion.

Term Loan Facility

In May 2015, we entered into the Term Loan Facility, which is being used to fund a portion of the costs associated with the development, construction, operation and maintenance of Stage 1 of the CCL Project and the Corpus Christi Pipeline.

Borrowings under the Term Loan Facility may be refinanced, in whole or in part, at any time without premium or penalty; however, interest rate hedging and interest rate breakage costs may be incurred. As of December 31, 2016, we had approximately $3.6 billion of available commitments and approximately $2.4 billion of outstanding borrowings under the Term Loan Facility.

The principal of the loans made under the Term Loan Facility must be repaid in quarterly installments, commencing on the earlier of (i) the first Quarterly Payment Date occurring more than three calendar months following the Project Completion Date and (ii) a set date determined by reference to the date upon which EDF, an LNG customer linked to Train Two, is entitled to terminate its SPA for failure to achieve the date of first commercial delivery for that agreement. Scheduled repayments will be based upon a 19-year tailored amortization, commencing the first full quarter after the Project Completion Date and designed to achieve a minimum projected fixed debt service coverage ratio of 1.55:1.

Loans under the Term Loan Facility accrue interest at a variable rate per annum equal to, at our election, LIBOR or the base rate, plus the applicable margin. The applicable margins for LIBOR loans are 2.25% prior to the Project Completion Date and 2.50% thereafter. The applicable margins for base rate loans are 1.25% prior to the Project Completion Date and 1.50% thereafter. Interest on LIBOR loans is due and payable at the end of each applicable interest period and interest on base rate loans is due and payable at the end of each quarter. The Term Loan Facility also requires CCH to pay a commitment fee at a rate per annum equal to 40% of the margin for LIBOR loans, multiplied by the outstanding undrawn Facility Debt Commitments under the Term Loan Facility.

The obligations of CCH under the Term Loan Facility are secured by a first priority lien, subject to Permitted Liens, on substantially all of the assets of CCH and its subsidiaries and by a pledge by Holdco of its limited liability company interests in CCH.

Under the terms of the Common Terms Agreement, CCH is required to hedge not less than 65% of the variable interest rate exposure of its senior secured debt. CCH is restricted from making distributions under agreements governing its indebtedness generally until, among other requirements, the completion of the construction of Train One and Train Two of the CCL Project, funding of a debt service reserve account equal to six months of debt service and achieving a Historical DSCR and Fixed Projected DSCR of at least 1.25:1.00.

Upon our incurrence of any replacement debt (including the sale of the New Notes), a portion of the Term Loan Facility amounts outstanding and/or commitments in an amount equal to the amount of such replacement debt less certain provisions, costs, prepayment premiums, fees and expenses allowed pursuant to the Common Terms Agreement will be prepaid and/or cancelled, as the case may be.

Working Capital Facility

On December 14, 2016, we entered into the $350 million Working Capital Facility, which is intended to be used for the extension of Loans (“Working Capital Loans”), the issuance of letters of credit on behalf of CCH, as well as for swing line Loans (“Swing Line Loans”) for the uses permitted in the Working Capital Facility as discussed under the caption “Description of Other Senior Debt—Working Capital Facility.” Loans under the Working Capital Facility are guaranteed by the Guarantors. As of December 31, 2016, we had issued no letters of credit, had incurred no outstanding borrowings and had $350 million of available commitments under the Working Capital Facility.

The Working Capital Facility matures on December 14, 2021, and we may prepay the Working Capital Loans, Swing Line Loans and Loans made in connection with a draw upon any letter of credit (“LC Loans”) at any time without premium or penalty upon three business days’ notice and may re-borrow at any time. LC Loans have a term of up to one year. Swing Line Loans terminate upon the earliest of (1) the maturity date or earlier termination of the Working Capital Facility, (2) the date that is 15 days after such Swing Line Loan is made and (3) the first borrowing date for a Working Capital Loan or Swing Line Loan occurring at least four business days following the date the Swing Line Loan is made. We are required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year.

The Working Capital Facility contains conditions precedent to the extension of credit, as well as customary affirmative and negative covenants, which, during the term of the Term Loan Facility, are based on the terms in the Common Terms Agreement. See the caption “Description of Other Senior Debt—Common Terms Agreement” for a description of the Common Terms Agreement. Our obligations under the Working Capital Facility are secured by the Collateral pursuant to the Common Security and Account Agreement on a pari passu basis with the Senior Notes and the Term Loan Facility.

We may, from time to time in accordance with the terms of the Working Capital Facility, request increases in the commitments thereunder up to the amount of Working Capital Debt permitted under the Common Terms Agreement.

Senior Notes

On May 18, 2016, we issued $1.25 billion aggregate principal amount of the Old 2024 Notes and on December 9, 2016, we issued $1.5 billion aggregate principal amount of the Old 2025 Notes. The net proceeds of the Old Notes were used to prepay a portion of the principal amounts then outstanding under the Term Loan Facility. Interest on the Old Notes is payable semi-annually in arrears. The Old Notes are secured pari passu with our other Senior Debt by a first priority lien, subject to Permitted Liens, on substantially all of the assets of CCH and its subsidiaries and by a pledge by Holdco of its limited liability company interests in CCH.

At any time prior to six months before the respective dates of maturity for the 2024 Notes or the 2025 Notes, we may redeem all or part of such series of notes at a redemption price equal to the “make-whole” price set forth in the indenture governing the notes, plus accrued and unpaid interest, if any, to the date of redemption. We may also at any time within six months of the respective dates of maturity for the 2024 Notes or the 2025 Notes, redeem all or part of the applicable series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Under the indenture governing the 2024 Notes and the 2025 Notes, we may not make any distributions until, among other requirements, substantial completion of Trains 1 and 2 has occurred, deposits are made into the Senior Debt Service Reserve Account as required and the Indenture Historical DSCR and the Indenture Projected Fixed DSCR, each for the Calculation Period, are both at least 1.25:1.00.

The indenture governing the 2024 Notes and the 2025 Notes includes restrictive covenants. We may incur additional Indebtedness in the future, including by issuing additional Senior Notes, and such Indebtedness could be at higher interest rates and have different maturity dates and more restrictive covenants than our current outstanding Indebtedness, including the 2024 Notes, the 2025 Notes and the Term Loan Facility.

Equity Contributions

On May 13, 2015, Cheniere entered into an Equity Contribution Agreement for the benefit of CCH (the “CEI Equity Contribution Agreement”) pursuant to which Cheniere agreed to provide a tiered equity contribution of approximately $2.64 billion for Stage 1 of the CCL Project and the Corpus Christi Pipeline. See “Description of Material Project Agreements—CEI Equity Contribution Agreement.”

As of December 31, 2016, we had spent over $1.7 billion of equity capital which have been applied towards the development and construction of the CCL Project.

The first tier of equity funding, approximately $1.499 billion (the “First Tier Equity Funding”), was contributed to CCH concurrently with the closing of the Term Loan Facility for application by CCH to fund a portion of Stage 1 of the CCL Project and the Corpus Christi Pipeline’s costs. A portion of this equity contribution was funded through the issuance, on May 13, 2015, by our indirect parent, Cheniere CCH Holdco II, LLC (“Holdco II”), of $1.0 billion aggregate principal amount of 11% Senior Secured Notes due 2025 (the “Convertible Notes”), on a private placement basis. Holdco II contributed, through its wholly-owned subsidiary, Cheniere CCH HoldCo I, LLC (“Holdco”), the net proceeds of the Convertible Notes issuance to CCH, which proceeds were part of the First Tier Equity Funding provided to CCH by Cheniere under the CEI Equity Contribution Agreement. The Convertible Notes are secured by a pledge by Cheniere of 100% of the equity interests of Holdco II, and a pledge by Holdco II of 100% of the equity interests in Holdco.

The Second Tier Pro Rata Equity Funding under the CEI Equity Contribution Agreement is required to be contributed concurrently and pro rata with Senior Debt funding, including under the Term Loan Facility, the Working Capital Facility and these notes, starting on the date on which any further disbursements of our Senior Debt would result in a Senior Debt/Equity Ratio of greater than 75:25. See “Description of Material Project Agreements—CEI Equity Contribution Agreement.” Cheniere is required to provide Second Tier Pro Rata Equity Funding up to a maximum amount of approximately $1.137 billion for construction of Stage 1 of the CCL Project and the Corpus Christi Pipeline.

Cheniere expects to fund approximately $40 million of the Second Tier Pro Rata Equity Funding on March 31, 2017, concurrently with a borrowing under the Term Loan Facility as of the same date. CCH anticipates that, in connection with each subsequent borrowing under the Term Loan Facility, it will be necessary for Cheniere to provide pro rata equity funding of a portion of the Second Tier Pro Rata Funding until such amount has been fully funded. On March 2, 2017, Cheniere entered into the CEI Revolving Credit Facility. The proceeds of the CEI Revolving Credit Facility are available to Cheniere to back-stop its obligations under the CEI Equity Contribution Agreement to provide the Second Tier Pro Rata Equity Funding to CCH.

Sources and Uses of Cash

The following table (in thousands) summarizes the sources and uses of our cash, cash equivalents and restricted cash for the years ended December 31, 2016, 2015 and 2014. The table presents capital expenditures on a cash basis; therefore, these amounts differ from the amounts of capital expenditures, including accruals, which are referred to elsewhere in this prospectus. Additional discussion of these items follows the table.

	Year Ended December 31,
	2016	2015	2014
Operating cash flows	$(41,079)	$(107,202)	$(39,333)
Investing cash flows	(2,095,897)	(3,839,415)	(52,461)
Financing cash flows	2,360,746	3,993,387	91,794

Net increase in cash, cash equivalents and restricted cash	223,770	46,770	—
Cash, cash equivalents and restricted cash—beginning of period	46,770	—	—

Cash, cash equivalents and restricted cash—end of period	$270,540	$46,770	$—

Operating Cash Flows

Operating cash outflows during the years ended December 31, 2016, 2015 and 2014 were $41.1 million, $107.2 million and $39.3 million, respectively. The higher operating cash outflows in 2015 compared to 2016 and 2014 primarily related to the payment of $50.1 million for contingency and syndication premiums upon meeting the contingency related to the interest rate swaps to hedge the exposure to volatility in portion of the floating-rate interest payments under the Term Loan Facility (“Interest Rate Derivatives”) in May 2015, as well as interest payments related to the Term Loan Facility.

Investing Cash Flows

Investing cash outflows during the years ended December 31, 2016, 2015 and 2014 were $2.1 billion, $3.8 billion and $52.5 million, respectively, and are primarily used to fund the construction costs for Stage 1 of the CCL Project. These costs are capitalized as construction-in-process until achievement of substantial completion.

Financing Cash Flows

Financing cash inflows during the years ended December 31, 2016, 2015 and 2014 were $2.4 billion, $4.0 billion and $91.8 million, respectively. Financing cash inflows during the year ended December 31, 2016 were primarily composed of $2.1 billion in borrowings under the Term Loan Facility and issuances of aggregate principal amounts of $1.25 billion of the 2024 Notes in May 2016 and $1.5 billion of the 2025 Notes in December 2016, which were used to prepay $2.4 billion of the outstanding borrowings under the Term Loan Facility, partially offset by $56.8 million in debt issuance and deferred financing costs and $0.3 million in distributions to affiliate. Financing cash inflows during the year ended December 31, 2015 were primarily composed of $2.7 billion in borrowings under the Term Loan Facility and $1.6 billion from capital contributions, which were partially offset by $280.5 million in debt issuance and deferred financing costs. Financing cash inflows during the years ended December 31, 2014 was composed of $97.6 million in capital contributions and $1.3 million proceeds from affiliate debt, which was partially offset by $7.1 million in deferred financing costs.

Contractual Obligations

We are committed to make cash payments in the future pursuant to certain of our contracts. The following table summarizes certain contractual obligations (in thousands) in place at December 31, 2016.

	Payments Due for the Years Ended December 31,(1)
	Total	2017	2018-2019	2020-2021	Thereafter
Construction obligations(2)	$2,354,044	$1,395,929	$958,115	$—	$—
Purchase obligations(3)	300,132	26,194	10,313	27,412	236,213
Debt(4)	5,130,788	—	—	2,380,788	2,750,000
Interest payments(4)	1,871,156	283,787	555,578	526,635	505,156
Operating lease obligations(5)	2,876	895	1,736	245	—
Obligations to affiliates(6)	840	210	420	210	—
Other obligations(7)	30,000	2,000	6,000	6,000	16,000

(1)	Agreements in force as of December 31, 2016 that have terms dependent on project milestone dates are based on the estimated dates as of December 31, 2016.
(2)	Construction obligations primarily relate to the EPC contracts for the CCL Project. The estimated remaining cost pursuant to our EPC contracts as of December 31, 2016 is included for Trains with respect to which we have made a final investment decision to commence construction; the EPC contract termination amount is included for Trains with respect to which we have not made a final investment decision. A discussion of these obligations can be found at Note 11—Commitments and Contingencies of our Notes to Consolidated and Combined Financial Statements of CCH that have been included elsewhere in this prospectus.
(3)	Purchase obligations consist of contracts for which conditions precedent have been met, and primarily relate to natural gas transportation and storage services and maintenance contracts for the CCL Project and purchases of materials for the Corpus Christi Pipeline. As project milestones and other conditions precedent are achieved, our obligations are expected to increase accordingly.
(4)	Based on the total debt balance, scheduled maturities and interest rates in effect at December 31, 2016. See Note 7—Debt of our Notes to Consolidated and Combined Financial Statements of CCH that have been included elsewhere in this prospectus.
(5)	Operating lease obligations primarily relate to land sites related to the CCL Project. A discussion of these obligations can be found at Note 10—Leases of our Notes to Consolidated and Combined Financial Statements of CCH that have been included elsewhere in this prospectus.

(6)	Obligations arising through intercompany service agreements include only fixed fees and do not include variable fees. A discussion of these obligations can be found at Note 8—Related Party Transactions of our Notes to Consolidated and Combined Financial Statements of CCH that have been included elsewhere in this prospectus.
(7)	Other obligations primarily relate to agreements with certain local taxing jurisdictions.

Results of Operations

CCH and its subsidiaries CCL, CCP and CCP GP are development stage companies, currently in the construction phase, and no operating revenues have been recorded to date for any of CCH, CCL, CCP or CCP GP.

Year Ended December 31, 2016

For the year ended December 31, 2016, CCH and its subsidiaries recorded a net loss of $85.5 million, arising from $6.5 million in loss from operations and $79.0 million in other expense. Loss from operations included $1.5 million in operating and maintenance expense (including affiliate), $4.8 million in general and administrative expense (including affiliate), and $0.2 million in depreciation and amortization expense, and was offset by $0.1 million in development expense recovery (including affiliate). Other expense included $15.6 million in net losses on derivatives, $63.3 million in loss on early extinguishment of debt and $0.1 million in other expense.

Year Ended December 31, 2015

For the year ended December 31, 2015, CCH and its subsidiaries recorded a net loss of $227.1 million, arising from $23.0 million in loss from operations and $204.1 million in other expense. Loss from operations included $19.2 million in development expense (including affiliate), $0.6 million in operating and maintenance expense, $3.1 million in general and administrative expense (including affiliate), and $0.1 million in depreciation expense. Other expense included $161.9 million in net losses on derivatives, $25.7 million in interest expense, net of capitalized interest, and $16.5 million loss on early extinguishment of debt.

Year Ended December 31, 2014

For the year ended December 31, 2014, CCH and its subsidiaries recorded a net loss of $38.6 million, primarily arising from $38.2 million in development expense (including affiliate) and $0.4 million in interest expense to affiliates.

Off-Balance Sheet Arrangements

As of December 31, 2016, we had no off-balance sheet debt or other such unrecorded obligations, and we have not guaranteed the debt of any other party.

Summary of Critical Accounting Policies

This discussion and analysis of our financial condition and the results of operation is based upon our audited annual consolidated and combined financial statements and our unaudited interim consolidated financial statements included in this prospectus. The presentation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from these estimates and assumptions. Certain of our accounting policies are discussed in more detail in our consolidated and combined financial statements which appear in this prospectus beginning at page F-1. We believe the following critical accounting policies involve the most significant judgment and estimates used in the preparation of our consolidated and combined financial statements.

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly including those related to the value of property, plant and equipment, derivative instruments, asset retirement obligations (“AROs”), income taxes including valuation allowances for net deferred tax assets and fair value measurements. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2 and 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than quoted prices included within Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

In determining fair value, we use observable market data when available, or models that incorporate observable market data. In addition to market information, we incorporate transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. We maximize the use of observable inputs and minimize our use of unobservable inputs in arriving at fair value estimates.

Recurring fair-value measurements are performed for interest rate derivatives as disclosed under the caption “—Derivative Instruments.” The carrying amount of restricted cash and accounts payable reported on the Consolidated Balance Sheets approximates fair value, as well as debt fair value.

Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and will not become available to us as cash and cash equivalents. We have presented restricted cash separately from cash and cash equivalents on our Consolidated Balance Sheets.

Accounting for LNG Activities

Generally, we begin capitalizing costs of the CCH Terminal Facility and the Corpus Christi Pipeline once the individual project meets the following criteria: (i) regulatory approval has been received, (ii) financing for the project is available and (iii) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to the CCH Terminal Facility and the Corpus Christi Pipeline.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as other non-current assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

We capitalize interest and other related debt costs during the construction period of the CCH Terminal Facility and the Corpus Christi Pipeline. Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. Interest costs incurred on debt obtained for the construction of property, plant and equipment are capitalized as construction-in-process over the construction period or related debt term, whichever is shorter. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in other operating costs and expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

We did not record any impairments related to property, plant and equipment during the years ended December 31, 2016, 2015 or 2014.

Regulated Natural Gas Pipelines

The Corpus Christi Pipeline is subject to the jurisdiction of the FERC in accordance with the NGA and the Natural Gas Policy Act of 1978. The economic effects of regulation can result in a regulated company recording as assets those costs that have been or are expected to be approved for recovery from customers, or recording as liabilities those amounts that are expected to be required to be returned to customers, in a rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated rate-making process that may not be recorded under GAAP for non-regulated entities. We continually assess whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, we believe the existing regulatory assets are probable of recovery. These regulatory assets and liabilities are primarily classified in our Consolidated Balance Sheets as deferred preliminary survey and investigation costs, other assets and other liabilities. We periodically evaluate their applicability under GAAP, and consider factors such as regulatory changes and the effect of competition. If cost-based regulation ends or competition increases, we may have to reduce our asset balances to reflect a market basis less than cost and write off the associated regulatory assets and liabilities.

Items that may influence our assessment are:

•	inability to recover cost increases due to rate caps and rate case moratoriums;

•	inability to recover capitalized costs, including an adequate return on those costs through the rate-making process and the FERC proceedings;

•	excess capacity;

•	increased competition and discounting in the markets we serve; and

•	impacts of ongoing regulatory initiatives in the natural gas industry.

Derivative Instruments

We use derivative instruments to hedge our exposure to cash flow variability from interest rate risk. Derivative instruments are recorded at fair value and included in our Consolidated Balance Sheets as assets or liabilities depending on the derivative position and the expected timing of settlement. When we have the contractual right and intend to net settle, derivative assets and liabilities are reported on a net basis.

Changes in the fair value of our derivative instruments are recorded in current earnings, unless we elect to apply hedge accounting and meet specified criteria, including completing contemporaneous hedge documentation. We did not have any derivative instruments designated as cash flow hedges during the years ended December 31, 2016 and 2015. See Note 5—Derivative Instruments of our Notes to Consolidated and Combined Financial Statements of CCH that have been included elsewhere in this prospectus.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of restricted cash. We maintain cash balances at financial institutions, which may at times be in excess of federally insured levels. We have not incurred losses related to these balances to date.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Our interest rate derivative instruments are placed with investment grade financial institutions whom we believe are acceptable credit risks. We monitor counterparty creditworthiness on an ongoing basis; however, we cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, we may not realize the benefit of some of our derivative instruments.

CCL has entered into eight fixed price 20-year SPAs with seven unaffiliated third parties. CCL is dependent on the respective counterparties’ creditworthiness and their willingness to perform under their respective SPAs.

Debt

Our debt consists of long-term secured debt securities and credit facilities with banks and other lenders. Debt issuances are placed directly by us or through securities dealers or underwriters and are held by institutional and retail investors.

Debt is recorded on our Consolidated Balance Sheets at par value net of unamortized debt issuance costs related to term notes. Debt issuance costs directly related to the issuance of debt are amortized over the life of the debt and are recorded in interest expense, net of capitalized interest using the effective interest method. Gains and losses on the extinguishment of debt are recorded in gains and losses on the extinguishment of debt on our Consolidated and Combined Statements of Operations.

Debt issuance and deferred financing costs consist primarily of arrangement fees, professional fees, legal fees and printing costs. Debt issuance costs are recorded as a direct deduction from the debt liability unless incurred in connection with a line of credit arrangement, in which case they are presented as an asset on our Consolidated Balance Sheets, along with deferred financing costs. Debt issuance and deferred financing costs are amortized to interest expense or property, plant and equipment over the term of the related debt facility. Upon early retirement of debt or amendment to a debt agreement, certain fees are written off to loss on early extinguishment of debt.

Asset Retirement Obligations

We recognize asset retirement obligations (“AROs”) for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement is conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset. Our assessment of AROs is described below.

We have not recorded an ARO associated with the Corpus Christi Pipeline. We believe that it is not feasible to predict when the natural gas transportation services provided by the Corpus Christi Pipeline will no longer be utilized. In addition, our right-of-way agreements associated with the Corpus Christi Pipeline have no stipulated termination dates. We intend to operate the Corpus Christi Pipeline as long as supply and demand for natural gas exists in the United States and intend to maintain it regularly.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Consolidated and Combined Statements of Operations, is included in the consolidated federal income tax return of Cheniere. The provision for income taxes, taxes payable and deferred income tax balances have been recorded as if we had filed all tax returns on a separate return basis (“hypothetical carve-out basis”) from Cheniere. Deferred tax assets and liabilities are included in our Consolidated Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. We routinely assess our deferred tax assets and reduce such assets by a valuation allowance if we deem it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment requires significant judgment and is based upon our assessment of our ability to generate future taxable income among other factors.

Business Segment

Our liquefaction and pipeline business at the CCH Terminal Facility represents a single reportable segment. Our chief operating decision maker reviews the financial results of CCH in total when evaluating financial performance and for purposes of allocating resources.

Recent Accounting Standards

For descriptions of recently issued accounting standards, see Note 13—Recent Accounting Standards of our Notes to Consolidated and Combined Financial Statements of CCH that have been included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

In order to test the sensitivity of the fair value of the Interest Rate Derivatives to changes in interest rates, management modeled a 10% change in the forward one-month LIBOR curve across the remaining term of the Interest Rate Derivatives as follows (in thousands):

	December 31, 2016		December 31, 2015
	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value
Interest Rate Derivatives	$(86,488)	$52,047	$(104,999)	$55,625

BUSINESS

Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

General

CCH is a Delaware limited liability company formed in September 2014 by Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses (“Cheniere”), to develop, construct, operate, maintain and own a natural gas liquefaction and export facility (the “CCH Terminal Facility”) and a pipeline facility (the “Corpus Christi Pipeline” and together with the CCH Terminal Facility, the “CCL Project”) on nearly 2,000 acres of land that we own or control near Corpus Christi, Texas, through wholly-owned subsidiaries Corpus Christi Liquefaction, LLC (“CCL”) and Cheniere Corpus Christi Pipeline, L.P. (“CCP”), respectively.

The CCL Project is currently being developed for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters.

CCH owns 100% of the equity interests in CCL, which owns the CCH Terminal Facility; CCP, which owns the Corpus Christi Pipeline; and CCP GP, which holds all of the general partner interest in CCP. CCL, CCP and CCP GP constitute all of the current subsidiaries of CCH. CCH is an indirect wholly-owned subsidiary of Cheniere.

Our Business Strategy

Our primary objective for the CCL Project is to generate stable cash flows by:

•	completing construction and commencing operation of Train One and Train Two and the Corpus Christi Pipeline on schedule and within budget;

•	developing, constructing and commencing operation of Train Three;

•	operating and maintaining our assets safely, efficiently, reliably and in compliance with all applicable government regulations;

•	developing a solid portfolio of natural gas supply and transportation agreements to support our LNG liquefaction operations;

•	making LNG available to our long-term SPA customers to generate steady and reliable revenues and operating cash flows; and

•	maintaining a prudent and cost-effective capital structure.

The CCL Project

The CCL Project is currently being developed in two stages:

•	Stage 1, for which we issued a full NTP to Bechtel under the EPC Contract (T1/T2) in May 2015, includes two Trains, each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG, two LNG storage tanks, each with a capacity of approximately 3.37 Bcfe, one complete marine berth that can accommodate vessels with nominal capacity of up to approximately 266,000 cubic meters, partial completion of a second berth, and all of the CCL Project’s necessary infrastructure and facilities, in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel on the north shore of the Corpus Christi Bay; and

•	Stage 2, which we are currently developing but is not yet under construction, includes a third Train with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG, a third LNG storage tank of approximately 3.37 Bcfe and the completion of the second berth.

Concurrently with the construction of Stage 1, we also are developing the Corpus Christi Pipeline, a 23-mile-long bi-directional natural gas pipeline and related compressor station, meter stations and interconnects with several existing interstate and intrastate pipelines, originating at the CCH Terminal Facility and terminating north of Sinton, Texas. The Corpus Christi Pipeline will comprise of a 48-inch main pipeline and two 36-inch pipelines for the northern-most 1.5 mile connection to the compression station and is being designed to transport up to a maximum of 2.25 Bcf/d of natural gas feedstock to the CCH Terminal Facility from the existing gas pipeline grid.

Stage 1 and the Corpus Christi Pipeline

We issued a full NTP to Bechtel under the EPC Contract (T1/T2) in May 2015. The guaranteed substantial completion dates for Train One and Train Two (both as defined in the EPC Contract (T1/T2)) are October 12, 2019 and July 27, 2020, respectively. As of February 28, 2017, the overall project completion percentage for Stage 1 of the CCL Project was approximately 56.6%, with engineering, procurement and construction approximately 100%, 77.6% and 27.1% complete, respectively. Based on our current construction schedule, we anticipate that Train One and Train Two will achieve substantial completion in 2019. The Corpus Christi Pipeline will be constructed by third-party construction firms under three separate CCP Construction Contracts. The construction of the Corpus Christi Pipeline commenced in January 2017. We expect the Corpus Christi Pipeline to be operational prior to the commissioning of Train One.

Stage 2

Stage 2 of the CCL Project is not currently under construction. We have obtained the FERC and DOE authorizations necessary to construct, operate and export LNG from Stage 2. On December 6, 2013, we entered into a lump sum turnkey EPC contract with Bechtel (“the EPC Contract (T3)”). Since we did not issue the full NTP under the contract by December 31, 2016, either party may, among other things, terminate the EPC Contract (T3), and following such termination CCL is required to reimburse Bechtel for costs reasonably incurred by Bechtel on account of such termination and pay a lump sum of $5,000,000. As of the date of this prospectus, neither we nor Bechtel has provided a notification to the other to terminate the EPC Contract (T3), but this could occur at any time hereafter. The total contract price of the EPC Contract (T3) is approximately $2.4 billion. We are having ongoing negotiations with Bechtel concerning Stage 2, and if we and Bechtel ultimately extend or amend the EPC Contract (T3) to develop Stage 2, the terms of the EPC Contract (T3), including the total contract price, may change from those currently in the contract. Our current debt financing, including the proceeds of the notes from this offering, and the equity financing described below under “—Capital Resources—Equity Contributions,” are not for the construction of Stage 2, and construction of Stage 2 would constitute an “Expansion” under the terms of the indenture. As such, the commencement of construction of Stage 2 would be subject to various conditions, including a final agreement with Bechtel to extend and revise the EPC Contract (T3), conditions related to the availability of sufficient funding to cover the construction costs of Stage 2, regulatory conditions and satisfaction of certain debt service coverage ratios with respect to Senior Debt. For more information on the conditions we will need to meet in order to construct Stage 2, please see the description set forth in “Description of Senior Notes—Expansions” and “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt.” We will contemplate making a final investment decision to commence construction of Stage 2 based upon, among other things, entering into acceptable commercial arrangements and obtaining adequate financing to construct the facility. Consequently, there is no assurance that we will ultimately construct Stage 2 and our current creditors and the purchasers and any subsequent holders of these notes should not rely on or expect that we will have any revenues from LNG produced by future Stage 2 facilities or current or future SPAs related to LNG from Stage 2.

In lieu of, or in addition to, Stage 2 or any subsequent stages or expansion of the CCL Project, Cheniere or an affiliate of Cheniere may develop one or more Trains and related facilities adjacent to the CCL Project as part of a separate project that is not owned by us. In this case, we may transfer and/or amend previously-obtained permits and other authorizations or applications such that they may be used by that project. We also may enter into arrangements with such a separate project to share the use and capacity of each other’s land and facilities, including pooling of capacity of the Trains, sharing of common facilities, such as storage tanks and berths, and use of capacity of the pipeline facilities, to the extent permitted under the Finance Documents. These sharing arrangements would be subject to quiet enjoyment rights both for the Project Entities and the owner of the other Train(s). Our entry into sharing arrangements of this nature will be subject to our satisfaction of the conditions related to the sharing of our land and facilities set forth in “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

Subsequent Stages

The CCL Project may be expanded further in the future by the development of additional Trains, which may include expansions of the Corpus Christi Pipeline or construction of a new pipeline, and construction of related facilities.

As is the case in relation to Stage 2, our current debt financing and the equity financing described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources—Equity Contributions,” are not for the development of any of these subsequent stages of the CCL Project. Development of any subsequent stages would constitute an “Expansion” under the terms of the indenture and, as described above, would be subject to various conditions. See “Description of Senior Notes—Expansions.”

In connection with potential expansions, we have requested that FERC initiate the pre-filing review process for two additional Trains and a fourth LNG storage tank, along with a second natural gas pipeline, which was approved in June 2015. CCL has applied for and obtained authorization from the DOE to export domestically produced LNG by vessel from these Trains (in addition to those to be developed under Stage 1 and Stage 2) to FTA countries for a 20-year term in an amount equivalent to approximately 514 Bcf/yr (approximately 10 mtpa) of natural gas. An application by CCL for authorization to export that same quantity of domestically produced LNG by vessel from these Trains to non-FTA countries is currently pending before the DOE.

The facilities contemplated in the permits and authorizations described above may be constructed as a subsequent stage of the CCL Project. Alternatively, our parent company, Cheniere, may develop and construct these facilities within another Cheniere affiliate outside of the CCL Project. For instance, Cheniere has formed two entities, which are not owned or controlled by CCH, that are currently developing the two Trains and one LNG storage tank adjacent to the CCL Project, along with a second natural gas pipeline.

If affiliates of Cheniere other than the Project Entities ultimately construct these Trains and facilities, they would not be part of the CCL Project, but the Project Entities may nevertheless enter into sharing arrangements with the entities owning those Trains and related facilities that would involve sharing the use and capacity of each other’s land and facilities, including pooling of capacity of Trains, sharing of common facilities, such as storage tanks and berths, and use of capacity of pipeline facilities, to the extent permitted under the Finance Documents. The Project Entities also may transfer and/or amend previously-obtained permits and other authorizations or applications such that they may be used by an adjacent project. In order to implement these arrangements, we would need to meet various conditions under the terms of the New Notes. See “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

There is no assurance that we will ultimately develop any subsequent stages of the CCL Project and our current creditors and the any holders of the New Notes, should not rely on or expect that we will have any revenues from LNG produced by future facilities or SPAs related to LNG from any future facilities.

FERC and DOE Authorizations

In December 2014, we received authorization from the FERC to construct and operate Stage 1, Stage 2 and the Corpus Christi Pipeline.

The DOE has authorized the export of domestically produced LNG by vessel from the CCL Project to FTA countries for a 25-year term and to non-FTA countries for a 20-year term of a combined total of up to the equivalent of 767 Bcf/yr (approximately 15 mtpa) of natural gas. A party to the proceeding requested a rehearing of the Non-FTA Authorization, which was denied by the DOE in May 2016. In July 2016, the same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the Non-FTA Authorization and the DOE order denying the request for rehearing of the same. The appeal is pending. The terms of each of these Export Authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from 7 to 10 years from the date the order was issued.

For further detail, see below under the caption “—Governmental Regulation.”

Customers and SPAs

Stage 1 Customers and SPAs

CCL has entered into seven fixed-price, 20-year SPAs with extension rights with six third parties to make available an aggregate amount of LNG that equates to approximately 7.7 mtpa of LNG, which is approximately 86% of the expected aggregate nominal production capacity of Train One and Train Two. The obligation to make LNG available under these SPAs commences from the date of first commercial delivery for Train One or Train Two as specified in each SPA. Under these seven SPAs, the customers will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train. However, the term of each SPA commences upon the start of operations of a specified Train.

As of February 28, 2017, CCL had the following third-party fixed-price SPAs in connection with Train One and Train Two, which are a part of Stage 1:

•	Endesa SPA No. 1 with Endesa Generación, S.A. (which was subsequently assigned to Endesa), the term of which commences upon the date of first commercial delivery for Train One. The Endesa SPA No. 1 includes an annual contract quantity of 78,215,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $273.8 million. Endesa is organized under the laws of Spain.

•	Endesa SPA No. 2 with Endesa, the term of which commences upon the date of first commercial delivery for Train One. The Endesa SPA No.2 includes an annual contract quantity of 39,107,500 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $136.9 million.

•	The Pertamina SPA with Pertamina, the term of which commences upon the date of first commercial delivery for Train One. The Pertamina SPA includes an annual contract quantity of 39,680,000 MMBtu of LNG (plus, for the contract year in which the date of first commercial delivery for Train Two occurs and each subsequent year, an additional 39,680,000 MMBtu of LNG), equating to expected annual contracted cash flow from fixed fees of $138.9 million ($277.8 million beginning in the contract year in which Train Two becomes commercially operable). Pertamina is organized under the laws of Indonesia.

•	The EDF SPA with EDF, the term of which commences upon the date of first commercial delivery for Train Two. The EDF SPA includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. EDF is organized under the laws of France.

•	The Gas Natural Fenosa SPA with Gas Natural Fenosa LNG SL (which was subsequently assigned to Gas Natural Fenosa), the term of which commences upon the date of first commercial delivery for Train Two. The Gas Natural Fenosa SPA includes an annual contract quantity of 78,215,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $273.8 million. Gas Natural Fenosa is organized under the laws of Ireland. The Gas Natural Fenosa SPA is irrevocably guaranteed by Gas Natural SDG S.A., which is organized under the laws of Spain.

•	The Iberdrola SPA with Iberdrola, the term of which commences upon the date of first commercial delivery for Train Two. The Iberdrola SPA includes an annual contract quantity of 39,680,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $138.9 million. In addition, CCL will provide Iberdrola with bridging volumes of 19,840,000 MMBtu of LNG per contract year, starting on the date on which Train One becomes commercially operable and ending on the date of first commercial delivery of LNG for Train Two. Iberdrola is organized under the laws of Spain.

•	The Woodside SPA with Woodside, the term of which commences upon the date of first commercial delivery for Train Two. The Woodside SPA includes an annual contract quantity of 44,120,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $154.4 million. Woodside is organized under the laws of Singapore. The Woodside SPA is irrevocably guaranteed by Woodside Petroleum, Ltd., which is organized under the laws of Australia.

In aggregate, the fixed fee portion to be paid by these customers is approximately $1.4 billion annually for Train One and Train Two, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train. These fixed fees equal approximately $549.5 million and $845.9 million for Train One and Train Two, respectively. As of December 31, 2016, we had approximately $5.1 billion of long-term debt outstanding, comprising approximately $2.4 billion under our Term Loan Facility, which has been used to fund a portion of the costs associated with Stage 1 and the Corpus Christi Pipeline, and $1.25 billion under the 2024 Notes and $1.5 billion under the 2025 Notes, the net proceeds of each of which were used, at the time of their issuance, to prepay amounts outstanding under the Term Loan Facility. As of December 31, 2016, our available commitments under our Term Loan Facility are approximately $3.6 billion.

Stage 2 Customers and Stage 2 SPA

In connection with Train Three, which is part of Stage 2 of the CCL Project, CCL has entered into the EDP SPA with EDP. The EDP SPA became effective as of July 9, 2015 upon waiver of certain conditions precedent to effectiveness. Under the EDP SPA, EDP will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, EDP may elect to cancel or suspend deliveries of LNG cargoes, in which case EDP would still be required to pay the fixed fee with respect to contracted volumes that are not delivered as a result of such cancellation or suspension. The term of the EDP SPA commences upon the date of first commercial delivery of LNG for Train Three and includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. EDP is organized under the laws of Portugal. The EDP SPA purchase commitments equate to approximately 0.8 mtpa of LNG (which is approximately 18% of the expected nominal production capacity of Train Three).

Related Party SPAs

In addition to the third-party SPAs described above, CCL has entered into two fixed-price 20-year SPAs with CMI UK. Under the CMI Foundation SPA, CMI UK will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. At CMI UK’s option, which has not been exercised yet, the term of the CMI Foundation SPA commences upon the date of first commercial delivery for

Train Two and includes an annual contract quantity of 40,000,000 MMBtu of LNG, equating to expected annual contracted cash flow from fixed fees of $140.0 million. Under certain circumstances and conditions, quantities of LNG to be sold under the CMI Foundation SPA could be reduced by an amount equal to quantities of LNG to be sold under the El Campesino Contingent SPA entered into between CCL and El Campesino. See “Certain Relationships and Related Party Transactions—Cheniere Marketing International LLP SPA—CMI Foundation SPA—El Campesino SPA” for more detail regarding this SPA. The CMI Base SPA allows CMI UK to purchase, at its option, (i) up to a cumulative total of 150,000,000 MMBtu of LNG within the commissioning periods for Train One, Train Two, and Train Three, (ii) any LNG produced from the end of the commissioning period for Train One until the date of first commercial delivery of LNG from Train One, and (iii) any excess LNG produced by the CCH Terminal Facility that is not committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA, as determined by us in each contract year, in each case for a price consisting of a fixed fee of $3.00 per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. Under the CMI Base SPA, CMI UK may, without charge, elect to cancel or suspend deliveries of cargoes (other than commissioning cargoes) scheduled for any month under the applicable annual delivery program by providing specified notice in advance. Under certain circumstances and conditions, quantities of LNG to be sold under the CMI Base SPA during the then-current contract year and, if already scheduled, the subsequent contract year could be reduced by an amount equal to quantities of LNG to be sold under the El Campesino Contingent SPA during such contract years. See “Certain Relationships and Related Party Transactions.”

Natural Gas Transportation and Supply

To ensure CCL is able to transport adequate natural gas feedstock to the CCH Terminal Facility, CCL has entered into transportation precedent agreements to secure firm pipeline transportation capacity with CCP and certain third-party pipeline companies. See “Description of Material Project Agreements—Transportation Precedent Agreements.” CCL has entered into an agreement with a third party for firm storage services to assist in managing volatility in natural gas needs for the CCL Project. CCL has also entered into enabling agreements with third parties and will continue to enter into such enabling agreements in order to secure natural gas feedstock for the CCL Project. We expect to enter into natural gas supply contracts under these enabling agreements as and when required for the CCL Project. Among other things, these agreements would allow CCL to enter into natural gas purchases as and when required for the CCL Project on a spot or forward basis tied to Henry Hub or other market indices.

Construction

Stage 1 of the CCL Project is being designed, constructed and commissioned by Bechtel pursuant to the EPC Contract (T1/T2). Under this contract, Bechtel charges a lump sum for all work performed and generally bears project cost risk unless certain specified events occur, in which case Bechtel may cause CCL to enter into a change order, or CCL may agree with Bechtel to enter into a change order. The Corpus Christi Pipeline will be constructed by third party construction firms under three separate CCP Construction Contracts. Under each of the CCP Construction Contracts, each contractor is reimbursed for its actual costs, plus percentage markups for fees and overhead, for all work satisfactorily performed, up to a target price. If the target price is exceeded, then each contractor is entitled to be reimbursed for its actual costs plus a reduced percentage markup for overhead (and no markup for fee); and if the final cost is less than the target price, then the contractor is entitled to an incentive payment of a portion of the savings.

Our Trains and the Corpus Christi Pipeline will require significant amounts of capital to construct and operate and are subject to risks and delays in completion. The total contract price of the EPC Contract (T1/T2) for Stage 1, which does not include the costs of constructing the Corpus Christi Pipeline, is approximately $7.8 billion, reflecting amounts incurred under change orders through March 1, 2017. The total target contract price of constructing the Corpus Christi Pipeline based on our CCP Construction Contracts is approximately $130 million. We estimate that the total expected capital costs for the Corpus Christi Pipeline will be between $350 million and $400 million, including the estimated contingency. Total expected capital costs for Stage 1 and the Corpus Christi Pipeline are estimated to be between $9.0 billion and $10.0 billion before financing costs, and between $11.0 billion and $12.0 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

On December 6, 2013, we entered into the EPC Contract (T3). Since we did not issue the full NTP under the EPC Contract (T3) by December 31, 2016, either we or Bechtel may terminate the EPC Contract (T3). As of the date of this prospectus, neither we nor Bechtel has provided a notification to the other to terminate the EPC Contract (T3) but this could occur at any time hereafter. The total contract price under the EPC Contract (T3) is approximately $2.4 billion. We are currently in negotiations with Bechtel concerning Stage 2, and if we and Bechtel ultimately extend or amend the EPC Contract (T3) to develop Stage 2, the terms of the EPC Contract (T3), including the total contract price, may change from those currently in the contract. We estimate that total expected capital costs for Stage 2 would be between $2.0 billion and $4.0 billion before financing costs, and between $3.0 billion and $5.0 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

Total expected capital costs for Stage 1, Stage 2 and the Corpus Christi Pipeline are estimated to be between $12.0 billion and $13.0 billion before financing costs, and between $15.0 billion and $16.0 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

Our cost estimates are subject to change due to such items as cost overruns, change orders, escalation of labor costs and additional funds that may be expended to maintain our construction schedule. See “Risk Factors—Risks Relating to Completion of the CCL Project—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

Final Investment Decision on Stage 2

We will contemplate making a final investment decision to commence construction of Stage 2 of the CCL Project based upon, among other things, entering into acceptable commercial arrangements and obtaining adequate financing to construct the facility.

Corpus Christi Pipeline

The Corpus Christi Pipeline is designed to transport 2.25 Bcf/d of natural gas feedstock required by the CCL Project from the existing regional natural gas pipeline grid. The Corpus Christi Pipeline will interconnect the CCH Terminal Facility with several interstate and intrastate natural gas pipelines, including pipelines operated by TGP, NGPL, Kinder Morgan, Kinder Morgan Tejas, and Transco. CCL has also entered into enabling agreements with third parties and will continue to enter into such enabling agreements in order to secure natural gas feedstock for the CCL Project, as described above under “—Natural Gas Transportation and Supply.”

CCP has entered into the following CCP Construction Contracts: (i) the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 10, 2016, between CCP and Associated Pipe Line Contractors, Inc., related to the construction of the 48-inch and 36-inch diameter mainline pipe, mainline valves, and pig launchers and receivers; (ii) the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 3, 2016, between CCP and Ref-Chem, L.P., related to the three meter stations and associated interconnection points; and (iii) the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 4, 2016, between CCP and Sunland Construction, Inc., related to the construction of the Sinton Compressor Station. Each contractor was authorized to commence the performance of the work under the corresponding CCP Construction Agreement in January 2017 pursuant to delivery by CCP of either a “Limited Notice to Proceed” for a specified portion of the work, or a “Notice to Proceed” authorizing the full amount of work pursuant to the terms and conditions of the applicable CCP Construction Contract.

The Corpus Christi Pipeline has been sized to transport sufficient gas for Train One and Train Two as well as Train Three, if constructed. If we develop additional Trains in the future or if we agree to share use and capacity of the Corpus Christi Pipeline with any adjacent projects or other gas users, we would need to expand the Corpus Christi Pipeline to allow for transportation of the additional gas required for those facilities or build a new pipeline. This would also be considered to be an “Expansion” under our debt financing and be required to meet various conditions, as described under the caption “Description of Senior Notes—Expansions.”

Liquefaction Technology

The liquefaction technology to be employed under the EPC contracts is the ConocoPhillips Optimized Cascade® Process, which was first used at the ConocoPhillips Petroleum Kenai plant built by Bechtel in 1969 in Kenai, Alaska. Bechtel has since designed and/or constructed LNG facilities using the ConocoPhillips Optimized Cascade® technology in Angola, Australia, Egypt, Equatorial Guinea and Trinidad. The design and technology has been proven in over four decades of operation and is also being used in the design and construction of the Sabine Pass Liquefaction Facility owned and operated by a Cheniere affiliate in Cameron Parish, Louisiana.

Competition

The CCL Project currently does not experience competition with respect to its Stage 1 LNG production under its third-party SPAs. We have entered into seven fixed-price 20-year LNG SPAs with six third parties that will utilize a substantial majority of the liquefaction capacity available from Train One and Train Two. Each customer will be required to pay an escalating fixed fee for its annual contract quantity even if it elects not to purchase any LNG from us. The CCL Project is subject to the risk of LNG price competition at times when we need to replace any existing SPA, whether due to natural expiration, default or otherwise, or enter into new SPAs, including with respect to Train Three. The CCL Project may also be subject to the risk of LNG price competition to the extent that CMI UK does not elect to commence the CMI Foundation SPA, and/or to the extent that CMI UK, which has the right under the CMI Base SPA to purchase, at its option, (i) up to a cumulative total of 150,000,000 MMBtu of LNG within the commissioning periods for Train One, Train Two, and Train Three, (ii) any LNG produced from the end of the commissioning period for Train One until the date of first commercial delivery of LNG from Train One, and (iii) any excess LNG produced by the CCH Terminal Facility that is not committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA, as determined by us in each contract year, experiences LNG price competition for any LNG it on-sells to other parties, which may influence its interest and ability to exercise its option to acquire LNG from us under the CMI Base SPA. For a more detailed description please see “Certain Relationships and Related Party Transactions—Cheniere Marketing International LLP SPA—CMI Base SPA.”

If and when CCL needs to replace any existing SPA or enter into new SPAs, we will compete on the basis of price per contracted volume of LNG with other LNG liquefaction projects throughout the world, including the Sabine Pass Liquefaction Project in Louisiana, Freeport LNG’s Liquefaction and Export Project in Texas, and the Cameron LNG Liquefaction Project in Louisiana. Revenues associated with any incremental volumes, including those under the CMI Foundation SPA and CMI Base SPA discussed above, will also be subject to market-based price competition. Many of the companies with which we compete are major energy corporations with longer operating histories, more development experience, greater name recognition, greater financial, technical and marketing resources and greater access to markets than us.

Governmental Regulation

The CCL Project is subject to extensive regulation under federal, state and local statutes, rules, regulations and laws. These laws require that we engage in consultations with appropriate federal and state agencies and that we obtain and maintain applicable permits and other authorizations. This regulatory requirement increases the cost of constructing and operating the CCL Project, and failure to comply with such laws could result in substantial penalties and/or loss of necessary authorizations. Any development of additional Trains will require a similar permitting process.

Federal Energy Regulatory Commission (FERC)

The design, construction and operation of our liquefaction facilities, the export of LNG and the transportation of natural gas through the Corpus Christi Pipeline are highly regulated activities. In order to site, construct and operate our LNG terminals, we received and are required to maintain authorizations from the FERC under Section 3 of the NGA as well as several other material governmental and regulatory approvals and permits.

The EPAct amended Section 3 of the NGA to establish or clarify FERC’s exclusive authority to approve or deny an application for the siting, construction, expansion or operation of LNG terminals, although except as specifically provided in the EPAct, nothing in the EPAct is intended to affect otherwise applicable law related to any other federal agency’s authorities or responsibilities related to LNG terminals. In the December 2014 Order, the FERC granted CCL authorization under Section 3 of the NGA to site, construct and operate Stage 1 and Stage 2 of the CCL Project and issued a certificate of public convenience and necessity under Section 7(c) of the NGA authorizing CCP to construct and operate the Corpus Christi Pipeline. A party to the proceeding requested a rehearing of the December 2014 Order, and in May 2015, the FERC, in the Order Denying Rehearing, denied rehearing. The party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the December 2014 Order and the Order Denying Rehearing, and that petition was denied on November 4, 2016. This order is not subject to review.

Several other material governmental and regulatory approvals and permits will be required throughout the life of the CCL Project. In addition, the December 2014 Order requires us to obtain certain additional FERC and other regulatory agency approvals as construction progresses. To date, we have been able to obtain these approvals as needed and the need for these approvals has not materially affected our construction progress. Throughout the life of the CCL Project, we will be subject to regular reporting requirements to the FERC, PHMSA and applicable federal and state regulatory agencies regarding the operation and maintenance of our facilities.

In 2002, the FERC concluded that it would apply light-handed regulation over the rates, terms and conditions agreed to by parties for LNG terminalling services, such that LNG terminal owners would not be required to provide open-access service at non-discriminatory rates or maintain a tariff or rate schedule on file with the FERC, as distinguished from the requirements applied to our FERC-regulated natural gas pipeline. The EPAct codified the FERC’s policy, but those provisions expired on January 1, 2015. Nonetheless, we see no indication that the FERC intends to modify its longstanding policy of light-handed regulation of LNG terminals.

The FERC has authority to approve, and if necessary, set “just and reasonable rates” for the transportation or sale of natural gas in interstate commerce. In addition, under the NGA, the Corpus Christi Pipeline is not permitted to unduly discriminate or grant undue preference as to rates or the terms and conditions of service to any shipper, including its own marketing affiliate. The FERC has the authority to grant certificates allowing construction and operation of facilities used in interstate gas transportation and authorizing the provision of services. Under the NGA, the FERC’s jurisdiction generally extends to the transportation of natural gas in interstate commerce, to the sale in interstate commerce of natural gas for resale for ultimate consumption for domestic, commercial, industrial, or any other use, and to natural gas companies engaged in such transportation or sale. However, the FERC’s jurisdiction does not extend to the production, gathering, local distribution or export of natural gas.

In general, the FERC’s authority to regulate interstate natural gas pipelines and the services that they provide includes:

•	rates and charges for natural gas transportation and related services;

•	the certification and construction of new facilities;

•	the extension and abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	the initiation and discontinuation of services; and

•	various other matters.

The FERC’s Standards of Conduct apply to interstate pipelines that conduct transmission transactions with an affiliate that engages in marketing functions. Interstate pipelines must treat all transmission customers on a not unduly discriminatory basis. The general principles of the Standards of Conduct are: (1) independent functioning, which requires transmission function employees to function independently of marketing function employees; (2) no-conduit rule, which prohibits passing transmission function information to marketing function employees; and (3) transparency, which imposes posting requirements to detect undue preference.

The EPAct amended the NGA to strengthen the prohibition of manipulation in the natural gas markets under FERC’s jurisdiction, and increased civil and criminal penalties for any violations of the NGA and any rules, regulations or orders of the FERC, up to $1.0 million per day per violation (increased civil penalties were also provided for under the NGPA). In accordance with the EPAct, the FERC issued a final rule under the NGA making it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement of material fact or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud or deceit upon any entity.

In anticipation of potential future expansions, we have requested that FERC initiate the pre-filing review process for two additional Trains and a fourth LNG storage tank, along with a second natural gas pipeline, which was approved in June 2015.

DOE Export Licenses

The DOE has authorized the export of domestically produced LNG by vessel from the CCL Project to FTA countries for a 25-year term and to non-FTA countries for a 20-year term of a combined total of up to the equivalent of 767 Bcf/yr (approximately 15 mtpa) of natural gas. A party to the proceeding requested a rehearing of the Non-FTA Authorization, which was denied by the DOE in May 2016. In July 2016, the same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the Non-FTA Authorization and the DOE order denying the request for rehearing of the same. The appeal is pending. The terms of each of these Export Authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from 7 to 10 years from the date the order was issued. This would provide sufficient authorization to export the LNG produced from Stage 1 and Stage 2 of the CCL Project based on their current expected aggregate nominal production capacity.

CCL has applied for and obtained authorization from the DOE to export domestically produced LNG by vessel from future Trains (in addition to those to be developed under Stage 1 and Stage 2) to FTA countries for a 20-year term in an amount equivalent to approximately 514 Bcf/yr (approximately 10 mtpa) of natural gas. An application by CCL for authorization to export that same quantity of domestically produced LNG by vessel from these additional Trains to non-FTA countries is currently pending before the DOE. These additional Trains may be developed within the CCL Project as part of a subsequent stage or may continue to be developed by another Cheniere affiliate outside of the CCL Project. We may seek to transfer the relevant DOE export authorizations to, or amend them to permit the use by, an affiliate of Cheniere.

Although it is not expected to occur, the loss of an export authorization could be, subject to certain limitations, a Force Majeure event (as defined in the SPAs described in “Description of Material Project Agreements—LNG Sale and Purchase Agreements”).

Exports of natural gas to FTA countries are “deemed to be consistent with the public interest” and authorization to export LNG to FTA countries shall be granted by the DOE without “modification or delay.”

FTA countries which import LNG now or will do so by the end of 2017 include Canada, Chile, Colombia, Jordan, Mexico, Singapore, South Korea and the Dominican Republic. Exports of natural gas to non-FTA countries are considered by the DOE in the context of a comment period whereby interveners are provided the opportunity to assert that such authorization would not be consistent with the public interest.

Pipeline and Hazardous Material Safety Administration

The Corpus Christi Pipeline is also subject to regulation by the PHMSA, pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities.

The Pipeline Safety Improvement Act of 2002, as amended (“PSIA”), which is administered by the PHMSA Office of Pipeline Safety, governs the areas of testing, education, training and communication. The PSIA requires pipeline companies to perform extensive integrity tests on natural gas transportation pipelines that exist in high population density areas designated as “high consequence areas.” Pipeline companies are required to perform the integrity tests on a seven-year cycle. The risk ratings are based on numerous factors, including the population density in the geographic regions served by a particular pipeline, as well as the age and condition of the pipeline and its protective coating. Testing consists of hydrostatic testing, internal electronic testing, or direct assessment of the piping. In addition to the pipeline integrity tests, pipeline companies must implement a qualification program to make certain that employees are properly trained. Pipeline operators also must develop integrity management programs for gas transportation pipelines, which requires pipeline operators to perform ongoing assessments of pipeline integrity; identify and characterize applicable threats to pipeline segments that could impact a “high consequence area”; improve data collection, integration and analysis; repair and remediate the pipeline, as necessary; and implement preventive and mitigation actions.

In 2009, the PHMSA issued a final rule (known as “Control Room Management/Human Factors Rule”) that became effective in 2010 requiring pipeline operators to write and institute certain control room procedures that address human factors and fatigue management.

In March 2015, the PHMSA issued a final rule amending the pipeline safety regulations to update and clarify certain regulatory requirements, including who can perform post-construction inspections on transmission pipelines. In September 2015, the PHMSA issued a rule indefinitely delaying the effective date for the amendment to the regulation regarding post-construction inspections. These notices of proposed rulemaking are still pending at the PHMSA. In May 2015, the PHMSA issued a notice of proposed rulemaking proposing to amend gas pipeline safety regulations regarding plastic piping systems used in gas services, including the installation of plastic pipe used for gas transmission lines. In July 2015, the PHMSA issued a notice of proposed rulemaking proposing to add a specific timeframe for operators’ notification of accidents or incidents, as well as amending the safety regulations regarding operator qualification requirements, by expanding the requirements to include new construction and certain previously excluded operation and maintenance tasks, requiring a program effectiveness review, and adding new recordkeeping requirements. In January 2017, the PHMSA issued a final rule adding a specific time frame for operators’ notification of accidents or incidents but delayed final action on the proposed operator qualification requirements until a later date. The final rule is effective as of March 24, 2017.

In April 2016, the PHMSA issued a notice of proposed rulemaking addressing changes to the regulations governing the safety of gas transmission pipelines. Specifically, PHMSA is considering certain integrity management requirements for “moderate consequence areas,” requiring an integrity verification process for specific categories of pipelines, and mandating more explicit requirements for the integration of data from integrity assessments to an operator’s compliance procedures. The PHMSA is also considering whether to revise requirements for corrosion control issues and expanding the definition of regulated gathering lines. These notices of proposed rulemaking are still pending at the PHMSA.

Natural Gas Pipeline Safety Act of 1968 (“NGPSA”)

Texas administers federal pipeline safety standards under the NGPSA, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Failure to comply with the NGPSA may result in the imposition of administrative, civil and criminal sanctions.

Pipeline Safety, Regulatory Certainty, and Jobs Creation Act of 2011

The Corpus Christi Pipeline is also subject to the Pipeline Safety, Regulatory Certainty, and Jobs Creation Act of 2011, which regulates safety requirements in the design, construction, operation and maintenance of interstate natural gas transmission facilities. Under the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, PHMSA has civil penalty authority up to approximately $200,000 per day per violation (increased from the prior $100,000), with a maximum of approximately $2.0 million in civil penalties for any related series of violations (increased from the prior $1.0 million).

Other Governmental Permits, Approvals and Authorizations

The construction and operation of the CCL Project is subject to additional federal permits, orders, approvals and consultations required by other federal agencies, including the Department of Transportation, Advisory Council on Historic Preservation, U.S. Army Corps of Engineers (“USACE”), U.S. Department of Commerce, National Marine Fisheries Services, U.S. Department of the Interior, U.S. Fish and Wildlife Service, EPA and U.S. Department of Homeland Security.

Three significant permits are the USACE Section 404 of the CWA/ Section 10 of the Rivers and Harbors Act Permit (the “Section 10/404 Permit”), the Clean Air Act Title V (“Title V”) Operating Permit and the Prevention of Significant Deterioration (“PSD”) Permit, the latter two permits issued by the Texas Commission on Environmental Quality (“TCEQ”).

An application for an amendment to CCL’s Section 10/404 Permit to authorize construction of the CCL Project was submitted in August 2012. The process included a public comment period which commenced in May 2013 and closed in June 2013. The permit was issued by the USACE in July 2014 and subsequently modified in October 2014. CCL applied for new PSD and Title V permits with the TCEQ in August 2012. The TCEQ issued the PSD permit for criteria pollutants in September 2014, the PSD permit for greenhouse gases in February 2015, and the Title V permit in July 2015. The PSD permit issued in September 2014 was altered in February 2015 to reflect CCL’s decision to change the emissions control technology on the refrigeration turbines from water-injected to dry low emission turbines.

In August 2012, CCP applied to the TCEQ for new PSD and Title V permits for the proposed compressor station at Sinton, Texas (the “Sinton Compressor Station”). The PSD permit for criteria pollutants at the Sinton Compressor Station was issued by the TCEQ in December 2013. In November 2014, the TCEQ approved an alteration to the permit to reflect that the Sinton Compressor Station is now considered a minor source, and voided the PSD permit number. The Title V permit for the Sinton Compressor Station was issued by the TCEQ in May 2015.

CCL was issued a waste water discharge permit in January 2014 authorizing discharges from the CCH Terminal Facility.

The CCH Terminal Facility is subject to PHMSA safety regulations and standards for the transportation and storage of LNG and regulations of the U.S. Coast Guard relating to maritime safety and facility security.

Commodity Futures Trading Commission

The Dodd-Frank Act amended the CEA to provide for federal regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The regulatory regime created by the Dodd-Frank

Act is designed primarily to (1) regulate certain participants in the swaps markets, including entities falling within the categories of “Swap Dealer” and “Major Swap Participant,” (2) require clearing and exchange trading of standardized swaps of certain classes as designated by the CFTC, (3) increase swap market transparency through robust reporting and recordkeeping requirements, (4) reduce financial risks in the derivatives market by imposing margin or collateral requirements on both cleared and, in certain cases, uncleared swaps, (5) provide the CFTC with expanded authority to establish position limits on certain physical commodity futures and options contracts and their economically equivalent swaps as it finds necessary and appropriate, and (6) otherwise enhance the rulemaking and enforcement authority of the CFTC and the SEC regarding the derivatives markets. As required by the Dodd-Frank Act, the CFTC, the SEC and other regulators have been promulgating rules and regulations implementing the regulatory provisions of the Dodd-Frank Act, although neither the CFTC nor the SEC has yet adopted or implemented all of the rules required by the Dodd-Frank Act. In addition, the CFTC and its staff regularly issue rule amendments and guidance, policy statements and letters interpreting or taking no-action positions, including time-limited no action positions, regarding the derivatives provisions of the Dodd-Frank Act and the rules of the CFTC under these provisions.

A provision of the Dodd-Frank Act requires the CFTC, in order to diminish or prevent excessive speculation in commodity markets, to adopt rules, as it finds necessary and appropriate, imposing new position limits on certain physical commodity futures contracts and options thereon, as well as economically equivalent swaps traded on registered swap trading platforms and on over-the-counter swaps that perform a significant price discovery function with respect to certain markets. In that regard, the CFTC has proposed position limits rules that would modify and expand the applicability of limits on the speculative positions in certain physical commodity futures and options contracts, as well as economically equivalent swaps for or linked to certain physical commodities, including Henry Hub natural gas, that market participants may hold, subject to limited exemptions for certain bona fide hedging and other types of transactions. It is uncertain at this time whether, when and in what form the CFTC’s proposed new position limits rules may become final and effective.

Pursuant to rules adopted by the CFTC, four classes of interest rate swaps (e.g., fixed-to-float, basis swaps, forward rate agreements and overnight index swaps) denominated in several currencies and two classes of index credit default swaps must be cleared through a derivatives clearing organization and executed on an exchange or swap execution facility. The CFTC has not yet proposed to designate swaps in any other asset classes, including swaps relating to physical commodities, for mandatory clearing or trade execution, but could do so in the future. Although we expect to qualify for the end-user exception from the mandatory clearing and exchange-trading requirements applicable to any swaps that we enter into to hedge our commercial risks, the mandatory clearing or exchange-trading requirements may apply to other market participants, including our counterparties with respect to other swaps, and the application of such rules may change the market cost and general availability in the market of swaps of the type we enter into to hedge our commercial risks and, thus, the cost and availability of the swaps that we use for hedging.

As required by provisions of the Dodd-Frank Act, the CFTC and federal banking regulators have adopted rules to require Swap Dealers and Major Swap Participants, including those that are regulated financial institutions, to collect initial and variation margin with respect to uncleared swaps from their counterparties that are financial end users, registered swap dealers or major swap participants. These rules, which are currently effective for variation margin requirements and being phased in for initial margin requirements, do not require collection of margin from non-financial-entity end users who qualify for the end user exception from the mandatory clearing requirement. We expect to continue to qualify as such a commercial end user with respect to the swaps that we enter into to hedge our commercial risks. The Dodd-Frank Act’s swaps regulatory provisions and the related rules may adversely affect our existing derivative contracts and restrict our ability to monetize such contracts, cause us to restructure certain contracts, reduce the availability of derivatives to protect against risks or to optimize assets, increase the costs of entering into and maintaining swaps, adversely affect our ability to execute our hedging strategies and impact the liquidity of certain swaps products, all of which could increase our business costs.

Under the CEA as amended by the Dodd-Frank Act, the CFTC is directed generally to prevent manipulation, including by fraudulent or deceptive practices, in two markets: (1) physical commodities traded in interstate commerce, including physical energy and other commodities, as well as (2) financial instruments, such as futures, options and swaps, on any commodity. Pursuant to the Dodd-Frank Act, the CFTC has adopted additional anti-manipulation and anti-disruptive trading practices regulations that prohibit, among other things, manipulative or deceptive schemes in the physical commodities, futures, options and swaps markets. In addition, separate from the Dodd-Frank Act, our use of futures and options on commodities is subject to the CEA and CFTC regulations, as well as the rules of futures exchanges on which any of these instruments are executed. Should we violate any of these laws and regulations, we could be subject to a CFTC or an exchange enforcement action and material penalties, possibly resulting in changes in the rates we can charge.

Environmental Regulation

The CCL Project is subject to various federal, state and local laws and regulations relating to the protection of the environment and natural resources. These environmental laws and regulations require significant expenditures for compliance, can affect the cost and output of operations and may impose substantial penalties for non-compliance and substantial liabilities for pollution. Many of these laws and regulations, such as those noted below, restrict or prohibit impacts to the environment or the types, quantities and concentration of substances that can be released into the environment and can lead to substantial civil and criminal fines and penalties for non-compliance.

Clean Air Act (CAA)

The CCL Project is subject to the federal CAA and comparable state and local laws. We may be required to incur certain capital expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission-related issues. We do not believe, however, that our operations, or the construction and operations of our liquefaction facilities, will be materially and adversely affected by any such requirements.

In 2009, the EPA promulgated and finalized the Mandatory Greenhouse Gas Reporting Rule for multiple sections of the economy. This rule requires mandatory reporting of GHG emissions from stationary sources, including fuel combustion sources. In 2010, EPA expanded the rule to include reporting obligations for LNG terminals. In addition, EPA has defined GHG emissions thresholds that would subject GHG emissions from new and modified industrial sources to regulation if the source is subject to PSD permitting requirements due to its emissions of non-GHG criteria pollutants. In June 2013, the Obama Administration issued its Climate Action Plan, which announced a wide-ranging set of executive actions to be implemented to cut carbon emissions in the United States. The Obama Administration has also issued regulations limiting GHG emissions from new and existing electrical generating stations (the latter is known as the Clean Power Plan). These rules are currently subject to court challenge and a change in administration at EPA and consequently the timing, extent and impact of these initiatives remain uncertain. From time to time, Congress has considered proposed legislation directed at reducing GHG emissions. In addition, many states have already taken regulatory action to monitor and/or reduce emissions of GHGs, primarily through the development of GHG emission inventories or regional GHG cap and trade programs. It is not possible at this time to predict how future regulations or legislation may address GHG emissions and impact our business. However, future regulations and laws could result in increased compliance costs or additional operating restrictions and could have a material adverse effect on our business, financial position, operating results and cash flows.

Coastal Zone Management Act (CZMA)

Our CCH Terminal Facility is subject to the review and possible requirements of the Coastal Zone Management Act (“CZMA”) throughout the construction of facilities located within the coastal zone. The CZMA is administered by the states (in Texas, by the General Land Office). This program is implemented to ensure that impacts to coastal areas are consistent with the intent of the CZMA to manage the coastal areas.

Clean Water Act (CWA)

The CCL Project is subject to the federal CWA and analogous state and local laws. The CWA imposes strict controls on the discharge of pollutants into the navigable waters of the United States, including discharges of wastewater and storm water runoff and fill/discharges into waters of the United States. Permits must be obtained prior to discharging pollutants into state and federal waters. The CWA is administered by the EPA, the USACE, and by the states (in Texas, by the TCEQ).

Resource Conservation and Recovery Act (RCRA)

The federal RCRA and comparable state statutes govern the generation, handling and disposal of solid and hazardous wastes and require corrective action for releases into the environment. In the event such wastes are generated in connection with our facilities, we will be subject to regulatory requirements affecting the handling, transportation, treatment, storage and disposal of such wastes.

Endangered Species Act

The CCL Project may be restricted by requirements under the Endangered Species Act, which seeks to protect endangered or threatened animal, fish and plant species and designated habitats.

Insurance

We maintain a comprehensive insurance program to insure potential losses to the CCL Project from physical loss or damage, including due to named windstorms, as well as third-party liabilities, during construction and subsequent operation. We may not be able to maintain adequate insurance in the future at rates that are considered reasonable. See “Risk Factors—Risks Relating to Development and Operation of our Business—We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.”

Insurance During Construction Period

During construction of Train One and Train Two, under terms of the EPC Contract (T1/T2), Bechtel is responsible for providing substantially all of the required insurance covering loss or damage to our assets at the terminal, loss of income due to a delay in our liquefaction facilities’ completion, and third-party liabilities. This includes worker’s compensation and employer’s liability insurance, commercial general liability insurance, automobile liability insurance, construction all risks and, delay in startup insurance, marine cargo insurance and, marine cargo delay in startup insurance and contractors pollution liability insurance. Terrorism insurance is excluded from Bechtel’s contractual obligations. Upon substantial completion of Train One and Train Two under the EPC Contract (T1/T2), we will assume responsibility for maintaining the respective insurance program for the liquefaction facilities. Separately, we maintain $25 million in general liability insurance for the Cheniere Corpus Christi Pipeline, which provides coverage for third party liabilities. We will continue to carry third party liability coverage with respect to the pipeline after completion of construction.

We have purchased a completed value builders risk policy for the Corpus Christi Pipeline. The policy became effective November 1, 2016 and will provide coverage until the end of construction of the Corpus Christi Pipeline and related facilities.

Windstorm and Resulting Flood Insurance

Presently, through Bechtel, we maintain $500 million in total windstorm and resultant flood insurance covering physical damage and delay in startup (“DSU”) for the liquefaction facilities. Both Bechtel and we are named insureds under the policy. We believe that our current insurance package is sufficient to cover our probable maximum loss.

Physical Damage and Delay in Start Up Insurance

We currently have $2.85 billion in construction all risks insurance covering property losses as well as $700 million in DSU insurance resulting therefrom. In addition, we currently have $700 million in marine cargo DSU insurance. We believe that our current insurance package is sufficient to cover our probable maximum loss and to cover debt service for 12 months in the event of a delay in construction beyond the guaranteed substantial completion date of either of Train One and Train Two.

Third-Party Liability

We currently have $100 million of third-party liability insurance. Both Bechtel and we are named insureds under this policy.

Terrorism

We will not maintain terrorism insurance until the introduction of hydrocarbons into the Trains. For so long as the United States maintains a terrorism insurance scheme, whether under the U.S. Terrorism Risk Insurance Program Reauthorization Act of 2007 or any successor or supplementary statute or government-sponsors program, we intend to arrange our insurances as reasonably required to benefit from such scheme or program. If such scheme or program is terminated, we will determine the necessity of terrorism insurance considering the then-current risk profile of the CCL Project and the availability, terms and conditions of terrorism cover in the market at the time.

Contractor’s Pollution Liability

Bechtel currently carries $25 million of contractor’s pollution liability insurance covering third-party liabilities, remediation legal liability, and legal defense expense related to the construction of the terminal. Both Bechtel and we are named insureds on this policy. In addition, we maintain $25 million in pollution legal liability insurance related to the construction of the CCL Project and lands owned by CCL.

Automobile

We currently have $2 million of primary auto liability insurance.

Insurance During Operational Period

Upon achievement of substantial completion of each Train, we will have responsibility for all insurance coverages. We intend to place insurance coverages that are in such form and amounts as are customary for Project Facilities of similar type and scale to this facility.

Employees and Labor Relations

We have no employees. We have contracts with Cheniere and its subsidiaries for operations, maintenance, and management services. As of February 28, 2017, Cheniere and its subsidiaries had 914 full-time employees, including approximately 100 employees who directly supported the CCL Project.

Legal Proceedings

We are not a party to any legal proceeding but may in the future be a party to various administrative, regulatory or other legal proceedings that may arise in the ordinary course of our business.

MANAGEMENT

Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

Managers and Officers of Cheniere Corpus Christi Holdings, LLC

CCH is a Delaware limited liability company managed by “managers” (as defined in our amended and restated limited liability company agreement, dated March 30, 2015), and has officers appointed by the managers from time to time. CCH is the sole member of each of CCL and CCP GP and, in that capacity, is the member manager of each of those entities.

The following sets forth information, as of March 1, 2017, regarding these managers and certain key officers.

Name	Age	Position
Doug Shanda	47	Manager
Michael J. Wortley	40	Manager, President and Chief Financial Officer
Michelle A. Dreyer	45	Independent Manager

Officers of Corpus Christi Liquefaction, LLC

CCL is a Delaware limited liability company managed by its sole member, CCH, and has officers appointed by from time to time by CCH.

The following sets forth information, as of March 1, 2017, regarding certain key officers of CCL.

Name	Age	Position
Ed Lehotsky	63	President
Michael J. Wortley	40	Chief Financial Officer

Officers of Cheniere Corpus Christi Pipeline, L.P.

CCP is a Delaware limited partnership managed by its general partner, Corpus Christi Pipeline GP, LLC, and has officers appointed from time to time by the general partner.

The following sets forth information, as of March 1, 2017, regarding certain key officers of CCP.

Name	Age	Position
Chad Zamarin	40	President
Michael J. Wortley	40	Chief Financial Officer

Officers of Corpus Christi Pipeline GP, LLC

CCP GP is a Delaware limited liability company managed by its sole member, CCH, and has officers appointed from time to time by CCH.

The following sets forth information, as of March 1, 2017, regarding certain key officers of CCP GP.

Name	Age	Position
Chad Zamarin	40	President
Michael J. Wortley	40	Chief Financial Officer

The biographies of the officers of each of CCH and the Guarantors are as follows:

Ed Lehotsky

Ed Lehotsky serves as President of CCL. Mr. Lehotsky has also served as Senior Vice President, Engineering and Construction of Cheniere since September 2016. Prior to September 2016, Mr. Lehotsky served as Vice President, LNG Projects. Prior to joining Cheniere in 2003, Mr. Lehotsky held various positions at KBR and its predecessor companies for 25 years with the majority of his experience dealing with LNG engineering and construction of liquefaction and regasification facilities internationally and domestically. Mr. Lehotsky received a B.S. in Electrical Engineering from Case Western Reserve University.

Doug Shanda

Doug Shanda serves as the Manager of CCH. Mr. Shanda has also served as Senior Vice President, Operations of Cheniere since September 2016. Mr. Shanda joined Cheniere in October 2012 as Vice President, Sabine Pass Operations, and his role was expanded to include Corpus Christi Operations in 2015. Mr. Shanda has been professionally involved in the power, chemical, petrochemical, refining and LNG industries for over 22 years. Prior to joining Cheniere, Mr. Shanda served as the Senior Project Engineer, Technical Manager and Plant Manager of the PERU LNG liquefaction plant in Melchorita, Peru. Mr. Shanda has a B.S. degree in Electrical Engineering from Iowa State University.

Michael J. Wortley

Michael J. Wortley serves as the Manager, President and Chief Financial Officer of CCH and Chief Financial Officer of CCP GP, CCP and CCL. Mr. Wortley has also served as Senior Vice President (and, as of September 2016, Executive Vice President) and Chief Financial Officer of Cheniere since January 2014. Prior to January 2014, he served as Vice President-Strategy and Risk of Cheniere since January 2013. Prior to January 2013, he served as Vice President-Business Development of Cheniere and President of Corpus Christi Liquefaction, LLC, a wholly-owned subsidiary of Cheniere, since September 2011. Prior to September 2011, Mr. Wortley served as Cheniere’s Vice President-Strategic Planning since January 2009 and Manager-Strategic New Business since August 2007. Prior to joining Cheniere in February 2005, Mr. Wortley spent five years in oil and gas corporate development, mergers, acquisitions and divestitures with Anadarko Petroleum Corporation, a publicly-traded oil and gas exploration and production company. Mr. Wortley began his career as an Internal Auditor with Union Pacific Resources Corporation, a publicly-traded oil and gas exploration and production company subsequently acquired by Anadarko. Mr. Wortley is currently a director and the Senior Vice President and Chief Financial Officer of the general partner of Cheniere Energy Partners, L.P. and a director and the Chief Financial Officer of Cheniere Energy Partners, LP Holdings, LLC. Mr. Wortley is also Chief Financial Officer of the general partner of Sabine Pass LNG, L.P. and a Manager and Chief Financial Officer of Sabine Pass Liquefaction, LLC. Mr. Wortley received a B.B.A. in Finance from Southern Methodist University.

Chad Zamarin

Chad Zamarin serves as President of CCP and CCP GP. Mr. Zamarin has also served as Senior Vice President, Pipeline of Cheniere since September 2016. Mr. Zamarin serves as President of Cheniere Energy’s Pipeline and Midstream companies and also leads the development and delivery of infrastructure projects to support Cheniere’s broader growth strategy. Prior to joining Cheniere in 2014, Mr. Zamarin was Chief Operating Officer of NiSource Midstream since 2012, and prior to that was Vice President of Engineering for NiSource’s Columbia Pipeline Group since 2009. Prior to joining NiSource, Mr. Zamarin held leadership positions at Panhandle Eastern, General Electric and Colonial Pipeline from 1998 to 2009. Mr. Zamarin has a bachelor’s degree in Metallurgical Engineering from Purdue University and a master’s degree in Business Administration from the University of Houston.

Michelle A. Dreyer

Michelle A. Dreyer is our “independent manager” (as defined in our amended and restated limited liability company agreement, dated March 30, 2015), whose role is limited to approve, unanimously with our managers, any action that would constitute a bankruptcy. At any time that the Common Security Trustee or its designee acquires at least 50.1% of our membership interests having voting rights, the independent manager will be removed and no successor will be designated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have not paid any compensation to our executive officers since inception and have no plans to do so in the future. All of our executive officers are also employees of Cheniere. In addition to providing services to us, with the exception of Ms. Dreyer, each of our officers and directors devotes a significant portion of his or her time to work for Cheniere and its affiliates.

Cheniere compensates our officers for the performance of their duties as employees of Cheniere, which includes managing our business. Cheniere does not allocate this compensation between services for us and services for Cheniere and its affiliates. Our officers may participate in employee benefit plans and arrangements sponsored by Cheniere and its affiliates, including plans that may be established by Cheniere and its affiliates in the future. Our board of managers does not review any of the compensation decisions made by Cheniere with regard to compensation of our executive officers.

Manager Compensation

We have paid no compensation to our managers since inception and have no plans to do so in the future. The company that employs Ms. Dreyer is compensated $2,500 per year for her services as an independent manager.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Doug Shanda	$—	$—	$—	$—	$—	$—	$—
Michael J. Wortley	—	—	—	—	—	—	—
Michelle A. Dreyer	2,500	—	—	—	—	—	2,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The limited liability company interest represented by units in our limited liability company is wholly owned by Holdco. The following table sets forth the beneficial ownership of our limited liability company interests owned of record and beneficially as of March 1, 2017 by:

•	each person who beneficially owns more than 5% of our limited liability company interests;

•	each of our managers;

•	each of our executive officers; and

•	all of our managers and executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Name of Beneficial Owner	Limited Liability Company Interests Beneficially Owned	Percentage of Limited Liability Company Interests Beneficially Owned
Holdco	100%	100%
Doug Shanda	—	—
Michael J. Wortley	—	—
Michelle A. Dreyer	—	—
All executive officers and managers as a group (3 persons)	—	—

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our material outstanding indebtedness. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described. Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

Term Loan Facility

On May 13, 2015, we entered into the Term Loan Facility, which is being used to fund a portion of the costs associated with the development, construction, operation and maintenance of the Corpus Christi Terminal Facility and the Corpus Christi Pipeline. CCH is the borrower under the Term Loan Facility and each of CCL, CCP and CCP GP is a guarantor under the Term Loan Facility pursuant to the guarantee described in “Description of Security Documents—Common Security and Account Agreement—Guarantees.” Under the Term Loan Facility, CCH, CCL, CCP and CCP GP are referred to as the “Loan Parties.” The total commitment under the Term Loan Facility as of December 31, 2016, was approximately $6.0 billion linked to Stage 1 and the Corpus Christi Pipeline, and is available to us as follows:

•	Tranche 1: up to $500 million, which has been fully drawn and prepaid

•	Tranche 2: up to $800 million, which has been fully drawn and prepaid

•	Tranche 3: up to $800 million, which has been fully drawn and prepaid

•	Tranche 4: up to $6.3 billion, of which $2.7 billion has been drawn and of which $0.3 billion has been prepaid

Borrowings under the Term Loan Facility may be refinanced, in whole or in part, at any time without premium or penalty; however, interest rate hedging and interest rate breakage costs may be incurred. As of December 31, 2016, we had approximately $3.6 billion of available commitments and approximately $2.4 billion of outstanding borrowings under the Term Loan Facility.

Under the Term Loan Facility, we had an aggregate of approximately $3.1 billion in commitments linked to construction of Stage 2. These commitments would have been available to us if the Second Phase CP Date had occurred on or prior to December 31, 2015. On December 8, 2015, CCH terminated the Second Phase Facility Debt Commitments and, as such, the Second Phase CP Date did not occur. In addition to interest, CCH will incur a commitment fee at a rate per annum equal to 40% of the margin for LIBOR loans, multiplied by the outstanding undrawn debt commitments. The principal of the loans made under the Term Loan Facility must be repaid in quarterly installments, commencing on the earlier of (1) the first Quarterly Payment Date occurring more than three calendar months following the Project Completion Date and (2) the Date Certain, determined by reference to the date upon which EDF, an LNG customer linked to Train Two, is entitled to terminate its SPA for failure to achieve the date of first commercial delivery for that agreement. Scheduled repayments will be based upon a 19-year tailored amortization, commencing the first full quarter after the Project Completion Date and designed to achieve a minimum projected fixed debt service coverage ratio of 1.55:1.

We may make borrowings based on LIBOR plus the applicable margin (2.25% prior to the Project Completion Date or 2.50% thereafter) or the base rate plus the applicable margin (1.25% prior to the Project Completion Date or 1.50% thereafter). In addition to interest, we will incur a commitment fee at a rate per annum equal to 40% of the margin for LIBOR loans, multiplied by the outstanding undrawn Facility Debt Commitments under the Term Loan Facility.

The obligations of CCH under the Term Loan Facility are secured by a first priority lien on substantially all of the assets of CCH and its subsidiaries and by a pledge by Holdco of its limited liability company interests in CCH.

Under the terms of the Common Terms Agreement, CCH is required to hedge not less than 65% of the variable interest rate exposure of its senior secured debt. CCH is restricted from making distributions under agreements governing its indebtedness generally until, among other requirements, the completion of the construction of Train One and Train Two of the CCL Project, funding of a debt service reserve account equal to six months of debt service and achieving a Historical DSCR and Fixed Projected DSCR of at least 1.25:1.00.

Upon our incurrence of any replacement debt (including the sale of the New Notes), a portion of the Term Loan Facility amounts outstanding and/or commitments in an amount equal to the amount of such replacement debt less certain provisions, costs, prepayment premiums, fees and expenses allowed pursuant to the Common Terms Agreement will be prepaid and/or cancelled, as the case may be.

The Common Terms Agreement events of default constitute events of default under the Term Loan Facility. In the case of an event of default (and after all applicable cure periods), the Term Loan Facility administrative agent may, or upon the direction of the required lenders under the Term Loan Facility shall, accelerate all or any portion of the outstanding Loans and other obligations due and payable under the Term Loan Facility or terminate all outstanding Facility Debt Commitments thereunder. Such acceleration/ termination is automatic following an event of default relating to bankruptcy/insolvency of an Obligor or of Holdco.

Common Terms Agreement

On May 13, 2015, we entered into a common terms agreement with Société Générale, as the Facility Agent for the lenders under the Term Loan Facility and as Intercreditor Agent, and each other Facility Agent party thereto from time to time (as such agreement shall be amended from time to time, the “Common Terms Agreement”) in order to set out certain provisions regarding, among other things: (a) common representations and warranties; (b) common covenants; and (c) common events of default under the Senior Debt Instruments comprising Loan Facility Agreements. Future lenders under Loan Facility Agreements also may accede to the Common Terms Agreement.

The New Notes do not have the benefit of any of the representations, warranties, covenants or events of default in the Common Terms Agreement, and the noteholders and the Indenture Trustee will not become party to the Common Terms Agreement.

Conditions Precedent

Conditions to Each Advance

Prior to each advance under the Term Loan Facility, we must satisfy certain customary conditions precedent (unless waived by the required lenders) including (a) the receipt by the Term Loan Facility Agent of a notice of borrowing, including a certificate from one of our authorized officers, to which the Independent Engineer concurs with respect to certain sections, (i) certifying that the Independent Engineer has received a detailed breakdown of the Project Costs to be funded pursuant to such advance, copies of each invoice related to Project Costs incurred since the most recent advance to the extent greater than $150,000 and representing at least 95% of the applicable Project Costs incurred since the most recent advance, and evidence that the full amount of the proceeds of the last preceding advance has either been paid by the Obligors or Bechtel or retained in the Construction Account, (ii) certifying that construction reports then due have been provided to the Intercreditor Agent, that CCH reasonably believes that the Project Completion Date shall occur on or prior to the Date Certain, that repeated representations are true and correct in all material respects as of the applicable date made, and that either Bechtel is not entitled to change order for any EPC Change in Law (as defined under the EPC Contract (T1/T2)) or if Bechtel is entitled to such change order, that CCH has satisfied the condition that the construction of the Project Facilities is proceeding substantially in accordance with the construction schedule, and (iii) including a list of all change orders for more than $10 million or a statement that such change orders have previously been submitted to the Intercreditor Agent, (b) the Security Trustee must receive a title policy endorsement indicating that there has been no change to the state of the title to the insured estates or interests covered by the title policy, and (c) the Intercreditor Agent must receive interim lien waivers from Bechtel and a certificate from our chief financial officer certifying that Cheniere either has in place sufficient funding or has identified sufficient liquidity from financing sources to meet its obligations under the CEI Equity Contribution Agreement based on the construction budget and schedule for the six months following the date of the certification or we have provided a plan describing how we intend to meet our capital obligations under the construction budget and schedule for such six-month period. In addition to the customary conditions for a construction loan advance, no Impairment of Required Export Authorizations with respect to our Required LNG SPAs can have occurred and be continuing that could reasonably be expected to result in a Material Adverse Effect and our Senior Debt/Equity Ratio must not be greater than 75:25.

Additional Senior Debt

The Common Terms Agreement provides that we may incur additional Senior Debt consisting only of Working Capital Debt, Replacement Senior Debt, PDE Senior Debt and/or Expansion Senior Debt as described below. Any such debt will share pari passu in the Collateral and in right of payment with the New Notes and other Senior Debt.

Working Capital Debt

We may incur senior secured or unsecured Indebtedness (which, if secured, will constitute Senior Debt) for working capital purposes in an amount not exceeding $900 million outstanding in the aggregate at any one time under one or more working capital facilities (“Working Capital Debt”). We may incur Working Capital Debt if we satisfy certain conditions including (a) the Senior Debt Instrument governing the Working Capital Debt must require us to reduce the principal amount of any revolving loans under such Working Capital Debt to $0 for a period of at least five consecutive business days at least once per calendar year (other than letters of credit outstanding or Loans outstanding as a result of a draw under a letter of credit) and (b) the Intercreditor Agent must receive a certificate from one of our authorized officers (i) identifying each Senior Creditor Group Representative for, and each holder of, Working Capital Debt and (ii) attaching a copy of each proposed Senior Debt Instrument relating to such Working Capital Debt. In addition, any provider of secured Working Capital Debt must accede to the CSAA, the Intercreditor Agreement and the Common Terms Agreement and shall share pari passu in the Collateral.

Replacement Senior Debt

We may incur additional Senior Debt in order to prepay or repay Senior Debt or to replace all or part of the Facility Debt Commitments (“Replacement Senior Debt”). We may incur Replacement Senior Debt only if we satisfy certain conditions including, but not limited to, the delivery of a certificate from one of our authorized officers certifying that (a) the Replacement Senior Debt, taken as a whole, has a weighted average loan life no less than the then-remaining weighted average loan life of the Senior Debt or the Facility Debt Commitments being prepaid or replaced, taken as a whole, and has a Final Maturity Date no earlier than the Senior Debt being prepaid or replaced, (b) the aggregate principal amount of the Replacement Senior Debt does not exceed the aggregate amount of Senior Debt or the Facility Debt Commitments being prepaid or replaced, together with any premiums, costs, fees or expenses, (c) the incurrence of the Replacement Senior Debt shall not result in a Fixed Projected DSCR of less than 1.55x, (d) the Replacement Senior Debt does not benefit from any security or guarantee from the Obligors, the Sponsor or its Affiliates, that is in addition to any security or guarantee provided in respect of the Initial Senior Debt, unless such security or guaranty is provided for the equal and ratable benefit of each Senior Creditor, (e) the Replacement Senior Debt does not benefit from terms or covenants materially more restrictive on the Obligors than the terms or covenants in the Common Terms Agreement unless such terms or covenants are provided for the benefit of all of the Facility Lenders, (f) if the Replacement Senior Debt is incurred on or after the date by which we are required to fund the Senior Debt Service Reserve Account, then a portion of the proceeds of the Replacement Senior Debt shall be used to fund any increase in the then-applicable

Reserve Amount, and (g) the Intercreditor Agent has received a notice describing the then-anticipated principal terms of the proposed Replacement Senior Debt and substantially agreed forms of the finance documents relating to such proposed Replacement Senior Debt. In addition, within 30 days after the first advance of any Replacement Senior Debt, we must use such proceeds or other cash flow available for such purpose to pay any breakage costs and/or other amount required to be paid pursuant to the prepayment fees and breakage costs provision of the Common Terms Agreement and the applicable facility agreement with respect to the commitments being replaced. Any provider of Replacement Senior Debt must accede to the CSAA, the Intercreditor Agreement and the Common Terms Agreement and shall share pari passu in the Collateral.

The Old Notes were incurred as Replacement Senior Debt pursuant to the terms of the Common Terms Agreement described above, and the Indenture Trustee acceded to the CSAA on behalf of the Senior Noteholders thereunder.

PDE Senior Debt

We may incur additional Senior Debt to finance Permitted Development Expenditures (“PDE Senior Debt”). We may incur PDE Senior Debt only if we satisfy certain conditions including, but not limited to, the delivery of a certificate from one of our authorized officers certifying that (a) the Intercreditor Agent has received prior notice describing the principal terms and condition of the proposed PDE Senior Debt, (b) the PDE Senior Debt has a weighted average loan life of no less than that of the Initial Senior Debt, (c) if applicable, delivery of such additional agreements and supplements to the Security Documents as are necessary in order to subject the property or the engineering, procurement and construction contract related to the Project Facilities being financed with the proceeds of the PDE Senior Debt to the Security Interests, (d) we will have demonstrated that the amount of all Senior Debt (excluding Working Capital Debt) outstanding, after giving effect to the incurrence of PDE Senior Debt, is capable of being amortized to a zero balance by the end of the Qualifying Term of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of less than 1.50x, (e) the PDE Senior Debt does not benefit from terms or covenants materially more restrictive on the Obligors than the terms or covenants in the Common Terms Agreement unless provided for all of the Facility Lenders, and (f) the PDE Senior Debt does not benefit from any security or guarantee from the Obligors, the Sponsor or its Affiliates, that is in addition to any security or guarantee provided in respect of the Initial Senior Debt, unless such security or guaranty is provided for the equal and ratable benefit of each Senior Creditor. In addition, the aggregate amount of PDE Senior Debt that may be used to fund Permitted Development Expenditures other than those required by applicable law, regulations or any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development may not exceed $300 million. Any provider of PDE Senior Debt must accede to the CSAA, the Intercreditor Agreement and the Common Terms Agreement and shall share pari passu in the Collateral.

Expansion Senior Debt

We may incur additional Senior Debt to finance an Expansion (“Expansion Senior Debt”) only with the prior written consent of all Facility Lenders, subject to specified voting provisions in the Intercreditor Agreement and Term Loan Facility and similar provisions in any other relevant Facility Agreement.

Repayment and Prepayment

Voluntary Prepayment

We generally have the right to prepay the Loans either in whole or in part, at any time with at least three Business Days’ prior written notice to the Intercreditor Agent (a) following Substantial Completion under the EPC Contract (T1/T2) and the date of first commercial delivery under each then Required LNG SPA or (b) if, prior to such date, we certify (with Independent Engineer concurrence) that such prepayment will not have a material adverse effect on our ability to fund expenditures necessary to achieve the Project Completion Date by the Date Certain, in accordance with the Construction Budget and Schedule.

Voluntary Cancellation

We generally have the right to cancel any Facility Debt Commitments with respect to the term loans with at least three Business Days’ prior written notice to the Intercreditor Agent. However, we may not make a voluntary cancellation with respect to the term loans prior to Substantial Completion under the EPC Contract (T1/T2) and the Date of First Commercial Delivery under each then Required LNG SPA unless we certify to the Intercreditor Agent (and the Independent Engineer reasonably concurs with such certification in writing) that such voluntary cancellation shall not have a material adverse effect on our ability to fund the remaining expenditures required for the Development in accordance with the Construction Budget and Schedule up to and in order to achieve the Project Completion Date by the Date Certain.

Mandatory Prepayment

We are required to make the following mandatory prepayments of Loans on a pro rata basis with other Loans:

(a)	any prepayments of the Loans required to be made with respect to certain Insurance Proceeds and Condemnation Proceeds in accordance with the CSAA;

(b)	upon receipt of any Performance Liquidated Damages in excess of $10,000,000, except to the extent such amounts are applied to restoration, repairs or improvements of the Project Facilities or to repay or reimburse providers of Equity Funding, which Equity Funding was used for restoration, repairs or improvements of the Project Facilities;

(c)	the amount of all proceeds received from any Escrowed Amounts (as defined in the EPC Contract (T1/T2)) after the Project Completion Date, unless we are permitted to make a Restricted Payment under the Common Terms Agreement on the next succeeding Quarterly Payment Date;

(d)	in the event of a Change of Control occurring after the end of the Term Loan Availability Period, to the extent required in connection with a mandatory prepayment offer that we are obligated to make in connection therewith;

(e)	upon occurrence of an event triggering an LNG SPA Mandatory Prepayment;

(f)	to the extent of any Net Cash Proceeds received from sales of assets (other than asset sales permitted under the Common Terms Agreement) that are (i) in excess of $50,000,000 individually or $200,000,000 in the aggregate over the term of the Common Terms Agreement and (ii) not used to purchase replacement assets within 180 days following receipt thereof (or 270 days if a commitment to purchase replacement assets is entered into within 180 days following the receipt of such proceeds); and

(g)	subject to certain exceptions, due to a failure to meet the conditions to make a Restricted Payment pursuant to the Common Terms Agreement for four consecutive quarters.

LNG SPA Covenants

LNG SPA Maintenance

We must maintain in effect our Initial LNG SPAs and/or other Qualifying LNG SPAs providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity for a Qualifying Term. However, if an Initial LNG SPA or other Qualifying LNG SPA is terminated, CCL must enter into a replacement Qualifying LNG SPA within 90 days following termination to the extent necessary to meet the Base Committed Quantity. CCL shall have an additional 90 days to enter into a replacement Qualifying LNG SPA if CCL is diligently pursuing a replacement in accordance with the terms of the Common Terms Agreement, if the termination of the Qualifying LNG SPA being replaced could not reasonably be expected to result in a Material Adverse Effect during the additional cure period and if the Intercreditor Agent has received a certificate from one of our authorized officers, confirming that these conditions have been met prior to the expiration of the initial 90-day period.

A “Qualifying LNG SPA” under the Common Terms Agreement includes each of the Initial LNG SPAs and any other LNG SPA that satisfies the following conditions, subject to certain provisos in the Common Terms Agreement: (a) the LNG SPA is entered into for a Qualifying Term with an Investment Grade LNG Buyer (or guaranteed by an Investment Grade entity) or any other entity approved by the Intercreditor Agent, (b) the LNG SPA requires delivery of LNG on a “free on board” basis, (c) the Intercreditor Agent must (i) receive notice of the proposed terms of such LNG SPA and such terms must be consistent, in all material respects, with (and not materially less favorable in the aggregate to the interests of CCL than) those set forth in the Initial LNG SPAs, and CCL must so certify to the Intercreditor Agent or (ii) confirm that the requisite intercreditor parties, after consultation with the Market Consultant, are reasonably satisfied with the terms of such LNG SPA, including its conformity to Market Terms, and (d) CCL has delivered to the Intercreditor Agent a notice of whether the Non-FTA Authorization, the FTA Authorization or both are Required Export Authorizations in respect of such Qualifying LNG SPA, in accordance with the definition of Required Export Authorization, together with reasonable background information to support such designation, and the Intercreditor Agent (acting on the instructions of the requisite intercreditor parties), acting reasonably, has not objected to such designation within 30 days following delivery of such notice.

The Qualifying LNG SPAs required to be maintained in accordance with the Common Terms Agreement are referred to as the “Required LNG SPAs.”

LNG SPA Mandatory Prepayment

CCH must make a mandatory prepayment (an “LNG SPA Mandatory Prepayment”) if (a) CCL breaches the LNG SPA maintenance covenant in the Common Terms Agreement or (b) with respect to a Required LNG SPA, a Required Export Authorization becomes Impaired and CCL does not provide a reasonable remediation plan within 30 days following such Impairment, diligently pursue such remediation, and cause such remediation to be effective within 90 days following the occurrence of the Impairment. CCL shall have an additional 90 days to effect the remediation if it is diligently pursuing such remediation, the Impairment of the Required Export Authorization could not reasonably be expected to result in a Material Adverse Effect during the additional cure period and the Intercreditor Agent has received a certificate from one of CCH’s authorized officers, confirming that these conditions have been met prior to the expiration of the initial 90-day period.

In the event that CCH is required to make an LNG SPA Mandatory Prepayment, the amount of Senior Debt that shall be repaid and undrawn Facility Debt Commitments cancelled is the amount CCH is required to repay in order to maintain a Fixed Projected DSCR no lower than 1.55x. The LNG SPA Mandatory Prepayment must be applied first to repay the Senior Debt Obligations outstanding, and secondly to cancel the Facility Debt Commitments.

Amendment of LNG SPAs

CCL may only agree to an amendment or modification of the price or quantity of any Qualifying LNG SPA if such amendment or modification would not result in a breach of the LNG SPA maintenance covenant in the Common Terms Agreement and if after giving effect to such amendment the Fixed Projected DSCR would be at least the lower of 1.55x and the Fixed Projected DSCR before such change. In addition, CCL may not agree to (a) any amendment or modification of any Qualifying LNG SPA that could reasonably be expected to have a Material Adverse Effect, would not be on Market Terms, or would otherwise be inconsistent with the terms of the Finance Documents or (b) any material waiver, amendment or modification of the governing law, choice of forum, responsibility for shipping, term (other than an increase), or guarantee or credit support provisions (other than an increase), or any of the material elements of the structure or components of the pricing formula or any material term specifying the level of take or pay obligations, if the Intercreditor Agent objects to such change in writing within 60 days from the Intercreditor Agent’s receipt of notice of the proposed change.

Sale of Supplemental Quantities

The LNG SPAs entered into by CCL in respect of Supplemental Quantities of LNG may be of any duration and on any terms and to buyers of any credit quality so long as (a) each customer is instructed to pay the purchase price to the Equity Proceeds Account (prior to the Project Completion Date) or the Revenue Account (after the Project Completion Date), (b) performance under such LNG SPAs could not reasonably be expected to have a material adverse effect on CCL’s ability to meet its obligations under Required LNG SPAs, (c) each agreement is on Market Terms and (d) entry into such LNG SPAs, and the terms of such LNG SPAs will not result in a breach of any Required LNG SPA then in effect or the Impairment of any then-Required Export Authorization.

Certain Other Covenants

Set forth below are summaries of certain affirmative and negative covenants contained in the Common Terms Agreement.

Project Construction; Maintenance of Properties

We must construct and complete, operate and maintain the Project Facilities, and cause the Project Facilities to be constructed, operated and maintained, as applicable, under the standards specified in the Common Terms Agreement, and take actions contemplated under the EPC Contract (T1/T2) to avoid delays with respect to the guaranteed substantial completion date.

Separateness

We must comply at all times with certain separateness provisions including, but not limited to, CCH having at all times one independent manager, preparing and maintaining our own separate books and financial records and statements, observing applicable entity procedures and formalities to maintain separate existence and maintaining adequate capitalization. The separateness limitations do not apply to the Obligors as among one another.

Material Project Agreements

We must (i) maintain in effect each of the Material Project Agreements except to the extent permitted to expire, terminate or be replaced under the Finance Documents or unless such Material Project Agreement expires or is replaced in accordance with its terms, (ii) comply with all material contractual covenants and obligations, and enforce against other parties our material rights and their material covenants and obligations, under the Material Project Agreements then in effect, (iii) not agree to any amendment of the Material Project Agreements that could reasonably be expected to have a Material Adverse Effect, or that would materially breach or be materially inconsistent with the Finance Documents, (iv) not assign or transfer our interest under a Material Project Agreement (or consent to a counterparty assignment or transfer) without consent of the Intercreditor Agent (except for assignments and transfers contemplated in connection with the CSAA and other Security Documents), (v) not initiate or settle arbitration in excess of $15 million under any Material Project Agreement, (vi) provide copies to the Intercreditor Agent of any material amendment or waiver relating to the Material Project Agreement, and (vii) not enter into any Subsequent Material Project Agreements without the prior written consent of the Intercreditor Agent or pursuant to the terms of the Common Terms Agreement.

Insurance

We must keep the Development’s property insured in accordance with the requirements of the Common Terms Agreement, including insurance with financially sound insurers with all risk property and general liability coverage (including deductibles and exclusions) and in such form and amounts as are customary for project facilities of similar type and scale to the Development (including, prior to Substantial Completion, delayed startup coverage and, after Substantial Completion, business interruption). We must cause, with limited exceptions, each insurance policy to name the Secured Parties as additional insureds.

Hedging Arrangements

We cannot enter into Hedging Instruments other than Hedging Instruments that are in the ordinary course of business and that (i) are, in each case, with a Hedging Bank or Gas Hedge Provider, (ii) if secured, are Interest Rate Hedging Instruments or Gas and Electricity Hedging Instruments, and (iii) are entered into for non-speculative purposes and on arm’s-length terms (such Hedging Instruments, “Permitted Hedging Instruments”). We must enter into and maintain in full force and effect, one or more Permitted Hedging Instruments with respect to (i) no less than 45% of the projected aggregate outstanding balance of Senior Debt no later than 45 days following the closing date of the Term Loan Facility and (ii) 65% of the projected outstanding balance of Senior Debt no later than 90 days following such closing date.

Historical DSCR

We cannot permit the Historical DSCR as of the end of any fiscal quarter from and following the first repayment date to be less than 1.15x; provided, that in the event that the Historical DSCR is less than 1.15x but greater than 1.00x, any of our direct or indirect owners may provide cash to us, not later than 10 Business Days following the last day of such fiscal quarter in the form of equity contributions or Subordinated Debt in order to increase the Historical DSCR to 1.15x; provided, that such right shall not be exercised for more than two consecutive fiscal quarters nor, with respect to each relevant Senior Debt Instrument, more than four times over the term of such Senior Debt Instrument.

Senior Debt Service Reserve Amount

Within six months following the Project Completion Date, we must have deposited in the Senior Debt Service Reserve Account (as described in the CSAA) an amount necessary to pay the forecasted Senior Debt Obligations in respect of Senior Debt through and including the next two payment dates, as calculated pursuant to the definition of “Reserve Amount” in the Common Terms Agreement.

Merger and Liquidation, Sale of All Assets

We must not liquidate or enter into any merger or sell or otherwise transfer all or substantially all of our assets, except that CCP GP may merge or transfer its assets to another Obligor.

Nature of Business

We must not:

(1)	change the limited nature of our business in any material respect; or

(2)	engage in retail sales of natural gas so as to become subject to regulation as a gas utility under the Texas Utilities Code.

Settlement of Liquidated Damages

We cannot agree to the amount of any performance- or delay-related liquidated damages due to Bechtel in excess of $15,000,000 without the prior written approval of the Intercreditor Agent, acting reasonably and in consultation with the Independent Engineer.

Limitation on Indebtedness

We cannot incur any Indebtedness, except for the following permitted indebtedness (“CTA Permitted Indebtedness”):

(a)	Senior Debt, including any reborrowing of any Working Capital Debt in accordance with its terms;

(b)	Indebtedness expressly contemplated by a Finance Document or a Material Project Agreement;

(c)	Subordinated Debt;

(d)	Intercompany indebtedness between or among the Obligors, all of which shall be Subordinated Debt;

(e)	Indebtedness incurred under Permitted Hedging Instruments which are not Senior Debt;

(f)	Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities incurred in the ordinary course of business;

(g)	purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $50 million in the aggregate to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that if such obligations are secured, they are secured only by Liens upon the assets being financed or the proceeds of such assets;

(h)	any other unsecured Indebtedness incurred after the Project Completion Date in an aggregate amount outstanding at any one time not to exceed $500 million for general corporate purposes;

(i)	Indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, or cash management services in the ordinary course of business;

(j)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)	contingent liabilities incurred in the ordinary course of business;

(l)	Indebtedness consisting of certain bonds and similar obligations incurred in the ordinary course of business;

(m)	trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(n)	Indebtedness consisting of the financing of insurance premiums in customary amounts in the ordinary course of business; and

(o)	other Indebtedness incurred with the consent of the Intercreditor Agent acting on the instructions of the requisite intercreditor parties.

Limitation on Liens

We cannot assume, incur, permit or suffer to exist any Lien on any of our assets, whether now owned or hereafter acquired, except for certain permitted liens (“CTA Permitted Liens”).

Use of Proceeds

Unless otherwise specified in an individual Loan Facility Agreement, we must use the proceeds of Initial Senior Debt solely to pay the Project Costs, including the payment or reservation of Permitted Completion Costs and funding the Senior Debt Service Reserve Account, to make Authorized Investments and to repay Equity Funding at the Project Completion Date to the extent permitted in the Common Terms Agreement.

Senior Debt Service Reserve Account

To the extent that the Senior Debt/Equity Ratio as of the Project Completion Date is less than 75:25, CCH may draw on remaining Facility Debt Commitments up to an amount that would give rise to a Senior Debt/Equity Ratio of no greater than 75:25 and such funding must be used to fund the Senior Debt Service Reserve Account. Any remaining proceeds may, at the option of CCH, be paid directly to an Affiliate of CCH in accordance with the Finance Documents.

EPC Contracts

CCL cannot, except with respect to Change Orders scheduled in the Common Terms Agreement and subject to certain provisos set forth in the Common Terms Agreement, take certain actions under the EPC Contract (T1/T2), including but not limited to the following:

(a)	initiate or consent to (without the consent of the Intercreditor Agent in consultation with the Independent Engineer) any Change Order that:

(i)	increases the contract price of the EPC Contract (T1/T2). However, CCL may, without the consent of the Intercreditor Agent, enter into Change Orders or make payments of any claim under the EPC Contract (T1/T2) if (A) the amount of such Change Orders or payments is less than $25 million individually or less than $300 million in the aggregate and (B) the Intercreditor Agent receives a certificate stating that after giving effect to such Change Order or payment, all date of first commercial delivery deadlines shall be met and such Change Order or payment will not result in Project Costs exceeding the funds then available or reasonably expected to be available to pay such Project Costs. If the aggregate of all Change Orders or payments exceeds $300 million, CCL may enter into such Change Orders or make such payments if the amount of any such Change Order or payment is less than $2 million, and if the Intercreditor Agent receives a certificate from CCL (to which the Independent Engineer reasonably concurs as to certain matters set forth in the Common Terms Agreement). In addition, if an EPC Force Majeure or an EPC Change in Law (each, as defined under the EPC Contract (T1/T2)) prompts Bechtel to request a Change Order to which it is entitled by the terms of the EPC Contract (T1/T2), CCL may authorize such change without the consent of the Intercreditor Agent if the amount of such change is within the remaining contingency set forth in the construction budget and schedule, or if the amount exceeds such contingency, CCL has an additional source of funds for such excess amount in addition to any Equity Funding. CCL may also enter into Change Orders that exceed $25 million individually or $300 million in the aggregate, subject to certain conditions, including, but not limited to, either (A) receipt and deposit into the Construction Account of any Equity Funding that is additional to Equity Funding received on or prior to the closing date of the Term Loan Facility and otherwise that is sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order or (B) the amount and subject matter is a utilization of an unallocated contingency in the construction budget and schedule, and, in the case of either (A) or (B), receipt by the Intercreditor Agent of a certificate from CCL (to which the Independent Engineer reasonably concurs as to certain matters set forth in the Common Terms Agreement) and the Intercreditor Agent has not objected to such Change Order within 15 days of receipt of the proposed Change Order;

(ii)	extends the guaranteed substantial completion date for any Train of the Development or could reasonably be expected to have a material adverse effect on the likelihood of achieving Substantial Completion by such date;

(iii)	except as a result of a permitted buydown of the performance guarantees pursuant to Section 11.4 of the EPC Contract (T1/T2) or a Change Order to which Bechtel is entitled for a Change in Law, modifies the performance guarantees or any other performance guarantee of Bechtel or the criteria or procedures for the conduct or measuring the results of Performance Tests;

(iv)	adjusts the payment schedules (other than as a result of a permitted Change Order) or the amount of or timing for payment of the schedule bonus under the EPC Contract (T1/T2) or otherwise provides for any additional bonus to be paid to Bechtel;

(v)	causes any material component or material design feature or aspect of the Project Facilities to deviate in any fundamental manner from the description thereof set forth in the EPC Contract (T1/T2) (other than as a result of a permitted Change Order);

(vi)	except as a result of a Change Order to which Bechtel is entitled for a Change in Law or event of EPC Force Majeure (and provided that the Independent Engineer concurs to CCL’s consent to such Change Order), diminishes or otherwise materially alters Bechtel’s liquidated damages obligations under the EPC Contract (T1/T2);

(vii)	except as a result of a Change Order to which Bechtel is entitled for a Change in Law or event of EPC Force Majeure (and provided that the Independent Engineer concurs to CCL’s consent to such Change Order), waives or alters the provisions under the EPC Contract (T1/T2) relating to default, termination or suspension or the waiver by CCL of any event that with the giving of notice or the lapse of time or both would entitle CCH to terminate the EPC Contract (T1/T2);

(viii)	except as a result of a Change Order to which Bechtel is entitled for a Change in Law, adversely modifies or impairs the enforceability of any warranty for material items under the EPC Contract (T1/T2);

(ix)	except as a result of a Change Order to which Bechtel is entitled for a Change in Law (and provided that the Independent Engineer concurs to CCL’s consent to such Change Order), impairs the ability of the Project Facilities to satisfy the Performance Tests or the Lenders’ Reliability Test;

(x)	results in the revocation or adverse modification of any material Permit; or

(xi)	causes the Project Facilities not to comply in all material respects with applicable law or regulations or an Obligor’s contractual obligations;

(b)	collect on the letter of credit posted by Bechtel as required under the EPC Contract (T1/T2) unless there are no future payments owed to Bechtel against which we may offset the amounts due to CCL;

(c)	approve any plans under Articles 11.1B or 11.1C of the EPC Contract (T1/T2) without the concurrence of the Independent Engineer; or

(d)	except following notice to the Independent Engineer of its proposed action (to which the Independent Engineer reasonably concurred):

(i)	initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by Bechtel pursuant to the EPC Contract (T1/T2) taking into account any other capital spare parts that we intend to acquire directly, or (B) material change to a two-year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by Bechtel under the EPC Contract (T1/T2).

The Common Terms Agreement contains restrictions similar to the above with respect to the EPC Contract (T3). In the event that we commence construction of Stage 2, such restrictions will apply to the EPC Contract (T3).

Gas Transportation and Purchase Contracts

We must comply in all material respects with the gas sourcing plan as set forth in the Common Terms Agreement.

Restricted Payments

We are permitted to make Restricted Payments, provided that each of the following conditions has been satisfied:

(a)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could occur as a result of such Restricted Payment;

(b)	(i) the Historical DSCR for the last measurement period (calculated for this purpose by excluding any amount contributed during such measurement period under the cure right described in “Description of Other Indebtedness—Common Terms Agreement—Certain Other Covenants—Historical DSCR”) and (ii) the Fixed Projected DSCR for the 12-month period beginning on or immediately prior to the Quarterly Payment Date on or immediately prior to the proposed date of the Restricted Payment are, in each case, at least 1.25:1;

(c)	the Senior Debt Service Reserve Account is funded (with cash or with Acceptable Debt Service Reserve LCs) with the then-applicable Reserve Amount, including the applicable debt service reserve requirements (if any) under any Senior Debt Instrument governing Additional Senior Debt;

(d)	the Project Completion Date has occurred;

(e)	no event triggering an LNG SPA Mandatory Prepayment has occurred and is Continuing in respect of which the prepayment and cancellation required by the occurrence of such event in accordance with the Common Terms Agreement has not been made in full;

(f)	the Intercreditor Agent must, two business days prior to the proposed date of the Restricted Payment, receive a certificate as to satisfaction of items (a)-(e) above;

(g)	each Senior Creditor Group Representative must have received a certificate as to clause (b) above setting forth the calculation of Historical DSCR and Fixed Projected DSCR in clause (b) above; and

(h)	as long as any Loans under the Term Loan Facility remain outstanding, the Restricted Payment must be made within 25 business days following the most recent Quarterly Payment Date.

Permitted Development Expenditures

The Obligors may not make any Development Expenditure that is not a Permitted Development Expenditure. Assets or property built or acquired with Development Expenditures will constitute Collateral, except as otherwise provided in the Security Documents.

Permitted Development Expenditures may be made prior to the Project Completion Date (a) to the extent permitted under the provisions described under the caption “Description of Other Indebtedness—Common Terms Agreement—Certain Other Covenants—EPC Contracts” and (b) in relation to an Expansion to the extent permitted under the provisions described under the caption “Description of Other Indebtedness—Common Terms Agreement—Certain Other Covenants—Expansions.”

Expansions

The Obligors may not enter into a construction contract or contracts with respect to the development of Trains, and related loading, transportation and storage facilities, in addition to the Initial Development, that contain obligations and liabilities which, in the aggregate, are in excess of $50 million, without the prior consent of the Intercreditor Agent (acting at the instructions of the requisite intercreditor parties), provided that without such consent, the Obligors may:

(i)	conduct front-end engineering, development and design work using Equity Funding which is in addition to the Equity Funding contemplated in the base case forecast for the Initial Development; and

(ii)	prepare and submit applications for Permits related to any Expansion.

Upon receipt of consent from the Intercreditor Agent, the Obligors may undertake an Expansion using Equity Funding without further consent of any Senior Creditor and may incur Expansion Senior Debt upon receipt of consent of the Facility Lenders contemplated in the provisions described under the caption “Description of Other Indebtedness—Common Terms Agreement—Additional Senior Debt—Expansion Senior Debt.”

Project Completion Date

Occurrence of Project Completion Date

The occurrence of the Project Completion Date is subject to the satisfaction (or waiver by the required lenders under the Loan Facility Agreements) of certain conditions precedent, including but not limited to receipt by the Intercreditor Agent of: (a) a notice from CCH that project completion has occurred as a result of our meeting the conditions for its occurrence, (b) a certificate from one of our authorized officers certifying that the repeated representations of the Obligors are true and correct in all material respects as of the date made, no Loan Facility Event of Default has occurred and is Continuing and that the Collateral is subject to the perfected first priority Lien and Security Interest established pursuant to the Security Documents, (c) a physical completion certificate, to which the Independent Engineer concurs, certifying as to the occurrence of ready for start up and Substantial Completion with respect to Train One and Train Two, (d) certification regarding the occurrence of (i) the date of first commercial delivery under each of the Required LNG SPAs then in effect and (ii) no then-existing material default under any of these SPAs, (e) a survey of the Corpus Christi Terminal Facility and a final endorsement of the title policy indicating that there has been no change to the state of the title to the insured estates or interests covered by the title policy, (f) a certificate confirmed to be reasonable by the insurance advisor confirming that all insurance premium payments due and payable as of the Project Completion Date have been paid and that the insurance then in place complies with the requirements of the Common Terms Agreement, (g) evidence that all material permits necessary for the CCL Project have been obtained and are in full force and effect, (h) evidence that we have received authorization from the FERC to place the Project Facilities in service and lien waivers from Bechtel. In addition, all Delay Liquidated Damages and Performance Liquidated Damages due and payable as of the Project Completion Date under the EPC Contract (T1/T2) must have been deposited in the appropriate Account(s) and applied pursuant to the requirements of the CSAA.

Events of Default

Each of the following is a “Loan Facility Event of Default” under the Common Terms Agreement:

(1)	default in the payment when due of principal amounts due under the Finance Documents; provided that if failure to pay occurs due to a purely administrative error, we have three Business Days to cure such failure;

(2)	default in the payment of interest or any Senior Debt Obligations due under the Finance Document which default continues un-remedied for three Business Days after those amounts become due;

(3)	any representation or warranty made by any Obligor in the Common Terms Agreement (other than certain representations that are covered by other Events of Default) or in any certificate, financial statement, or other document furnished by any Obligor pursuant to the Common Terms Agreement, or any representation or warranty made by Holdco in the Holdco Pledge Agreement, is false when made and if such falsity is capable of being corrected or cured, is not corrected or cured within 60 days after the earlier of (A) the applicable Obligor, becoming aware of such falsity and (B) notice from the Intercreditor Agent to CCH, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect;

(4)	an Obligor fails to maintain its existence or breaches the merger and liquidation covenant;

(5)	breach of the Historical DSCR that is not cured within 10 Business Days;

(6)	any Obligor (x) materially breaches certain covenants regarding use of proceeds; changes to its organizational documents or legal name/structure; Material Project Agreements; limitations on Indebtedness; limitation on guarantees; or limitation on Investments and Loans; or (y) breaches certain covenants regarding taxes; compliance with applicable laws, including anti-terrorism laws, money laundering laws or laws of the Office of Foreign Assets Control of the U.S. Department of Treasury; Material Project Agreements; or sale of project property, and, in each case, such default continues uncured for a 30-day period after the earlier of (i) we receive written notice of such default from the Intercreditor Agent and (ii) the applicable Obligor becomes aware of such default;

(7)	any Obligor (x) breaches certain covenants regarding project construction, maintenance of properties, books and records, nature of business, gas purchase and transportation contracts, and transactions with affiliates, or (y) materially breaches of any other covenant under the Common Terms Agreement (other than covenants addressed in certain other events of default), and such default continues uncured for a 60-day period after the earlier of (i) the applicable Obligor becoming aware of such breach; and (ii) notice from the Intercreditor Agent to CCH, such cure period to be extended up to 90 days so long as the breach is subject to cure, such Obligor is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect;

(8)	a Bankruptcy with respect to an Obligor or Holdco has occurred, or prior to the Project Completion Date, a Bankruptcy with respect to Bechtel or Bechtel’s guarantor under the EPC Contract (T1/T2);

(9)	prior to the Project Completion Date, any one or more of a judgment in excess of $200,000,000 in the aggregate or a final judgment in excess of $120,000,000 in the aggregate against an Obligor or Holdco (or against any other Person where an Obligor or Holdco is liable to satisfy such judgment), in each case net of insurance proceeds which are reasonably expected to be paid; or (y) following the Project Completion Date, one or more final judgments in excess of $120,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in each case, remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days after the date of entry of such judgment;

(10)	any Finance Document (other than (x) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect or (y) any Direct Agreement in the case where the occurrence of a Loan Facility Event of Default has been triggered by an event affecting the underlying Material Project Agreement or a Senior Debt prepayment remedy or other Loan Facility Event of Default is applicable under the Finance Documents) or any material provision of any Finance Document, (i) is expressly repudiated in writing by any party thereto (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender), (ii) shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto and not as a result of a Loan Facility Event of Default under the Common Terms Agreement) or (iii) is declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender) and such unenforceability is not cured (subject to any applicable Reservations) within five Business Days following the date of entry of such judgment;

(11)	any Material Project Agreement (other than an LNG SPA) or any material provision thereof: (i) is expressly repudiated in writing by any party, or (ii) is declared unenforceable in a final judgment of a court of competent jurisdiction against any party and such unenforceability is not cured (subject to any applicable Reservations) within 60 Business Days following the date of entry of such judgment if in either case, a Material Adverse Effect could reasonably be expected to result;

(12)	default with respect to Indebtedness (other than Indebtedness secured by the Security Documents and Subordinated Debt) of any Obligor that exceeds a principal amount of $100 million and continued beyond any applicable grace period and the effect of which has been to cause the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded;

(13)	in respect of any Senior Notes outstanding, acceleration of such Senior Notes following an Indenture Event of Default;

(14)	failure to achieve the Project Completion Date by the Date Certain;

(15)	from and after the Initial Advance, any Permit required under the Common Terms Agreement related to CCH or the Development is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect unless (i) CCH provides a reasonable remediation plan within 30 Business Days following our Knowledge of the occurrence of such Impairment, (ii) CCH diligently pursues the implementation of such remediation plan and (iii) such Impairment is cured within 90 days of the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such Impairment or required by a Governmental Authority; provided that CCH shall have no more than 180 days in the aggregate to cure such Impairment);

(16)	prior to the end of the Term Loan Availability Period (including the final day thereof), Cheniere and its Affiliates (a) until one year after the Project Completion Date, fail to own, directly or indirectly in the aggregate, more than 50% of the ownership interests in CCH or control, directly or indirectly, voting rights of more than 50% of the votes of all classes in CCH or (b) more than one year after the Project Completion Date, fail to own, directly or indirectly in the aggregate, more than 25% of the ownership interests in CCH or control, directly or indirectly, voting rights of more than 25% of the votes of all classes in CCH;

(17)	Cheniere fails to pay or cause to be paid Equity Funding as required under the CEI Equity Contribution Agreement for any reason, and such failure is not cured within 10 Business Days; and

(18)	additional events of default in respect of (i) an Abandonment; (ii) destruction of the Project Facilities; (iii) an Event of Taking; (iv) invalid Security Interests; (v) environmental representations and warranties and covenants; (vi) certain ERISA events; and (vii) material default under the EPC Contract (T1/T2).

Working Capital Facility

On December 14, 2016, CCH closed a $350 million Working Capital Facility Agreement, among CCH, as borrower, CCL, CCP and CCP GP, as guarantors, The Bank of Nova Scotia, as Working Capital Facility Agent (the “Working Capital Facility Agent”), The Bank of Nova Scotia and Sumitomo Mitsui Banking Corporation, as Issuing Banks, Mizuho Bank, Ltd., as Swing Line Lender, and the lenders party thereto from time to time (as such agreement shall be amended from time to time, the “Working Capital Facility Agreement” and such facility, the “Working Capital Facility”).

The Working Capital Facility is intended to be used for loans (“Working Capital Loans”) to, and the issuance of letters of credit (“Letters of Credit”) on behalf of, CCH, as well as for swing line loans to CCH (“Swing Line Loans”), for certain working capital requirements related to the CCL Project.

The Working Capital Facility will be used for (i) payment of gas purchase, transportation and storage expenses (including to meet credit support requirements under gas purchase, transportation or storage agreements); (ii) funding of debt service reserves; (iii) other working capital and other general corporate purposes; and (iv) the payment of transaction fees and expenses. Up to $75 million of the Working Capital Facility may be used for general corporate purposes of CCH (the “General Corporate Purposes Sublimit”). Swing Line Loans may be made in an amount of up to $25 million (the “Swing Line Sublimit”). The Swing Line Sublimit is part of, and not in addition to, the entire aggregate principal amount of the Working Capital Facility. The entire amount of the Working Capital Facility will be available for the issuance of Letters of Credit.

The Working Capital Facility Agreement allows CCH to request incremental commitments of up to the maximum allowed under the Common Terms Agreement for the Working Capital Debt, subject to customary conditions precedent. Upon any increase in the size of the Working Capital Facility under the Working Capital Facility Agreement, the General Corporate Purposes Sublimit will be increased in an aggregate amount of up to $250 million.

Conditions Precedent to Extensions of Credit

Advances and issuances of letters of credit under the Working Capital Facility are subject to customary conditions precedent, including the absence of defaults, bring-down of certain representations and warranties, perfection of security interests, payment of applicable fees and expenses, and certifications as to construction progress of the CCL Project.

Interest and Fees

Loans under the Working Capital Facility, including Working Capital Loans, Swing Line Loans and any loans deemed made in connection with a draw upon any Letter of Credit (“LC Loans”) (collectively, the “Revolving Loans”) will bear interest at a variable rate per annum equal to LIBOR or the base rate (the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate and (c) one-month LIBOR plus 0.50%), plus the applicable margin. The applicable margin for LIBOR Revolving Loans ranges from 1.50% to 2.00%, and the applicable margin for base rate Revolving Loans ranges from 0.50% to 1.00%, in each case, based on CCH’s debt ratings then in effect. Interest on Swing Line Loans, Working Capital Loans and LC Loans is due and payable on the date such loans become due. Interest on LIBOR Revolving Loans is also due and payable at the end of each LIBOR period, and interest on base rate Revolving Loans is also due and payable at the end of each calendar quarter.

CCH will pay (i) a commitment fee on the average daily amount of the excess of the total commitment amount over the principal amount outstanding without giving effect to any outstanding Swing Line Loans in an amount equal to an annual rate of 40% of the applicable margin for LIBOR Revolving Loans; (ii) a letter of credit fee equal to an annual rate equal to the applicable margin for LIBOR Revolving Loans on the undrawn portion of all letters of credit issued under the Working Capital Facility; and (iii) a letter of credit fronting fee to each Issuing Bank in an amount equal to an annual rate of 0.20% of the undrawn portion of all letters of credit issued by such Issuing Bank. Each of these fees is payable quarterly in arrears. In the event that draws are made upon any letters of credit issued under the Working Capital Facility and CCH does not elect for such draw to be deemed an LC Loan (an “LC Draw”), CCH is required to pay the full amount of the LC Draw on or prior to 12:00 p.m., New York City time, on the business day immediately succeeding its timely receipt of notice of the LC Draw. Any such LC Draw shall bear interest at an annual rate equal to the base rate plus 2.00%.

In connection with the Working Capital Facility, CCH will pay upfront fees to the agents and lenders under the Working Capital Facility Agreement together with additional transaction fees in the aggregate amount of approximately $8.0 million. Annual administrative fees must also be paid to the Working Capital Facility Agent and the Swing Line Lender under the Working Capital Facility Agreement.

Repayments

The Working Capital Facility matures on December 14, 2021 (the “WC Maturity Date”). LC Loans have a term of up to one year. Swing Line Loans terminate upon the earliest to occur of (a) the WC Maturity Date or earlier termination of the Working Capital Facility, (b) the date 15 days after such Swing Line Loan is made and (c) the first borrowing date for a Working Capital Loan or Swing Line Loan occurring at least four business days following the date such Swing Line Loan was made.

CCH is required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year. See “Description of Other Indebtedness—Additional Senior Debt—Working Capital Debt.” CCH may prepay the Revolving Loans at any time without premium or penalty upon three business days’ notice.

Covenants and Events of Default

The Working Capital Facility generally incorporates the representations, warranties, covenants, reporting requirements and mandatory prepayment provisions of the Common Terms Agreement. Upon the discharge of all debt governed by the Common Terms Agreement (other than the Working Capital Facility), the representations, warranties and covenants in the Common Terms Agreement will no longer apply and will be replaced with the representations, warranties and covenants contained in the Working Capital Facility Agreement, which address matters customary in project financings and are generally less restrictive than those in the Common Terms Agreement. The Working Capital Facility Agreement includes customary events of default which are subject to customary grace periods and materiality standards.

Collateral

The Revolving Loans, CCH’s existing term loan facility, obligations under the interest rate protection agreement entered into in connection with the term loan facility, the 2024 Notes and the 2025 Notes (collectively, the “CCH Secured Obligations”) are secured on a pari passu basis by a first priority lien (subject to customary permitted encumbrances) in substantially all of the assets of CCH and the Guarantors. In addition, the CCH Secured Obligations are secured by a pledge of all of the membership interests in CCH and each of the Guarantors. CCH is also required to establish and maintain certain deposit accounts which are subject to the control of Société Générale, as security trustee. The Revolving Loan proceeds and other receipts will be deposited into these accounts or applied directly for the purposes for which they are borrowed. The liens securing the CCH Secured Obligations are evidenced by customary mortgage and other security documents and are subject to customary intercreditor arrangements.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On May 18, 2016, we sold $1.25 billion aggregate principal amount of the Old 2024 Notes in a private placement and on December 9, 2016, we sold $1.5 billion aggregate principal amount of Old 2025 Notes in a private placement. The Old Notes were sold to the initial purchasers who in turn resold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act.

In connection with the sale of the Old Notes, we entered into registration rights agreements with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under those agreements. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New 2024 Notes and New 2025 Notes in exchange for the Old 2024 Notes and Old 2025 Notes, respectively. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of Senior Notes” for more information on the terms of the New Notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving New Notes from you has, any arrangement or understanding with any person to participate in the distribution of the New Notes;

•	you are not one of our or our subsidiary guarantors’ “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes acquired as a result of market-making or other trading activities, you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the New Notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $1.25 billion aggregate principal amount of the Old 2024 Notes are outstanding and $1.5 billion aggregate principal amount of Old 2025 Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old 2024 Notes tendered in the exchange offer must be in denominations of principal amount of $100,000 and any integral multiple of $1,000 in excess of $100,000. Old 2025 Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Old Notes except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act;

•	will not contain the registration rights contained in the Old Notes; and

•	will not contain the liquidated damages provisions relating to the Old Notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 12:00 midnight, New York City time, at the end of May 5, 2017. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned promptly to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the Old Notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

A tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender Notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 12:00 midnight, New York City time, at the end of May 5, 2017 will be disregarded and of no effect.

In addition, you must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate or an affiliate of any of our subsidiary guarantors, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No Old Notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all Old Notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account. The tender by a holder of Old Notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Although we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any Old Notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the New Notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after the expiration time. For purposes of an exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each Old Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to that of the surrendered Old Note. Under the registration rights agreements, we may be required to make additional payments of interest to the holders of the Old Notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned promptly without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes for which they were exchanged, or if interest has not been paid in respect of the Old Notes, then from the date the Old Notes were first issued. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the date the Old Notes were issued or, if interest has already been paid on the Old Notes, the most recent interest payment date on the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and upon the consummation of the exchange offer, no amount will be paid in respect of previously accrued interest on the Old Notes that are exchanged for New Notes.

Withdrawal Rights

Tender of Old Notes may be properly withdrawn at any time before 12:00 midnight, New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to Old Notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including certificate numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered.

Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval is deemed necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which makes it inadvisable to proceed with the exchange offer, with the acceptance of Old Notes for exchange or with the exchange of Old Notes for New Notes.

If we reasonably determine that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the holders are not “affiliates” of ours or of any of our subsidiary guarantors within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or any of our subsidiary guarantors or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must be identified as an underwriter in the prospectus and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of New Notes received in exchange for Old Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon

By Mail: The Bank of New York Mellon P.O. Box 396 East Syracuse, New York 13057 Attn: Corporate Trust Operations	By Hand or Overnight Delivery: The Bank of New York Mellon 111 Sanders Creek East Syracuse, New York 13057 Attn: Corporate Trust Operations

TELEPHONE: 1-800-254-2826

FACSIMILE: 1-732-667-9408

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their Old Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

Old Notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Old Notes and the existing restrictions on transfer set forth in the legend on the Old Notes set forth in the indenture for the 2024 Notes and the 2025 Notes. Except in limited circumstances with respect to specific types of holders of Old Notes, we will have no further obligation to provide for the registration under the Securities Act of such Old Notes. In general, Old Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the Old Notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the Old Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the New Notes issued in the exchange offer, any Old Notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs associated with the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF SENIOR NOTES

Terms used but not defined in this section have the meanings attributed to such terms in “Glossary of Certain Finance Document Terms.”

CCH issued the Old Notes pursuant to an indenture, dated May 18, 2016, among CCH, the Guarantors, and The Bank of New York Mellon, as trustee (the “Indenture Trustee”), as amended by the First Supplemental Indenture, dated December 9, 2016 (as so modified, the “indenture”). The Old 2024 Notes were issued in an aggregate principal amount of $1,250,000,000 and form a single series of notes under the indenture. The Old 2025 Notes were issued in an aggregate principal amount of $1,500,000,000 and form a single series of notes under the indenture. In this “Description of Senior Notes,” the 2024 Notes and the 2025 Notes are sometimes referred to collectively as the “notes.”

The terms of the notes include those stated in the CSAA and other Security Documents to the extent applicable to the notes, the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The CSAA and other Security Documents referred to under the caption “Description of Security Documents” contain the terms of the security arrangements that secure the notes.

The following description is a summary of the material provisions of the indenture. Please see the captions “Description of Security Documents” and “Description of Other Indebtedness” for a description of the Security Documents applicable to the notes. These summaries do not restate those agreements in their entirety. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the Security Documents are available as set forth below under the caption “—Additional Information.”

Any references in this Description of Senior Notes and in the Glossary of Certain Finance Document Terms to “the indenture,” is a reference to the indenture relating to the notes offered hereby. References in this Description of Senior Notes and in the Glossary of Certain Finance Document Terms to “an Indenture,” “any Indenture,” or “the Indenture” and to “Senior Notes,” “any Senior Notes” and “the Senior Notes,” are references to the defined terms “Indenture” and “Senior Notes” in the CSAA. The CSAA provides that Senior Debt of the Obligors will be created or issued under Facility Agreements and Indentures (as well as certain other agreements), which Senior Debt will be secured by a security interest in assets of CCH and the Guarantors. For purposes of the CSAA, the indenture will be an “Indenture,” and the notes will be “Senior Notes.”

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes and Note Guarantees

The Notes

The notes:

•	are general obligations of CCH;

•	are secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by CCH and the Guarantors;

•	are pari passu in right of payment with all existing and future Senior Debt of CCH, including borrowings under the Term Loan Facility;

•	are senior in right of payment to any future Subordinated Debt of CCH; and

•	are unconditionally guaranteed by the Guarantors.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

Payment of principal, premium, if any, and interest in respect of the notes are obligations of CCH and the Guarantors, as applicable. No director, manager, officer, employee, incorporator, member, partner, Affiliate (other than CCH and the Guarantors) or stockholder of any of CCH, any Guarantor or Sponsor, as such, will have any liability for any obligations of CCH or the Guarantors under the notes, the indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

The Guarantees of the Notes

The notes will initially be guaranteed by all of our existing Domestic Subsidiaries (each of CCL, CCP and CCP GP). Each Note Guarantee:

•	is a general obligation of the applicable Guarantor;

•	is pari passu in right of payment with all existing and future Senior Debt of that Guarantor; and

•	is senior in right of payment to any Subordinated Debt off that Guarantor.

Each of the Guarantors also has granted security on a first-priority basis, subject only to Permitted Liens, in all Collateral owned or at any time acquired by that Guarantor to secure the Senior Debt Obligations.

In the future, the notes may be guaranteed by future Domestic Subsidiaries (other than Immaterial Subsidiaries), as described below under the caption “—Guarantees of the Notes.” Under the circumstances described below under the caption “—Covenants Applicable to the Notes—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series pursuant to one or more supplemental indentures thereto. Any issuance of additional notes or other debt securities is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants Applicable to the Notes—Limitation on Indebtedness.”

The 2024 Notes will mature on June 30, 2024 and the 2025 Notes will mature on March 31, 2025. CCH issued the 2024 Notes in an aggregate principal amount of $1,250,000,000 and issued the 2025 Notes in an aggregate principal amount of $1,500,000,000. The 2024 Notes accrue interest at 7.000% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from May 18, 2016 until maturity. The 2025 Notes accrue interest at 5.875% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from December 9, 2016 until maturity. Interest accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest is payable, semi-annually in arrears, in cash, on June 30 and December 31 of each year. Any accrued but unpaid interest on the 2025 Notes will be paid at maturity. Interest is payable to the holder of record of the notes in respect of the principal amount outstanding as of the close of business on the immediately preceding June 15 or December 15, as the case may be, or March 15, 2025, in the case of any accrued and unpaid interest at maturity with respect to the 2025 Notes. Interest on overdue principal and interest will accrue at a rate that is 50 basis points higher than the then applicable interest rate on the notes, but in no event will the rate of interest be higher than the maximum rate permitted by applicable law. CCH will pay the holder of the notes the entire unpaid principal amount on the maturity date.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless CCH elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Indenture Trustee will initially act as paying agent and registrar. CCH may change the paying agent or registrar without prior notice to the holders of the notes, and CCH or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Indenture Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Noteholders will be required to pay all taxes due on transfer. CCH will not be required to transfer or exchange any note selected for redemption. Also, CCH will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Security

Each of CCH and the Guarantors has created a security interest in favor of the Security Trustee for the benefit of the Secured Parties, including the noteholders upon the Indenture Trustee’s accession to the CSAA pursuant to the Security Documents.

On May 13, 2015, CCH entered into the CSAA with Société Générale, as the Security Trustee, Mizuho Bank, Ltd., as Account Bank and each of CCL, CCP and CCP GP as guarantors. The notes will have the benefit of a first priority security interest in the Collateral ranking pari passu in the Collateral with the other Senior Creditors as provided in the CSAA upon the Indenture Trustee’s accession to the CSAA on its own behalf and on behalf of the noteholders. See “Description of Security Documents—Common Security and Account Agreement.”

The Indenture Trustee will not become party to the Common Terms Agreement. Consequently, the Indenture Trustee and the holders of the notes will not have the benefit of the representations and warranties, covenants or any events of default under the Common Terms Agreement, and the covenants and events of default applicable to the notes shall be as set forth in the indenture, as described under this “Description of Senior Notes.”

To the extent applicable, CCH will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of or counsel for CCH except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Indenture Trustee in the exercise of reasonable care. Notwithstanding anything to the contrary in this paragraph, CCH will not be required to comply with all or any portion of TIA §314(d) (1) with respect to certain ordinary course of business releases of the Collateral as described in the indenture and the CSAA and (2) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

To the extent applicable, CCH will furnish to the Indenture Trustee, prior to each proposed release of the Collateral pursuant to the Security Documents (other than as provided in the preceding paragraph):

(a)	all documents required by TIA §314(d); and

(b)	an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

The Security Interests granted by CCH and the Guarantors will be released and discharged in certain circumstances subject to the terms of the CSAA, including on the date on which all relevant Senior Debt Obligations have been unconditionally paid and discharged in full, as described under the caption “Description of Security Documents—Common Security and Account Agreement—Security Interests.”

Additionally, the Indenture Trustee will agree to release or assign the Security Interests held or made for the benefit of noteholders on the date all outstanding amounts under the notes have been redeemed, subject to reinstatement in the event any such payments are required to be returned.

Guarantees of the Notes

The notes are guaranteed by each of CCL, CCP and CCP GP and will be guaranteed by our future Domestic Subsidiaries, other than Immaterial Subsidiaries (each a “Guarantor”). These note guarantees (each a “Note Guarantee”) are and will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee is and will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.”

Release and Discharge of Guarantees and Guarantor Security Interests

The Note Guarantee of a Guarantor and the Security Interests granted by a Guarantor (and the Security Interests granted by CCH in respect of its ownership interests in a Guarantor) for the benefit of the noteholders will be automatically and unconditionally released upon:

(a)	(i)

any sale, exchange, disposition or transfer (by merger, consolidation or otherwise) made in compliance with the applicable provisions of the indenture (including the Asset Sale provisions of the indenture) to a Person that is not (either before or after giving effect to such transaction) CCH or a Restricted Subsidiary of CCH of:

(A)	all or substantially all of the Capital Stock of such Guarantor (and such Guarantor ceases to be a subsidiary of CCH as a result of such sale, exchange, disposition or transfer); or

(B)	all or substantially all of the assets of such Guarantor;

(ii)	designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture;

(iii)	exercise of legal or covenant defeasance, if any, pursuant to the indenture or upon payment in full in cash of the applicable notes and discharge of all other related Senior Debt Obligations that are outstanding, due and payable at the time the notes are paid in full in cash and discharged;

(iv)	subject to the provisions described under the caption “—Covenants Applicable to the Notes—Merger and Liquidation, Sale of All Assets,” the merger or consolidation of any Guarantor with and into CCH, another Guarantor or a Person that will become a Guarantor substantially upon the consummation of such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to CCH or another Guarantor;

(v)	the Note Guarantees or Security Interests granted by CCH or any Guarantors being released and discharged pursuant to the CSAA, as described under the caption “Description of Security Documents—Common Security and Account Agreement—Security Interests”; or

(vi)	if otherwise permitted or required under the terms of the indenture; and

(b)	CCH delivering to the Indenture Trustee an officer’s certificate stating that all conditions precedent provided in the indenture and the CSAA for the release of such Guarantor from its Note Guarantee or such Security Interests have been complied with.

If the requirements of clauses (a) and (b) above have been met, then upon request by CCH, the Indenture Trustee will (if required) execute an instrument evidencing the release of the Note Guarantee of such Guarantor and/or Security Interests.

Additionally, the Indenture Trustee will agree to release or assign the Note Guarantees held or made for the benefit of noteholders on the date all outstanding amounts under the notes have been redeemed, subject to reinstatement in the event any such payments are required to be returned.

Additional Note Guarantees

If CCH or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then such Domestic Subsidiary will (a) execute a supplemental indenture pursuant to which it shall affirm its status as Guarantor and its grant of security under the CSAA, (b) accede to the CSAA and become a “Guarantor” and “Securing Party” thereunder and (c) if applicable, execute the Common Terms Agreement and any Facility Agreement as a guarantor and “Loan Party” thereunder, and in each case within 15 Business Days of the date on which such Domestic Subsidiary is acquired or created; provided that any such Restricted Subsidiary that is an Immaterial Subsidiary is not required to become a Guarantor until it ceases to be an Immaterial Subsidiary. CCH shall deliver an opinion of counsel to the Indenture Trustee as of the date of such accession to the CSAA and execution of the supplemental indenture.

Optional Redemption

The notes may be redeemed in whole or in part, at the option of CCH at any time, without the consent of the holders of the notes, as follows:

(a)	At any time or from time to time prior to January 1, 2024 (the “2024 Call Date”) with respect to the 2024 Notes or October 2, 2024 (the “2025 Call Date”) with respect to the 2025 Notes (in each case 180 days prior to the maturity date of the notes), CCH may, at its option, redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date without duplication).

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(i)	100% of the principal amount of such notes, without any premium, penalty or charge; and

(ii)	an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2024 Call Date or the 2025 Call Date, as applicable, (assuming the principal amount is scheduled to be paid on the 2024 Call Date or the 2025 Call Date, as applicable, and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

(b)	At any time on or after the 2024 Call Date or the 2025 Call Date, CCH may, at its option, redeem all or a part of the 2024 Notes or the 2025 Notes, respectively, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date without duplication).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the relevant redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by CCH in good faith)) most nearly equal to the period from the redemption date to the Call Date on which the principal of the notes being redeemed will be paid in full; provided, however, that if the period from the redemption date to such Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. CCH will notify the Indenture Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Indenture Trustee shall not be responsible for such calculation.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Indenture Trustee will select notes and portions thereof for redemption by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. If the notes of any individual series are to be repurchased in part, all the notes within such series will be redeemed on a pro rata basis as determined by the Indenture Trustee unless otherwise required by law or Applicable Procedures. In the case of notes in the form of global notes, the depositary in respect thereof shall select beneficial interest to be redeemed in such notes in accordance with its applicable procedures, which, we understand to be by lot. The Indenture Trustee shall not be responsible for or have any liability in respect of the method used by such depositary to select beneficial interests in notes for redemption or in the procedures of such depositary used for such selection.

No notes of $100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to the holder of each note to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the noteholder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

CCH and its Restricted Subsidiaries may at any time and from time to time purchase notes in the open market or otherwise. CCH is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, CCH may be required to offer to purchase the notes as described under the captions “—Repurchase at the Option of Noteholders—Change of Control,” “—Repurchase at the Option of Noteholders—Asset Sales,” “—Repurchase at the Option of Noteholders—Events of Loss,” “—Repurchase at the Option of Noteholders—Performance Liquidated Damages” and “—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

Repurchase at the Option of Noteholders

Change of Control

If a Change of Control Triggering Event occurs and the exceptions set forth in the following paragraph do not apply, CCH will be required to offer to repurchase all of the notes (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, CCH will offer payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, to the date of repurchase (“Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, CCH will mail a notice to each noteholder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

CCH will not be required to make a Change of Control Offer if:

(a)	a third party makes the Change of Control Offer described in the foregoing paragraph and purchases all notes properly tendered and not withdrawn; or

(b)	a notice of optional redemption has been given pursuant to the indenture as described under the caption “Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

CCH will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations, CCH will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, CCH will, to the extent lawful:

(a)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(c)	deliver or cause to be delivered to the Indenture Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by CCH.

If the Change of Control Payment Date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the Indenture Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $100,000 or an integral multiple of $1,000 in excess thereof.

CCH will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and CCH, or any third party making a Change of Control Offer in lieu of CCH as described above, purchases all of the notes validly tendered and not withdrawn by such holders, CCH will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to the date of redemption.

The provisions described above that require CCH to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that CCH repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Credit agreements or other agreements relating to Indebtedness incurred by CCH or any of its Restricted Subsidiaries may contain prohibitions of the occurrence of events that would constitute a Change of Control, an Asset Sale, a termination of Qualifying LNG SPAs or an Impairment of Export Authorizations, or may prohibit repurchases of or other prepayments in respect of the notes upon the occurrence of such events or upon an Event of Loss or the receipt of Performance Liquidated Damages. See also, “—Asset Sales,” “—Events of Loss,” “—Performance Liquidated Damages” and “—LNG SPA Mandatory Offer” under this caption. For example, the Term Loan Facility contains provisions prohibiting certain asset sales, and provides that, prior to the end of the availability period under that facility, a change of control (as defined in the Term Loan Facility) constitutes an event of default thereunder. In the event a Change of Control, Asset Sale, Event of Loss, the receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event occurs at a time when the occurrence of such event could result in a default under any of our agreements or when a repurchase of notes as a result thereof or otherwise is prohibited, CCH and/or its Restricted Subsidiaries could seek the consent of their applicable lenders to waive such default or to purchase the notes, or could attempt to refinance the indebtedness that contains such prohibition. If CCH and/or its Restricted Subsidiaries do not obtain a consent or repay those borrowings, they could have an event of default under such other Indebtedness or will remain prohibited from purchasing notes. In that case, CCH’s failure to purchase tendered notes would constitute an Indenture Event of Default which could, in turn, constitute a default under other Indebtedness. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

Asset Sales

CCH will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless each of the following conditions are satisfied and CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that such conditions have been satisfied:

(a)	CCH (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)	at least 90% of the consideration therefor received by CCH or such Restricted Subsidiary is in the form of cash, Authorized Investments or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(i)	any liabilities, as shown on the most recent consolidated balance sheet (or as would be shown on CCH’s consolidated balance sheet as of the date of such Asset Sale) of CCH or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases CCH or such Restricted Subsidiary from further liability therefor; and

(ii)	any securities, notes or other obligations received by CCH or such Restricted Subsidiary from such transferee that are converted by CCH or such Restricted Subsidiary into cash or Authorized Investments within 90 days after such Asset Sale, to the extent of the cash or Authorized Investments received in that conversion.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, CCH (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(a)	to repay any Senior Debt in accordance with the applicable Senior Debt Instrument; or

(b)	to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets); provided that (i) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Cash Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (ii) if such capital expenditure or purchase is not consummated within the period set forth in sub-clause (i), the amount not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any Net Cash Proceeds, CCH or the applicable Restricted Subsidiary may reduce Working Capital Debt or other revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.”

If on any date the aggregate amount of Excess Proceeds exceeds $200 million, then within ten Business Days after such date, CCH will make an offer (an “Asset Sale Offer”) to all holders of notes and holders of all other Senior Debt (or will prepay such Senior Debt) then outstanding containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or requirements to prepay with the proceeds of sales of assets, to purchase or redeem or repay, as applicable, the maximum principal amount of notes and such other Senior Debt that may be purchased, redeemed or repaid out of the Excess Proceeds, which purchase, redemption or repayment will be subject to the pro rata payment provisions in the CSAA. The offer price or prepayment amount in any Asset Sale Offer will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, CCH and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

If the aggregate principal amount of notes and other Senior Debt tendered into such Asset Sale Offer or required to be prepaid as part of the Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other Senior Debt shall be purchased or prepaid on a pro rata basis as determined pursuant to the CSAA and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of CCH and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Covenants Applicable to the Notes—Merger and Liquidation, Sale of All Assets” and not by the provisions of the Asset Sale covenant described above.

If any payment date in connection with an Asset Sale Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

CCH will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, CCH will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Pending their application, all Net Cash Proceeds while held by CCH in an Account will be invested in Authorized Investments in which the Security Trustee has a perfected security interest for the benefit of the Secured Parties, subject only to Permitted Liens. CCH will grant to the Security Trustee, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Excess Proceeds on the terms set forth in the indenture and the Security Documents.

If the Indenture Trustee, on behalf of the holders of the notes, receives any Net Cash Proceeds applied to the prepayment of Senior Debt and the indenture does not require CCH to make an Asset Sale Offer pursuant to the Asset Sale provisions above, CCH shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

Credit agreements or other agreements relating to Indebtedness incurred by CCH or any of its Restricted Subsidiaries may contain prohibitions of the occurrence of events that would constitute a Change of Control, an Asset Sale, a termination of Qualifying LNG SPAs or an Impairment of Export Authorizations, or may prohibit repurchases of or other prepayments in respect of the notes upon the occurrence of such events or upon an Event of Loss or the receipt of Performance Liquidated Damages. See also, “—Change of Control,” “—Events of Loss,” “—Performance Liquidated Damages” and “—LNG SPA Mandatory Offer” under this caption. For example, the Term Loan Facility contains provisions prohibiting certain asset sales, and provides that, prior to the end of the availability period under that facility, a change of control (as defined in the Term Loan Facility) constitutes an event of default thereunder. In the event a Change of Control, Asset Sale, Event of Loss, the receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event occurs at a time when the occurrence of such event could result in a default under any of our agreements or when a repurchase of notes as a result thereof or otherwise is prohibited, CCH and/or its Restricted Subsidiaries could seek the consent of their applicable lenders to waive such default or to purchase the notes, or could attempt to refinance the indebtedness that contains such prohibition. If CCH and/or its Restricted Subsidiaries do not obtain a consent or repay those borrowings, they could have an event of default under such other Indebtedness or will remain prohibited from purchasing notes. In that case, CCH’s failure to purchase tendered notes would constitute an Indenture Event of Default which could, in turn, constitute a default under other Indebtedness. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

Events of Loss

If an Event of Loss (other than a Catastrophic Casualty Event) has occurred, Insurance Proceeds and Condemnation Proceeds, as applicable, received by CCH or any Restricted Subsidiary as a result thereof will be applied to rebuilding, repairing, replacing or constructing improvements to the Project Facilities, with no obligation to make any purchase of notes.

If an Event of Loss is a Catastrophic Casualty Event, then within 120 days following the Catastrophic Casualty Event, CCH will deliver to the Indenture Trustee (a) a written confirmation from a reputable contractor or engineer that the Project Facilities can be rebuilt, repaired, replaced or constructed and operating within 540 days following the time such proceeds are received and (b) a certificate from an Authorized Officer certifying that the applicable entity has available from Insurance Proceeds or Condemnation Proceeds, as applicable, cash on hand, projected Cash Flow taking into account the impact of such event, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the indenture to complete the rebuilding, repair, replacement or construction described in sub-clause (a) above and to pay debt service on its Indebtedness during the repair and restoration period.

If a Catastrophic Casualty Event has occurred, but (i) the confirmation in clauses (a) and (b) of the paragraph immediately above is not provided within the required 120 days or (ii) if provided, any Insurance Proceeds or Condemnation Proceeds received in connection therewith are not reinvested (or committed for investment by CCH or any Restricted Subsidiary) within the required 540 days, such proceeds will be deemed “Excess Loss Proceeds.”

If on any date the aggregate amount of Excess Loss Proceeds exceeds $500 million, then within 15 Business Days after such date, CCH will make an offer (an “Excess Loss Proceeds Offer”) to all holders of notes and holders of all other Senior Debt (or will prepay such Senior Debt) then outstanding containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or requirements to prepay with the proceeds of an event of loss, to purchase or redeem or repay, as applicable, the maximum principal amount of notes and such other Senior Debt that may be purchased, redeemed or repaid out of the Excess Loss Proceeds, which purchase, redemption or repayment will be subject to the pro rata payment provisions in the CSAA. The offer price or prepayment amount in any Excess Loss Proceeds Offer will be equal to 100% of the principal amount of the notes plus accrued but unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain unapplied after consummation of an Excess Loss Proceeds Offer, CCH and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

If the aggregate principal amount of notes and other Senior Debt tendered into such Excess Loss Proceeds Offer or required to be prepaid as part of the Excess Loss Proceeds Offer exceeds the amount of Excess Loss Proceeds, the notes and such other Senior Debt shall be purchased or prepaid on a pro rata basis as determined pursuant to the CSAA, and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Excess Loss Proceeds Offer, the amount of Excess Loss Proceeds will be reset at zero.

If any payment date in connection with an Excess Loss Proceeds Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

CCH will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Loss Proceeds provisions of the indenture, or compliance with the Excess Loss Proceeds provisions of the indenture would constitute a violation of any such laws or regulations, CCH will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Loss Proceeds provisions of the indenture by virtue of such compliance.

Pending their application, all Insurance Proceeds and Condemnation Proceeds while held by CCH in an Account will be invested in Authorized Investments in which the Security Trustee has a perfected security interest for the benefit of the Secured Parties, subject only to Permitted Liens. CCH will grant to the Security Trustee, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets rebuilt, repaired, replaced or constructed with such Excess Loss Proceeds on the terms set forth in the indenture and the Security Documents.

If the Indenture Trustee, on behalf of the holders of the notes, receives any Insurance Proceeds or Condemnation Proceeds applied to the prepayment of Senior Debt and the indenture does not require CCH to make an Excess Loss Proceeds Offer pursuant to the Event of Loss provisions above, CCH shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

Credit agreements or other agreements relating to Indebtedness incurred by CCH or any of its Restricted Subsidiaries may contain prohibitions of the occurrence of events that would constitute a Change of Control, an Asset Sale, a termination of Qualifying LNG SPAs or an Impairment of Export Authorizations, or may prohibit repurchases of or other prepayments in respect of the notes upon the occurrence of such events or upon an Event of Loss or the receipt of Performance Liquidated Damages. See also, “—Change of Control,” “—Asset Sales,” “—Performance Liquidated Damages” and “—LNG SPA Mandatory Offer” under this caption. For example, the Term Loan Facility contains provisions prohibiting certain asset sales, and provides that, prior to the end of the availability period under that facility, a change of control (as defined in the Term Loan Facility) constitutes an event of default thereunder. In the event a Change of Control, Asset Sale, Event of Loss, the receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event occurs at a time when the occurrence of such event could result in a default under any of our agreements or when a repurchase of notes as a result thereof or otherwise is prohibited, CCH and/or its Restricted Subsidiaries could seek the consent of their applicable lenders to waive such default or to purchase the notes, or could attempt to refinance the indebtedness that contains such prohibition. If CCH and/or its Restricted Subsidiaries do not obtain a consent or repay those borrowings, they could have an event of default under such other Indebtedness or will remain prohibited from purchasing notes. In that case, CCH’s failure to purchase tendered notes would constitute an Indenture Event of Default which could, in turn, constitute a default under other Indebtedness. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

Performance Liquidated Damages

If no Loans or Senior Debt Commitments in connection therewith are outstanding and CCH or a Restricted Subsidiary has received Performance Liquidated Damages, measured following the Substantial Completion of the last Train to be completed within the Project Facilities contemplated under the EPC Contract (T1/T2), it shall use such Performance Liquidated Damages, within 180 days following receipt thereof (or 270 days if a commitment to complete, repair, refurbish or improve the Project Facilities is entered within 180 days following the receipt of such proceeds) to:

(a)	complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline; or

(b)	repay or reimburse providers of Equity Funding to the extent such Equity Funding was used to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline.

Any Performance Liquidated Damages that are not applied in the manner and within the time periods set forth in the foregoing paragraph will be deemed “PLD Excess Proceeds.”

If on any date the aggregate amount of PLD Excess Proceeds exceeds $10 million, then within ten Business Days after such date, CCH shall make an offer (a “PLD Excess Proceeds Offer”) to all noteholders and holders of all other Senior Debt (or will repay such Senior Debt) then outstanding containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or requirements to repay with the proceeds of PLD Excess Proceeds, to purchase or redeem or repay, as applicable, the maximum principal amount of notes and such other Senior Debt that may be purchased, redeemed or repaid out of the PLD Excess Proceeds, which purchase, redemption or repayment will be subject to the pro rata payment provisions in the CSAA. The offer price in any PLD Excess Proceeds Offer will be equal to 100% of the principal amount of the notes, plus accrued but unpaid interest to, but excluding the date of purchase, and will be payable in cash. If any PLD Excess Proceeds remain after consummation of a PLD Excess Proceeds Offer, CCH may use those PLD Excess Proceeds for any purpose not otherwise prohibited by the indenture.

If the aggregate principal amount of notes and other Senior Debt tendered into such PLD Excess Proceeds Offer or required to be prepaid as part of the PLD Excess Proceeds Offer exceeds the amount of PLD Excess Proceeds, the notes and such other Senior Debt shall be purchased on a pro rata basis as determined pursuant to the CSAA, and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each PLD Excess Proceeds Offer, the amount of PLD Excess Proceeds for the purposes of this paragraph will be reset at zero.

If any payment date in connection with a PLD Excess Proceeds Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

CCH will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to a PLD Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the PLD Excess Proceeds Offer provisions of the indenture, or compliance with the PLD Excess Proceeds Offer provisions of the indenture would constitute a violation of any such laws or regulations, CCH will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the PLD Excess Proceeds Offer provisions of the indenture by virtue of such compliance.

Pending their application, all Performance Liquidated Damages while held by CCH in an Account will be invested in Authorized Investments in which the Security Trustee has a perfected security interest for the benefit of the Secured Parties, subject only to Permitted Liens. CCH will grant to the Security Trustee, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets rebuilt, repaired, replaced or constructed with such PLD Excess Proceeds on the terms set forth in the indenture and the Security Documents.

If the Indenture Trustee, on behalf of the holders of the notes, receives any Performance Liquidated Damages applied to the prepayment of Senior Debt and the indenture does not require CCH to make a PLD Excess Proceeds Offer pursuant to the provisions above, CCH shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

Credit agreements or other agreements relating to Indebtedness incurred by CCH or any of its Restricted Subsidiaries may contain prohibitions of the occurrence of events that would constitute a Change of Control, an Asset Sale, a termination of Qualifying LNG SPAs or an Impairment of Export Authorizations, or may prohibit repurchases of or other prepayments in respect of the notes upon the occurrence of such events or upon an Event of Loss or the receipt of Performance Liquidated Damages. See also, “Change of Control,” “—Asset Sales,” “—Events of Loss” and “—LNG SPA Mandatory Offer” under this caption. For example, the Term Loan Facility contains provisions prohibiting certain asset sales, and provides that, prior to the end of the availability period under that facility, a change of control (as defined in the Term Loan Facility) constitutes an event of default thereunder. In the event a Change of Control, Asset Sale, Event of Loss, the receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event occurs at a time when the occurrence of such event could result in a default under any of our agreements or when a repurchase of notes as a result thereof or otherwise is prohibited, CCH and/or its Restricted Subsidiaries could seek the consent of their applicable lenders to waive such default or to purchase the notes, or could attempt to refinance the indebtedness that contains such prohibition. If CCH and/or its Restricted Subsidiaries do not obtain a consent or repay those borrowings, they could have an event of default under such other Indebtedness or will remain prohibited from purchasing notes. In that case, CCH’s failure to purchase tendered notes would constitute an Indenture Event of Default which could, in turn, constitute a default under other Indebtedness. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

LNG SPA Mandatory Offer

CCH shall make a LNG SPA Mandatory Prepayment as required by the Common Terms Agreement and, for purposes of implementing the pro rata payment of Senior Debt Obligations provisions of the CSAA, if either of the events set forth below occurs (each, an “Indenture LNG SPA Prepayment Event”), CCH will make an offer (an “LNG SPA Mandatory Offer”) to all holders of notes and holders of all other Senior Debt (or will prepay such Senior Debt) then outstanding containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or requirements to prepay upon the occurrence of similar LNG SPA prepayment events, to purchase or redeem or repay, as applicable, the principal amount of notes and such other Senior Debt that may be purchased, redeemed or repaid as set forth below:

(a)	CCL breaches the LNG SPA maintenance covenant described under the caption “Covenants Applicable to the Notes—LNG SPA Maintenance”; or

(b)

with respect to a Required LNG SPA, an Indenture Required Export Authorization becomes Impaired and CCL does not (i) provide a remediation plan to the Indenture Trustee (setting forth in reasonable detail proposed steps to reinstate the Indenture Required Export Authorization or to modify its LNG SPA arrangements such that such Export Authorization is no longer an Indenture Required Export Authorization with respect to any or all of such Required LNG SPAs (each such item, an “Export Authorization Remediation”)) within 30 days following such Impairment, and (ii) cause such Export Authorization Remediation to become effective within 90 days following the occurrence of such Impairment, which period is automatically extended by an additional 90 days to effect the Export

Authorization Remediation if CCL certifies to the Indenture Trustee prior to the termination of the initial 90 day period that (A) CCL is diligently pursuing its plan for the Export Authorization Remediation and (B) the Impairment of the Indenture Required Export Authorization could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period; provided that if no Loans or Senior Debt Commitments in connection therewith remain outstanding, the maximum period within which CCL shall effect such Export Authorization Remediation under sub-clause (b)(ii) is 360 days.

To the extent any Loans or Senior Debt Commitments in connection therewith are outstanding and the Intercreditor Agent has approved any extension of the time period in which a remediation plan must be submitted or in which an Export Authorization Remediation must take effect, then CCH shall have the benefit of such extended period under the indenture to submit such remediation plan or for such Export Authorization Remediation to take effect.

For so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, CCH shall make an LNG SPA Mandatory Prepayment in accordance with the provisions of the Common Terms Agreement (including an LNG SPA Mandatory Offer in an amount as determined in accordance with the applicable pro rata payment of Senior Debt Obligations provisions of the CSAA) in an amount as determined in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement (such amount, the “LNG SPA Mandatory Prepayment Amount (CTA Calculation)”).

For so long as Loans or Senior Debt Commitments in connection therewith are outstanding but are less than $1 billion, CCH shall make a LNG SPA Mandatory Prepayment in accordance with the provisions of the Common Terms Agreement (including an LNG SPA Mandatory Offer in an amount as determined in accordance with the applicable pro rata payment of Senior Debt Obligations provisions of the CSAA) in an amount (such amount, the “LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation)”) equal to the greater of:

(a)	the amount of the LNG SPA Mandatory Prepayment as required by the Common Terms Agreement; and

(b)	the difference between:

(i)	the aggregate principal amount of Senior Debt then outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments, less

(ii)	the maximum amount of Senior Debt that can be incurred such that it is capable of being amortized to a zero balance through the termination date of the last to terminate of the Qualifying LNG SPAs then in effect (including any Replacement Indenture Qualifying LNG SPAs entered into to replace any LNG SPAs whose termination triggered the Indenture LNG SPA Prepayment Event) and produces an Indenture Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculation using all such Qualifying LNG SPAs in respect of which there is in effect their Indenture Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding.

For so long as there are no Loans or Senior Debt Commitments in connection therewith outstanding, CCH shall make an LNG SPA Mandatory Offer to all holders of notes and holders of all other Senior Debt (or will prepay such Senior Debt) then outstanding containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or requirements to prepay as a result of LNG SPA prepayment events, to purchase or redeem or repay, as applicable, the maximum principal amount of notes and such other Senior Debt that may be purchased, redeemed or repaid in an aggregate amount (such amount, the “LNG SPA Mandatory Offer Amount”) equal to:

(a)	the aggregate principal amount of notes and other Senior Debt then outstanding, less

(b)	the maximum amount of Senior Debt that can be incurred such that it is capable of being amortized to a zero balance through the termination date of the last to terminate of the Qualifying LNG SPAs then in effect (including any new Qualifying LNG SPAs entered into to replace an LNG SPA whose termination triggered the Indenture LNG SPA Prepayment Event) and produces an Indenture Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculation using all such Qualifying LNG SPAs in respect of which there is in effect their Indenture Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding.

The offer price in any LNG SPA Mandatory Offer will be equal to 100% of the principal amount of the notes, plus accrued but unpaid interest to but excluding the date of purchase and will be payable in cash.

In the event that the principal amount of notes tendered pursuant to the LNG SPA Mandatory Offer, together with accrued but unpaid interest thereon to, but excluding, the date of purchase, is:

(a)	in the case of an LNG SPA Mandatory Offer made pursuant to the third paragraph under this caption “—LNG SPA Mandatory Offer” less than the pro rata portion of the LNG SPA Mandatory Prepayment Amount (CTA Calculation) that is required to be applied toward the LNG SPA Mandatory Offer pursuant to the pro rata payment of Senior Debt Obligation provisions of the CSAA, the amount of the difference shall be applied as if it was a Senior Debt Obligation (other than notes) to be prepaid in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement;

(b)	in the case of an LNG SPA Mandatory Offer made pursuant to the fourth paragraph under this caption “—LNG SPA Mandatory Offer” less than the pro rata portion of the LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation) that is required to be applied toward the LNG SPA Mandatory Offer pursuant to the pro rata payment of Senior Debt Obligation provisions of the CSAA, the amount of the difference shall be applied as if it was a Senior Debt Obligation (other than notes) to be prepaid in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement; and

(c)	in the case of an LNG SPA Mandatory Offer made pursuant to the fifth paragraph under this caption “—LNG SPA Mandatory Offer” as described above, less than the LNG SPA Mandatory Offer Amount, CCH shall not have any further obligations under the indenture with respect to such LNG SPA Mandatory Offer.

If the aggregate principal amount of notes and other Senior Debt tendered into such LNG SPA Mandatory Offer exceeds the amount of such offer, the notes and such other Senior Debt shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate.

If any payment date in connection with an LNG SPA Mandatory Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

CCH will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an LNG SPA Mandatory Offer. To the extent that the provisions of any securities laws or regulations conflict with the LNG SPA Mandatory Offer provisions of the indenture, or compliance with the LNG SPA Mandatory Offer provisions of the indenture would constitute a violation of any such laws or regulations, CCH will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the LNG SPA Mandatory Offer provisions of the indenture by virtue of such compliance.

Credit agreements or other agreements relating to Indebtedness incurred by CCH or any of its Restricted Subsidiaries may contain prohibitions of the occurrence of events that would constitute a Change of Control, an Asset Sale, a termination of Qualifying LNG SPAs or an Impairment of Export Authorizations, or may prohibit repurchases of or other prepayments in respect of the notes upon the occurrence of such events or upon an Event of Loss or the receipt of Performance Liquidated Damages. See also, “Change of Control,” “—Asset Sales” “—Events of Loss” and “—Performance Liquidated Damages” under this caption. For example, the Term Loan Facility contains provisions prohibiting certain asset sales, and provides that, prior to the end of the availability period under that facility, a change of control (as defined in the Term Loan Facility) constitutes an event of default thereunder. In the event a Change of Control, Asset Sale, Event of Loss, the receipt of Performance Liquidated Damages or an Indenture LNG SPA Prepayment Event occurs at a time when the occurrence of such event could result in a default under any of our agreements or when a repurchase of notes as a result thereof or otherwise is prohibited, CCH and/or its Restricted Subsidiaries could seek the consent of their applicable lenders to waive such default or to purchase the notes, or could attempt to refinance the indebtedness that contains such prohibition. If CCH and/or its Restricted Subsidiaries do not obtain a consent or repay those borrowings, they could have an event of default under such other Indebtedness or will remain prohibited from purchasing notes. In that case, CCH’s failure to purchase tendered notes would constitute an Indenture Event of Default which could, in turn, constitute a default under other Indebtedness. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not be able to repurchase notes upon a Change of Control or upon the exercise of the holders’ options to require repurchase of notes if certain prepayment triggering events occur, and the occurrence of certain of these events and our repurchase of notes as a result thereof could result in an event of default under the indenture or other agreements governing our indebtedness.”

Incurrence of Senior Debt

Initial Senior Debt

As of December 31, 2016, CCH has incurred or received commitments of Initial Senior Debt in an amount of approximately US$8.4 billion. The notes rank pari passu in right of payment with the Initial Senior Debt.

Basis for Incurrence of Additional Senior Debt

CCH may from time to time issue additional notes, guarantee notes and/or borrow or guarantee Additional Senior Debt, which issuance, guarantee and/or borrowing may rank pari passu in right of payment and in respect of the Collateral with the notes pursuant to this covenant under this caption, “Incurrence of Senior Debt,” and/or the covenant described under the caption “Covenants Applicable to the Notes—Limitation on Indebtedness” to the extent such covenants permit the incurrence of new Senior Debt.

Each provider of such Senior Debt must accede to, and agree to be bound by, the CSAA, including, without limitation, agreeing that all other present and future Senior Debt ranks pari passu with such Senior Debt and agreeing to intercreditor arrangements and related provisions set forth therein. See “Description of Security Documents—Common Security and Account Agreement” for a description of the CSAA.

Nothing described under this caption “Incurrence of Senior Debt” will prevent CCH from incurring Senior Debt or any other indebtedness at any time for the purpose of redeeming or defeasing all the notes or satisfying and discharging the indenture.

Working Capital Debt

For so long as no Indenture Event of Default or Unmatured Indenture Event of Default has occurred and is Continuing or would occur after giving effect to the incurrence of the Working Capital Debt, CCH may incur Working Capital Debt in an amount that, at any point in time, does not in the aggregate exceed the sum of (a) $250 million plus (b) the aggregate amount of working capital that CCH reasonably expects will need to be available to the Development (including pursuant to letters of credit) in order to purchase, transport or store Gas and/or meet credit support requirements under Gas purchase, transport or storage agreements in order to supply the LNG amounts contemplated under all LNG SPAs then in effect, plus (c) an amount equivalent to the then-applicable Reserve Amount required to be deposited in the Senior Debt Service Reserve Account pursuant to Section 4.5(i) (Senior Debt Service Reserve Account) of the CSAA or, if there is no requirement to fund the debt service reserve account with respect to the then-outstanding Senior Debt Obligations, an amount equal to the Reserve Amount that would have been then applicable had such requirement existed.

In connection with the incurrence of any Working Capital Debt:

(a)	the provider of Working Capital Debt (or a Senior Creditor Group Representative on its behalf) that is secured shall accede as a Senior Creditor to the CSAA and the Common Terms Agreement and the Intercreditor Agreement, if such agreements are still outstanding, and shall share pari passu in the Collateral; and

(b)	in respect of Working Capital Debt that is secured, the Intercreditor Agent shall have received a certificate from an Authorized Officer at least five days prior to the incurrence of such Working Capital Debt that (i) identifies each Senior Creditor Group Representative for, and each holder of, any such Working Capital Debt, and (ii) attaches a copy of each proposed Senior Debt Instrument relating to any such Working Capital Debt.

Replacement Senior Debt

At any time and from time to time, CCH may incur replacement senior debt (“Replacement Senior Debt”), so long as:

(a)	in the case of any Replacement Senior Debt to be incurred following the first Date of First Commercial Delivery that occurs under any Initial LNG SPA which has designated the second Train to become commercially operable as a designated Train, the Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of the Replacement Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces an Indenture Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the last “guaranteed substantial completion date” (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction (or if the Date of First Commercial Delivery has occurred with respect to all Trains, the first Indenture Payment Date to occur after the date of incurrence of such Replacement Senior Debt) through the terms of such Qualifying LNG SPAs (with such ratio being calculated using such Qualifying LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Replacement Senior Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the applicable Senior Debt Commitments); and

(b)	the Replacement Senior Debt is incurred for the permitted refinancing or prepayment in whole or in part of existing Senior Debt including by way of renewal, replacement, redemption or discharge thereof (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Senior Debt or the prepaid Senior Debt, as applicable (including without duplication (i) any Hedging Termination Amount with respect to any Permitted Hedging Instrument subject to the refinancing with the proposed Replacement Senior Debt; (ii) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Senior Debt; and (iii) any incremental carrying costs of such Replacement Senior Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Senior Debt)), or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender).

Any provider of Replacement Senior Debt (or a Senior Creditor Group Representative on its behalf) will accede as a Senior Creditor to the CSAA and will share pari passu in the Collateral.

Expansion Senior Debt

CCH may incur Senior Debt to finance a Permitted Development Expenditure or Expansion (“Expansion Senior Debt”), as the case may be, so long as each of the following conditions are satisfied and CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that such conditions have been satisfied:

(a)	if the Expansion Senior Debt is incurred to fund Permitted Development Expenditures, (i) the design, development, construction and operation of such Permitted Development Expenditure is permitted as described under the caption “Permitted Development Expenditures—Permitted Development Expenditures” and (ii) the aggregate amount of Expansion Senior Debt used or to be used for Permitted Development Expenditures falling into categories (b) and (c) of the definition thereof is less than $300 million;

(b)	if the Expansion Senior Debt is incurred to fund an Expansion, the design, development, construction and operation of such Expansion is permitted under the caption “Expansions—Expansions;”

(c)	no Indenture Event of Default or Unmatured Indenture Event of Default has occurred and is Continuing;

(d)	in the event any Train, LNG SPA or engineering, construction and procurement contract related to the Train or Trains being financed with the proceeds of such Expansion Senior Debt (such Train, LNG SPA and engineering, construction and procurement contract, the “Applicable Expansion Debt Assets”) are not part of the Collateral, prior to the incurrence of such Expansion Senior Debt, the applicable Obligor will deliver such additional agreements and supplements to the Security Documents as are necessary or advisable in order to subject such Applicable Expansion Debt Assets to the Security Interests at the time such Expansion Senior Debt is incurred;

(e)	any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder (or, for any new Required LNG SPA related to LNG to be produced from the Expansion, remain subject only to customary conditions that could be satisfied upon taking an investment decision with respect to the Expansion);

(f)	if the Expansion Senior Debt is incurred to fund an Expansion, the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of Expansion Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and incremental Qualifying LNG SPAs entered into in respect of sales of LNG associated with the Expansion, and produces an Indenture Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the last “guaranteed substantial completion date” (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction or with respect to which the Expansion Senior Debt is being incurred, through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Expansion Senior Debt);

(g)	if the Expansion Senior Debt is incurred to fund an Expansion:

(i)	for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, CCH has obtained the consent of the Facility Lenders pursuant to Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement if such consent is required under the Common Terms Agreement or a Facility Agreement prior to the incurrence of Expansion Senior Debt; or

(ii)	CCH has obtained and delivered to the Indenture Trustee a Rating Reaffirmation in respect of the notes on the basis of the incurrence of such Expansion Senior Debt;

(h)	the final maturity date of the Expansion Senior Debt is no earlier than the latest “guaranteed substantial completion date” set forth in the applicable engineering, procurement and construction contract for that part of the Development associated with the applicable Train or Trains forming part of such Expansion; and

(i)	the Expansion Senior Debt does not benefit from any security or guarantee from the Obligors or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor.

Any provider of Expansion Senior Debt (or a Senior Creditor Group Representative on its behalf) will accede as a Senior Creditor to the CSAA and, if a Facility Lender, the Intercreditor Agreement and the Common Terms Agreement, and will share pari passu in the Collateral.

Permitted Development Expenditures

Permitted Development Expenditures

CCH and any of its Restricted Subsidiaries may make Development Expenditures that qualify as Permitted Development Expenditures. In addition, for the avoidance of doubt, a Development Expenditure may also be made in connection with an Expansion or as a result of permitted modifications of an engineering, procurement and construction contract.

Expansions

Expansions

CCH and any of its Restricted Subsidiaries, subject to satisfaction of the conditions set forth under the caption “—Conditions to Expansion” below, will have the right to modify existing facilities, and to construct the following additional facilities, including acquiring land for the location of such additional facilities:

(a)	one or more Trains (including, for the avoidance of doubt, Train Three) and related storage, transportation, loading, unloading and other facilities and equipment;

(b)	other facilities for producing, storing, loading or unloading LNG or other products required for or associated with the production of LNG, including modifications of the then-existing facilities to provide regasification or bi-directional production services;

(c)	expansion of existing pipelines or construction of new pipelines, and related infrastructure;

(d)	other modifications of then-existing Project Facilities; and

(e)	the construction of Project Facilities or other infrastructure pursuant to a Sharing Arrangement permitted under the caption “Covenants Applicable to the Notes—Sharing of Project Facilities.”

(such expansions and/or modifications (and which in each case are not Permitted Development Expenditures) are referred to as “Expansions” and each an “Expansion”); provided that, notwithstanding the conditions set forth under the caption “—Conditions to Expansion” below, CCH and any of its Restricted Subsidiaries may at any time (a) conduct front-end engineering, development and design work using Equity Funding; (b) prepare and submit applications for Permits related to any such Expansion; (c) undertake early works and/or pre-construction activities; and (d) enter into a construction contract or construction contracts with respect to the development of Trains, and related loading, transportation and storage facilities, that contain obligations and liabilities not exceeding $50 million.

Conditions to Expansion

CCH and any of its Restricted Subsidiaries may exercise their foregoing rights in relation to an Expansion if the following conditions are satisfied and CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that such conditions have been satisfied:

(a)	CCH has provided to the Indenture Trustee a funding plan covering the full amount of costs in respect thereof in order to achieve substantial completion of each Train, as applicable, forming part of such Expansion, a budget and construction schedule of the Expansion, with an appropriate contingency and identifying the source of funds to cover such costs (being permitted Expansion Senior Debt, additional funding (including contributions in the form of Subordinated Debt or Equity Funding) from the Sponsor under an equity commitment agreement (“Expansion Equity Funding Commitment”) and/or Development-generated funds that are projected by CCH to be freely available for Restricted Payments as set forth in sub-clause (f)(iii) below);

(b)	CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that no Material Adverse Effect will occur, or would reasonably be expected to occur, as a result of the implementation of such proposed Expansion (including, without limitation, the construction, ownership or operation thereof), as the case may be;

(c)	the Independent Engineer shall have certified to the Indenture Trustee that it has reviewed and concurs with CCH’s cost estimate under clause (a) above and CCH’s certification in clause (b) above;

(d)	CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that:

(i)	all material Permits from a Governmental Authority required in respect of the implementation of such proposed Expansion (excluding any FERC order or Export Authorizations which are addressed in sub-clauses (ii) and (iii) below) have been obtained or CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that it reasonably expects such material consents can be obtained by the Obligors when necessary without material expense or delay to construction of the Expansion;

(ii)	a FERC order with respect to the Expansion: (1) has been obtained, (2) is in full force and effect, and (3) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect or (z) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(iii)	each Export Authorization in respect of the quantum of sales contemplated in connection with the Expansion: (1) has been obtained, (2) is in full force and effect and (3) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect, or (z) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(iv)	CCH has used reasonable commercial efforts to obtain insurance with respect to the proposed Expansion consistent with the requirements described under the caption “—Covenants Applicable to the Notes—Insurance” taking into account the type and value of the Expansion; and

(v)	the engineering, procurement and construction contract associated with the proposed Expansion is in effect and no material payment default exists thereunder;

(e)	no Indenture Event of Default or Unmatured Indenture Event of Default has occurred and is Continuing;

(f)	if the funding plan delivered under clause (a) above for any Expansion contemplates that:

(i)	Expansion Senior Debt is a source of funding, then (1) such Senior Debt is permitted under the caption “Incurrence of Senior Debt—Expansion Senior Debt,” and (2) the cost of such Expansion that is not covered by Expansion Senior Debt is covered by Expansion Equity Funding Commitments as described in sub-clause (ii) below and/or Development-generated funds meeting the requirements under sub-clause (iii) below;

(ii)	Expansion Equity Funding Commitments are a source of funding, then the commitment of the Sponsor to provide such Expansion Equity Funding Commitments is set forth in an irrevocable equity commitment agreement in substantially the form of the CEI Equity Contribution Agreement and CCH’s rights under such funding commitments have been assigned to the Security Trustee for the benefit of the Senior Creditors, and the Obligors have obtained a direct agreement with the Security Trustee in respect of each such funding commitment from the entity providing such funding commitment; and

(iii)	Development-generated funds are a source of funding, then such funds are projected by CCH to be freely available for Restricted Payments (taking into account the DSCR condition to the making of Restricted Payments, but no others), such projection to be detailed, based on reasonable assumptions and certified by an Authorized Officer to the Indenture Trustee. This certification will not require any further determination by the Indenture Trustee.

Covenants Applicable to the Notes

Set forth below are certain affirmative and negative covenants of CCH contained in the indenture.

Changes in Covenants when Notes Rated Investment Grade

The indenture will provide that if on any date following the date of the indenture:

(a)	the notes become Investment Grade; and

(b)	no Unmatured Indenture Event of Default or Indenture Event of Default shall have occurred and be Continuing,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the covenants specifically listed under the following captions in this prospectus will no longer be applicable to the notes:

(i)	paragraph (c) of the first paragraph under the caption “—Merger and Liquidation, Sale of All Assets”;

(ii)	“—Limitations on Investments and Loans”; and

(iii)	“—Hedging Arrangements”;

In addition, the indenture will provide that on any date following the date on which CCH satisfies the conditions in clauses (a) and (b) of the preceding paragraph, the restrictions contained in the covenants listed under the captions “—Limitation on Indebtedness” and “—Limitation on Guarantees” shall be of no further force and effect and shall be replaced with the following restrictions:

“CCH will not and will not permit any of its Restricted Subsidiaries to incur Indebtedness, and will not permit any Restricted Subsidiary to issue preferred stock; provided that CCH and/or any of its Restricted Subsidiaries may incur Indebtedness and Restricted Subsidiaries of CCH may issue preferred stock (a) permitted to be incurred and/or issued as described in paragraphs (a) through (q) under the caption “—Limitation on Indebtedness” (for the avoidance of doubt, including any Additional Senior Debt, incurred in accordance with the provisions described under the caption “Incurrence of Senior Debt”) and (b) if either of the following conditions have been satisfied:

(a)	CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding, after giving effect to the incurrence of such Indebtedness, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces an Indenture Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom); or

(b)	CCH has obtained and delivered to the Indenture Trustee a Rating Reaffirmation in respect of the notes after giving effect to the incurrence of such Indebtedness.”

There can be no assurance that the notes will ever achieve or maintain an investment grade rating.

Restricted Payments

Restricted Payments by CCH or any Restricted Subsidiary may be made up to once monthly; provided that each of the following conditions has been satisfied:

(a)	no Indenture Event of Default or Unmatured Indenture Event of Default has occurred and is Continuing or would occur as a result of such Restricted Payment;

(b)	the Indenture Historical DSCR and the Indenture Projected Fixed DSCR, each for the Calculation Period, are both at least 1.25:1;

(c)	the Senior Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) with the then-applicable Indenture Reserve Amount and the applicable debt service reserve requirements under any Senior Debt Instrument governing Expansion Senior Debt or Replacement Senior Debt, as applicable;

(d)	Substantial Completion of Train 2 under EPC Contract (T1/T2) has occurred, as certified to the Indenture Trustee by the Independent Engineer;

(e)	no LNG SPA Mandatory Prepayment or Indenture LNG SPA Prepayment Event, as the case may be, has occurred and is continuing in respect of which the LNG SPA Mandatory Offer required by the occurrence of such event in accordance with the provisions described under the caption “Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer” has not been made and all tendered notes purchased; and

(f)	the Indenture Trustee has received a certificate of an Authorized Officer of CCH confirming that each of the conditions set forth in clauses (a) through (e) above has been satisfied and setting forth the calculation of Indenture Historical DSCR and Indenture Projected Fixed DSCR in clause (b) above.

Limitation on Indebtedness

CCH will not and will not permit any of its Restricted Subsidiaries to incur Indebtedness, and CCH will not permit any Restricted Subsidiary to issue preferred stock; provided that CCH and any Guarantor may incur any of the following:

(a)	Senior Debt, including the Initial Senior Debt and any Additional Senior Debt, incurred in accordance with the provisions described under the caption “Incurrence of Senior Debt”;

(b)	Indebtedness expressly contemplated by a Finance Document to which the Indenture Trustee is a party (including guarantees permitted as described under the caption “—Limitation on Guarantees”);

(c)	Indebtedness incurred in the ordinary course of business pursuant to a Material Project Agreement;

(d)	Subordinated Debt;

(e)	intercompany Indebtedness between or among CCH and any of its Restricted Subsidiaries; provided, however, that:

(i)	if CCH or any Guarantor is the obligor on such Indebtedness and the payee is not CCH or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Senior Debt Obligations then due with respect to the notes, in the case of CCH, or the Note Guarantee, in the case of a Guarantor; and

(ii)	(A)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCH or a Restricted Subsidiary of CCH; and

(B)	any sale or other transfer of any such Indebtedness to a Person that is not either CCH or a Restricted Subsidiary of CCH,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by CCH or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (e);

(f)	Indebtedness incurred under Permitted Hedging Instruments not covered under clause (a);

(g)	Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(h)	purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $100 million in the aggregate outstanding at any one time to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that, if such obligations are secured, they are secured only by Liens upon the assets being financed;

(i)	other unsecured Indebtedness in an aggregate amount not to exceed $100 million for general corporate purposes, including all Permitted Refinancing Indebtedness thereof;

(j)	other unsecured Indebtedness in an aggregate amount not to exceed $400 million to finance Permitted Development Expenditures, an Expansion or any other Development Expenditures, including all Permitted Refinancing Indebtedness thereof;

(k)	to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(l)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(m)	contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Finance Documents or Material Project Agreements;

(n)	to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(o)	trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which (i) is not more than 90 days past due or (ii) is being contested in good faith and by appropriate proceedings;

(p)	Indebtedness in an amount not to exceed $250 million to finance restoration of the Development following damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking, including any refinancing thereof; and

(q)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of CCH and its Restricted Subsidiaries in the ordinary course of business.

For purposes of determining compliance with the covenant described under this “Limitation on Indebtedness” caption, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to the paragraphs (a) through (q) of this covenant, CCH will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, or the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment of Indebtedness constituting Senior Debt is included in Senior Debt Obligations of CCH as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that CCH or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(i)	the Fair Market Value of such asset at the date of determination;

(ii)	the amount of the Indebtedness of the other Person; and

(iii)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

Limitation on Guarantees

CCH will not and will not permit any Restricted Subsidiary to guarantee the obligations of others, except for:

(a)	guarantees expressly contemplated by a Finance Document to which the Indenture Trustee is a party;

(b)	guarantees incurred in the ordinary course of business pursuant to a Material Project Agreement; and

(c)	guarantees of the obligations of one or more of CCH and its Restricted Subsidiaries that are Indebtedness permitted under the caption “—Limitation on Indebtedness.”

Limitation on Liens

Subject to Section 3 (Security Interests) of the CSAA, CCH will not and will not permit any of its Restricted Subsidiaries to assume, incur, permit or suffer to exist any Lien on any of their assets, whether now owned or hereafter acquired, except for Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	(i)

pay dividends or make any other distributions on its Capital Stock to CCH or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; or

(i)	pay any indebtedness owed to CCH or any of its Restricted Subsidiaries;

(b)	make loans or advances to CCH or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to CCH or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)	agreements or instruments governing existing Indebtedness as in effect on the Notes Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Notes Issue Date;

(b)	the Finance Documents or the EIG Note Purchase Agreement;

(c)	applicable law, rule, regulation or order;

(d)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(e)	purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) in the preceding paragraph;

(f)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(g)	Indebtedness permitted pursuant to the indenture, as described under the caption “—Limitation on Indebtedness,” including Replacement Senior Debt; provided that in the case of Replacement Senior Debt the restrictions contained in the agreements governing such Replacement Senior Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(h)	Liens permitted to be incurred pursuant to the indenture, as described under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(i)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors of CCH, Holdco or the applicable Restricted Subsidiary, which limitation is applicable only to the assets that are the subject of such agreements;

(j)	Permitted Hedging Instruments; or

(k)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger and Liquidation, Sale of All Assets

CCH will not dissolve or liquidate nor consolidate with or merge with or into another Person (regardless of whether CCH is the surviving entity), convert into another form of entity or continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of CCH and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)	either (i) CCH is the surviving entity or (ii) the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than CCH) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and assumes CCH’s obligations under the notes, the indenture, the Security Documents and the registration rights agreement pursuant to a supplemental indenture, appropriate modifications (if necessary) to the Security Documents and registration rights agreement;

(b)	no Indenture Event of Default or Unmatured Indenture Event of Default would exist immediately after giving effect to such transaction or series of related transactions;

(c)	the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of CCH or the Person formed by or surviving any consolidation or merger, or sale, assignment, transfer, lease, conveyance or disposition (if other than CCH) outstanding after giving effect thereto, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces an Indenture Projected Fixed DSCR that is not less than the lower of (i) 1.40:1.00 and (ii) the Indenture Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of CCH outstanding prior to giving effect thereto to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (i) in the case of an amortization calculation after giving effect to such consolidation or merger, or sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (ii) in the case of an amortization calculation prior to giving effect to such consolidation or merger, or sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto; and

(d)	CCH shall have delivered to the Indenture Trustee a certificate from an Authorized Officer and an opinion of counsel, each stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, Security Documents and registration rights agreement, if any, comply with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition or any transfer of all or substantially all of the assets of CCH in accordance with the first paragraph of this provision, the successor Person formed by such consolidation, conversion or continuation, or into which CCH merged or to which such sale, assignment, transfer, lease, conveyance or disposition is made will succeed to, and be substituted for, and may exercise every right and power of, CCH under the indenture and the notes with the same effect as if such successor Person had been named as CCH in the indenture and the notes, and thereafter the predecessor Person will have no continuing obligations under the indenture, the notes, the Security Documents and the registration rights agreement (and such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing indebtedness and any indebtedness so effected shall continue to be the same obligation and not a new obligation).

In addition, CCH will not permit any Guarantor to dissolve or liquidate nor consolidate with or merge with or into another Person (whether or not such Guarantor is the surviving entity), convert into another form of entity, continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to or with or into CCH or another Guarantor) unless:

(a)	(i)

the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or disposition is made (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized immediately prior to such transaction, or under the laws of the United States, any state of the United States or the District of Columbia;

(ii)	the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the indenture, the Security Documents, registration rights agreement and its Note Guarantee pursuant to a supplemental indenture, appropriate modifications (if necessary) to the Security Documents and Note Guarantee;

(iii)	no Indenture Event of Default or Unmatured Indenture Event of Default would exist immediately after giving effect to such transaction or series of related transactions; and

(iv)	CCH will have delivered to the Indenture Trustee a certificate from an Authorized Officer and an opinion of counsel, each stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, Security Documents, registration rights agreement and Note Guarantee, if any, comply with the indenture and the Security Documents and that all conditions precedent provided for in the indenture and the Security Documents relating to such transaction have been complied with; or

(b)	the transaction does not violate the covenant described under the caption “Repurchase at the Option of Noteholders—Asset Sales.”

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Limitation on Investments and Loans

CCH will not and will not permit any of its Restricted Subsidiaries to make any Investments other than Permitted Investments.

Transactions with Affiliates

CCH will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or agreement with or for the benefit of any of their Affiliates involving aggregate payments or consideration in excess of $25 million except for:

(a)	transactions or agreements required by applicable law or regulation;

(b)	transactions or agreements required or contemplated by the CSAA;

(c)	transactions or agreements contemplated by any Material Project Agreement and entered into in the ordinary course of business (but not the entering into of a Material Project Agreement or an agreement that, pursuant to the terms of the indenture, becomes a Material Project Agreement);

(d)	the CMI (UK) LNG SPAs, the Gas and Power Supply Services Agreement and the Tax Sharing Agreements;

(e)	transactions or agreements undertaken on fair and commercially reasonable terms that are not less favorable in the aggregate to CCH or such Restricted Subsidiary than would be obtained in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the Board of Directors of CCH to be fair and reasonable);

(f)	transactions or agreements between or among CCH and/or its Restricted Subsidiaries;

(g)	Subordinated Debt between or among CCH and/or its Restricted Subsidiaries and any of their Affiliates;

(h)	any Sharing Arrangement with an Affiliate of CCH; provided, that the terms of such agreement provide for the recovery by CCH or its Restricted Subsidiary, as the case may be, of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and CCH or such Restricted Subsidiary has entered into the required Security Documents in respect of its rights under such agreements;

(i)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by CCH or a Restricted Subsidiary, as the case may be, in the ordinary course of business and payments pursuant thereto;

(j)	transactions with a Person (other than an Unrestricted Subsidiary of CCH) that is an Affiliate of CCH solely because CCH owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(k)	any issuance of Equity Interests (other than Disqualified Stock) of CCH to Affiliates of CCH;

(l)	Permitted Investments permitted under the caption “—Limitation on Investments and Loans” or Restricted Payments permitted under the caption “—Restricted Payments”;

(m)	Permitted Payments;

(n)	any contracts, agreements or understandings existing as of the Notes Issue Date or disclosed in this prospectus, and any amendments to or replacements of such contracts, agreements or understandings permitted under the Finance Documents to which the Indenture Trustee is a party;

(o)	any assignment, novation or transfer of the CMI (UK) LNG SPAs to an Affiliate of CCH or any of its Restricted Subsidiaries; and

(p)	any arrangements entered into in accordance with the provisions described under the caption “—Customary Lifting and Balancing Arrangements” and “—Sharing of Project Facilities.”

Prior to entering into any agreement with an Affiliate pursuant to clause (e) above, and involving aggregate consideration in excess of $50 million, CCH shall deliver to the Indenture Trustee a certificate of an Authorized Officer of CCH as to the satisfaction of the applicable condition set forth in such clause (e).

Nature of Business

CCH will not and will not permit any of its Restricted Subsidiaries to engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to CCH and its Restricted Subsidiaries, taken as a whole.

Material Project Agreements

CCH will and will cause each of its Restricted Subsidiaries, as applicable, to (i) maintain in effect all Material Project Agreements to which it is a party and (ii) comply in all material respects with their payment and other material obligations under the Material Project Agreements, except in each case:

(a)	to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under the indenture or expires or is replaced in accordance with its terms;

(b)	to the extent provided under the captions “—LNG SPA Maintenance” and “Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer” in relation to LNG SPAs; or

(c)	to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

CCH will not and will not permit its Restricted Subsidiaries to agree to any material amendment of any Material Project Agreement to which it is or becomes a party (except as permitted under the caption

“—Amendment of LNG SPAs”) unless (a) a copy of such amendment has been delivered to the Indenture Trustee at least five days in advance of the effective date thereof along with a certificate of an Authorized Officer of CCH certifying that the proposed amendment or termination would not reasonably be expected to have a Material Adverse Effect; or (b) CCH or the applicable Restricted Subsidiary has obtained the consent of the Intercreditor Agent, if at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, and if not, a majority of the holders of the notes to such amendment.

Customary Lifting and Balancing Arrangements

CCH and/or any of its Restricted Subsidiaries may enter into one or more lifting and balancing arrangements with an External Train Entity containing provisions for borrowing, loaning or supply of Gas and/or LNG provided that:

(a)	such lifting and balancing arrangements are entered into on fair and commercially reasonable terms that are not less favorable in the aggregate to CCH and/or the applicable Restricted Subsidiary than would be obtained in a comparable agreement with independent parties acting at arm’s length;

(b)	CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that (i) after giving effect to such lifting and balancing arrangements (and any amendment thereto), CCH reasonably expects to be able to meet its performance and operational obligations under all then effective Material Project Agreements (to which the Independent Engineer has reasonably concurred); (ii) no Material Adverse Effect would reasonably be expected to occur as a result of the implementation of the proposed lifting and balancing arrangement and (iii) all conditions provided under this caption “Customary Lifting and Balancing Arrangements” have been satisfied; and

(c)	CCH takes any action that may then be required to grant and perfect security over its rights, title and interest therein to the Senior Creditors as required by the CSAA.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

Sharing of Project Facilities

CCH and/or any of its Restricted Subsidiaries may enter into one or more agreements for the (x) sharing, quiet enjoyment and use by any External Train Entity of any Project Facilities (including the Corpus Christi Pipeline), and of any capacity, and/or processing or storage rights of any of the foregoing and/or (y) for the sharing, quiet enjoyment, and use by CCH and/or any of its Restricted Subsidiaries of facilities of an External Train Entity, and of any capacity and/or processing or storage rights of any of the foregoing (each a “Sharing Arrangement”), in each case (whether on a capacity borrowing, lending or swap basis, a committed tolling or pooling basis or otherwise), subject only to the following conditions:

(a)	(i)	the Sharing Arrangement does not involve any sale, lease or creation of a Lien over the assets of the Development, other than:

(A)	any sale, lease or Lien over Real Estate which (1) is owned by CCH or a Restricted Subsidiary of CCH but is not reasonably necessary for siting, constructing or operating the Project Facilities (as then under construction and/or operation), (2) would not otherwise materially adversely impact the construction and/or operation of the Project Facilities (as then under construction and/or operation) or their performance as contemplated under their applicable engineering, construction or procurement contract or (3) could not reasonably be expected to have a Material Adverse Effect (with reasonable concurrence of the Independent Engineer in the case of reliance on clauses (1) or (2)); and

(B)	any Permitted Liens or any customary easements, related subordination and non-attornment provisions or similar Liens employed for the grant of quiet enjoyment rights of use over facilities whose use is shared by one or more entities and which could not reasonably be expected to have a Material Adverse Effect.

(ii)	Cheniere LNG O&M Services, LLC remains the operator of any Project Facilities subject to such Sharing Arrangement;

(iii)	such Sharing Arrangement provides that, as a condition precedent to the commencement of any use, sharing or pooling of capacity in a facility that is owned by an External Train Entity, that such facility has reached substantial completion in accordance with the applicable engineering, construction and procurement contract;

(iv)	CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying (to which the Independent Engineer has reasonably concurred) that after giving effect to such proposed Sharing Arrangement, CCL and CCP will hold capacity and use rights across the Project Facilities (as supplemented by any facilities developed and used by the External Train Entity) sufficient for CCH to meet its obligations under all then-effective Material Project Agreements;

(v)	CCH shall take all actions required to grant a perfected security interest over CCH’s rights, title and interest in the agreements evidencing such Sharing Arrangements to the Senior Creditors as required by the CSAA (or any other Security Document executed pursuant thereto);

(vi)	no Indenture Event of Default or Unmatured Indenture Event of Default has occurred and is Continuing or would occur as a result of the implementation of the Sharing Arrangement, and CCH so certifies; and

(vii)	CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that (A) all requirements described under this caption “Sharing of Project Facilities” have been complied with, (B) no Material Adverse Effect could reasonably be expected to arise as a result of implementing the proposed Sharing Arrangements and (C) all material Permits from a Governmental Authority required in respect of the implementation of such proposed Sharing Arrangement have been obtained or CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying that it reasonably expects such material consents can be obtained by the Obligors when necessary without material expense or delay to implementation of the Sharing Arrangement; and

(b)	the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of CCH outstanding after giving effect to such Sharing Arrangements is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces an Indenture Projected Fixed DSCR that is not less than the Indenture Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of CCH outstanding prior to giving effect to such Sharing Arrangements to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (i) in the case of an amortization calculation after giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (ii) in the case of an amortization calculation prior to giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

LNG SPA Maintenance

CCH will make a mandatory offer to repurchase notes in accordance with the provisions set forth under the caption “Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer” if CCL fails to maintain LNG SPAs constituting a combination of the Initial LNG SPAs and/or other Qualifying LNG SPAs providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity unless, upon termination of the Initial LNG SPA or any other Qualifying LNG SPA, CCL enters into Qualifying LNG SPA(s) (each, a “Replacement Indenture Qualifying LNG SPA”) within 90 days following such termination to the extent necessary to meet the Base Committed Quantity, which period will be automatically extended by an additional 90 days if CCH certifies to the Indenture Trustee prior to the termination of the initial 90 day period that:

(a)	CCL intends to replace such terminated LNG SPA with one or more LNG SPAs that would each be a Qualifying LNG SPA that enables CCL to meet the Base Committed Quantity requirement set forth above and is diligently pursuing such replacement; and

(b)	the termination of such Qualifying LNG SPA would not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

provided that (i) if any Loans or Senior Debt Commitments in connection therewith are outstanding and the Intercreditor Agent has approved an extension of any of the above cure periods, then CCH shall have the benefit of such extended cure period under the indenture to replace such terminated LNG SPA and (ii) if no Loans or Senior Debt Commitments in connection therewith are outstanding, the maximum period within which to replace such terminated LNG SPA shall be 360 days.

A “Qualifying LNG SPA” comprises each of the Initial LNG SPAs and any other LNG SPA that meets each of the following conditions:

(a)	With respect to any new LNG SPA or a Replacement Indenture Qualifying LNG SPA:

(i)	for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, such LNG SPA is approved by the Intercreditor Agent; or

(ii)	such LNG SPA is entered into for a Qualifying Term and is entered into (A) with an Investment Grade LNG Buyer or (B) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, any entity approved pursuant to the terms of the Loans; or

(iii)	in the case of:

(A)	any new LNG SPA, CCH has obtained and delivered to the Indenture Trustee a Rating Reaffirmation which takes into account the proposed LNG SPA and LNG Buyer; or

(B)	one or more Replacement Indenture Qualifying LNG SPAs that replace one or more terminated LNG SPAs which, in the aggregate, would require the delivery of an annual contracted quantity of no more than 208,571,428 MMBtu in order to replace such terminated LNG SPAs in full, CCH has obtained and delivered to the Indenture Trustee a Rating Reaffirmation which (y) takes into account the Replacement Indenture Qualifying LNG SPAs and the LNG Buyers and (z) reaffirms CCH’s rating in effect immediately prior to the occurrence of the termination event giving rise to the termination of the LNG SPAs being replaced (but prior to the running of any applicable notice period or cure period thereunder); and

(b)	no Material Adverse Effect occurs, or could reasonably be expected to occur, as a result of entering into such LNG SPA or, in the case of a Replacement Indenture Qualifying LNG SPA, the termination of the LNG SPA being replaced and the entering into of the Replacement Indenture Qualifying LNG SPA, taken as a whole.

CCL will notify the Indenture Trustee upon entry into any new Qualifying LNG SPA promptly (and in any event, within 30 days of entry into such agreement), which notice will provide (a) a description thereof to the Indenture Trustee consistent with the description of the Initial LNG SPAs in this prospectus and (b) a statement of whether the Non-FTA Authorization, FTA Authorization, both of the foregoing or any other Export Authorization(s) are Indenture Required Export Authorizations in respect of such Qualifying LNG SPA, in accordance with the definition of Indenture Required Export Authorization, together with reasonable background information to support such designation and (c) a certification to the effect set forth in clause (b) above. Any LNG SPA that becomes a Qualifying LNG SPA will automatically be deemed to be a Material Project Agreement.

Amendment of LNG SPAs

Except to the extent such amendment or modification is required by applicable law or regulation of any Governmental Authority, CCL will not agree to any amendment or modification to the terms or provisions of any Qualifying LNG SPA if such amendment or modification would or could reasonably be expected to have a Material Adverse Effect.

Sale of Supplemental Quantities

LNG SPAs may be entered into by CCL in respect of Supplemental Quantities of LNG and such LNG SPAs may be of any duration, on any terms and to buyers of any credit quality; provided that (a) performance under such LNG SPAs would not reasonably be expected to have a Material Adverse Effect; and (b) entry into and the terms of such LNG SPA will not result in a breach of any Required LNG SPA then in effect. Supplemental Quantities may also be sold at any time pursuant to the CMI (UK) LNG SPAs and the El Campesino Contingent LNG SPA. The CMI (UK) LNG SPAs and the El Campesino Contingent LNG SPA shall be deemed to meet the foregoing requirements.

Hedging Arrangements

CCH will not, and will not permit any of its Restricted Subsidiaries to, enter into Hedging Instruments other than Permitted Hedging Instruments.

Reporting Requirements

If CCH becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then CCH will file with the Indenture Trustee, within 15 days after CCH files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that CCH is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

CCH will, so long as any notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, furnish to the Indenture Trustee and to the holder of such notes or a beneficial owner of an interest therein, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act (or any successor provision thereto), if at the time of such request CCH is not a reporting company under Section 13 or Section 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder.

So long as any notes are outstanding CCH will, furnish or cause to be furnished to the Indenture Trustee (a) within 60 days following the end of the first three fiscal quarters of each fiscal year, consolidated unaudited statements of income and cash flows of CCH for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year and (b) within 120 days after the end of each fiscal year, its consolidated annual financial statements, audited by the Independent Accountants, in each case prepared in accordance with GAAP, subject, in the case of a quarterly financial statement, to the absence of notes and normal year-end audit adjustments. CCH will deliver to the Indenture Trustee, accompanying its annual financial statements as described in this paragraph, a statement regarding compliance with the indenture and an officer’s certificate confirming that, to his or her knowledge, no Indenture Event of Default or Unmatured Indenture Event of Default has occurred and is Continuing which has not been waived, or, if the same has occurred, a description of any measures taken or proposed to be taken by CCH to address the same. Upon becoming aware of any Unmatured Indenture Event of Default or Indenture Event of Default, CCH is required to deliver to the Indenture Trustee an officer’s certificate specifying such Unmatured Indenture Event of Default or Indenture Event of Default and what action CCH is taking or proposes to take with respect thereto.

Notwithstanding the foregoing, any reports or other information required to be filed, delivered or furnished pursuant to this covenant shall be deemed filed, delivered or furnished if filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

Separateness

CCH and its Subsidiaries, as a consolidated group, must comply at all times with certain separateness provisions set forth in the indenture, including, but not limited to, CCH having at all times one independent manager, preparing and maintaining its own separate books and financial records and statements, observing all limited liability company procedures and maintaining adequate capitalization. The separateness limitations do not apply to CCH and its Subsidiaries as among one another.

Maintenance of Existence

Subject to the provisions described under the caption “—Merger and Liquidation, Sale of All Assets,” CCH and each Guarantor shall do all things necessary to maintain: (a) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Development. Each of CCH and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the noteholders.

Compliance with Law

Each of CCH and its Restricted Subsidiaries will comply in all respects with all applicable laws, rules, regulations and orders (excluding tax laws, in respect of which the provisions described under the caption “—Taxes” are applicable), except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Export Authorizations

CCL will use commercially reasonable efforts to maintain in full force and effect both the FTA Authorization and the Non-FTA Authorization, and shall comply therewith, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

FERC Order

CCL and CCP will maintain in full force and effect and comply in all material respects with the FERC Order, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

CCH and its Restricted Subsidiaries may amend or modify the FERC Order and any conditions thereof only to the extent that such amendment or modification would not reasonably be expected to have a Material Adverse Effect.

Taxes

Each of CCH and its Restricted Subsidiaries (or, for the purposes of the provisions described in this paragraph, if it is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) will pay or cause to be paid all material Taxes (if any) imposed on it or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP.

Insurance

Each of CCH and its Restricted Subsidiaries will obtain and maintain insurance with financially sound insurers, in such form and amounts as necessary to insure the probable maximum loss for the Development, except where not available on commercially reasonable terms. CCH shall cause each insurance policy to name the Secured Parties and/or the Security Trustee on behalf of the Secured Parties as named insureds, and in the case of any property insurance, loss payees to the extent provided under, in accordance with and pursuant to terms of, the CSAA.

For so long as the Loans or Senior Debt Commitments in connection therewith are outstanding, the maintenance of insurance required to be procured and maintained pursuant to the insurance covenant of the Common Terms Agreement described under the caption “Description of Other Indebtedness—Common Terms Agreement—Certain Other Covenants—Insurance” shall be deemed to meet the insurance covenant in the indenture as described in the immediately preceding paragraph.

Credit Rating Agencies

CCH will use its commercially reasonable efforts to cause the notes to be rated by at least two Recognized Credit Rating Agencies. If any Recognized Credit Rating Agency ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the notes, CCH may replace the rating received from it with a rating from any other Acceptable Rating Agency.

Project Construction; Maintenance of Properties

CCH will and will cause each of its Restricted Subsidiaries to use their respective commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and commencement of operations of the Development. On or prior to the Project Completion Date, CCH shall have delivered to the Indenture Trustee a certificate of an Authorized Officer of CCH certifying (which certificate shall be confirmed to be reasonable by the Independent Engineer) (a) that Ready for Start Up and Substantial Completion with respect to Train One and Train Two have occurred pursuant to the EPC Contract (T1/T2), (b) CCH’s calculation of the Permitted Completion Amount and (c) that “substantial completion” of the Corpus Christi Pipeline has occurred (in accordance with the applicable construction contract).

Maintenance of Liens

CCH shall, and shall cause each of its Restricted Subsidiaries to, grant a security interest to the Security Trustee in its right, title and interest in, to and under its property to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents and CCH shall, and shall cause each of its Restricted Subsidiaries to, take, or cause to be taken, all action reasonably required by the Security Trustee to maintain and preserve the Security Interests created by the Security Documents to which it is a party and the priority of such Security Interests as set forth in such Security Documents.

CCH shall, and shall cause each of its Restricted Subsidiaries to, from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Security Trustee for such purposes.

CCH shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents. CCH shall, and shall cause each of its Restricted Subsidiaries to, promptly discharge at the Obligor’s cost and expense, any Lien (other than Permitted Liens) on the Collateral to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents.

Use of Proceeds

CCH will use the proceeds of the notes solely for purposes permitted in the applicable Finance Documents.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of CCH may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would otherwise comply with the provisions described under this caption. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by CCH and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available under one or more clauses of the definition of Permitted Investments, as determined by CCH. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of CCH as an Unrestricted Subsidiary will be evidenced to the Indenture Trustee by filing with the Indenture Trustee a certified copy of a resolution of the Board of Directors of CCH giving effect to such designation and a certificate of an Authorized Officer of CCH certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of CCH as of such date and, if such Indebtedness is not permitted to be incurred as of such date by the covenants described under the caption “—Limitation on Indebtedness,” CCH will be in default of the covenants described under that caption. The Board of Directors of CCH may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of CCH. Any such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCH of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted by the covenants described under the caption “—Limitation on Indebtedness” calculated on a pro forma basis; and (b) no Indenture Event of Default or Unmatured Indenture Event of Default would be in existence following such designation.

Access

CCH will and will cause each of its Restricted Subsidiaries to grant the Indenture Trustee or its designee from time to time, including during the pendency of an Unmatured Indenture Event of Default or an Indenture

Event of Default, upon 15 days’ advance notice but no more than twice per calendar year (unless an Unmatured Indenture Event of Default or an Indenture Event of Default has occurred and is Continuing, in which case such access shall be granted upon reasonable prior written notice) reasonable access to all of its books and records and the physical facilities of the Development. All such inspections must be conducted during normal business hours, subject to the confidentiality arrangements pursuant to the confidentiality provisions of the CSAA, in a manner that does not disrupt the operation of the Development. So long as an Unmatured Indenture Event of Default or an Indenture Event of Default has occurred and is Continuing, the reasonable fees and documented expenses of such persons will be for the account of CCH.

Payment of Notes

CCH will pay or cause to be paid the principal of, premium, if any, and interest on the notes on the dates and in the manner provided in the notes. Principal, premium, if any, and interest will be considered paid on the date due if the paying agent, if other than CCH or a Subsidiary thereof, holds as of 12:00 p.m. Eastern Time on the due date money deposited by CCH in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

CCH will (a) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 0.5% per annum in excess of the then applicable interest rate on the notes to the extent lawful and (b) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Payments for Consents

CCH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes, in its capacity as a holder of notes, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all noteholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Maintenance of Office or Agency

CCH will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Indenture Trustee or an Affiliate of the Indenture Trustee, registrar or co-registrar) where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon CCH in respect of the notes and the indenture may be served. CCH will give written notice to the Indenture Trustee of the location, and any change in the location, of such office or agency. If at any time CCH fails to maintain any such required office or agency or fails to furnish the Indenture Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Indenture Trustee.

CCH may also from time to time designate one or more other offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve CCH of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. CCH will give written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Events of Default and Remedies

Indenture Events of Default

The following events, and no others, will be events of default under the indenture (each, an “Indenture Event of Default”):

(a)	Indenture Payment Default:

(i)	CCH fails to pay principal amounts due on the notes; provided that if failure to pay occurs due to a purely administrative error, CCH shall have three Business Days to cure such failure; or

(ii)	CCH fails to pay interest or other amounts due on the notes within three Business Days of the same becoming due.

(b)	Breach of Certain Covenants: except as specifically provided for in another Indenture Event of Default under this caption “—Indenture Events of Default”:

(i)	breach by CCH or any Restricted Subsidiary of any covenant described under the caption “Covenants Applicable to the Notes—Merger and Liquidation, Sale of All Assets”;

(ii)	failure by CCH to consummate a purchase of notes when required pursuant to the provisions described under the caption “Repurchase at the Option of Noteholders”;

(iii)	breach by CCH or any Restricted Subsidiary of any covenant described under the captions “Covenants Applicable to the Notes—Material Project Agreements”; “—Compliance with Law”; “—Taxes”; “—Limitation on Indebtedness”; “—Limitation on Guarantees”; “—Limitation on Liens”; “—Limitation on Investments and Loans”; and “Repurchase at the Option of Noteholders—Asset Sales” (to the extent not covered by the immediately preceding clause (ii)); and in each case that is not corrected or cured within 30 days following the earlier of (A) the applicable Obligor becoming aware of such failure; and (B) notice from the Indenture Trustee or holders of 33 1⁄3% of the principal amount of notes outstanding;

(iv)	(A)

breach by CCH or any Restricted Subsidiary of any covenant described under the captions “Covenants Applicable to the Notes—Project Construction; Maintenance of Properties”; “—Export Authorizations”; “—Nature of Business”; and “—Transactions with Affiliates”; or

(B)	material breach by CCH or any Restricted Subsidiary of any of the other covenants in the indenture or the notes;

in the case of each of sub-clauses (A) and (B) of this clause (iv), that is not corrected or cured within 90 days after the earlier of (1) CCH becoming aware of such breach and (2) notice from the Indenture Trustee or holders of 33  1⁄3% of the principal amount of notes outstanding;

(v)	any Permit required as described under the caption “Covenants Applicable to the Notes—FERC Order” is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect unless such Impairment is cured no later than 90 days (or to the extent no Loans or Senior Debt Commitments in connection therewith are then outstanding, 360 days) following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto; provided that if any Loans or Senior Debt Commitments in connection therewith are then outstanding, CCH shall have no more than up to 180 days in the aggregate to cure such Impairment); or

(vi)	material breach by Holdco of any covenant contained in the Holdco Pledge Agreement that is not corrected or cured within 30 days after the earlier of (A) Holdco becoming aware of such failure; and (B) notice from the Indenture Trustee or holders of 33 1⁄3% of the principal amount of notes outstanding.

(c)	Bankruptcy:

(i)	a Bankruptcy with respect to an Obligor or Holdco has occurred; or

(ii)	a Bankruptcy shall occur with respect to (x) prior to the Project Completion Date, Bechtel and Bechtel’s guarantor under the EPC Contract (T1/T2) or (y) at any time between issuance of full notice to proceed and substantial completion with respect to construction of Train Three, Bechtel and Bechtel’s guarantor under the EPC Contract (T3) (or any other applicable EPC contractor or its guarantor under a lump-sum turnkey engineering, procurement and construction contract in respect of Train Three), unless:

(A)	CCH notifies the Security Trustee that it intends to enter into a replacement engineering, construction and procurement contract providing for a new contractor or guarantor, as applicable;

(B)	CCH diligently pursues such contract;

(C)	such contract is entered within 360 days of the Bankruptcy of Bechtel and Bechtel’s guarantor under the EPC Contract (T1/T2) or Bechtel and Bechtel’s guarantor under the EPC Contract (T3) (or any other applicable EPC contractor or its guarantor under a lump-sum turnkey engineering, procurement and construction contract in respect of Train Three), as applicable; and

(D)	(1)

such contract is on terms and conditions, taken as a whole, not materially likely to cause CCH to fail to meet the Project Completion Date by the Date Certain (as such term is defined in the Common Terms Agreement) or, in the case of Train Three, the equivalent thereof in respect of Train Three;

(2)	the new contractor or guarantor is an internationally recognized contractor; and

(3)	CCH has delivered to the Indenture Trustee a certificate of the Independent Engineer certifying that such counterparty is capable of completing the applicable portion of the Project Facilities; provided that this sub-clause (D) will not apply if the replacement engineering, construction and procurement contract is reasonably acceptable to: (x) if the aggregate Loans then outstanding is greater than 25% of the total Senior Debt then outstanding, the Intercreditor Agent (acting on the instructions of the Requisite Secured Parties); or (y) if the aggregate secured bank debt then outstanding is less than 25% of the total Senior Debt then outstanding, holders of notes of greater than 50% in aggregate principal amount of the then outstanding notes.

(d)	Abandonment: Abandonment of the Development has occurred and is continuing.

(e)	Event of Taking: An Event of Taking that would reasonably be expected to have a Material Adverse Effect has occurred.

(f)	Security Interests Invalid: Any of the Security Interests over a material portion of the Collateral cease to be validly perfected in favor of the Security Trustee on behalf of the Secured Parties.

(g)	Unsatisfied Judgments:

(i)	Prior to the Project Completion Date, one or more of a judgment for the payment of money in excess of $250 million in the aggregate (net of insurance proceeds which are reasonably expected to be paid) or a final judgment for the payment of money in excess of $150 million; or

(ii)	following the Project Completion Date, one or more final judgments for the payment of money in excess of $150 million in the aggregate (net of insurance proceeds which are reasonably expected to be paid);

in each case, against an Obligor or Holdco or against any other Person where an Obligor or Holdco is liable to satisfy such judgment, which judgment is by one or more Governmental Authorities, courts, arbitral tribunals or other bodies having jurisdiction over any such entity, and such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of

90 days after the date of entry of such judgment; provided that such 90-day period will be stayed if an appeal in respect of such judgment or judgments has been filed and not dismissed.

(h)	Unenforceability of indenture and Security Documents: The indenture, the CSAA (including the guarantees in the CSAA provided by the Guarantors) or any other Security Document (other than (i) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect or (ii) any Direct Agreement in the case where the occurrence of this Indenture Event of Default has been triggered by an event affecting the underlying Material Project Agreement and a mandatory offer to purchase under the caption “Repurchase at the Option of Noteholders” or other Indenture Event of Default is applicable) is:

(i)	declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Indenture Trustee or holders of notes or any Senior Creditors);

(ii)	expressly repudiated in writing by any party thereto (other than the Indenture Trustee or holders of notes or any Senior Creditors); or

(iii)	shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of an Indenture Event of Default hereunder).

(i)	Senior Debt Cross Payment Default/Cross-Acceleration Default:

(i)	Failure by CCH to pay when due any principal payments due on any Senior Debt (other than the notes) in a principal amount over $100 million in the aggregate;

(ii)	failure by CCH to pay interest or other amounts on any Senior Debt (other than the notes) in a principal amount over $100 million within three Business Days of such interest or other amounts becoming due; or

(iii)	commencement of a Security Enforcement Action in accordance with the CSAA.

(j)	Cross-Acceleration Default (other Indebtedness): A default with respect to any Indebtedness (other than any amount due in respect of Senior Debt Obligations and Subordinated Debt) of CCH in a principal amount over $100 million in the aggregate, which default has continued beyond any applicable grace period, to the extent that it causes the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded; and

(k)	CEI Equity Contribution Agreement Cross-Default: Failure by Sponsor to make requested contributions to CCH pursuant to the CEI Equity Contribution Agreement:

(i)	for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith remain outstanding, if such failure causes the entire amount of Indebtedness under the Term Loan Facility Agreement to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded; or

(ii)	for so long as less than $1 billion of Loans or Senior Debt Commitments in connection therewith remain outstanding, if such failure is not cured within 10 Business Days.

Declaration of Indenture Declared Event of Default

The Indenture Trustee will, if so directed by the holders of at least 33  1⁄3% of the principal amount of notes outstanding, or holders of at least 33  1⁄3% of the principal amount of notes outstanding may, declare, by notice in writing to CCH (which notice, if given by the holders, shall also be delivered by the holders to the Indenture Trustee), the occurrence of an Indenture Event of Default (an “Indenture Declared Event of Default”) on and at any time after the occurrence of an Indenture Event of Default, unless holders of notes holding a greater percentage of the principal amount of notes direct the Indenture Trustee otherwise. An Indenture Event of Default also will be deemed to have occurred and been declared without such declaration or other notice upon the occurrence of an Indenture Event of Default described in clause (c)(i) (“Bankruptcy”) above under the caption “—Indenture Events of Default.” The Indenture Trustee will deliver a copy of any notice declaring the occurrence of an Indenture Event of Default (whether initially delivered by the Indenture Trustee or holders of notes) to the Security Trustee pursuant to the CSAA.

Acceleration

In the case of an Indenture Event of Default described in clause (c)(i) (“Bankruptcy”) under the caption “—Indenture Events of Default,” all Senior Debt Obligations under the notes will accelerate automatically and will immediately become due and payable without presentment, demand, vote or other notice or action of any kind. Upon the occurrence and Continuation of any other Indenture Declared Event of Default, the Indenture Trustee or holders of at least 33  1⁄3% of the principal amount of notes outstanding may declare all the notes to be due and payable immediately, by notice in writing to CCH, (which notice, if given by the holders, shall also be delivered by the holders to the Indenture Trustee) specifying the Indenture Event of Default. Upon any such declaration of acceleration, the notes shall become due and payable immediately. Such notice may be included within a notice from the Indenture Trustee or the applicable holders of the notes declaring the occurrence of such Indenture Event of Default. The Indenture Trustee will deliver a copy of any notice of acceleration of the Senior Debt Obligations under the notes (whether initially delivered by the Indenture Trustee or holders of notes) to the Security Trustee pursuant to the CSAA.

Waivers of Defaults and Acceleration

Holders of not less than a majority in aggregate principal amount of the then outstanding notes by notice to the Indenture Trustee may on behalf of the holders of all of the notes waive a Continuing Unmatured Indenture Event of Default, Continuing Indenture Event of Default or Indenture Declared Event of Default, except a Continuing Unmatured Indenture Event of Default, Continuing Indenture Event of Default or Indenture Declared Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Any notice delivered in respect of any such waiver or rescission shall be referred to as an “Cessation Notice.”

Upon any such waiver, such Unmatured Indenture Event of Default, Indenture Event of Default or Indenture Declared Event of Default shall cease to exist, and any Unmatured Indenture Event of Default, Indenture Event of Default or Indenture Declared Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture.

The Indenture Trustee will deliver a copy of any Cessation Notice to the Security Trustee pursuant to the CSAA.

Noteholder Remedies

If an Indenture Declared Event of Default occurs and is Continuing, the Indenture Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the notes or to enforce the performance of any provision of the Notes or the indenture.

The holders of a majority in principal amount of the outstanding notes voting as a single class will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee, subject to certain exceptions.

A holder of a note may pursue any remedy with respect to the indenture or the notes only if:

(a)	such holder has previously given the Indenture Trustee written notice that an Indenture Event of Default is Continuing;

(b)	holders of notes of at least 33 1⁄3% of the principal amount of notes outstanding make a written request to the Indenture Trustee to pursue the remedy;

(c)	such holder or holders have offered to the Indenture Trustee indemnity or security satisfactory to the Indenture Trustee against any loss, liability or expense;

(d)	the Indenture Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the Indenture Trustee a direction inconsistent with such request within such 60-day period.

Such limitations shall apply except to the extent of any non-waivable rights held by a holder of notes with respect to pursuit of remedies under applicable law.

In certain circumstances more fully set forth in the indenture, holders of at least a majority of the principal amount of notes outstanding may, if holders of a greater percentage of principal amount of the outstanding notes have not objected, replace the Indenture Trustee under the indenture.

In all cases of the pursuit of a remedy or an enforcement of the performance of any provision of the indenture by the Indenture Trustee or by holders of notes if permitted under the indenture, the Indenture Trustee and each holder of notes will consent and agree under the indenture that, subject to any non-waivable rights held by a holder of notes with respect to pursuit of remedies under applicable law, any pursuit of a remedy or enforcement pursued under or pursuant to the indenture, the notes or the note guarantees shall be subject to the terms and conditions of the CSAA. See “Description of Security Documents—Common Security and Account Agreement—Enforcement of Security Interests.” The Indenture Trustee and holders of notes agree that if holders of notes meet the criteria in the indenture to pursue a remedy or enforcement of the performance of any provision of the indenture directly, they shall be deemed to be doing so on behalf of the Indenture Trustee (in its capacity as Senior Creditor Group Representative of the holders of notes under the indenture) for purposes of the CSAA and, in pursuit of such remedy or enforcement of the performance of any provision of the indenture, shall be subject to the terms and conditions of the CSAA.

Certain Intercreditor Arrangements

Intercreditor Voting in Common Security and Account Agreement

The Indenture Trustee will become a party to the CSAA and the notes and the indenture will be subject to the terms thereof, including Section 7.2(a) (Modifications to this Agreement), Section 7.2(b) (Modifications to Other Finance Documents), Section 7.2(c) (Release of Collateral, Security Interests or Guarantees). In all cases, Sponsor and its Affiliates will be subject to Section 7.4 (Sponsor Voting) of the CSAA. For a general overview of voting and decision-making under the CSAA, please refer to the caption “Description of Security Documents—Common Security and Account Agreement—Voting and Decision-Making.”

Notwithstanding any provision of the indenture or Section 7.2 (Modification Approval Levels) of the CSAA, the Indenture Trustee will be required, without requirement of any vote or consent by the holders of the notes with respect to any modifications, consents or waivers under any Finance Document requiring the vote of the Indenture Trustee as a Senior Creditor Group Representative (a “Covered Modification”), including, for the avoidance of doubt, those set forth in Section 7.2(a) (Modifications to this Agreement), Section 7.2(b) (Modifications to Other Finance Documents), and Section 7.2(c) (Release of Collateral, Security Interests or Guarantees) of the CSAA, to vote as follows:

(a)	for any Covered Modification at a time when no Loans or Senior Debt Commitments in connection therewith remain outstanding, the Indenture Trustee shall vote in favor of such Covered Modification so long as such Covered Modification causes the provisions of the Finance Documents that are being amended to be equally or more restrictive on CCH than the covenants in the indenture;

(b)	for any Covered Modification at a time when the Loans or Senior Debt Commitments in connection therewith then outstanding are less than 25% of the aggregate amount of Senior Debt then outstanding, the Indenture Trustee shall vote in conformity with the Term Lenders to the extent that any such Covered Modification causes the provisions of the Finance Documents that are being amended to be equally or more restrictive on CCH than the covenants in the indenture;

(c)	for any Covered Modification at a time when the Loans or Senior Debt Commitments in connection therewith then outstanding are 25% or greater of the aggregate amount of Senior Debt then outstanding, the Indenture Trustee shall vote in conformity with the Intercreditor Agent;

provided, however, that the Indenture Trustee shall vote as follows for certain modifications to the Finance Documents described below (“Fundamental Modifications”):

(i)	if any Loans or Senior Debt Commitments in connection therewith remain outstanding, the Indenture Trustee shall vote in conformity with the Term Lenders with respect to Fundamental Modifications set forth in Sections 7.2(b)(ii)(A), 7.2(b)(ii)(B), 7.2(b)(ii)(C), and 7.2(b)(ii)(D) (Modifications to Other Finance Documents) of the CSAA, or any other material modification to any Security Document, if the Fundamental Modification is not materially adverse to the holders of the notes, in each case as set forth in a certificate of an Authorized Officer of CCH, upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, unless in any such case, such Fundamental Modification applies only to the indenture;

(ii)	if any Loans or Senior Debt Commitments in connection therewith remain outstanding, the Indenture Trustee shall vote in conformity with the Term Lenders with respect to Fundamental Modifications set forth in Sections 7.2(a)(ii)(A), 7.2(a)(ii)(B), 7.2(a)(ii)(C) (Modifications to this Agreement) of the CSAA, if the Fundamental Modification contemplated thereby (i) does not result in the notes receiving payments that are less than pari passu with the Loans (other than due to timing differences in when payments are due on the notes in accordance with their terms), and (ii) does not result in a material adverse change, when considered together with all other Fundamental Modifications to any particular item specified in this clause, to (x) the priority of the waterfall of payments under Section 4.7(a)(i)-(v) (Cash Waterfall) of the CSAA of any payment of principal, interest or other amounts payable (whether by prepayment or otherwise) under the notes or (y) the then-required funding under then effective Finance Documents of the Senior Debt Service Reserve Account, in each case as set forth in a certificate of an Authorized Officer of CCH, upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying;

(iii)	for any Fundamental Modifications set forth in Sections 7.2(a)(ii)(D), 7.2(a)(ii)(E), 7.1(a)(ii)(F) (Modifications to this Agreement), 7.2(b)(ii)(E) (Modifications to Other Finance Documents) or 7.2(c) (Release of Collateral, Security Interests or Guarantees) of the CSAA, the Indenture Trustee shall vote at the direction of the aggregate principal amount of the notes as described under the caption “Amendment, Supplement and Waiver.”

(iv)	for any Fundamental Modifications made at a time when no Loans or Senior Debt Commitments in connection therewith remain outstanding, the Indenture Trustee shall vote at the direction of the aggregate principal amount of the notes as set forth under the caption “Amendment, Supplement and Waiver.”

Payments of Collateral or Enforcement Proceeds

All payments by the Security Trustee of Collateral proceeds or other proceeds of enforcement will be made among Senior Creditors (including to the Indenture Trustee on behalf of the noteholders) pro rata to the respective amounts of their outstanding Senior Debt Obligations at the time of payment as set forth in Section 6.7 (Enforcement Proceeds Account) of the CSAA.

Legal Defeasance and Covenant Defeasance

CCH may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(a)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(b)	CCH’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)	the rights, powers, trusts, duties and immunities of the Indenture Trustee, and CCH’s and the Guarantors’ obligations in connection therewith; and

(d)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, CCH may, at its option and at any time, elect to have the obligations of CCH and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute an Unmatured Indenture Event of Default or Indenture Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Indenture Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)	CCH must irrevocably deposit with the Indenture Trustee, in trust, for the benefit of the holders of the notes, cash in US Dollars, non-callable government securities, or a combination of cash in US Dollars and non-callable Government securities, in amounts as will be sufficient, without reinvestment, in the opinion of, or as certified by, a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and CCH must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(b)	in the case of Legal Defeasance, CCH has delivered to the Indenture Trustee an opinion of counsel from counsel who is reasonably acceptable to the Indenture Trustee confirming that (i) CCH has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Notes Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)	in the case of Covenant Defeasance, CCH has delivered to the Indenture Trustee an opinion of counsel from counsel who is reasonably acceptable to the Indenture Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)

no Unmatured Indenture Event of Default or Indenture Event of Default has occurred and is Continuing on the date of such deposit (other than an Unmatured Indenture Event of Default or Indenture Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CCH or any Guarantor is a party or by which CCH or any Guarantor is bound;

(e)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which CCH or any of its Subsidiaries is a party or by which CCH or any of its Subsidiaries is bound;

(f)	CCH must deliver to the Indenture Trustee an officer’s certificate stating that the deposit was not made by CCH with the intent of preferring the holders of notes over the other creditors of CCH with the intent of defeating, hindering, delaying or defrauding creditors of CCH or others;

(g)	CCH must deliver to the Indenture Trustee an officer’s certificate stating that all conditions precedent set forth in clauses (a) through (f) of this paragraph have been complied with; and

(h)	CCH must deliver to the Indenture Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (b), (c) and (e) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (e) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

The indenture and the notes may be modified, waived or amended (and the Indenture Trustee may be authorized to agree to a consent, direction, waiver or amendment under the CSAA, except in respect of those matters requiring consent as set forth in clause (a) below) with the consent of a majority of the noteholders (excluding notes held by or on behalf of any Affiliates of CCH). For the avoidance of doubt, any modifications permitted pursuant to the provisions described under this caption shall be subject to the terms of the Section 7.2(b) (Modifications to Other Finance Documents) of the CSAA.

(a)	The following matters require the consent of each holder of each series of notes affected thereby:

(i)	reduce a noteholder voting threshold for consent in the indenture to an amendment, supplement or waiver;

(ii)	reduce the principal of or change the fixed maturity of any note;

(iii)	alter or waive any provisions or redemption payment with respect to the redemption of the notes (other than notice provisions);

(iv)	reduce the rate of or change the time for payment of interest on any note;

(v)	waive an Unmatured Indenture Event of Default or Indenture Event of Default in respect of the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(vi)	changes to the currency of the notes;

(vii)	make any change in the provisions of the indenture relating to waivers of past Unmatured Indenture Events of Default or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes; and

(viii)	making any change in the preceding list of amendment and waiver provisions.

(b)	Modifications, waivers and amendments of the indenture and any notes issued thereunder may be made without the consent of any holder of notes or any Rating Reaffirmation for certain specified purposes, as set forth in the indenture, including to:

(i)	cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)	add covenants or defaults to the indenture;

(iii)	modify the restrictive legends set forth on the face of the form of any series of notes or modify the forms of certification;

(iv)	make any change that would provide any additional rights or benefits to noteholders, increase the interest rate applicable to the notes or that does not adversely affect the legal rights under the indenture of any holder of notes;

(v)	conform the text of the indenture, the Note Guarantees or the notes to any provision under this “Description of Senior Notes” to the extent that such provision was intended to be a verbatim or substantially verbatim recitation of a provision of any of the foregoing;

(vi)	add additional assets as Collateral;

(vii)	provide for uncertificated notes in addition to or in place of certificated notes;

(viii)	provide for assumption of an Obligor’s obligations by a successor pursuant to the indenture;

(ix)	release a Guarantor from its Note Guarantee and terminate such Note Guarantee in accordance with the indenture;

(x)	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(xi)	add any Note Guarantee;

(xii)	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Notes Issue Date; or

(xiii)	evidence the succession of a new Indenture Trustee for any series of notes.

Any such amendment or supplement provided above under this caption “Amendment, Supplement and Waiver” that imposes any obligation upon the Indenture Trustee or adversely affects the rights of the Indenture Trustee in its individual capacity will become effective only with the consent of the Indenture Trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes, when:

(a)	either:

(i)	all notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by CCH and thereafter repaid to CCH or discharged from such trust) have been delivered to the Indenture Trustee for cancellation; or

(ii)	all such notes not theretofore delivered to the Indenture Trustee for cancellation (A) have become due and payable or (B) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements for the giving of notice of redemption by the Indenture Trustee in the name, and at the expense, of CCH, and CCH or any Guarantor has irrevocably deposited or caused to be deposited with the Indenture Trustee cash, U.S. government obligations or a combination thereof in an amount sufficient, without reinvestment, in the opinion of, or as certified by, a nationally recognized investment bank, or appraisal firm or firm of independent public accountants, to pay and discharge the entire indebtedness on the notes, not theretofore delivered to the Indenture Trustee for cancellation, for principal of, premium, if any, and interest to the stated maturity or redemption date;

(b)	no Unmatured Indenture Event of Default or Indenture Event of Default has occurred and is Continuing on the date of such deposit (other than an Unmatured Indenture Event of Default or Indenture Event of Default resulting from the borrowing of funds to be applied to such deposit);

(c)	CCH has paid or caused to be paid all other sums then due and payable under the indenture by CCH;

(d)	CCH has delivered irrevocable instructions to the Indenture Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(e)	CCH has delivered to the Indenture Trustee an officer’s certificate and opinion of counsel to the effect that all conditions precedent under the indenture relating to the discharge of the notes have been complied with.

Governing Law

The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Indenture Trustee

If the Indenture Trustee becomes a creditor of CCH or any Guarantor, the indenture limits the right of the Indenture Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Indenture Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Indenture Trustee (if the indenture has been qualified under the TIA) or resign.

The Indenture Trustee will be appointed by CCH as registrar and a paying agent with regard to the notes. The holders of a majority in aggregate principal amount of the then outstanding notes under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Indenture Trustee, subject to certain exceptions. The indenture provides that in case an Indenture Event of Default occurs and is Continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any noteholder, unless such noteholder has offered to the Indenture Trustee security and indemnity satisfactory to the Indenture Trustee against any loss, liability or expense. Any rights of the Indenture Trustee to seek to exercise remedies in respect of the security will be governed by the CSAA.

Book-Entry, Delivery and Form

The New Notes, like the Old Notes, will be represented by one or more permanent global notes in registered form without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the Indenture Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. CCH takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised CCH that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by holders of the applicable series of outstanding Old Notes who exchange their outstanding Old Notes in this exchange offer with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, CCH and the Indenture Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither CCH, the Indenture Trustee nor any agent of CCH or the Indenture Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised CCH that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Indenture Trustee or CCH. Neither CCH nor the Indenture Trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and CCH and the Indenture Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised CCH that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither CCH nor the Indenture Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies CCH that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case CCH fails to appoint a successor depositary;

(2)	CCH, in its sole discretion, notifies the Indenture Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised CCH that, in such event, under its current practices, DTC would notify its Participants of CCH’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3)	there will have occurred and be continuing an Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Indenture Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

CCH will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. CCH will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such noteholder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. CCH expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised CCH that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF SECURITY DOCUMENTS

The following is a summary of key security documents to which the Indenture Trustee, on its own behalf and on behalf of the noteholders, will be party. All our other providers of Senior Debt also are party to and benefit from these security documents. This section does not include all of the provisions of our key security documents, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described. Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

Common Security and Account Agreement

On May 13, 2015, we entered into a common security and account agreement with each Senior Creditor Group Representative, for its own benefit and the benefit of each such representative’s respective Senior Creditor Group, Société Générale, as Intercreditor Agent and as Security Trustee, and Mizuho Bank, Ltd., as Account Bank (as such agreement shall be amended from time to time, the “CSAA”), which provides for, among other things: (a) the grant of a Lien on Collateral by the Project Entities to the Security Trustee for the ratable benefit of the Secured Parties as security for payment of the Senior Debt Obligations; (b) the establishment of certain accounts by CCH in respect of the Development; (c) a cash flow waterfall applicable to payments from these accounts; (d) the appointment of the Security Trustee and Account Bank by the Senior Creditors; and (e) inter-creditor arrangements between all of our Senior Creditors with respect to certain decision-making.

Security Interests

The Senior Debt Obligations, including such obligations under the 2024 Notes, the 2025 Notes and the indenture, are secured by a first lien security interest (subject to Permitted Liens) for the benefit of the Secured Parties (including holders of the New Notes) on personal property of such Obligor, including, without limitation, the following, except for certain excluded assets (collectively, “Collateral”):

(i)	substantially all assets of the Project Entities, including real and personal property whether owned on the issue date of the applicable series of the New Notes or thereafter acquired, but excluding Excluded Assets;

(ii)	all contracts, agreements and documents, including the Material Project Agreements, the Permitted Hedging Instruments and insurance policies, and all of our rights thereunder;

(iii)	all Accounts (but not Individual Senior Noteholder Secured Accounts);

(iv)	payments of cash or other property; and

(v)	all other real and personal property which is subject, from time to time, to the Security Interests or liens granted by the Finance Documents.

In addition, as discussed below under “—Holdco Pledge Agreement,” Holdco has pledged all of its ownership interests in CCH for the benefit of the Secured Parties pursuant to the Holdco Pledge Agreement.

The CSAA provides that (except as otherwise permitted under the CSAA) the release of all or a material portion of the Collateral, Security Interests or the guarantees by the CSAA Guarantors requires a direction to the Security Trustee to that effect from each Senior Creditor Group Representative representing the Senior Creditors that benefit from such relevant Collateral, Security Interest or guarantee.

The guarantees by the Guarantors are automatically released on the Discharge Date in respect of all Senior Debt Obligations and the Security Trustee is irrevocably authorized by each Secured Party to take any action requested by CCH having the effect of releasing any such guarantee to the extent necessary to permit consummation of any transaction not prohibited by any Finance Document or that has been consented to in accordance with the CSAA. In addition, if all of the limited liability company interests, limited partnership interests or general partnership interest, as applicable, of a Guarantor are sold or otherwise disposed of (including by a merger or consolidation in accordance with the CSAA), then the guarantee of such Guarantor or its successor in interest to the CSAA, if any, will be automatically discharged and released.

The Security Interests granted to the Security Trustee are also released (and may be automatically released if permitted under applicable law) upon the occurrence of certain events including, subject to certain conditions set forth in the CSAA:

(i)	termination of the CSAA;

(ii)	in respect of Project Property constituting Collateral that is sold, leased or otherwise disposed of as permitted under and pursuant to the terms of each then-effective Senior Debt Instrument and other Finance Documents, provided that the proceeds of such sale, lease or disposition, as applicable, are applied in accordance with the Finance Documents;

(iii)	upon any Project Property becoming Excluded Assets;

(iv)	at any time a Disbursement Account is closed as permitted by the CSAA, provided that no cash, Financial Assets or other property or investments remain on deposit or credited to such Disbursement Account at such time;

(v)	if any conditions to disbursement of cash, Financial Assets or other property to CCH have not been satisfied or waived and such cash, Financial Assets or other property are required to be returned to the relevant Senior Noteholders, upon such return;

(vi)	in respect of all cash, Financial Assets or other property credited to or held in any Senior Note Disbursement Account, investments made with or arising out of such funds and all proceeds of the foregoing, if any conditions to the disbursement of such cash, Financial Assets or other property to the Company have not been either satisfied or waived and such cash, Financial Assets or other property are required, by the terms of the relevant Senior Debt Instrument, to be returned to the relevant Senior Noteholders, upon such return;

(vii)	in respect of proceeds of third-party liability insurance permitted to be paid to third parties or proceeds of builder’s risk insurance or marine cargo permitted to be paid directly to Bechtel; and

(viii)	where directed by Requisite Secured Parties pursuant to the CSAA.

Project Accounts

CCH must maintain the accounts listed below (the “Accounts”) in U.S. dollars with the Account Bank. All of the Accounts are currently maintained in New York. The Accounts (except for Individual Senior Noteholder Secured Accounts) are pledged to the Security Trustee for the benefit of the Secured Parties, including the holders of the New Notes. The following is a list of the Accounts through which the net proceeds of the notes and the revenues of the Development will flow:

•	Loan Facility Disbursement Account(s);

•	Senior Note Disbursement Account(s);

•	Equity Proceeds Account;

•	Construction Account;

•	Revenue Account;

•	Operating Account;

•	Senior Debt Service Reserve Account;

•	Expansion Account(s) (if any);

•	Insurance/Condemnation Proceeds Account;

•	Mandatory Prepayment Senior Notes Account;

•	Additional Proceeds Prepayment Account; and

•	Permitted Finance Costs Reserve Account.

CCH may also maintain certain Excluded Accounts, including EPC Escrow Accounts, which are not subject to the terms and conditions described above and do not constitute “Accounts” for purposes of the CSAA.

Pre-Completion Cash Flows

Loan Facility Disbursement Account(s)

Disbursements of Loans are deposited into one or more Loan Facility Disbursement Accounts, provided that:

(a)	The Initial Senior Debt must be disbursed directly into the Construction Account, except for (A) disbursements for the purpose of paying interest and commitment fees during the Availability Period (which shall be disbursed by the Term Loan Facility Agent to the Term Lenders in accordance with the Term Loan Facility); and (B) disbursements used to fund the Senior Debt Service Reserve Account;

(b)	any other Senior Debt may be disbursed directly into the Construction Account (and used to pay Project Costs) or used directly to pay Permitted Development Expenditures or for other purposes as are permitted in the Senior Debt Instrument for such other Senior Debt;

(c)	Senior Debt drawn for the purpose of ensuring CCH has a 75:25 Senior Debt/Equity Ratio at the Project Completion Date as required by the Common Terms Agreement may be applied directly for such purpose;

(d)	Working Capital Debt may be applied directly for the purposes for which it was incurred; and

(e)	any disbursements of Replacement Senior Debt may be applied, in each case as permitted by each Senior Debt Instrument then in effect, directly to repay the Senior Debt that such Replacement Senior Debt is replacing and for other purposes for which such Replacement Senior Debt is permitted to be used under the Finance Documents.

CCH may close the Loan Facility Disbursement Accounts following the expiry of the Availability Period of any Senior Debt Commitments that are to be disbursed therein, provided that any cash or other property or investments credited to or on deposit therein have been transferred to the Construction Accounts (prior to the Project Completion Date) or to the Senior Debt Service Reserve Account and/or the Revenue Account (after the Project Completion Date).

Senior Note Disbursement Account(s)

CCH will establish one or more Senior Note Disbursement Accounts. Disbursements of Senior Debt in connection with an issuance of Senior Notes under an Indenture will be made into such Senior Note Disbursement Account(s), subject to the same rules applicable to disbursements of Loans into the Loan Facility Disbursement Accounts, except that: (i) CCH may hold the proceeds of Replacement Senior Debt incurred pursuant to an issuance of Senior Notes under an Indenture in a Senior Note Disbursement Account in escrow for up to 30 days for the purpose of effecting the Senior Debt refinancing, during which CCH has a limited right to deposit cash or Authorized Investments into the Senior Note Disbursement Account to pay certain fees, expenses and interest related to the Senior Notes issuance and escrow arrangement; and (ii) any such Senior Note Disbursement Account will be subject to a Lien solely for the benefit of the Senior Noteholders that purchase such Senior Notes (subject to additional restrictions that apply during any escrow period). The escrowed proceeds shall be used only to effect a disbursement of Replacement Senior Debt and repay existing Senior Debt or to repay the relevant Senior Noteholders at the end of escrow period.

Mandatory Prepayment Senior Notes Account(s)

CCH may establish a segregated account or accounts, if required to do so by an Indenture, to be secured solely for the benefit of Senior Noteholders and into which the Senior Noteholders’ pro rata share of a mandatory prepayment may be deposited instead of being paid to the relevant Senior Noteholders. These deposits must be retained in the applicable Mandatory Prepayment Senior Notes Account during the pendency of the relevant mandatory redemption offers or as otherwise required for prepayment with respect to the applicable Senior Notes under the terms of any applicable Indenture. Only the Senior Noteholders of the applicable Senior Debt Obligation secured by a Mandatory Prepayment Senior Notes Account may direct the Security Trustee to act upon such Mandatory Prepayment Senior Notes Account.

Equity Proceeds Account

Prior to the Project Completion Date, Equity Funding, all other Cash Flow and all other income, revenues and proceeds received by or on behalf of the Obligors and not required to be deposited into another Account must be deposited in the Equity Proceeds Account, except that Equity Funding, Business Interruption Insurance Proceeds and Delay Liquidated Damages may be deposited directly into the Construction Account. Amounts in the Equity Proceeds Account may also be transferred to the Construction Account.

Construction Account

The Construction Account has been funded with the drawn proceeds of the Initial Senior Debt. CCH may deposit Equity Funding and Senior Debt proceeds directly into the Construction Account, or transfer such funds from the Equity Proceeds Account or a Disbursement Account, as applicable. CCH may deposit Business Interruption Insurance Proceeds and Delay Liquidated Damages directly into the Construction Account.

Prior to the Project Completion Date, CCH will use funds in the Construction Account for Project Costs, including Operation and Maintenance Expenses constituting Project Costs. CCH may pay Operation and Maintenance Expenses either directly or by transferring such funds to the Operating Account.

Operating Account

Prior to the Project Completion Date, CCH must fund the Operating Account from the Construction Account.

Cash Waterfall at Completion

Equity Proceeds Account

On the Project Completion Date, CCH will transfer funds held on deposit in the Equity Proceeds Account to the Construction Account.

Construction Account

On the Project Completion Date, after leaving sufficient funds in the Construction Account to cover the Permitted Completion Amount, CCH will transfer funds remaining in the Construction Account to the Senior Debt Service Reserve Account, and CCH will transfer any funds remaining after the Senior Debt Service Reserve Account is fully funded up to the then-applicable Reserve Amount to the Revenue Account.

Post-Completion Cash Waterfall

Revenue Account

Following the Project Completion Date, all income, revenues and proceeds received by or on behalf of the Obligors and not required to be deposited into another Account must be paid into the Revenue Account.

Unless a Declared Event of Default has occurred and is Continuing, CCH may request or instruct the Account Bank, at the following times, to withdraw funds from the Revenue Account and, where contemplated below, the Senior Debt Service Reserve Account, and shall procure that such funds be applied in the following order of priority and solely for the following purposes:

(a)	first, from time to time, to transfer to the Operating Account for the payment of Operation and Maintenance Expenses: (A) the sum of (1) all Operation and Maintenance Expenses then due and unpaid, if any, and (2) Operation and Maintenance Expenses reasonably estimated at the time of such transfer by CCH to become due and payable in accordance with CCH’s regular payment procedures within the next 60 days less (B) any funds in respect of such Operation and Maintenance Expenses that are on deposit in the Operating Account (including its sub-accounts) and available for the payment of Operation and Maintenance Expenses;

(b)	second, from time to time, for Secured Party Fees then due and payable to the Secured Parties pursuant to any Finance Document;

(c)	third, on a payment date, for payments of Senior Debt Obligations then due and payable (other than Senior Debt Obligations expressly payable at a higher or lower level of this cash waterfall on a pro rata basis to all Senior Creditors entitled thereto (to the extent not funded from funds available in a Disbursement Account or by “book entry” under a Loan Facility Agreement));

(d)	fourth, from time to time, for Permitted Finance Costs then due and payable;

(e)	fifth, on any payment date following the date that is six months after the Project Completion Date and on any date on which a Restricted Payment is made, to satisfy any Senior Debt Reserve Shortfall by making a transfer to the Senior Debt Service Reserve Account;

(f)	sixth, on a payment date, for any mandatory prepayments under any Senior Debt Instrument not payable out of a specific Account that are then due and payable, other than mandatory prepayments in respect of CCH’s failure to meet the conditions to Restricted Payments under our Common Terms Agreement for four consecutive quarters as described in clause (g) under the caption “Description of Other Indebtedness—Common Terms Agreement—Repayment and Prepayment—Mandatory Prepayment;”

(g)	seventh, from time to time for any Permitted Payment;

(h)	eighth, from time to time, to make voluntary prepayments of Loans or voluntary redemptions of any Senior Notes, including Permitted Hedging Liabilities associated with such prepayments in each case in accordance with the Senior Debt Instruments then in effect; and

(i)	ninth, to make other payments as and when permitted by the Finance Documents (including deposited into the Equity Proceeds Account or the Expansion Equity Proceeds Account or for Restricted Payments) if the conditions for Restricted Payments under each Senior Debt Instrument are satisfied and to make certain mandatory prepayments in respect of CCH’s failure to meet the conditions to Restricted Payments under our Common Terms Agreement for four consecutive quarters.

However, for so long as any Loans under the Term Loan Facility are outstanding:

(a)	CCH may pay Permitted Finance Costs pursuant to the fourth level of the cash waterfall above only on a CTA Payment Date;

(b)	CCH shall make Permitted Payments pursuant to the seventh level of the cash waterfall only on a CTA Payment Date; and

(c)	CCH shall make any voluntary prepayment of Loans or voluntary redemption of any Senior Notes, and payment of related Senior Debt Obligations, pursuant to the eighth level of the cash waterfall only on a CTA Payment Date (except for voluntary prepayments or redemptions made with proceeds of Replacement Senior Debt, which are not subject to this timing requirement).

Construction Account

Following the Project Completion Date, CCH may use the funds in the Construction Account for Permitted Completion Costs. Equity Funding permitted to be used for Permitted Development Expenditures will be deposited into the Construction Account for application towards Permitted Development Expenditures or used directly to pay for Permitted Development Expenditures.

The Construction Account may (but need not) be closed at the determination of CCH after all Permitted Completion Costs have been paid and all funds therein have been transferred first to the Senior Debt Service Reserve Account until fully funded up to the Reserve Amount and second to the Revenue Account. If the Construction Account is closed, CCH may afterwards re-establish an account that is designated as the Construction Account for expenditures if required.

Operating Account

After the Project Completion Date, in accordance with the post-completion cash waterfall, CCH will transfer funds from the Revenue Account into the Operating Account. We must use the Operating Account to pay Operation and Maintenance Expenses of the Project Entities that are due in a manner consistent with the obligations of the Project Entities under the Finance Documents then in effect.

Senior Debt Service Reserve Account

Within six months following the Project Completion Date, CCH must cause the Senior Debt Service Reserve Account to be funded up to the then-applicable Reserve Amount, from: (i) funds in the Construction Account; (ii) Facility Debt Commitments drawn for the purpose of maintaining a Senior Debt/Equity Ratio of 75:25 as of the Project Completion Date; (iii) other cash flows in accordance with the applicable cash waterfall; and/or (iv) Equity Funding.

On any payment date following the date that is six months after the Project Completion Date, to the extent that the balance of the Senior Debt Service Reserve Account (including Acceptable Debt Service Reserve LCs related to the account) is less than the then-applicable Reserve Amount, the Project Entities must transfer from the Revenue Account to the Senior Debt Service Reserve Account an amount equal to such Senior Debt Reserve Shortfall in accordance with the fifth level of priority in the post-closing cash waterfall. If the balance of the Revenue Account is insufficient to make the full amount of such Senior Debt Reserve Shortfall payment, it will not in itself constitute an Event of Default. However, CCH must give the Security Trustee and the Intercreditor Agent prompt notice if less than 100% of the then-applicable Reserve Amount has been deposited in the Senior Debt Service Reserve Account on or prior to the applicable date.

The Senior Debt Service Reserve Account will be used to pay Senior Debt Obligations that are due if funds in the Revenue Account are insufficient to meet such Senior Debt Obligations.

Funds in the Senior Debt Service Reserve Account in excess of the Reserve Amount may be transferred to the Revenue Account. Funds in the Senior Debt Service Reserve Account may be replaced by an Acceptable Debt Service Reserve LC.

Equity Proceeds Account

Following the Project Completion Date, CCH may deposit Equity Funding not otherwise committed to other expenditures for the Development into the Equity Proceeds Account for transfer into the Construction Account for application towards Permitted Development Expenditures or otherwise in connection with the Development.

EPC Escrow Account

After the Project Completion Date, CCH must transfer any amount remaining on deposit in any escrow account relating to the EPC Contract (T1/T2) to the Additional Proceeds Prepayment Account to make mandatory prepayments if required pursuant to the Common Terms Agreement, or otherwise to the Revenue Account.

Accounts that may be Established Upon Certain Events

Insurance/Condemnation Proceeds Account

Insurance Proceeds, Condemnation Proceeds and Performance Liquidated Damages received by any Obligor must be deposited in the Insurance/Condemnation Proceeds Account. In addition, Net Cash Proceeds (other than proceeds from asset sales permitted under the Senior Debt Instruments) must be deposited into the Insurance/Condemnation Proceeds Account, and may be transferred to the Additional Proceeds Prepayment Account if required under the CSAA.

Insurance Proceeds and Condemnation Proceeds received by any Obligor shall be applied as follows:

(a)	sums paid to settle any third-party liability shall be paid to the Person who incurred the liability (or to the insured party if such party previously paid the claim);

(b)	Business Interruption Insurance Proceeds will be deposited in the Revenue Account and applied in accordance with the post-completion cash waterfall;

(c)	all other Insurance Proceeds and Condemnation Proceeds shall be deposited in the Insurance/Condemnation Proceeds Account; provided that for the period prior to the Project Completion Date, the first $10 million in Insurance Proceeds under the builder’s risk insurance policy or marine cargo policy shall be paid directly to Bechtel;

(d)	all Insurance Proceeds and Condemnation Proceeds deposited in the Insurance/Condemnation Proceeds Account shall be transferred to the Revenue Account and applied in accordance with the post-completion cash waterfall, provided that if the aggregate amount of the Insurance Proceeds or Condemnation Proceeds for a single loss or a related series of losses:

(i)	is less than $75 million, such proceeds shall be transferred from the Insurance/Condemnation Proceeds Account, directly for use to repair or replace (or to reimburse amounts paid by Sponsor or a parent of CCH for the purpose of such repair or replacement) the relevant Project Property unless CCH certifies the failure to repair or replace such Project Property will not reduce the annual production capacity or the Project Facilities’ performance so that CCH would be unable to meet its obligations under the then-outstanding Senior Debt (in which case such proceeds are transferred to the Revenue Account);

(ii)	exceeds $75 million but is less than $500 million, the proceeds shall be applied in accordance with clause (e) below; and

(iii)	exceeds $500 million, then proceeds shall be applied in accordance with clause (f) below; provided that:

(A)	the provisions of clause (g) below (and not clause (f) below) shall apply in the event of a Catastrophic Casualty Event resulting in a mandatory prepayment offer of the Senior Notes, to the extent an Indenture providing for such a prepayment is then outstanding; and

(B)	if no Loans are outstanding at the time, then clause (e) below (and not clause (f) below) shall apply in respect of Insurance Proceeds or Condemnation Proceeds that exceed in the aggregate $500 million in the case where the event giving rise to such proceeds is not a Catastrophic Casualty Event resulting in a mandatory prepayment offer of the Senior Notes;

(e)	proceeds required to be applied in accordance with this clause (e) shall be:

(i)	transferred from the Insurance/Condemnation Proceeds Account directly to repair or replace the relevant Project Facilities (or to reimburse amounts paid by Sponsor or a parent of CCH for the purpose of such repair or replacement) upon receipt by the Security Trustee of (A) certification by CCH including: (1) that such transferred proceeds shall be used to repair or replace the relevant Project Facilities, (2) that such repair or replacement is expected to maintain the annual production capacity and performance of the Corpus Christi Terminal Facility in all material respects, (3) the affected Obligor has sufficient funds available to repair or replace the relevant Project Facilities to carry out all its obligations under this sub-clause (A) and to pay all Operation and Maintenance Expenses, Senior Debt Obligations and any other expenditure that is due or reasonably likely to be due during the period of repair and replacement, (4) such repair or replacement shall be completed within 180 days, or 270 days under certain circumstances, and (5) any Permits necessary for the repair or replacement have been obtained and are in full force and effect or are expected to be obtained in the ordinary course, and (B) certification by the Independent Engineer concurring with the certification by CCH referenced in the foregoing sub-clause (2); and

(ii)	in the event of failure by CCH or the Independent Engineer to make any of the foregoing certifications or concurrences within 90 days after the deposit in the Insurance/Condemnation Proceeds Account of the relevant Insurance Proceeds or Condemnation Proceeds, or to the extent such proceeds exceed $75 million after completion of a restoration taken in compliance with subclause (i) above, applied (A) in accordance with the provisions set forth in the Common Terms Agreement, (B) to pay the portion of such amount equal to the pro rata share of the Senior Debt held by Senior Noteholders as specified in the applicable Indenture and (C) with respect to paying all remaining proceeds, to the Revenue Account. For the avoidance of doubt, the Senior Noteholders (if any) shall have no right to waive or alter the foregoing prepayment obligation other than in respect sub-clause (B) above;

(f)

(i)	For so long as the Loans are outstanding, on or before 90 days following the receipt of the Insurance/Condemnation Proceeds required to be applied in accordance with this clause (f), CCH shall deliver to the Security Trustee and Intercreditor Agent the certification described in sub-clause (e)(i)(A) above and a plan for the application of such proceeds and other funds available to the affected Obligor for the repair or replacement of the relevant Project Facilities. CCH shall include in such plan a detailed schedule, estimated costs, list of material contracts required, detailed account of sources of funds, scheduled completion date, and a schedule showing the source of funds for each Senior Debt Obligation payable through such scheduled completion date.

(ii)	As soon as reasonably practicable, but in any event within 60 days following receipt of such plan, if the Security Trustee (based on instruction from the Intercreditor Agent) notifies CCH that the Requisite Intercreditor Parties conclude in their reasonable judgment (taking into account the advice, if any, of the Independent Engineer) that, in light of the nature of the loss, the reasonableness of the plan and the amount of Senior Debt Obligations then outstanding:

(A)	it is reasonably unlikely that, after implementation of CCH’s plan and any ramp up or similar period, CCH shall be able to meet its Senior Debt Obligations; or

(B)	it is reasonably likely that, after implementation of CCH’s plan and any ramp up or similar period, a Material Adverse Effect shall occur,

then CCH shall apply such proceeds on a pro rata basis (I) in accordance with the Common Terms Agreement to prepay the Senior Debt held by the Facility Lenders pro rata based on the respective outstanding principal amounts thereof on the respective payment dates for payments of principal for such Senior Debt immediately succeeding such 60-day period, (II) to pay the portion of such amount equal to the pro rata share of the Senior Debt held by Senior Noteholders as specified in the applicable Indenture and (III) with respect to all remaining proceeds, to the Revenue Account. For the avoidance of doubt, the Senior Noteholders (if any) shall have no right to waive or alter the foregoing prepayment obligation other than in respect of amounts due to such Senior Noteholders under sub-clause (II) above.

(g)	Notwithstanding the foregoing provisions, in the event of a Catastrophic Casualty Event resulting in a mandatory prepayment offer of the Senior Notes in accordance with the terms of the applicable Indenture, CCH shall make a pro rata mandatory prepayment of the Loans in an amount equal to the amount proportionate to the principal amount of Senior Notes outstanding that is being prepaid.

(h)	None of the foregoing shall preclude CCH from using equity to commence repairs or to replace property subject to such loss prior to receipt of Insurance Proceeds or Condemnation Proceeds. In such circumstances, nothing shall prevent the Obligors from applying the Insurance Proceeds or Condemnation Proceeds received and that are not required for the repair and replacement of property to reimburse documented amounts contributed to or paid on behalf of the affected Obligor by the Sponsor or a parent company of CCH for purposes of commencing any such repair or replacement to the extent that such Insurance Proceeds or Condemnation Proceeds could have been applied toward the repair and replacement directly, provided, however that reimbursement shall not be permitted to the extent that Insurance Proceeds and Condemnation Proceeds were insufficient for repair or replacement and such equity was certified as necessary to undertake such repair or replacement.

(i)	No later than 45 days following the end of each calendar quarter following the commencement of any repair or replacement carried out in connection with a loss, CCH shall deliver to the Security Trustee, the Intercreditor Agent and the Independent Engineer a summary of the construction activities required in connection with any repair or replacement of the affected Project Facilities carried out during such calendar quarter, including descriptions of physical progress and incremental and cumulative expenditures, a description of and plan to remedy any material variations of the foregoing from the plan, current estimates of expenditures for the next quarter and completion date, and any material developments relating to the relevant repair or replacement.

(j)	Any insurance proceeds that are not required to be used for the repair and replacement of the affected Project Property (or to reimburse therefor) or that are not required for the mandatory prepayment of any Senior Debt Obligations (including by transfer of the amount of the Pro Rata Payment to prepay Senior Debt held by Senior Creditors other than the Facility Lenders that would otherwise have been made as a prepayment to such Senior Creditors to a Mandatory Prepayment Senior Notes Account) shall be transferred to the Revenue Account and applied in accordance with the provisions described under the caption “—Post-Completion Cash Waterfall.”

Additional Proceeds Prepayment Account

Performance Liquidated Damages that are not used to (i) complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline; or (ii) repay or reimburse providers of Equity Funding to the extent such Equity Funding was used to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi

Pipeline; must be transferred from the Insurance/Condemnation Proceeds Account to the Additional Proceeds Prepayment Account to make a mandatory prepayment pursuant to any Senior Debt Instrument.

Net Cash Proceeds (other than proceeds placed in the Revenue Account from asset sales permitted under the Senior Debt Instruments) must be transferred from the Insurance/Condemnation Proceeds Account to the Additional Proceeds Prepayment Account when such proceeds are required to be used to make mandatory prepayments pursuant to the Common Terms Agreement.

Amounts from any escrow account established under the EPC Contract (T1/T2) must be transferred to the Additional Proceeds Prepayment Account when required to be used to make a mandatory prepayment in accordance with the applicable provisions of the Common Terms Agreement. Any amount remaining on deposit in the Additional Proceeds Prepayment Account in excess of a required mandatory prepayment may be transferred to the Revenue Account.

Expansion Accounts

The Project Entities may establish Expansion Disbursement Accounts, Expansion Equity Proceeds Accounts and Expansion Construction Accounts as follows:

(a)	Prior to the incurrence of any Expansion Senior Debt and after any affirmative determination by CCH to fund the development of additional liquefaction trains through Equity Funding, which is in addition to the Equity Funding contemplated in the Base Case Forecast in connection with the development of the first three Trains, CCH may deposit such Equity Funding into an Expansion Equity Proceeds Account or an Expansion Construction Account to fund (directly or through a transfer from the Expansion Equity Proceeds Account to the Expansion Construction Account): (A) front-end engineering, development and design work; or (B) preparation and submission for Permits related to any such expansion.

(b)	When permitted under the Senior Debt Instruments, CCH may deposit Equity Funding that is in addition to the Equity Funding contemplated in the Base Case Forecast in connection with the development of the first three Trains into an Expansion Equity Proceeds Account or an Expansion Construction Account (directly or through a transfer from the Expansion Equity Proceeds Account to the Expansion Construction Account) to fund an Expansion.

(c)	Upon the incurrence of any Expansion Senior Debt, CCH may deposit such Expansion Senior Debt into an Expansion Disbursement Account for transfer into an Expansion Construction Account to fund an Expansion.

(d)	After completion of an Expansion, CCH shall transfer funds from the Expansion Construction Account to the Revenue Account in a manner similar to such transfer in relation to the construction of the initial Project Facilities.

(e)	Deposits and withdrawals of funds from the Expansion Disbursement Accounts, Expansion Equity Proceeds Accounts and Expansion Construction Accounts with respect to the Expansion shall be made consistent with the terms set forth herein for deposits and withdrawals of funds for Disbursement Accounts, Equity Proceeds Accounts and Construction Accounts, respectively, with appropriate changes to reflect the terms of the Expansion.

Voting and Decision-Making

All action by the Senior Creditors (acting through their respective Senior Creditor Group Representatives) shall be taken on a “block voting” basis whereby each Senior Creditor Group Representative shall, with respect to the matters on which it has the right to vote, act as a unanimous block in respect of all of the outstanding principal amount of the Senior Debt held by the Senior Creditors it represents (and, except with respect to the exercise of remedies or where acceleration or deemed acceleration has occurred with respect to such Senior Debt, the aggregate principal amount of Senior Debt Commitments).

Subject to the terms of any Indenture, all Senior Noteholders shall act as one Senior Creditor Group and shall be represented by the Indenture Trustee acting as the Senior Creditor Group Representative; provided that Senior Noteholders who have the benefit of a Security Interest in an Individual Senior Noteholder Secured Account shall not be entitled to vote in relation to any Decision to the extent of any amounts standing to the credit of that Individual Senior Noteholder Secured Account (other than in respect of any Decision or Security Enforcement Action relating to such Individual Senior Noteholder Secured Account).

Voting and Decision-Making by Hedging Banks

Any Senior Creditor Group Representative representing a Hedging Bank (in its capacity as Senior Creditor Group Representative of such Hedging Bank) shall not be entitled to vote on or consent to decisions on any matter under the CSAA or any other Finance Document or to instruct the Security Trustee except (i) with respect to Modifications of its respective Permitted Senior Debt Hedging Instruments; (ii) with respect to Modifications of certain enumerated provisions of the CSAA and the Intercreditor Agreement that deal specifically with Hedging Banks; and (iii) with respect to a Modification to any Finance Document (other than its Permitted Senior Debt Hedging Instrument) in a manner that would impact the rights of such Hedging Bank in a manner materially and adversely different from the impact on any other Secured Party.

In addition, following the date on which any Senior Debt Obligations are accelerated in accordance with the Finance Documents, no Modification shall be made to any Finance Document in a manner that would impact the rights of a Hedging Bank in a manner materially and adversely different from the impact on any other Secured Party without the written consent of such Hedging Bank.

Where permitted to vote, to consent or to instruct, the rights of any Senior Creditor Group Representative representing Hedging Banks shall be determined by reference to the net positive Hedging Termination Amount due and unpaid from the relevant Obligor to such Hedging Banks at such time as calculated pursuant to the Permitted Hedging Instruments.

Voting and Decision-Making by Cheniere and its Affiliates

Cheniere and its Affiliates shall have no right to consent (or not consent), otherwise act or direct or require the Intercreditor Agent or any Senior Creditor Group Representative to take (or refrain from taking) any action, and all Senior Debt held by Cheniere and its Affiliates shall be deemed to be not outstanding for all purposes of calculating whether a required voting threshold has been met, except that no Modification of any Senior Debt Instrument shall, without the consent of Cheniere or the applicable Affiliate (to the extent they hold any Senior Debt under such Senior Debt Instrument), (i) deprive Cheniere or the applicable Affiliate of its pro rata share of any payment to which all Senior Creditors of the applicable Senior Debt are entitled, (ii) affect Cheniere or the applicable Affiliate (solely in their capacity as holders of such Senior Debt) in a manner that is disproportionate to the effect on any Senior Creditor of the applicable Senior Debt or (iii) change the provision of the CSAA that governs voting by Cheniere.

Modification Approval Levels

Decisions of the Intercreditor Agent or of a Majority in Interest of the Senior Creditors

Except as provided under “Modification Approval Levels—Unanimous Decisions,” modifications to the CSAA may be made by the Security Trustee with the prior consent of: (i) as long as the Common Terms Agreement is in effect, the Intercreditor Agent based on approval received pursuant to the terms of the Intercreditor Agreement; and (ii) otherwise, Senior Creditor Group Representatives representing a Majority in Interest of the Senior Creditors.

The Intercreditor Agreement provides that, in order to make decisions (other than certain administrative decisions) pursuant to the Intercreditor Agreement, the Intercreditor Agent must receive the prior authorization of a requisite threshold of the Facility Agents and, for certain decisions, Hedging Banks (such threshold varying depending on the nature of the decision).

Unanimous Decisions

The following Modifications to the CSAA may not be made without the consent of each Senior Creditor Group Representative (subject to the discussion of Hedging Banks in “—Voting and Decision-Making” above) that is then party to the CSAA, including the Indenture Trustee on behalf of the noteholders:

(a)	modifying the ranking of Senior Debt Obligations;

(b)	modifying any pro rata payment or repayment requirements (not including waiver of the right to receive a pro rata payment or repayment);

(c)	modifying the order of payments in the cash waterfalls provided for in the CSAA, including the order of payments in respect of any Enforcement Proceeds Account established by the Security Trustee;

(d)	modifying this list of lender actions in any way adverse to any Senior Creditor Group or modifying any other term of the CSAA that expressly requires the consent or agreement of all Senior Creditor Group Representatives;

(e)	modifying the definition of “Majority in Interest of the Senior Creditors”, “Initiating Percentage” or “Security Enforcement Action Representative” as used in the CSAA; and

(f)	modifying any other thresholds for voting among Senior Creditor Groups in the CSAA in any way adverse to any Senior Creditor Group.

In addition, the Security Trustee and each Senior Creditor Group Representative may not (and no member of the Senior Creditor Group represented by such Senior Creditor Group Representative may) agree to any Modification of any Finance Document to which such Person is a party, that has any of the following effects, without the prior consent of all Senior Creditor Group Representatives:

(a)	any shortening of the stated maturity of the Senior Debt outstanding under any Senior Debt Instrument or Permitted Senior Debt Hedging Instrument;

(b)	any increase in the stated rate of interest payable on the Senior Debt Obligations outstanding under any Senior Debt Instrument or Permitted Senior Debt Hedging Instrument;

(c)	any shortening of the time for payment of interest due on any Senior Debt;

(d)	modifying the currency of any Senior Debt; and

(e)	modifying the list of lender actions set out in this paragraph in any way adverse to any Senior Creditor Group;

provided that acceptance of any prepayment required or permitted by any Senior Debt Instrument or Permitted Senior Debt Hedging Instrument shall not be considered a Modification for purposes of (a) and (c) above; and provided, further, that the agreement of any Indenture Trustee with respect to items (a)-(c) above shall not be required where such change will not result in an Indenture Projected Fixed DSCR calculated pursuant to the indenture on a pro forma basis taking into account such change of less than 1.55: 1.00 or, if lower, an Indenture Projected Fixed DSCR of less than the Indenture Projected Fixed DSCR calculated pursuant to the indenture on a pro forma basis made for such purpose within 30 days prior to such change.

Except as provided in the CSAA, the Security Trustee shall not release or surrender all or any material portion of the Collateral, Security Interests or the guarantees by the CSAA Guarantors, or agree to the termination of any Security Document or Direct Agreement or the modification of any Security Document or

Direct Agreement that has the effect of releasing or surrendering all or any material portion of the Collateral, Security Interests or the guarantees by the CSAA Guarantors or modifying the priority of the Security Interests except upon receipt of a direction to that effect from each Senior Creditor Group Representative representing those Senior Creditors that benefit from such relevant Collateral, Security Interest or guarantee.

Approval by Certain Senior Creditor Groups

Subject to the terms of the Intercreditor Agreement with respect to Loans and Permitted Senior Debt Hedging Instruments, each Senior Creditor Group may agree to a Modification under or to its own Senior Debt Instruments in accordance with the terms of such Senior Debt Instruments (unless such Modification requires the consent of each Senior Creditor Group Representative, as provided above).

Enforcement of Security Interests

Initiation of Security Enforcement Action

Any Senior Creditor Group Representative, or the Intercreditor Agent on behalf of any Senior Creditor Group Representative (subject to the provisions described under the caption “—Voting and Decision-Making—Voting and Decision-Making by Hedging Banks” above) who represents a Senior Creditor Group that previously has declared an Event of Default under its Senior Debt Instrument that is Continuing, may deliver to the Security Trustee a written request to initiate a Security Enforcement Action (a “Security Enforcement Action Initiation Request”).

Except as provided in the following paragraph, the Security Trustee will be authorized to initiate the requested Security Enforcement Action only if and when it has received Security Enforcement Action Initiation Requests from Senior Creditor Group Representative(s) representing at such time an Initiating Percentage of the Senior Debt Obligations.

However, if any one or more of the Security Enforcement Action Initiation Requests received by the Security Trustee pursuant to and in compliance with the CSAA states that the Declared Event(s) of Default under the relevant Senior Debt Instrument(s) have included a Bankruptcy Default or its equivalent under any other Senior Debt Instrument, then such Security Enforcement Action Initiation Request(s) will be sufficient (regardless of whether or not the Senior Creditor Group Representatives giving such directions represent an Initiating Percentage of the Senior Debt Obligations) to require the Security Trustee to take the directed Security Enforcement Action.

Other than pursuant to Security Enforcement Action properly taken in accordance with the CSAA or to the extent required to be permitted under non-waivable Government Rules, no Secured Party shall have the right to commence any proceeding, judicial or otherwise, to enforce any judgment obtained by it in respect of the Senior Debt Obligations or otherwise under the Finance Documents against any of the Obligors or Holdco or their Affiliates or their assets or properties or to enforce any provision of the CSAA, any other Finance Document or the Security Interests created under or pursuant to any such document, it being understood and intended that no Secured Party shall have any rights in any manner whatsoever to affect, disturb or prejudice the Security Interests created under the Security Documents or the rights of any of the other Secured Parties, or to obtain or seek to obtain priority or preference over any other Secured Party or to enforce any rights under the CSAA or any other Finance Document except in the manner provided in the CSAA.

Conduct of Security Enforcement Action

Promptly after receipt of Security Enforcement Action Initiation Requests sufficient to take the directed Security Enforcement Action, the Security Trustee shall take the directed Security Enforcement Action. In addition to stating the Security Enforcement Action permitted in the circumstances under the relevant Security

Documents and/or the Direct Agreements that the Security Trustee is thereby instructed to take, such Security Enforcement Action Initiation Requests may include instructions:

(a)	requiring the Security Trustee to enforce the CSAA and any other Finance Documents, either by judicial proceedings for the enforcement of the payment of Senior Debt Obligations and the enforcement of the Security Interests created under the Security Documents, the sale of the Collateral or any part thereof or otherwise or by the exercise of the power of entry and/or sale conferred pursuant to the Security Documents and the Direct Agreements; and

(b)	directing the time, method and place of conducting any proceeding for any remedy available to the Security Trustee or exercising any trust or power conferred upon the Security Trustee hereunder or under any Security Document or Direct Agreement; provided that: (A) such direction shall not be in conflict with applicable law nor the CSAA; and (B) the Security Trustee may take any other action reasonably incidental to carrying out any instruction to take any Security Enforcement Action.

Following the receipt by the Security Trustee of Security Enforcement Action Initiation Requests sufficient to take Security Enforcement Action in accordance with the CSAA until such time as the Security Trustee receives a Cessation Notice with respect to the relevant Declared Event(s) of Default that resulted in such Security Enforcement Action, any group of Senior Noteholders who benefits from a Security Interest in an Individual Senior Noteholder Secured Account that secures solely the Senior Debt Obligations under the Senior Debt Instrument to which such Senior Noteholders are a party may, subject to the terms of the applicable Senior Notes, at any time and at their sole discretion, direct the Security Trustee to take any action to enforce such Security Interests of such Senior Noteholders in the funds and investments in such Individual Senior Noteholder Secured Account.

Without limiting the generality of the foregoing, a Security Enforcement Action by the Security Trustee may include the right, subject to applicable law, to take any other action as the holder of a security interest may be entitled to take under the laws in effect in any jurisdiction where any rights or remedies hereunder may be asserted, including:

(a)	requiring any Project Entity and/or Holdco to assemble all or part of the Collateral as directed by the Security Trustee and make it available to the Security Trustee at a place to be designated by the Security Trustee that is reasonably convenient to the Security Trustee and applicable Collateral Party;

(b)	without notice, except as otherwise required by law, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Security Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Security Trustee may deem commercially reasonable; and

(c)	exercising any other right or remedy of a secured creditor under applicable law, including, without limitation, the UCC, and all other rights under any Security Document or Direct Agreement.

Order of Application

Upon the authorization to commence a Security Enforcement Action, the Security Trustee shall establish and thereafter maintain in its name a segregated bank account in the United States (the “Enforcement Proceeds Account”) for the purpose of depositing therein the proceeds of any Security Enforcement Action (net of costs and expenses of such action) and all proceeds otherwise received for satisfaction of the Senior Debt Obligations. All monies held in the Enforcement Proceeds Account shall be trust funds held by the Security Trustee for the benefit of the Secured Parties for the purpose of making payments in the following order of priority:

(a)	first, to payment of that portion of the Secured Party Fees then due and payable to the Security Trustee, the Account Bank or the Intercreditor Agent, in their respective capacities as such or any of their respective agents and to reimbursement of any such fees paid by way of indemnity by any Senior Creditor;

(b)	second, to the payment of that portion of the Secured Party Fees then due and payable to the Senior Creditor Group Representatives and to reimbursement of any such fees paid by way of indemnity by any Senior Creditor, in each case ratably in proportion to the respective Secured Party Fees due and payable to each Senior Creditor Group Representative;

(c)	third, to the Pro Rata Payment among the holders thereof, of that portion of the Senior Debt Obligations constituting unpaid interest (including default interest and any net amounts under any Permitted Hedging Instrument in respect of interest rates);

(d)	fourth, to the Pro Rata Payment among the holders thereof, of that portion of the Senior Debt Obligations constituting unpaid principal and Hedging Termination Amounts;

(e)	fifth, to cash collateralize any outstanding letters of credit comprising Senior Debt Obligations;

(f)	sixth, to the Pro Rata Payment among the holders thereof, of other Senior Debt Obligations; and

(g)	seventh, after the payment in full of the amounts in sub-clauses (a) through (d) above, the payment of the remainder, if any, to the Project Entities or the Project Entities’ successors (or to Holdco or its applicable Affiliate, as the case may be), or as a court of competent jurisdiction in the State of New York may otherwise direct.

Guarantees

Each Guarantor has, jointly and severally, unconditionally and irrevocably, guaranteed to the Security Trustee, for the ratable benefit of each Secured Party, the Senior Debt Obligations under the Facility Agreements, and other Finance Documents (including amounts that would become due but for operation of the automatic stay of the Bankruptcy Code or any equivalent provision in any applicable jurisdiction). The guarantees remain in full force and effect until all Senior Debt Obligations and the obligations of each Guarantor under the guarantee have been satisfied by payment in full and the Guarantors may not revoke their guarantees in respect of obligations under future transactions that constitute Senior Debt Obligations. The guarantees are automatically released as described under the caption “—Security Interests” above.

Subject to the terms of the CSAA, each Guarantor is entitled to seek and receive contribution from and against any other Guarantor which has not paid its proportionate share of any payment made under the CSAA.

Upon the failure of CCH to pay any of the Senior Debt Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to the Security Trustee for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Senior Debt then due, accrued and unpaid interest on Senior Debt Obligations and all other Senior Debt Obligations then owed to the Secured Parties.

In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor would otherwise be determined to be void, voidable, invalid or unenforceable or subordinated to the claims of any other creditors, the amount of such Guarantor’s liability shall be automatically limited and reduced to the highest amount (after giving effect to any right of contribution) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Holdco Pledge Agreement

In addition to the Security Interests granted by us, the Senior Debt Obligations are further secured by Security Interests granted by Holdco in the Pledge Agreement between Holdco and the Security Trustee, dated May 13, 2015 (the “Holdco Pledge Agreement”), which consist of (i) Holdco’s limited liability company interests in CCH, including all of Holdco’s capital or ownership interest and all the interests and proceeds deriving from those equity interests; (ii) all Subordinated Debt CCH owes to Holdco; and (iii) all claims of Holdco for damages arising out of, or for any breach or default relating to, the Collateral, other than any claims against the Security Trustee and the other Secured Parties. In addition, Holdco will execute a reaffirmation agreement pursuant to which it will reaffirm the Lien granted pursuant to the Holdco Pledge Agreement.

DESCRIPTION OF MATERIAL PROJECT AGREEMENTS

The following are summaries of material terms of certain agreements related to the construction and operation of our liquefaction facilities. These summaries should not be considered to be a full statement of the terms and provisions of such agreements. Accordingly, the following summaries are qualified in their entirety by reference to each agreement. Copies of the agreements described below are available for inspection as described below under “Available Information.” Unless otherwise stated, any reference in this prospectus to any agreement means such agreement and all schedules, exhibits and attachments thereto as amended, supplemented or otherwise modified and in effect as of the date hereof. Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

EPC Contract (T1/T2)

CCL entered into the EPC Contract (T1/T2) with Bechtel on December 6, 2013.

Parent Guarantee

Bechtel Global Energy, Inc. guarantees Bechtel’s obligations under the EPC Contract (T1/T2).

Scope of Work

The work to be performed by Bechtel includes procurement, engineering, design, management, construction, installation, testing, commissioning and placing into service of Train One and Train Two and related facilities, each with a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG.

Contract Price

The total contract price of the EPC Contract (T1/T2), which does not include the Corpus Christi Pipeline, is approximately $7.8 billion, reflecting amounts incurred under change orders through March 1, 2017. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to Completion of the CCL Project—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

Bechtel Change Orders

The EPC Contract (T1/T2) also entitles Bechtel to a Change Order amending its rights and obligations to the extent it is adversely affected by any of the following: (i) a change in law, (ii) certain acts or omissions by CCL, (iii) force majeure, (iv) acceleration of work by CCL, (v) CCL’s request for an increase in coverage under the letter of credit to cover increases in contract prices as a result of change orders, (vi) delay in delivery of insurance proceeds in the case of insured loss, (vii) suspension in work ordered by CCL, (viii) subsurface soil conditions materially different from those described in the geotechnical studies, (ix) discovery of hazardous materials for which CCL is responsible, (x) CCL’s issuance of a full NTP after July 1, 2014, (xi) delay in performance of marine and dredging work, (xii) landowner agreements provided to Bechtel after the contract date and (xiii) other specified reasons in the EPC Contract (T1/T2).

CCL Change Orders

Until Substantial Completion of subproject 2 under the EPC Contract (T1/T2), the EPC Contract (T1/T2) entitles CCL to a Change Order (i) unilaterally up to certain thresholds or (ii) upon request, provided that agreement is reached on any changes to the contract price, project schedule, design, payment schedule, minimum acceptance criteria, performance guarantee and any other obligation of Bechtel under the EPC Contract (T1/T2).

Down Payment Security

Bechtel has provided an irrevocable standby letter of credit in the amount of 8% of the contract price. The amount of the letter of credit will decrease to an aggregate amount of (i) 6% of the contract price within 30 days after written notice of Substantial Completion of Train One (if Bechtel has paid all delay liquidated damages due and owing for Train One and has achieved the performance guarantee for Train One or paid the applicable performance liquidated damages), (ii) 4% of the contract price within 30 days after written notice of Substantial Completion of Train Two (if Bechtel has paid all delay liquidated damages due and owing for Train Two and has achieved the performance guarantee for Train Two or paid the applicable performance liquidated damages), (iii) 2% of the contract price within 30 days after notice of the expiration of the defect correction period for Train One, and (iv) 0% of the contract price within 30 days after notice of the expiration of the defect correction period for Train Two; provided that, within 30 days of CCL’s acceptance of Substantial Completion of each Train, all delay liquidated damages due and owing have been paid by Bechtel and each of Train One and Train Two has either achieved the performance guarantee or Bechtel has paid the applicable performance liquidated damages.

Warranty

In the EPC Contract (T1/T2), Bechtel warrants that (i) the equipment will be new (unless otherwise specified in the EPC Contract (T1/T2)) and of good quality, (ii) the work (including the equipment) will meet the requirements of the EPC Contract (T1/T2), including good engineering and construction practices and applicable laws, codes and standards, and (iii) the work (including the equipment) will be free from encumbrances to title.

Until 18 months after Substantial Completion of each of Train One and Train Two, Bechtel will be liable to promptly correct any work that is found defective with respect to such Train.

Minimum Acceptance Criteria Not Achieved

If Train One or Train Two fails to achieve the minimum acceptance criteria, as evidenced by certain performance test results, by the applicable guaranteed substantial completion date, then (i) Substantial Completion of such Train will not occur and (ii) Bechtel will pay delay liquidated damages. In addition, Bechtel is required to attempt for 10 months thereafter to correct the work to enable the Train to achieve the minimum acceptance criteria and otherwise achieve Substantial Completion. If the Train has not achieved the minimum acceptance criteria and Substantial Completion at the end of this 10-month period, then CCL has the option, in its sole discretion, of either (i) granting Bechtel an additional 10-month correction period or (ii) declaring a Bechtel default, provided that CCL shall not be entitled to any performance liquidated damages for a termination relating to the Train that did not achieve the minimum acceptance criteria. If the Train achieves minimum acceptance criteria and Substantial Completion within the 10-month correction period, Bechtel will still be liable for delay liquidated damages up to the date of Substantial Completion of the applicable Train and all performance liquidated damages.

Performance Liquidated Damages

If either Train One or Train Two has not achieved the performance guarantee within a specified period after the guaranteed substantial completion date, then Bechtel is required to pay the applicable performance liquidated damages in accordance with the EPC Contract (T1/T2) based on the results of the last performance test conducted by Bechtel. Bechtel’s maximum liability to CCL for performance liquidated damages is capped at $75 million for each of the Trains.

Delay Liquidated Damages

If Substantial Completion of Train One or Train Two occurs after the applicable guaranteed substantial completion date, Bechtel will pay CCL the applicable daily rate of delay liquidated damages as defined in the EPC Contract (T1/T2) until Substantial Completion of such Train occurs. Bechtel’s maximum liability to CCL for delay liquidated damages is capped at $300 million for Train One and $125 million for Train Two.

Schedule Bonus

If Substantial Completion of Train One or Train Two occurs within a certain period after issuance of a full NTP, CCL will pay Bechtel a bonus in the amount specified in the EPC Contract (T1/T2).

Suspension

CCL has the right to suspend the work for such time as it may require upon giving 30 days’ notice to Bechtel. Except where such suspension is due to Bechtel’s or its subcontractors’ fault, Bechtel shall be entitled to a Change Order to recover the reasonable costs of such suspension and obtain a time extension, as specified in the EPC Contract (T1/T2). After issuance of full NTP, if suspension of all of the work continues for an individual period exceeding 90 consecutive days, or if one or more suspension periods continue for more than 120 days in the aggregate, and provided such suspension is not due to the fault of Bechtel or its subcontractors or force majeure, then Bechtel shall have the right to terminate the EPC Contract (T1/T2) upon 14 days’ notice to CCL.

Bechtel may also suspend the work under the EPC Contract (T1/T2) if CCL fails to pay any undisputed amount owing to Bechtel and such failure continues for more than 15 days after the payment due date or if CCL fails to fund the escrow account for disputed and unpaid amounts in excess of $10 million as required by the EPC Contract (T1/T2) and such failure continues for more than 15 days after the time by which CCL is required to escrow such amounts.

Termination by CCL for Bechtel Default

If Bechtel (i) fails to timely commence the work in accordance with the EPC Contract (T1/T2), (ii) abandons the work, (iii) repudiates or fails to materially comply with its material obligations, (iv) makes an unpermitted assignment, (v) fails to maintain required insurance, (vi) materially disregards applicable law or applicable standards and codes, or (vii) an insolvency event occurs with respect to Bechtel or its guarantor, then CCL has the right to require that Bechtel cure such default. If Bechtel fails to cure such default (within 30 days after receipt of such notice or 90 days if such default cannot be cured within 30 days), or if Bechtel or its guarantor experiences an insolvency event (and the guarantor is not replaced within 30 days), CCL, without prejudice to its other rights, may terminate the EPC Contract (T1/T2).

Termination by CCL for Convenience

CCL also has the right to terminate the EPC Contract (T1/T2) for its convenience, in which case Bechtel will be paid: (i) the portion of the contract price for the work performed, (ii) actual costs reasonably incurred by Bechtel on account of such termination and demobilization, and (iii) an amount for periods after full NTP determined by reference to the following table:

Date of Termination	Amount (U.S. $)
1 to 365 days after full NTP	One percent (1%) of the unpaid portion of contract price, up to a maximum of $30 million
366 to 730 days after full NTP	Two percent (2%) of the unpaid portion of contract price, up to a maximum of $30 million
731 to 1,095 days after full NTP	Three percent (3%) of the unpaid portion of contract price, up to a maximum of $30 million
1,096 to 1,460 days after full NTP	Four percent (4%) of the unpaid portion of contract price, up to a maximum of $30 million
1,461 days after full NTP and thereafter	Five percent (5%) of the unpaid portion of contract price, up to a maximum of $30 million

Termination by Bechtel for CCL’s Default

If CCL (i) fails to pay any undisputed amount, (ii) fails to materially comply with any of its material obligations, or (iii) experiences an insolvency event, then Bechtel has the right to provide written notice demanding that such default be cured. If CCL fails to cure such default within the time period specified in the EPC Contract (T1/T2) or CCL experiences an insolvency event, Bechtel may terminate the EPC Contract (T1/T2).

Termination in the Event of an Extended Force Majeure

If, after issuance of full NTP, any one force majeure event or the effect thereof causes suspension of a substantial portion of the work for more than 100 consecutive days or any one or more force majeure events or the effect thereof causes suspension of a substantial portion of the work for a period exceeding 180 days in the aggregate during any continuous 24-month period, then either party may terminate the EPC Contract (T1/T2) by providing 14 days written notice of termination to the other party.

Limitation on Bechtel’s Liability

Bechtel’s liability under the EPC Contract (T1/T2), whether in contract, warranty, tort (including negligence), strict liability, products liability, professional liability, indemnity, contribution or any other cause of action, is limited to an aggregate cap of $700 million; provided, however, that immediately after the later of Substantial Completion of Train One and payment of any delay liquidated damages due and owing for Train One, such aggregate cap shall be reduced to an amount equal to: (i) $700 million, minus (ii) an amount equal to the greater of $280 million and Bechtel’s aggregate liability to CCL for acts or omissions occurring prior to Substantial Completion of Train One, plus (iii) the aggregate amount of outstanding claims, unless such outstanding claims are less than $50 million, in which case this figure shall be zero for purposes of calculating the aggregate cap, plus (iv) certain performance liquidated damages exposure; provided, further, however that under no circumstances shall the aggregate cap exceed $700 million.

Notwithstanding the foregoing, this limitation does not apply to certain specified indemnification obligations, to Bechtel’s title warranty, to Bechtel’s obligation to complete all work required to ensure that each Train is ready for performance testing, or to any obligation of Bechtel to pay to CCL the proceeds paid under any insurance policy that Bechtel or any subcontractor is required to obtain pursuant to the EPC Contract (T1/T2).

Assignment

The parties may not assign the EPC Contract (T1/T2) without prior written consent of the other party; however, CCL has the right to assign the EPC Contract (T1/T2) to its affiliates with notice to Bechtel and may collaterally assign it to any lender without Bechtel’s consent.

CCP Construction Contracts

Pipeline Construction Agreement

CCP entered into a Construction Agreement for the Corpus Christi Pipeline Project (the “Pipeline Construction Agreement”) with Associated Pipe Line Contractors, Inc. (“Associated Pipe Line”) on November 10, 2016.

Scope of Work

The work to be performed by Associated Pipe Line includes all activities necessary to complete the installation of a 48-inch mainline natural gas pipeline, as well as a 36-inch low pressure header pipeline and a 36-inch high pressure header pipeline with ancillary facilities. The pipeline project will operate as a twenty-two (22) mile forty-eight inch (48”) natural gas pipeline, plus 1.5 miles of dual 36” header pipelines into Sinton Compressor station, 2 mainline valves, and 3000 feet of horizontal directional drill from terminal custody transfer meter to the CCH Terminal Facility tie-in. The work shall include all procurement, construction, pre-commissioning, commissioning and testing of the facility, all equipment, construction equipment, labor, workmanship, inspection, manufacture, fabrication, installation, delivery, transportation, storage and all other items or tasks that are set forth in the Pipeline Construction Agreement or otherwise required to achieve mechanical completion and final completion of the project. Associated Pipe Line has agreed not to interfere with or delay the work of Bechtel, and agrees that Bechtel’s work is primary and takes priority over the work to be performed pursuant to the Pipeline Construction Agreement.

Key Personnel

Associated Pipe Line is required to employ specified key personnel. If it removes or replaces any such personnel without prior written approval, it must pay to CCP $100,000 per person so removed.

Contract Price

The total target contract price of the Pipeline Construction Agreement, which does not include Texas sales and use taxes on equipment, is approximately $85.5 million. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to Completion of the CCL Project—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

Associated Pipe Line Change Orders

The Pipeline Construction Agreement entitles Associated Pipe Line to a change order providing for an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of the Pipeline Construction Agreement only in the event of any of the following occurrences: (i) certain unforeseen subsurface conditions, (ii) force majeure, (iii) acceleration of work by CCP, (iv) suspension in work ordered by CCP, (v) under certain circumstances, delays to commencement, prosecution or completion of any work caused by CCP’s material breach of an express obligation of CCP under the Pipeline Construction Agreement or a delay caused by a change in the work ordered by CCP, and (vi) costs incurred by Associated Pipe Line for repairs, replacements or investigation of defective work requested by CCP, if it is later determined that the work was not defective.

CCP Change Orders

The Pipeline Construction Agreement entitles CCP to a change order (i) unilaterally or (ii) upon request, provided that agreement is reached on any changes to the estimated total contractor’s compensation, the guaranteed mechanical completion date, the guaranteed final completion date or any other obligation of Associated Pipe Line.

Warranty

In the Pipeline Construction Agreement, Associated Pipe Line warrants that the work, including equipment and each component thereof, shall be: (i) performed in a diligent, efficient, trustworthy and workmanlike manner; (ii) new, complete, and free from faults and defects in material and workmanship; (iii) in accordance with all of the requirements of the Pipeline Construction Agreement, including in accordance with applicable law and applicable codes and standards, and without limitation of any of the warranties, in compliance with good construction practices; and (iv) free from encumbrances to title.

Until 18 months after mechanical completion, Associated Pipe Line will be liable to promptly correct any work that is found defective with respect to the Pipeline Construction Agreement.

Mechanical Completion and Final Completion

Mechanical completion will be achieved if all of the following have occurred with respect to the project: (i) Associated Pipe Line and CCP have agreed upon a punchlist of items that require completion or correction, (ii) the work has been completed (including the delivery of all documentation, manuals and instruction books necessary for the safe and proper operation), except for work on the punchlist, (iii) the facility is available for operation and use in accordance with the requirements and specifications of the Pipeline Construction Agreement, (iv) all applicable equipment has been satisfactory hydrotested, undergone a satisfactory non-destructive examination and had a geometry tool run through them, (v) Associated Pipe Line has obtained all permits it was required to obtain, (vi) Associated Pipe Line has delivered to CCP fully executed interim lien and claim waivers as required pursuant to the Pipeline Construction Agreement, (vii) Associated Pipe Line has assigned to or provided CCP with all warranties to the extent Associated Pipe Line is obligated to do so pursuant to the Pipeline Construction Agreement, (viii) Associated Pipe Line has delivered to CCP a “Mechanical Completion Certificate” and CCP has accepted such certificate by signing such certificate and (ix) Associated Pipe Line has performed all other obligations required under the Pipeline Construction Agreement for mechanical completion.

Final completion will be achieved if the work and all other obligations under the Pipeline Construction Agreement for the project (except for that work and obligations that survive the termination or expiration of the Pipeline Construction Agreement) are fully and completely performed in accordance with the terms of the Pipeline Construction Agreement, including: (i) the successful achievement of mechanical completion; (ii) the completion of all punchlist items; (iii) delivery by Associated Pipe Line to CCP of fully executed final lien and claim waivers; (iv) delivery by Associated Pipe Line to CCP of all documentation required to be delivered under the Pipeline Construction Agreement, including record as-built drawings and specifications and CCP’s confidential information; (v) removal from the site of all of Associated Pipe Line’s, subcontractors’ and sub-subcontractor’s personnel, supplies, waste, materials, rubbish, hazardous materials, construction equipment, and temporary facilities; (vi) delivery by Associated Pipe Line to CCP of evidence acceptable to CCP that all subcontractors and sub-subcontractors have been fully and finally paid; (vii) if requested by CCP, fully executed final lien and claim waivers from sub-subcontractors; (viii) delivery by Associated Pipe Line to CCP of a “Final Completion Certificate,” which CCP has accepted by signing such certificate; and (ix) performance by

Associated Pipe Line of all other obligations required under the Pipeline Construction Agreement for final completion.

If CCP does not agree that mechanical completion or final completion has occurred, then CCP shall state the basis for its rejection in reasonable detail in a written notice provided to Associate Pipe Line. The parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within 10 business days of the delivery by CCP of its notice, CCP and Associated Pipe Line shall resolve the dispute in accordance with the dispute resolution procedures set forth in the Pipeline Construction Agreement.

The guaranteed mechanical completion date is November 30, 2017, and guaranteed final completion date is 30 days after achieving mechanical completion.

Suspension

CCP has the right to, for any reason, at any time and from time to time, by written and unilateral or mutual change order, suspend the work or any part thereof. During such period Associated Pipe Line must properly protect and secure such suspended work as required by CCP. Except where such suspension is due to Associated Pipe Line’s or its subcontractors’ fault or negligence, Associated Pipe Line shall be entitled to a change order to recover the reasonable costs of such suspension and obtain a time extension to the guaranteed mechanical completion date. Upon receipt of notice to resume suspended work, Associated Pipe Line shall immediately resume performance of the work to the extent required in the notice.

Associated Pipe Line may also suspend the work under the Pipeline Construction Agreement if CCP fails to pay any undisputed amount owing to Associated Pipe Line and such failure continues for more than 15 days after Associated Pipe Line gives notice to CCP of such failure.

Termination by CCP for Associated Pipe Line’s Default

If Associated Pipe Line (i) fails to prosecute the work in a diligent, efficient, workmanlike, skillful and safe manner, (ii) fails to commence the work in accordance with the provisions of the Pipeline Construction Agreement, (iii) abandons the project, (iv) repudiates any of its obligations under the Pipeline Construction Agreement, (v) fails to use an adequate amount or quality of personnel or construction equipment to perform and complete the project without unexcused delay, (vi) is in default under the Pipeline Construction Agreement with respect to safety requirements, (vii) fails to commence performance under, and diligently perform, a unilateral change order, (viii) violates the assignment provisions of the Pipeline Construction Agreement, (ix) fails to maintain insurance required under the Pipeline Construction Agreement; (x) makes changes to key personnel, (xi) fails to discharge liens filed by any subcontractor or sub-subcontractor as required under the Pipeline Construction Agreement, (xii) causes, by any action or omission, any material stoppage or delay of or interference with the work of CCP or its other contractors or subcontractors, (xiii) is guilty of willful misconduct, (xiv) fails to make payment to subcontractors for labor or equipment owed in accordance with the respective subcontracts, (xv) disregards applicable law, (xvi) materially fails to comply with any provision of the Pipeline Construction Agreement, or (xvii) becomes insolvent, has a receiver appointed, makes a general assignment or filing for the benefit of its creditors or files for bankruptcy protection, in which such case of insolvency, receivership or assignment the cure provisions found below shall not apply, then (following CCP’s written notice to Associated Pipe Line specifying the general nature of the default, unless in the event of any of the items (i) through (xvii) above, Associated Pipe Line promptly commences and diligently works to cure such condition within a reasonable period not to exceed 30 days) CCP, at its sole option, without prejudice to its other rights, may (a) take such steps as are necessary to overcome the default condition, in which case Associated Pipe Line shall be liable to CCP for any and all additional costs, damages, losses and expenses (including all attorneys’ fees and litigation expenses) incurred by CCP in connection therewith, or (b) terminate for default Associated Pipe Line’s performance of all or any part of the work.

Termination by CCP for Convenience

CCP also has the right to terminate the Pipeline Construction Agreement for its convenience, in which case Associated Pipe Line will be paid: (i) the reasonable value of the work performed prior to termination, less that portion of Associated Pipe Line’s Compensation previously paid to Associated Pipe Line, plus (ii) reasonable direct close-out costs submitted to CCP 60 days following the effective date of termination (excluding any amount for unabsorbed overhead, contingency, risk or anticipatory profit). If no work has been performed by Associated Pipe Line at the time of termination, Associated Pipe Line shall be paid the sum of $100 for its undertaking to perform.

Termination by Associated Pipe Line for CCP’s Default

Associated Pipe Line may terminate the Pipeline Construction Agreement if, continuing at the time of such termination, Associated Pipe Line has stopped the performance of all work under the Pipeline Construction Agreement because of CCP’s failure to pay undisputed amounts for 30 days, and after the expiration of such 30 day period, Associated Pipe Line gives CCP written notice specifying the nature of the default and its intent to terminate the Pipeline Construction Agreement, and CCP fails to cure such default within 30 days after receipt of Associated Pipe Line’s notice.

Associated Pipe Line Aggregate Liability

Associated Pipe Line will not be liable to CCP under the Pipeline Construction Agreement for cumulative aggregate amounts in excess of 100% of the estimated total contractor’s compensation; provided that, notwithstanding the foregoing, the limitation of liability shall not (i) apply to Associated Pipe Line’s indemnification obligations under the Pipeline Construction Agreement with respect to the claims of third parties; (ii) apply to Associated Pipe Line’s obligation to deliver to CCP full legal title to and ownership of all or any portion of the work and facility as required under the Pipeline Construction Agreement; (iii) include the payment of proceeds under any insurance policy of Associated Pipe Line or any of its subcontractors; or (iv) apply in the event of Associated Pipe Line’s fraud, willful misconduct, abandonment of the work or gross negligence.

Assignment

The parties may not assign the Pipeline Construction Agreement without prior written consent of the other party; however, CCP has the right to assign the Pipeline Construction Agreement to its affiliates, co-venturers or to any person jointly controlled by CCP and any co-venturers. Furthermore, CCP may also assign, pledge and/or grant a security interest in the Pipeline Construction Agreement to any lender without Associated Pipe Line’s consent.

Metering Station Construction Agreement

CCP entered into a Construction Agreement for the Corpus Christi Pipeline Project (the “Metering Station Agreement”) with Ref-Chem, L.P. (“Ref-Chem”) on November 3, 2016.

Scope of Work

The work to be performed by Ref-Chem covers the construction of the Corpus Christi Pipeline project metering stations. The project metering stations will operate as a total of three (3) meter stations, consisting of two (2) inlet stations close to the Sinton Compressor Station, and one (1) custody delivery meter at the CCH Terminal Facility, meeting all requirements and specifications of the Metering Station Agreement, including applicable codes and standards, applicable law, and warranties. The work shall include all procurement, construction, pre-commissioning, commissioning and testing of the facility, all equipment, construction equipment, labor, workmanship, inspection, manufacture, fabrication, installation, delivery, transportation, storage and all other items or tasks that are set forth in the Metering Station Agreement or otherwise required to achieve mechanical completion of the project and final completion. Ref-Chem has agreed not to interfere with or delay the work of Bechtel, and agrees that Bechtel’s work is primary and takes priority over the work to be performed pursuant to the Metering Station Agreement.

Key Personnel

Ref-Chem is required to employ specified key personnel. If it removes or replaces any such personnel without prior written approval, it must pay to CCP $50,000 per person so removed.

Contract Price

The total target contract price of the Metering Station Agreement, which does not include Texas sales and use taxes on equipment, is approximately $14.0 million. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to Completion of the CCL Project—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

Ref-Chem Change Orders

The Metering Station Agreement entitles Ref-Chem to a change order providing for an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of the Metering Station Agreement only in the event of any of the following occurrences: (i) certain unforeseen subsurface conditions, (ii) certain changes in law, (iii) force majeure, (iv) acceleration of work by CCP, (v) suspension in work ordered by CCP, (vi) CCP’s failure to provide site access or required equipment, (vii) incomplete, inaccurate or inadequate information in the scope of work or design basis or in any additional design information provided by CCP that has a material adverse effect on Ref-Chem’s cost of performing the work or ability to perform any obligation under the Metering Station Agreement, (viii) under certain circumstances, delays to commencement, prosecution or completion of any work caused by CCP’s material breach of an express obligation of CCP under the Metering Station Agreement or a delay caused by a change in the work ordered by CCP, and (ix) costs incurred by Ref-Chem for repairs, replacements or investigation of defective work requested by CCP, if it is later determined that the work was not defective.

CCP Change Orders

The Metering Station Agreement entitles CCP to a change order (i) unilaterally or (ii) upon request, provided that agreement is reached on any changes to the estimated total contractor’s compensation, the guaranteed mechanical completion date, the guaranteed final completion date or any other obligation of Ref-Chem.

Warranty

In the Metering Station Agreement, Ref-Chem warrants that the work, including equipment and each component thereof, shall be: (i) performed in a diligent, efficient, trustworthy and workmanlike manner, according to the highest professional standards and practices in the field; (ii) new, complete, fit for the purposes intended, of suitable grade for the intended function and use and free from faults and defects in material and workmanship; (iii) in accordance with all of the requirements of the Metering Station Agreement, including in accordance with applicable law and applicable codes and standards, and without limitation of any of the warranties, in compliance with good construction practices; and (iv) free from encumbrances to title.

Until 18 months after mechanical completion, Ref-Chem will be liable to promptly correct any work that is found defective with respect to the Metering Station Agreement.

Mechanical Completion and Final Completion

Mechanical completion will be achieved if all of the following have occurred with respect to the project: (i) Ref-Chem and CCP have agreed upon a punchlist of items that require completion or correction, (ii) any liquidated damages due and owing to CCP have been paid, (iii) the work has been completed (including the delivery of all documentation, manuals and instruction books necessary for the safe and proper operation), except for work on the punchlist, (iv) the facility is available for operation and use and is capable of being safely and reliably operated in accordance with the requirements and specifications of the Metering Station Agreement, (v) all applicable equipment has been satisfactory hydrotested, undergone a satisfactory non-destructive examination and had a geometry tool run through them, (vi) systems are capable of transporting natural gas in a safe uninterrupted manner 24 hours per day, seven days per week without further anticipated shutdowns, except for preventive maintenance, (vii) Ref-Chem has obtained all permits it was required to obtain, (viii) Ref-Chem has delivered to CCP fully executed interim lien and claim waivers as required pursuant to the Metering Station Agreement, (ix) Ref-Chem has assigned to or provided CCP with all warranties to the extent Ref-Chem is obligated to do so pursuant to the Metering Station Agreement, (x) Ref-Chem has delivered to CCP a “Mechanical Completion Certificate” and CCP has accepted such certificate by signing such certificate and (xi) Ref-Chem has performed all other obligations required under the Metering Station Agreement for mechanical completion.

Final completion will be achieved if the work and all other obligations under the Metering Station Agreement for the project (except for that work and obligations that survive the termination or expiration of the Metering Station Agreement) are fully and completely performed in accordance with the terms of the Metering Station Agreement, including: (i) the successful achievement of mechanical completion; (ii) the completion of all punchlist items; (iii) delivery by Ref-Chem to CCP of fully executed final lien and claim waivers; (iv) delivery by Ref-Chem to CCP of all documentation required to be delivered under the Metering Station Agreement, including record as-built drawings and specifications and CCP’s confidential information; (v) removal from the site of all of Ref-Chem’s, subcontractors’ and sub-subcontractor’s personnel, supplies, waste, materials, rubbish, hazardous materials, construction equipment, and temporary facilities; (vi) delivery by Ref-Chem to CCP of evidence acceptable to CCP that all subcontractors and sub-subcontractors have been fully and finally paid; (vii) if requested by CCP, fully executed final lien and claim waivers from sub-subcontractors; (viii) delivery by Ref-Chem to CCP of a “Final Completion Certificate,” which CCP has accepted by signing such certificate; and (ix) performance by Ref-Chem of all other obligations required under the Metering Station Agreement for final completion.

If CCP does not agree that mechanical completion or final completion has occurred, then CCP shall state the basis for its rejection in reasonable detail in a written notice provided to Ref-Chem. The parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within 10 business days of the delivery by CCP of its notice, CCP and Ref-Chem shall resolve the dispute in accordance with the dispute resolution procedures set forth in the Metering Station Agreement.

The guaranteed mechanical completion date is November 30, 2017, and guaranteed final completion date is 30 days after achieving mechanical completion. The estimated project completion date is October 5, 2017.

Suspension

CCP has the right to, for any reason, at any time and from time to time, by written and unilateral or mutual change order, suspend the work or any part thereof. During such period Ref-Chem must properly protect and secure such suspended work as required by CCP. Except where such suspension is due to Ref-Chem’s or its subcontractors’ fault or negligence, Ref-Chem shall be entitled to a change order to recover the reasonable costs of such suspension and obtain a time extension to the guaranteed mechanical completion date. Upon receipt of notice to resume suspended work, Ref-Chem shall immediately resume performance of the work to the extent required in the notice.

Ref-Chem may also suspend the work under the Metering Station Agreement if CCP fails to pay any undisputed amount owing to Ref-Chem and such failure continues for more than 30 days after Ref-Chem gives notice to CCP of such failure.

Termination by CCP for Ref-Chem’s Default

If Ref-Chem (i) fails to prosecute the work in a diligent, efficient, workmanlike, skillful and safe manner, (ii) fails to commence the work in accordance with the provisions of the Metering Station Agreement, (iii) abandons the project, (iv) repudiates any of its obligations under the Metering Station Agreement, (v) fails to use an adequate amount or quality of personnel or construction equipment to perform and complete the project without delay, (vi) is in default under the Metering Station Agreement with respect to safety requirements, (vii) fails to commence performance under, and diligently perform, a unilateral change order, (viii) violates the assignment provisions of the Metering Station Agreement, (ix) fails to maintain insurance required under the Metering Station Agreement; (x) makes changes to key personnel, (xi) fails to discharge liens filed by any subcontractor or sub-subcontractor as required under the Metering Station Agreement, (xii) causes, by any action or omission, any material stoppage or delay of or interference with the work of CCP or its other contractors or subcontractors, (xiii) is guilty of willful misconduct, (xiv) fails to make payment to subcontractors for labor or equipment owed in accordance with the respective subcontracts, (xv) disregards applicable law, (xvi) materially fails to comply with any provision of the Metering Station Agreement, or (xvii) becomes insolvent, has a receiver appointed, makes a general assignment or filing for the benefit of its creditors or files for bankruptcy protection, in which such case of insolvency, receivership or assignment the cure provisions found below shall not apply, then (following CCP’s written notice to Ref-Chem specifying the general nature of the default, unless in the event of any of the items (i) through (xvii) above, Ref-Chem cures such condition within 7 business days) CCP, at its sole option, without prejudice to its other rights, may (a) take such steps as are necessary to overcome the default condition, in which case Ref-Chem shall be liable to CCP for any and all additional costs, damages, losses and expenses (including all reasonable attorneys’ fees and litigation expenses) incurred by CCP in connection therewith, or (b) terminate for default Ref-Chem’s performance of all or any part of the work.

Termination by CCP for Convenience

CCP also has the right to terminate the Metering Station Agreement for its convenience, in which case Ref-Chem will be paid: (i) the reasonable value of the work performed prior to termination, less that portion of Ref-Chem’s compensation previously paid to Ref-Chem, plus (ii) reasonable direct close-out and demobilization costs submitted to CCP 60 days following the effective date of termination (excluding any amount for unabsorbed overhead, contingency, risk or anticipatory profit). If no work has been performed by Ref-Chem at the time of termination, Ref-Chem shall be paid the sum of $250,000 for its undertaking to perform, to the extent CCP has not yet made the initial payment.

Termination by Ref-Chem for CCP’s Default

Ref-Chem may terminate the Metering Station Agreement if, continuing at the time of such termination, Ref-Chem has stopped the performance of all works under the Metering Station Agreement because of CCP’s failure to pay undisputed amounts, for 30 days, and after the expiration of such 30 day period, Ref-Chem gives CCP written notice specifying the nature of the default and its intent to terminate the Metering Station Agreement, and CCP fails to cure such default within 30 days after receipt of Ref-Chem’s notice.

Ref-Chem Aggregate Liability

Ref-Chem will not be liable to CCP under the Metering Station Agreement for an amount in excess of 100% of the estimated total contractor’s compensation; provided that, notwithstanding the foregoing, the limitation of liability shall not (i) apply to Ref-Chem’s indemnification obligations under the Metering Station Agreement with respect to the claims of third parties; (ii) apply to Ref-Chem’s obligation to deliver to CCP full legal title to and ownership of all or any portion of the work and facility as required under the Metering Station Agreement; or (iii) apply in the event of Ref-Chem’s fraud, willful misconduct, or abandonment of the work.

Assignment

The parties may not assign the Metering Station Agreement without prior written consent of the other party; however, CCP has the right to assign the Metering Station Agreement to its affiliates, co-venturers or to any person jointly controlled by CCP and any co-venturers. Furthermore, CCP may also assign, pledge and/or grant a security interest in the Metering Station Agreement to any lender without Ref-Chem’s consent.

Compressor Station Construction Agreement

CCP entered into a Construction Agreement for the Corpus Christi Pipeline Project (the “Compressor Station Agreement”) with Sunland Construction, Inc. (“Sunland”) on November 4, 2016.

Scope of Work

The work to be performed by Sunland covers the installation of the Sinton Compressor Station. The Sinton Compressor Station will operate as a natural gas compressor station at the Sinton site associated with a 48” natural gas pipeline, meeting all requirements and specifications of the Compressor Station Agreement, including applicable codes and standards, applicable law, and warranties. The work shall include all procurement, construction, pre-commissioning, commissioning and testing of the facility, all equipment, construction equipment, labor, workmanship, inspection, manufacture, fabrication, installation, delivery, transportation, storage and all other items or tasks that are set forth in the Compressor Station Agreement or otherwise required to achieve mechanical completion of the project and final completion. Sunland has agreed not to interfere with or delay the work of Bechtel, and agrees that Bechtel’s work is primary and takes priority over the work to be performed pursuant to the Compressor Station Agreement.

Key Personnel

Sunland is required to employ specified key personnel. If it removes or replaces any such personnel without prior written approval, it must pay to CCP $50,000 per person so removed.

Contract Price

The total target contract price of the Compressor Station Agreement, which does not include Texas sales and use taxes on equipment, is approximately $30.3 million. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to Completion of the CCL Project—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

Sunland Change Orders

The Compressor Station Agreement entitles Sunland to a change order providing for an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of the Compressor Station

Agreement only in the event of any of the following occurrences: (i) certain unforeseen subsurface conditions, (ii) force majeure, (iii) acceleration of work by CCP, (iv) suspension in work ordered by CCP, (v) under certain circumstances, delays to commencement, prosecution or completion of any work caused by CCP’s material breach of an express obligation of CCP under the Compressor Station Agreement or a delay caused by a change in the work ordered by CCP, and (vi) costs incurred by Sunland for repairs, replacements or investigation of defective work requested by CCP, if it is later determined that the work was not defective.

CCP Change Orders

The Compressor Station Agreement entitles CCP to a change order (i) unilaterally or (ii) upon request, provided that agreement is reached on any changes to the estimated total contractor’s compensation, the guaranteed mechanical completion date, the guaranteed final completion date or any other obligation of Sunland.

Warranty

In the Compressor Station Agreement, Sunland warrants that the work, including equipment and each component thereof, shall be: (i) performed in a diligent, efficient, trustworthy and workmanlike manner, according to pipeline construction standards and practices in the field and good construction practices, (ii) new, complete, of suitable grade, and free from faults and defects in material and workmanship; (iii) in accordance with all of the requirements of the Compressor Station Agreement, including in accordance with applicable law and applicable codes and standards, and without limitation of any of the warranties, in compliance with good construction practices; and (iv) free from encumbrances to title.

Until 12 months after mechanical completion, Sunland will be liable to promptly correct any work that is found defective with respect to the Compressor Station Agreement.

Mechanical Completion and Final Completion

Mechanical completion will be achieved if all of the following have occurred with respect to the project: (i) Sunland and CCP have agreed upon a punchlist of items that require completion or correction, (ii) the work has been completed (including the delivery of all documentation, manuals and instruction books necessary for the safe and proper operation), except for work on the punchlist, (iii) the facility is available to be safely commissioned, including the introduction of natural gas into the facility, in accordance with the requirements and specifications of the Compressor Station Agreement, (iv) all applicable equipment has been satisfactory hydrotested, undergone a satisfactory non-destructive examination and had a geometry tool run through them, (v) Sunland has obtained all permits it was required to obtain, (vi) Sunland has delivered to CCP fully executed interim lien and claim waivers as required pursuant to the Compressor Station Agreement, (vii) Sunland has assigned to or provided CCP with all warranties to the extent Sunland is obligated to do so pursuant to the Compressor Station Agreement, (viii) Sunland has delivered to CCP a “Mechanical Completion Certificate” and CCP has accepted such certificate by signing such certificate and (ix) Sunland has performed all other obligations required under the Compressor Station Agreement for mechanical completion.

Final completion will be achieved if the work and all other obligations under the Compressor Station Agreement for the project (except for that work and obligations that survive the termination or expiration of the Compressor Station Agreement) are fully and completely performed in accordance with the terms of the Compressor Station Agreement, including: (i) the successful achievement of mechanical completion; (ii) the completion of all punchlist items; (iii) delivery by Sunland to CCP of fully executed final lien and claim waivers; (iv) delivery by Sunland to CCP of all documentation required to be delivered under the Compressor Station Agreement, including record as-built drawings and specifications and CCP’s confidential information; (v) removal from the site of all of Sunland’s, subcontractors’ and sub-subcontractor’s personnel, supplies, waste, materials, rubbish, hazardous materials, construction equipment, and temporary facilities; (vi) delivery by Sunland to CCP of evidence acceptable to CCP that all subcontractors and sub-subcontractors have been fully and finally paid; (vii) if requested by CCP, fully executed final lien and claim waivers from sub-subcontractors; (viii) delivery by Sunland to CCP of a “Final Completion Certificate,” which CCP has accepted by signing such certificate; and (ix) performance by Sunland of all other obligations required under the Compressor Station Agreement for final completion.

If CCP does not agree that mechanical completion or final completion has occurred, then CCP shall state the basis for its rejection in reasonable detail in a written notice provided to Sunland. The parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within 10 business days of the delivery by CCP of its notice, CCP and Sunland shall resolve the dispute in accordance with the dispute resolution procedures set forth in the Compressor Station Agreement.

The guaranteed mechanical completion date is November 1, 2017, and guaranteed final completion date is 60 days after achieving mechanical completion. The estimated project completion date is December 1, 2017.

Suspension

CCP has the right to, for any reason, at any time and from time to time, by written and unilateral or mutual change order, suspend the work or any part thereof. During such period Sunland must properly protect and secure such suspended work as required by CCP. Except where such suspension is due to Sunland’s or its subcontractors’ fault or negligence, Sunland shall be entitled to a change order to recover the reasonable costs of such suspension and obtain a time extension to the guaranteed mechanical completion date. Upon receipt of notice to resume suspended work, Sunland shall immediately resume performance of the work to the extent required in the notice.

Sunland may also suspend the work under the Compressor Station Agreement if CCP fails to pay any undisputed amount owing to Sunland and such failure continues for more than 30 days after Sunland gives notice to CCP of such failure.

Termination by CCP for Sunland’s Default

If Sunland (i) fails to prosecute the work in a diligent, efficient, workmanlike, skillful and safe manner, (ii) fails to commence the work in accordance with the provisions of the Compressor Station Agreement, (iii) abandons the project, (iv) repudiates any of its obligations under the Compressor Station Agreement, (v) fails to use an adequate amount or quality of personnel or construction equipment to perform and complete the project without delay, (vi) is in default under the Compressor Station Agreement with respect to safety requirements, (vii) violates the assignment provisions of the Compressor Station Agreement, (viii) fails to maintain insurance required under the Compressor Station Agreement; (ix) makes changes to key personnel, (x) fails to discharge liens filed by any subcontractor or sub-subcontractor as required under the Compressor Station Agreement, (xi) causes, by any action or omission, any material stoppage or delay of or interference with the work of CCP or its other contractors or subcontractors, (xii) is guilty of willful misconduct, (xiii) fails to make payment to subcontractors for labor or equipment owed in accordance with the respective subcontracts, (xiv) disregards applicable law, (xv) materially fails to comply with any provision of the Compressor Station Agreement, or (xvi) become insolvent, have a receiver appointed, make a general assignment or filing for the benefit of its creditors or file for bankruptcy protection, in which such case of insolvency, receivership or assignment the cure provisions found below shall not apply, then (following CCP’s written notice to Sunland specifying the general nature of the default, unless in the event of any of the items (i) through (xvi) above, Sunland cures such condition within 7 business days) CCP, at its sole option, without prejudice to its other rights, may (a) take such steps as are necessary to overcome the default condition, in which case Sunland shall be liable to CCP for any and all additional costs, damages, losses and expenses (including all attorneys’ fees and litigation expenses) incurred by CCP in connection therewith, or (b) terminate for default Sunland’s performance of all or any part of the work.

Termination by CCP for Convenience

CCP also has the right to terminate the Compressor Station Agreement for its convenience, in which case Sunland will be paid: (i) the reasonable value of the work performed prior to termination, less that portion of Sunland’s compensation previously paid to Sunland, plus (ii) reasonable direct close-out and demobilization costs submitted to CCP 60 days following the effective date of termination (excluding any amount for unabsorbed overhead, contingency, risk or anticipatory profit). If no work has been performed by Sunland at the time of termination, Sunland shall be paid the sum of $250,000 for its undertaking to perform.

Termination by Sunland for CCP’s Default

Sunland may terminate the Compressor Station Agreement if, continuing at the time of such termination, Sunland has stopped the performance of all works under the Compressor Station Agreement because of CCP’s failure to pay undisputed amounts, for 30 days, and after the expiration of such 30 day period, Sunland gives CCP written notice specifying the nature of the default and its intent to terminate the Compressor Station Agreement, and CCP fails to cure such default within 30 days after receipt of Sunland’s notice.

Sunland Aggregate Liability

Sunland will not be liable to CCP under the Compressor Station Agreement for an amount cumulative aggregate amounts in excess of 100% of the estimated total contractor’s compensation; provided that, notwithstanding the foregoing, the limitation of liability shall not (i) apply to Sunland’s indemnification obligations under the Compressor Station Agreement; (ii) apply to Sunland’s obligation to deliver to CCP full legal title to and ownership of all or any portion of the work and facility as required under the Compressor Station Agreement; (iii) include the payment of proceeds under any insurance policy of Sunland or any of its subcontractors; or (iv) apply in the event of Sunland’s fraud, willful misconduct, abandonment of the work or gross negligence.

Assignment

The parties may not assign the Compressor Station Agreement without prior written consent of the other party; however, CCP has the right to assign the Compressor Station Agreement to its affiliates, co-venturers or to any person jointly controlled by CCP and any co-venturers. Furthermore, CCP may also assign, pledge and/or grant a security interest in the Compressor Station Agreement to any lender without Sunland’s consent.

LNG Sale And Purchase Agreements

Endesa SPAs

On April 1, 2014, CCL entered into Endesa SPA No. 1 with Endesa Generación, S.A., which was subsequently assigned to Endesa pursuant to an assignment and amendment agreement dated April 7, 2014 and amended on July 23, 2015. On April 7, 2014, CCL entered into the Endesa SPA No. 2 with Endesa, as amended on July 23, 2015 (together with Endesa SPA No.1, the “Endesa SPAs”).

Sale and Purchase, Payment and Certain Other Obligations

Under each of the Endesa SPAs, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and Endesa will take and pay for, cargoes of LNG with an annual contract quantity of 78,215,000 MMBtu and 39,107,500 MMBtu, respectively.

•	Endesa will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to Endesa under each SPA. Approximately 14% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	Endesa has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case Endesa will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that Endesa does not take all or part of a scheduled delivery, Endesa will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay Endesa an amount equal to, for each MMBtu of shortfall: (a) the price incurred by Endesa for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the applicable Endesa SPA, plus (c) costs (including transportation costs) incurred by Endesa due to such shortfall, plus (d) costs incurred by Endesa associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by Endesa due the shortfall.

•	CCL will designate the date of first commercial delivery for the first Train that is commercially operable within the 180-day period commencing 48 months after the date the conditions precedent to the applicable Endesa SPA have been satisfied or waived. Such 48-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the first Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify Endesa of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the first Train has not become “commercially operable” (as defined in each Endesa SPA) by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the first Train becomes commercially operable, as notified by CCL to Endesa. Endesa may elect to terminate either Endesa SPA or both Endesa SPAs by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of each of the Endesa SPAs were satisfied on May 8, 2015 and these SPAs are currently effective.

Term

The LNG delivery, payment and related provisions of each of the Endesa SPAs will have a 20-year term, commencing on the date of first commercial delivery for the first Train that is commercially operable (as determined in accordance with the applicable Endesa SPA). On or before the 17th anniversary of the date of first commercial delivery, Endesa will have the right to extend the 20-year term of each Endesa SPA for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that Endesa elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by Endesa.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the Endesa SPAs shall pass from CCL to Endesa as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. Endesa shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

Endesa is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty.

Force Majeure

Under each of the Endesa SPAs, force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the applicable Endesa SPA including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the applicable Endesa SPA only to the extent that it meets the definition of force majeure in such Endesa SPA.

In respect of Endesa, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inoperability of any Endesa LNG tanker; or

•	events affecting the ability of Endesa LNG tankers to receive and transport LNG,

but, in each case, only with respect to cargoes that are scheduled to be transported on such Endesa LNG tankers.

The party affected by an event of force majeure shall use commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the applicable Endesa SPA, to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to Endesa as the sole and exclusive remedy with respect to:

•	an Endesa LNG tanker exceeding the allotted berth time for reasons not due to Endesa or otherwise excused; and

•	an Endesa LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Endesa under the applicable Endesa SPA) as of any given date shall not exceed: (i) on or prior to the fifth anniversary of the date of first commercial delivery, an amount equal to $257,145,000 under the Endesa SPA dated April 1, 2014, and $128,572,000 under the Endesa SPA dated April 7, 2014, and (ii) after the fifth anniversary of the date of first commercial delivery, an amount equal to $342,860,000 under the Endesa SPA dated April 1, 2014, and $171,430,000 under the Endesa SPA dated April 7, 2014.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under each of the Endesa SPAs. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the Endesa SPAs and in all cases subject to certain express remedies in the Endesa SPAs.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the applicable Endesa SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate an Endesa SPA if:

(a) the other party declares force majeure (as defined and provided in the Endesa SPAs) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the Endesa SPAs) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the Endesa SPAs if: (i) (A) Endesa fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and Endesa fails to provide a replacement guaranty within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or to provide a guaranty within 20 business days of the requirement arising; (iii) Endesa fails to comply with the requirements of the Endesa SPAs with respect to assignments and novations of the Endesa SPAs; (iv) Endesa or its guarantor fails to execute certain direct agreements required by the Endesa SPAs within 60 days following CCL’s request; (v) Endesa violates applicable trade laws; or (vi) Endesa violates provisions of the Endesa SPAs restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating or a financial institution.

In addition, Endesa has the right to terminate either Endesa SPA if the date of first commercial delivery of the applicable Endesa SPA does not occur in the timeframe specified therein.

Taxes and Assignment

Under each of the Endesa SPAs, CCL and Endesa are responsible for certain taxes, and each party may assign an Endesa SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the Endesa SPAs.

Gas Natural Fenosa SPA

On June 2, 2014, CCL entered into the Gas Natural Fenosa SPA with Gas Natural Fenosa LNG SL, which was subsequently assigned to Gas Natural Fenosa pursuant to a binding assignment and assumption agreement notice dated September 5, 2016.

Sale and Purchase, Payment and Certain Other Obligations

Under the Gas Natural Fenosa SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and Gas Natural Fenosa will take and pay for, cargoes of LNG with an annual contract quantity of 78,215,000 MMBtu.

•	Gas Natural Fenosa will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to Gas Natural Fenosa under the SPA. Approximately 14% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	Gas Natural Fenosa has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case Gas Natural Fenosa will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that Gas Natural Fenosa does not take all or part of a scheduled delivery, Gas Natural Fenosa will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay Gas Natural Fenosa an amount equal to, for each MMBtu of shortfall: (a) the price incurred by Gas Natural Fenosa for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the Gas Natural Fenosa SPA, plus (c) costs (including transportation costs) incurred by Gas Natural Fenosa due to such shortfall, plus (d) costs incurred by Gas Natural Fenosa associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by Gas Natural Fenosa due the shortfall.

•

CCL will designate the date of first commercial delivery for the second Train that is commercially operable within the 180-day period commencing 59 months after the date the conditions precedent to the Gas Natural Fenosa SPA have been satisfied or waived. Such 59-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the second Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify Gas Natural Fenosa of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the second Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the second Train becomes commercially operable, as notified by CCL to Gas Natural Fenosa. Gas Natural Fenosa may elect to terminate the Gas Natural Fenosa SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the Gas Natural Fenosa SPA were satisfied on May 8, 2015 and this SPA is currently effective.

Term

The LNG delivery, payment and related provisions of the Gas Natural Fenosa SPA will have a 20-year term, commencing on the date of first commercial delivery of LNG for the second Train that is commercially operable (as determined in accordance with the Gas Natural Fenosa SPA). On or before the 17th anniversary of the date of first commercial delivery, Gas Natural Fenosa will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that Gas Natural Fenosa elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by Gas Natural Fenosa.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the Gas Natural Fenosa SPA shall pass from CCL to Gas Natural Fenosa as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. Gas Natural Fenosa shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

Gas Natural Fenosa is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty or, if no qualifying guarantor exists, an alternative credit support acceptable to CCL’s lenders. Gas Natural SDG S.A. has irrevocably guaranteed Gas Natural Fenosa payment obligations under the Gas Natural Fenosa SPA.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the Gas Natural Fenosa SPA including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the Gas Natural Fenosa SPA only to the extent that it meets the definition of force majeure in the Gas Natural Fenosa SPA.

In respect of Gas Natural Fenosa, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inoperability of any Gas Natural Fenosa LNG tanker; or

•	events affecting the ability of Gas Natural Fenosa LNG tankers to receive and transport LNG,

but, in each case, only with respect to cargoes that are scheduled to be transported on such Gas Natural Fenosa LNG tankers.

The party affected by an event of force majeure shall use all commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the Gas Natural Fenosa SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to Gas Natural Fenosa as the sole and exclusive remedy with respect to:

•	a Gas Natural Fenosa LNG tanker exceeding the allotted berth time, for reasons not due to Gas Natural Fenosa or otherwise excused; and

•	a Gas Natural Fenosa LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Gas Natural Fenosa under the Gas Natural Fenosa SPA) as of any given date shall not exceed (i) on or prior to the fifth anniversary of the date of first commercial delivery, an amount equal to $257,145,000 and (ii) after the fifth anniversary of the date of first commercial delivery, an amount equal to 342,860,000.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the Gas Natural Fenosa SPA. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the Gas Natural Fenosa SPA, and in all cases subject to certain express remedies in the Gas Natural Fenosa SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the Gas Natural Fenosa SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the Gas Natural Fenosa SPA if:

(a) the other party declares force majeure (as defined and provided in the Gas Natural Fenosa SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the Gas Natural Fenosa SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the Gas Natural Fenosa SPA if: (i) (A) Gas Natural Fenosa fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and Gas Natural Fenosa fails to provide a replacement guaranty or an alternative credit support within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or to provide a guaranty within 20 business days of the requirement arising; (iii) Gas Natural Fenosa fails to comply with the requirements of the Gas Natural Fenosa SPA with respect to assignments and novations of the Gas Natural Fenosa SPA; (iv) Gas Natural Fenosa or its guarantor fails to execute certain direct agreements required by the Gas Natural Fenosa SPA within 60 days following CCL’s request; (v) Gas Natural Fenosa violates applicable trade laws; or (vi) Gas Natural Fenosa violates provisions of the Gas Natural Fenosa SPA restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating.

In addition, Gas Natural Fenosa has the right to terminate the Gas Natural Fenosa SPA if the date of first commercial delivery does not occur in the specified timeframe.

Taxes and Assignment

Under the Gas Natural Fenosa SPA, CCL and Gas Natural Fenosa are responsible for certain taxes, and each party may assign the Gas Natural Fenosa SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the Gas Natural Fenosa SPA.

Pertamina SPA

On March 20, 2015, CCL entered into the Pertamina SPA with Pertamina, as amended on February 4, 2016.

Sale and Purchase, Payment and Certain Other Obligations

Under the Pertamina SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and Pertamina will take and pay for, cargoes of LNG with an annual contract quantity of 39,680,000 MMBtu plus, for the contract year in which the date of first commercial delivery for the second Train that is commercially operable occurs and each subsequent year, an additional 39,680,000 MMBtu of LNG.

•	Pertamina will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to Pertamina under the SPA. Approximately 11.5% (12.75% after the date of first commercial delivery from the second Train that is commercially operable) of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	Pertamina has the right to cancel or suspend delivery of all cargoes of LNG scheduled for delivery in a given month upon timely advance notice, in which case Pertamina will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that Pertamina does not take all or part of a scheduled delivery, Pertamina will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay Pertamina an amount equal to, for each MMBtu of shortfall: (a) the price incurred by Pertamina for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the Pertamina SPA, plus (c) costs (including transportation costs) incurred by Pertamina due to such shortfall, plus (d) costs incurred by Pertamina associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by Pertamina due the shortfall.

•	CCL will designate the date of first commercial delivery for the first Train that is commercially operable within the 180-day period commencing 48 months after the date the conditions precedent to the Pertamina SPA have been satisfied or waived. Such 48-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the first Train that is commercially operable. CCL must designate the date of first commercial delivery for the first Train that is commercially operable subject to notifications in narrowing window periods during this 180-day period. CCL must first notify Pertamina of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery for the first Train that is commercially operable will occur. If CCL does not designate the date of first commercial delivery for the first Train that is commercially operable within the final 30-day period, the date of first commercial delivery for the first Train that is commercially operable will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the first Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery for the first Train that is commercially operable shall be the first day on which the first Train becomes commercially operable, as notified by CCL to Pertamina. Pertamina may terminate the Pertamina SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery for the first Train that is commercially operable is not designated within 180 days after the last day of the final window period.

•	CCL will designate the date of first commercial delivery of LNG for the second Train that is commercially operable as the later to occur of (a) a nominated date designated within the 180-day period commencing 59 months after the date CCL makes a positive final investment decision and issues full NTP with respect to the second Train that is commercially operable, subject to the narrowing window periods as described above, with respect to the second Train that is commercially operable, or (b) the first date on which the second Train is commercially operable, as notified by CCL to Pertamina. Pertamina may elect to cancel the annual contract quantity from the second Train that is commercially operable by providing notice no later than 210 days after the last day of the final window period if such date of first commercial delivery for the second Train that is commercially operable is not designated within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the Pertamina SPA were satisfied on May 8, 2015 and this SPA is currently effective.

Term

The LNG delivery, payment and related provisions of the Pertamina SPA will have a 20-year term, commencing on the date of first commercial delivery for the second Train that is commercially operable, or if the date of first commercial delivery for the second Train that is commercially operable does not occur prior to the 20th anniversary of the date of first commercial delivery of the first Train that is commercially operable or is deemed not to occur, the 20th anniversary of the date of first commercial delivery for the first Train that is commercially operable (as determined in accordance with the Pertamina SPA). On or before the 17th anniversary of the date of first commercial delivery for the first Train that is commercially operable, Pertamina will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that Pertamina elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by Pertamina.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the Pertamina SPA shall pass from CCL to Pertamina as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. Pertamina shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

Pertamina is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty, or, if no qualifying guarantor exists, an alternative credit support acceptable to CCL’s lenders.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the Pertamina SPA, including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement CCL has entered into that is necessary for CCL to carry out its obligations under the Pertamina SPA, or any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the Pertamina SPA only to the extent that it meets the definition of force majeure in the Pertamina SPA.

In respect of Pertamina, force majeure specifically includes, but is not limited to, events affecting the ability of Pertamina LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such Pertamina LNG tankers.

The party affected by an event of force majeure shall use all commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the Pertamina SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to Pertamina as the sole and exclusive remedy with respect to:

•	a Pertamina LNG tanker exceeding the allotted berth time for reasons not due to Pertamina or otherwise excused; and

•	a Pertamina LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Pertamina under the Pertamina SPA) as of any given date shall not exceed (i) before the date of first commercial delivery for the second Train that is commercially operable, (x) on or prior to the fifth anniversary of the date of first commercial delivery for the first Train that is commercially operable under the Pertamina SPA, an amount equal to $137,000,000 and (y) after the fifth anniversary of the date of first commercial delivery for the first Train that is commercially operable under the Pertamina SPA, an amount equal to $182,000,000 and (ii) after the date of first commercial delivery for the second Train that is commercially operable, (x) on or prior to the fifth anniversary of the date of first commercial delivery for the first Train that is commercially operable under the Pertamina SPA, an amount equal to $274,000,000 and (y) after the fifth anniversary of the date of first commercial delivery for the first Train that is commercially operable under the Pertamina SPA, $364,000,000.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the Pertamina SPA. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the Pertamina SPA, and in all cases subject to certain express remedies in the Pertamina SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the Pertamina SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the Pertamina SPA if:

(a) the other party declares force majeure (as defined and provided in the Pertamina SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the Pertamina SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the Pertamina SPA if: (i) (A) Pertamina fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and Pertamina fails to provide a replacement guaranty or an alternative credit support within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or to provide a guaranty within 10 business days of the requirement arising; (iii) Pertamina fails to comply with the requirements of the Pertamina SPA with respect to assignments and novations of the Pertamina SPA; (iv) Pertamina or its guarantor fails to execute certain direct agreements required by the Pertamina SPA within 60 days following CCL’s request; (v) Pertamina violates applicable trade laws; or (vi) Pertamina violates provisions of the Pertamina SPA restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating.

In addition, Pertamina has the right to terminate the Pertamina SPA if the date of first commercial delivery for the first Train that is commercially operable does not occur in the specified timeframe.

Taxes and Assignment

Under the Pertamina SPA, CCL and Pertamina are responsible for certain taxes, and each party may assign the Pertamina SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the Pertamina SPA.

Iberdrola SPA

On May 30, 2014, CCL entered into the Iberdrola SPA with Iberdrola.

Sale and Purchase, Payment and Certain Other Obligations

Under the Iberdrola SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and Iberdrola will take and pay for, cargoes of LNG with an annual contract quantity of 39,680,000 MMBtu.

•	CCL will provide Iberdrola with bridging volumes of 19,840,000 MMBtu per contract year, starting on the date on which the first Train becomes commercially operable, as notified by CCL to Iberdrola, and ending on the earlier of (i) the date of first commercial delivery for the second Train that is commercially operable, or (ii) the date of termination of the Iberdrola SPA.

•	Iberdrola will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to Iberdrola under the SPA. Approximately 14% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	Iberdrola has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case Iberdrola will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that Iberdrola does not take all or part of a scheduled delivery, Iberdrola will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay Iberdrola an amount equal to, for each MMBtu of shortfall: (a) the price incurred by Iberdrola for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the Iberdrola SPA, plus (c) costs (including transportation costs) incurred by Iberdrola due to such shortfall, plus (d) costs incurred by Iberdrola associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by Iberdrola due the shortfall.

•	CCL will designate the date of first commercial delivery for the second Train that is commercially operable within the 180-day period commencing 59 months after the date the conditions precedent to the Iberdrola SPA have been satisfied or waived. Such 59-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the second Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify Iberdrola of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the second Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the second Train becomes commercially operable, as notified by CCL to Iberdrola. Iberdrola may elect to terminate the Iberdrola SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the Iberdrola SPA were satisfied on May 8, 2015 and this SPA is currently effective.

Term

The LNG delivery, payment and related provisions of the Iberdrola SPA will have a 20-year term, commencing on the date of first commercial delivery for the second Train that is commercially operable (as determined in accordance with the Iberdrola SPA). On or before the 17th anniversary of the date of first commercial delivery, Iberdrola will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that Iberdrola elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by Iberdrola.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the Iberdrola SPA shall pass from CCL to Iberdrola as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. Iberdrola shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

Iberdrola is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the Iberdrola SPA, including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline, or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the Iberdrola SPA only to the extent that it meets the definition of force majeure in the Iberdrola SPA.

In respect of Iberdrola, force majeure specifically includes, but is not limited to, events affecting the ability of Iberdrola LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such Iberdrola LNG tankers.

The party affected by an event of force majeure shall use all commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the Iberdrola SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to Iberdrola as the sole and exclusive remedy with respect to:

•	an Iberdrola LNG tanker exceeding the allotted berth time for reasons not due to Iberdrola or otherwise excused; and

•	an Iberdrola LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Iberdrola under the Iberdrola SPA) as of any given date shall not exceed (i) on or prior to the fifth anniversary of the date of first commercial delivery, an amount equal to $130,455,000 and (ii) after the fifth anniversary of the date of first commercial delivery, an amount equal to $173,940,000.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the Iberdrola SPA. However, neither party is liable to the other for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the Iberdrola SPA, and in all cases subject to certain express remedies in the Iberdrola SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the Iberdrola SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the Iberdrola SPA if:

(a) the other party declares force majeure (as defined and provided in the Iberdrola SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the Iberdrola SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the Iberdrola SPA if: (i) (A) Iberdrola fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and Iberdrola fails to provide a replacement guaranty within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or to provide a guaranty within 20 business days of the requirement arising; (iii) Iberdrola fails to comply with the requirements of the Iberdrola SPA with respect to assignments and novations of the Iberdrola SPA; (iv) Iberdrola fails to execute certain direct agreements required by the Iberdrola SPA within 60 days following CCL’s request; (v) Iberdrola violates applicable trade laws; or (vi) Iberdrola violates provisions of the Iberdrola SPA restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating or a financial institution.

In addition, Iberdrola has the right to terminate the Iberdrola SPA if the date of first commercial delivery does not occur in the specified timeframe.

Taxes and Assignment

Under the Iberdrola SPA, CCL and Iberdrola are responsible for certain taxes, and each party may assign the Iberdrola SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the Iberdrola SPA.

Woodside SPA

On June 30, 2014, CCL entered into the Woodside SPA with Woodside, as amended on July 24, 2015.

Sale and Purchase, Payment and Certain Other Obligations

Under the Woodside SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and Woodside will take and pay for, cargoes of LNG with an annual contract quantity of 44,120,000 MMBtu.

•	Woodside will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to Woodside under the SPA. Approximately 11.5% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	Woodside has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case Woodside will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that Woodside does not take all or part of a scheduled delivery, Woodside will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•

To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay Woodside an amount equal to, for each MMBtu of shortfall: (a) the price incurred by Woodside for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the Woodside SPA, plus (c) costs (including transportation costs) incurred by Woodside due to such shortfall, plus (d) costs incurred by Woodside associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by Woodside due the shortfall. If, as a result of CCL’s failure to make available a scheduled delivery, a partial cargo is made available to Woodside but deemed unsafe for loading and/or transporting and rejected by the master of the relevant Woodside LNG tanker, then such quantity will be included in the shortfall calculation.

•	CCL will designate the date of first commercial delivery for the second Train that is commercially operable within the 180-day period commencing 59 months after the date the conditions precedent to the Woodside SPA have been satisfied or waived. Such 59-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the second Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify Woodside of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in the aggregate. If the second Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the second Train becomes commercially operable, as notified by CCL to Woodside. Woodside may elect to terminate the Woodside SPA by providing notice no later than 240 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the Woodside SPA were satisfied on May 8, 2015 and this SPA is currently effective.

Term

The LNG delivery, payment and related provisions of the Woodside SPA will have a 20-year term, commencing on the date of first commercial delivery for the second Train that is commercially operable (as determined in accordance with the Woodside SPA). On or before the 17th anniversary of the date of first commercial delivery, Woodside will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that Woodside elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by Woodside.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the Woodside SPA shall pass from CCL to Woodside as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. Woodside shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

Woodside is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty or an alternative credit support acceptable to CCL’s lenders. Woodside Petroleum, Ltd. has irrevocably guaranteed Woodside’s payment obligations under the Woodside SPA.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the Woodside SPA including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline, or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the Woodside SPA only to the extent that it meets the definition of force majeure in the Woodside SPA.

In respect of Woodside, force majeure specifically includes, but is not limited to, events affecting the ability of Woodside LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such Woodside LNG tankers.

The party affected by an event of force majeure shall use commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the Woodside SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to Woodside as the sole and exclusive remedy with respect to:

•	a Woodside LNG tanker exceeding the allotted berth time, for reasons not due to Woodside or otherwise excused; and

•	a Woodside LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Woodside under the Woodside SPA) as of any given date shall not exceed (i) on or prior to the fifth anniversary of the date of first commercial delivery an amount equal to $145,052,000 and (ii) after the fifth anniversary of the date of first commercial delivery, an amount equal to $193,402,000.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the Woodside SPA. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the Woodside SPA, and in all cases subject to certain express remedies in the Woodside SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the Woodside SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the Woodside SPA if:

(a) the other party declares force majeure (as defined and provided in the Woodside SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the Woodside SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the Woodside SPA if: (i) (A) Woodside fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and Woodside fails to provide a replacement guaranty or an alternative credit support within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or to provide a guaranty within 20 business days of the requirement arising; (iii) Woodside fails to comply with the requirements of the Woodside SPA with respect to assignments and novations of the Woodside SPA; (iv) Woodside or its guarantor fails to execute certain direct agreements required by the Woodside SPA within 60 days following CCL’s request; (v) Woodside violates applicable trade laws; or (vi) Woodside violates provisions of the Woodside SPA restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating.

In addition, Woodside has the right to terminate the Woodside SPA if the date of first commercial delivery does not occur in the specified timeframe.

Taxes and Assignment

Under the Woodside SPA, CCL and Woodside are responsible for certain taxes, and each party may assign the Woodside SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the Woodside SPA.

EDF SPA

On July 17, 2014, CCL entered into the EDF SPA with EDF, as amended on February 24, 2015 and July 15, 2015.

Sale and Purchase, Payment and Certain Other Obligations

Under the EDF SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and EDF will take and pay for, cargoes of LNG with an annual contract quantity of 40,000,000 MMBtu.

•	EDF will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to EDF under the SPA. Approximately 14% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	EDF has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case EDF will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that EDF does not take all or part of a scheduled delivery, EDF will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay EDF an amount equal to, for each MMBtu of shortfall: (a) the price incurred by EDF for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the EDF SPA, plus (c) costs (including transportation costs) incurred by EDF due to such shortfall, plus (d) costs incurred by EDF associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by EDF due the shortfall. If, as a result of CCL’s failure to make available a scheduled delivery, a partial cargo is made available to EDF but deemed unsafe for loading and/or transporting and rejected by the master of the relevant EDF LNG tanker, then such quantity will be included in the shortfall calculation.

•	CCL will designate the date of first commercial delivery for the second Train that is commercially operable within the 180-day period commencing 59 months after the date the conditions precedent to the EDF SPA have been satisfied or waived. Such 59-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the second Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify EDF of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the second Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the second Train becomes commercially operable, as notified by CCL to EDF. EDF may elect to terminate the EDF SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the EDF SPA were satisfied on May 8, 2015 and this SPA is currently effective.

Term

The LNG delivery, payment and related provisions of the EDF SPA will have a 20-year term, commencing on the date of first commercial delivery for the second Train that is commercially operable (as determined in accordance with the EDF SPA). On or before the 17th anniversary of the date of first commercial delivery, EDF will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that EDF elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by EDF.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the EDF SPA shall pass from CCL to EDF as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. EDF shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

EDF is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty or, if no qualifying guarantor exists, an alternative credit support acceptable to CCL’s lenders.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the EDF SPA, including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline, or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under an agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the EDF SPA only to the extent that it meets the definition of force majeure in the EDF SPA.

In respect of EDF, force majeure specifically includes, but is not limited to, events affecting the ability of EDF LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such EDF LNG tankers.

The party affected by an event of force majeure shall use commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the EDF SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to EDF as the sole and exclusive remedy with respect to:

•	an EDF LNG tanker exceeding the allotted berth time for reasons not due to EDF or otherwise excused; and

•	an EDF LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to EDF under the EDF SPA) as of any given date shall not exceed: (i) on or prior to the fifth anniversary of the date of first commercial delivery, an amount equal to $131,507,000 and (ii) after the fifth anniversary of the date of first commercial delivery, an amount equal to $175,342,000.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the EDF SPA. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the EDF SPA, and in all cases subject to certain express remedies in the EDF SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the EDF SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the EDF SPA if:

(a) the other party declares force majeure (as defined and provided in the EDF SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the EDF SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to that party.

CCL has the right to terminate the EDF SPA if: (i) (A) EDF fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and EDF fails to provide a replacement guaranty or an alternative credit support within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or to provide a guaranty within 20 business days of the requirement arising; (iii) EDF fails to comply with the requirements of the EDF SPA with respect to assignments and novations of the EDF SPA; (iv) EDF or its guarantor fails to execute certain direct agreements required by the EDF SPA within 60 days following CCL’s request; (v) EDF violates applicable trade laws; or (vi) EDF violates provisions of the EDF SPA restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating.

In addition, EDF has the right to terminate the EDF SPA if the date of first commercial delivery does not occur in the specified timeframe.

Taxes and Assignment

Under the EDF SPA, CCL and EDF are responsible for certain taxes, and each party may assign the EDF SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the EDF SPA.

Management Services Agreement between Cheniere Energy Shared Services, Inc. and CCL

On May 13, 2015, CCL entered into a Management Services Agreement (the “CCL Management Services Agreement”) with Cheniere Energy Shared Services, Inc. (the “Manager”).

Scope of Services

Pursuant to the CCL Management Services Agreement, CCL engages Manager to manage all of CCL’s business and operations other than services to be provided by the Operator under the CCL O&M Agreement. The services to be provided by Manager include, among other services, exercising the day-to-day management of CCL’s affairs and business, managing CCL’s regulatory matters, maintaining bank and brokerage accounts and financial books and records of CCL’s business and operations, and providing contract administration services for all contracts associated with the CCL Project.

Payment and Fees

After Substantial Completion of each Train, CCL will pay Manager (i) a monthly fee equal to 3.0% of the capital expenditures incurred in the previous month and (ii) a fixed monthly fee of $375,000 for services, in each case with respect to such Train.

Term and Termination

The term of the CCL Management Services Agreement began on May 13, 2015, and will continue until 21 years after the substantial completion date of the last Train to attain substantial completion. Thereafter, the term will continue for successive 12-month periods unless terminated by either party.

Assignment

The Manager may not assign or otherwise transfer all or any of its rights under the Agreement, and any assignment by the Manager will be null and void and have no force or effect.

Limitations on Liability

The aggregate amount of damages payable by the Manager under the CCL Management Services Agreement shall be limited (except in cases of fraud or intentional breach) to an amount equal to the fees payable to the Manager for the operating year pursuant to the Agreement, plus withholding of fees remaining to be paid for the operating year. The aggregate amount of damages payable by CCL is limited (except in cases of fraud or intentional breach) to fees payable plus reimbursable management expenses for the operating year. Neither the Manager nor CCL shall be liable for consequential damages.

Management Services Agreement between Cheniere Energy Shared Services, Inc. and CCP

On May 13, 2015, CCP entered into a Management Services Agreement (the “CCP Management Services Agreement”) with Cheniere Energy Shared Services, Inc. (the “Manager”).

Scope of Services

Pursuant to the CCP Management Services Agreement, CCP engages Manager to manage all of CCP’s business and operations other than services to be provided by the Operator under the CCP O&M Agreement. The services to be provided by Manager include, among other services, exercising the day-to-day management of CCP’s affairs and business, managing CCP’s regulatory matters, maintaining bank and brokerage accounts and financial books and records of CCP’s business and operations, and providing contract administration services for all contracts associated with the CCL Project.

Payment and Fees

CCP will pay the all of the management expenses of the Manager within 30 days after receiving an invoice for such expenses, such invoice to be submitted by Manager to CCP within 30 days of the end of month in which such expenses were incurred.

Term and Termination

The term of the CCP Management Services Agreement began on May 13, 2015, and will continue until 21 years after the substantial completion date of the last Train to achieve substantial completion. Thereafter, the term will continue for successive 12-month periods unless terminated by either party.

Assignment

The Manager may not assign or otherwise transfer all or any of its rights under the Agreement, and any assignment by the Manager will be null and void and have no force or effect.

Limitations on Liability

The aggregate amount of damages payable by the Manager under the Agreement shall be limited (except in cases of fraud or intentional breach) to an amount equal to the fees payable to the Manager for the operating year pursuant to the Agreement, plus withholding of fees remaining to be paid for the operating year. The aggregate amount of damages payable by CCP is limited (except in cases of fraud or intentional breach) to fees payable plus reimbursable management expenses for the operating year. Neither the Manager nor CCP shall be liable for consequential damages.

CEI Equity Contribution Agreement

On May 13, 2015, CCH entered into the CEI Equity Contribution Agreement with Cheniere, pursuant to which Cheniere agreed to provide equity contributions to CCH by way of a First Tier Equity Funding contribution of approximately $1.499 billion. The CEI Equity Contribution Agreement also requires that Cheniere provide, or cause to be provided, Second Tier Pro Rata Equity Funding in an amount equal to (x) for a two-Train facility, up to a maximum of $1.137 billion or (y) for a three-Train facility, up to the lesser of $1.137 billion and the total amount of the second tier pro rata equity funding specified in the updated base case forecast delivered as part of the conditions precedent to the Second Phase Facility Debt Commitments.

Conditions Precedent

First Tier Equity Funding was contributed prior to the initial advance for the Term Loan Facility. Second Tier Pro Rata Equity Funding will be contributed concurrently and pro rata with Senior Debt funding following the date when Senior Debt funding alone would result in a Senior Debt/Equity Ratio of greater than 75:25 to enable CCH to achieve and maintain a Senior Debt/Equity Ratio of no greater than 75:25 following any advance.

Other than the First Tier Equity Funding amount and the Maximum Second Tier Pro Rata Equity Funding amount, Cheniere is not obligated to contribute additional equity amounts.

Acceleration

From the initial advance until the Project Completion Date, upon a Loan Facility Event of Default and the acceleration of any Senior Debt of the Term Loan Facility pursuant to the Finance Documents, Cheniere must pay or cause to be paid, within 10 business days, all remaining equity funding required to reach the Maximum Second Tier Pro Rata Equity Funding amount. Following the date on which the First Tier Equity Funding amount is paid or caused to be paid to CCH until the Project Completion Date, upon bankruptcy of Cheniere, Cheniere must pay or cause to be paid, within 10 business days, all remaining cash equity funding required to reach the Maximum Second Tier Pro Rata Equity Funding.

Export Authorization Letter

On May 13, 2015, CMI and CCL entered into an export authorization letter agreement (as such agreement may be amended from time to time, the “Export Authorization Letter”), in respect of the CCL Project’s FTA Authorization and Non-FTA Authorization. The Export Authorization Letter provides that, notwithstanding that both CMI and CCL hold the CCL Project’s FTA Authorization and Non-FTA Authorization, CCL shall be the only exporter of LNG under such Export Authorizations, and shall carry out business activities, including the sale and export of LNG, based on CCL’s status as an authorization holder of such Export Authorizations, the rights granted to CCL under such Export Authorizations, and based on the covenants made by CMI to CCL with respect to such Export Authorizations. CMI shall not undertake business activities, including the sale or export of LNG, based on its status as an authorization holder under such Export Authorizations.

Each of CMI and CCL agreed to the following covenants:

(a)	to cooperate to obtain the Non-FTA Authorization;

(b)	to comply in all material respects with the terms of the CCL Project’s FTA Authorization and Non-FTA Authorization, including using all reasonable efforts to meet requirements imposed on a holder of such Export Authorizations by the terms of such Export Authorizations or by the DOE from time to time;

(c)	to take actions reasonably requested by the other party that may be necessary to enable such other party to comply in all material respects with any obligations it may have in respect of the CCL Project’s FTA Authorization and Non-FTA Authorization;

(d)	that, to the extent reasonably requested by CCL, CMI shall use commercially reasonable efforts to assist CCL to have CMI removed as a named holder of the CCL Project’s FTA Authorization and Non-FTA Authorization; and

(e)	to the extent that either of the CCL Project’s FTA Authorization and Non-FTA Authorization are rescinded, suspended or revoked (in whole or in part), CCL shall take the lead in challenging or otherwise responding to such rescission, suspension or revocation, and, at CCL’s reasonable request, CMI shall use all commercially reasonable efforts to cooperate with CCL in steps being implemented by CCL that are reasonably designed to seek a reinstatement of such export authorization, including filing comments and responses to any proposed rescission, suspension or revocation, filing appropriate applications for rehearing and initiating judicial appeals of any final governmental authority action.

Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCL

On May 13, 2015, CCL entered into an Operation and Maintenance Agreement (the “CCL O&M Agreement”) with Cheniere LNG O&M Services, LLC (“Operator”). Pursuant to the CCL O&M Agreement, CCL appoints the Operator to operate and maintain the CCH Terminal Facility and to perform the services specified therein.

Services Provided

Before the CCH Terminal Facility is operational, the services to be provided include, among other services, obtaining governmental approvals on behalf of CCL, preparing an operating plan for certain periods, overseeing the performance of Bechtel under the EPC contracts, obtaining insurance, administering CCL’s LNG sales and purchase agreements, preparing staffing plans and preparing status reports. After the CCH Terminal Facility is operational, the Operator will be responsible for the operation and maintenance of the CCH Terminal Facility and will ensure that all necessary services required to operate and maintain the CCH Terminal Facility are properly performed.

Costs and Expenses

CCL will pay or reimburse the Operator for all operating expenses of the Operator, including labor costs, cost of tools, equipment and materials, transportation, travel and relocation of the Operator’s employees, and taxes incurred with respect to the operation and maintenance of the CCH Terminal Facility. For services performed by the Operator during the CCH Terminal Facility’s operating period, CCL will pay the Operator, in addition to the reimbursement of operating expenses, a fixed monthly fee of $125,000 for services with respect to each Train that has attained substantial completion.

Term and Termination

The term of the CCL O&M Agreement shall commence on the date of the CCL O&M Agreement and continue until 21 years after the CCH Terminal Facility’s last Train reaches substantial completion. Thereafter, the CCL O&M Agreement continues for successive 12-month periods unless terminated by either party.

Limitations on Liability

The aggregate amount of damages (other than with respect to CCL’s indemnity obligations) payable by CCL is limited (except in cases of intentional breach) to an amount equal to the fees payable to the Operator in such year plus reimbursable operating expenses for that year. The aggregate amount of damages (other than with respect to the Operator’s loss or damage to the facility, which is limited to the deductible under the relevant insurance policy of the Operator, and the Operator’s indemnity obligations) payable by the Operator is limited (except in cases of gross negligence, willful misconduct or intentional breach) to an amount equal to the fees payable to the Operator.

Assignment

The Operator shall not assign the CCL O&M Agreement without CCL’s written consent (not to be unreasonably withheld in case of assignment to an affiliate), provided that no consent is required for assignment or grant of a security interest to any person for purposes of any financing arrangement. The Operator shall not assign the CCL O&M Agreement without having obtained any necessary government approval required for such assignment.

Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCP

On May 13, 2015, CCP entered into an Operation and Maintenance Agreement (the “CCP O&M Agreement” and together with the CCL O&M Agreement, the “O&M Agreements”) with Cheniere LNG O&M Services, LLC (“Operator”). Pursuant to the CCP O&M Agreement, CCP appoints the Operator to operate and maintain the Corpus Christi Pipeline and to perform the services specified therein.

Services Provided

Before the Corpus Christi Pipeline is operational, the services to be provided include, among other services, obtaining governmental approvals on behalf of CCP, preparing an operating plan for certain periods, overseeing the performance of Bechtel under the EPC contracts, preparing staffing plans and preparing status reports. After the Corpus Christi Pipeline is operational, the Operator will be responsible for the operation and maintenance of the Corpus Christi Pipeline and will ensure that all necessary services required to operate and maintain the Corpus Christi Pipeline are properly performed.

Costs and Expenses

CCP will pay or reimburse the Operator for all operating expenses of the Operator, including labor costs, cost of tools, equipment and materials, transportation, travel and relocation of the Operator’s employees, and taxes incurred with respect to the operation and maintenance of the Corpus Christi Pipeline.

Term and Termination

The term of the CCP O&M Agreement shall commence on the date of the CCP O&M Agreement and continue until 21 years after the Corpus Christi Pipeline’s last date of substantial completion. Thereafter, the CCP O&M Agreement continues for successive 12-month periods unless terminated by either party.

Limitations on Liability

The aggregate amount of damages (other than with respect to CCP’s indemnity obligations) payable by CCP is limited (except in cases of intentional breach) to an amount equal to the fees payable to the Operator in such year plus reimbursable operating expenses for that year. The aggregate amount of damages (other than with respect to the Operator’s loss or damage to the facility, which is limited to the deductible under the relevant insurance policy of the Operator, and the Operator’s indemnity obligations) payable by the Operator is limited (except in cases of gross negligence, willful misconduct or intentional breach) to an amount equal to the fees payable to the Operator.

Assignment

The Operator shall not assign the CCP O&M Agreement without CCP’s written consent (not to be unreasonably withheld in case of assignment to an affiliate), provided that no consent is required for assignment or grant of a security interest to any person for purposes of any financing arrangement. The Operator shall not assign the CCP O&M Agreement without having obtained any necessary government approval required for such assignment.

Gas and Power Supply Services Agreement

On May 13, 2015, CCL entered into a Gas and Power Supply Services Agreement (the “Gas and Power Supply Services Agreement”) with Cheniere Energy Shared Services, Inc. (the “Supplier”). Pursuant to the Gas

and Power Supply Services Agreement, CCL contracted with the Supplier to manage its gas and power procurement requirements.

Services Provided

The contract provides for the management of all of CCL’s natural gas and power supply requirements, except those which are being provided under the CCL O&M Agreement and the CCL Management Services Agreement.

Costs and Expenses

Upon substantial completion of each of Train One, Train Two and Train Three, CCL will pay the Supplier a fixed monthly fee of $125,000 with respect to each Train. CCL will also pay to the Supplier certain undisputed expenses that the Supplier incurred in the course of its performance of the services under the contract.

Term and Termination

The term of the Gas and Power Supply Agreement began on May 13, 2015, and continues until 21 years after the Train reaches substantial completion. Thereafter, it continues for successive 12-month periods unless terminated by either party.

Events of Default

Certain events of default exist with respect to both the Supplier and CCL that would, subject to arbitration provisions contained in the contract, allow Supplier or CCL, respectively, to terminate the contract or to pursue other remedies.

Indemnification

The Supplier has indemnified CCL for losses resulting from the Supplier’s breach, negligence or willful misconduct.

Limitation on Liability

The aggregate amount of damages payable by CCL under the Gas and Power Supply Services Agreement is limited (except in cases of fraud or intentional breach) to an amount equal to the fees payable to the Supplier plus reimbursable Supplier expenses. Supplier damages are limited (except in cases of fraud or intentional breach) to fees payable to the Supplier for the operating year plus a withholding of any such fees remaining to be paid for such year.

Assignment

The Supplier shall not assign the Gas and Power Supply Services Agreement without our written consent.

Real Property Agreements

In addition to our ownership of the main project site in San Patricio County and Nueces County, Texas, we also hold easements, restrictive covenants, and leases (the “Real Property Agreements”) related to the construction and operation of the CCL Project. These interests relate to, among other things, transportation, drainage, disposal, utility access for the project site, emergency egress, and exclusion zone restrictions required by regulatory authorities. Our current material real property agreements constitute Material Project Agreements under our Common Terms Agreement and the indenture.

Transportation Precedent Agreements

CCL has entered into a number of transportation precedent agreements to secure firm gas transport capacity for the CCH Terminal Facility. These agreements include the TPA (as defined below), the Kinder Morgan Intrastate Firm Gas Transportation Agreement, dated September 19, 2014, the TGP Precedent Agreement, dated October 8, 2014, the NGPL Precedent Agreement, dated June 8, 2015, and the Transco Precedent Agreement, dated December 16, 2015. The Corpus Christi Pipeline will be the only pipeline that will connect directly with the CCH Terminal Facility.

CCL/CCP Transport Precedent Agreement

On July 21, 2014, CCL entered into a Transportation Precedent Agreement (“TPA”) with CCP, as amended on May 13, 2015, for firm gas transportation capacity for up to three Trains on both a forward and back haul basis from the interstate and intrastate pipeline grid to the CCL Project facilities. Subject to receipt of certain authorizations, under the TPA, CCP agrees to construct and place into service a pipeline, add compression, and provide interconnections to the CCH Terminal Facility. CCL and CCP also entered into a firm transportation service agreement and a negotiated rate agreement (collectively, the “FTSA”) on May 13, 2015. CCP agrees to provide CCL, and CCL agrees to receive from CCP, firm transportation services pursuant to the FTSA.

Effective Date and Term

The TPA is effective from July 21, 2014, until the earlier of the effective date of the FTSA or either CCL’s or CCP’s exercise of its termination rights pursuant to the termination rights section of the TPA.

Services

CCP agrees to provide CCL, and CCL agrees to receive from CCP, firm transportation service in accordance with the terms and conditions of the FTSA and CCP’s FERC gas tariff. CCL shall pay the rate negotiated by the parties for such firm transportation service. The provision of such firm transportation service is subject to FERC jurisdiction, including any requirement for CCP to file for and receive FERC approval.

The Project

Subject to receipt of all required regulatory authorizations and a full NTP from CCL, CCP shall construct and place into service the pipeline, compression and interconnections necessary to provide CCL with firm transportation services.

The liquefaction interconnection shall have a design capacity of 2,295,000 Dth/d (decatherms per day).

CCP shall construct pipeline interconnections with the following companies:

•	Tennessee Gas Pipeline Company, L.L.C. (“TGP”)—CCL has entered into a firm transport agreement with TGP for up to 300,000 Dth/d. Negotiations with TGP regarding the pipeline interconnection, including the interconnection capacity amounts, are underway. The TGP pipeline interconnection is anticipated to have a capacity of up to 750,000 Dth/d and be capable of bidirectional service.

•	Kinder Morgan Texas Pipeline LLC (“Kinder Morgan”) and Kinder Morgan Tejas Pipeline LLC (“Kinder Morgan Tejas”)—CCL has entered into a firm transport agreement with Kinder Morgan and Kinder Morgan Tejas for up to 250,000 MMBtu. The Kinder Morgan and Kinder Morgan Tejas pipeline interconnection shall have a capacity of 500,000 Dth/d. CCL is considering whether to arrange for this interconnection to be capable of bidirectional service.

•	Natural Gas Pipeline of America (“NGPL”)—CCL has entered into a firm transport agreement with NGPL for up to 385,000 Dth/d. Negotiations with NGPL regarding the pipeline interconnection, including the interconnection capacity amounts, are underway. The NGPL pipeline interconnection is anticipated to have a capacity of 500,000 Dth/d.

•	Transcontinental Gas Pipeline Company, LLC (“Transco”)—CCL has entered into a firm transport agreement with Transco for up to 400,000 Dth/d. Negotiations with Transco regarding the pipeline interconnection, including the interconnection capacity amounts, are underway. The Transco pipeline interconnection is anticipated to have a capacity of up to 500,000 Dth/d.

CCP Obligations

CCP shall construct and place the Corpus Christi Pipeline into service within 36 months of receipt of full NTP from CCL.

Conditions Precedent

Commencement of service under the FTSA is conditioned upon the satisfaction or waiver by CCP of the following conditions precedent, and CCP shall use commercially reasonable efforts to realize the completion of the conditions precedent: (i) CCP receiving all required permits, including FERC authorization; (ii) CCP receiving full NTP from CCL; (iii) CCP receiving funding sufficient to pay for the costs of the Corpus Christi Pipeline; and (iv) CCP constructing and placing the Corpus Christi Pipeline into service.

CCL Obligations

Upon CCP’s request, CCL agrees to support any notification, tariff, application, certificate or other filing made to FERC, or other forums, that would help CCP obtain necessary authorizations for the Corpus Christi Pipeline.

Termination Rights

CCL shall have the right to terminate the TPA prior to the execution of the FTSA without financial penalty if: (i) CCP makes any tariff filing without the consent of CCL that, in CCL’s reasonable discretion, degrades the service to be provided or adversely affects the commercial terms of such services, or (ii) CCP has not completed the construction of the project to enable both receipt and delivery service 36 months after receiving full NTP.

Assignment

Prior to execution of the FTSA, CCL may assign the TPA, and any of the rights or obligations under any associated FTSA and Negotiated Rate Agreement to any affiliated entity, or any non-affiliated entity with the consent of CCP.

La Quinta Ship Channel Franchise

CCL has acquired a right of access to the La Quinta Ship Channel from the Port of Corpus Christi Authority (the “Authority”). This agreement provides CCL with the right to construct and maintain wharves and undertake dredging in the La Quinta Ship Channel necessary for seaward access to the CCL Project.

Costs

CCL will owe fees to the Authority based on the quantity of LNG and project materials shipped through the channel. CCL will pay 50% of the Authority’s current wharfage tariff on these items.

Term and Termination

The term of the franchise runs from March 17, 2015, until February 28, 2045.

Review of Plans

The Authority shall have the right to review and reasonably grant approval of any plans for work, including dredging or filling, for which an Army Corps of Engineers permit would be required.

Default and Rights upon Default

In the event any default by either party, the defaulting party shall have 60 days to cure after being notified in writing of the default, whereupon the other party may demand specific performance, termination, or any other remedy available.

Indemnity and Limitation of Damages

CCL shall indemnify the Authority from any liability arising out of any negligence on CCL’s part or by CCL’s agents or employees in connection with the exercise of rights under the franchise. Neither party shall be liable for any special, indirect, punitive, incidental, exemplary, or consequential damages, including loss of profits or impairment of LNG transportation.

Assignment

The franchise is assignable to any other person or entity holding title to or right of use and occupancy of CCL’s land, but it is not divisible among separate parcels; CCL has the right to convey the franchise by mortgage or other security instrument, and any interest or lien holder shall have a right to cure any default under the franchise.

GE Contractual Services Agreement

On October 21, 2015, CCL entered into a Contractual Service Agreement (the “GE CSA”) with GE Oil & Gas, Inc. (“GE”). Under the contract, GE will provide maintenance services for certain of the CCH Terminal Facility’s equipment.

Scope of Work

The work to be performed by GE shall include mobilization services, planned and unplanned maintenance, monitoring, resident engineer services, and other work relevant to the maintenance of certain facilities and equipment of the CCH Terminal Facility.

Contract Price and Costs & Expenses

Compensation under the contract is for the various services rendered by GE, and shall be paid according to a price schedule which may be adjusted based on certain factors specified in the GE CSA. Although most payments shall be monthly, some payments for certain tasks or other extraordinary work shall be when invoiced.

Term and Termination

The GE CSA runs from October 21, 2015, to the earlier of either the date upon which all covered equipment has reached its performance end date (either 150,000 hours of operation or completion of a third major overhaul) or 25 years from the effective date (October 21, 2040). Either party may terminate the agreement if the other party becomes insolvent, for uncured material breach within 30 days of written notice or for convenience with 30 days written notice. CCL may also terminate the agreement if the amounts owed by GE to CCL reach or exceed the overall limitation of liability or if GE fails to pay performance liquidated damages as required in the agreement or any other amount due to CCL pursuant to the agreement within a specified timeframe. In the event of a termination, the defaulting or terminating party shall pay the termination amount of $15 million if terminating before the first major overhaul, $10 million if before the second major overhaul, and $5 million if after the second major overhaul, and shall pay a true-up amount settling the difference between any payments from CCL to GE and the price of parts and services actually provided.

Renegotiation

If CCL believes that the prices under the GE CSA are no longer competitive with market prices or prices offered by another company, then CCL may, within a specified time period, notify GE, who may either agree to the renegotiation or defer to a third-party evaluator, who will determine whether the agreement is still competitive or should be renegotiated. If no renegotiation is achieved within 120 days of the third-party evaluator’s determination that the prices are not competitive, CCL may terminate the GE CSA with no liability beyond compensation for services rendered and no payment of a termination amount.

Suspension

CCL may suspend GE’s performance at any time with or without cause by giving written notice. If CCL suspends without cause, GE shall be entitled to compensation, and the suspension may not exceed 120 days. If CCL fails to make payments of undisputed amounts within a specified period, GE may suspend performance of work by providing notice to CCL.

Warranty

GE warrants the work and parts provided under the agreement for one year after performance or installation; in the case of any defect, GE shall repair or replace the work or parts at its sole expense.

Limitation on Liability

CCL’s liability is limited exclusively to its indemnification and termination obligations; GE’s liability on all claims in any calendar year is limited to $25 million.

Assignment

CCL has the right to unilaterally assign the contract to any affiliate or to a lender for purposes of a security interest; otherwise, neither party may assign the contract without the other’s written consent.

Stage 2 Material Project Agreements

In the event that we commence construction of Stage 2, we currently anticipate that each of the following could be designated as Material Project Agreements.

EPC Contract (T3)

CCL entered into the EPC Contract (T3) with Bechtel on December 6, 2013 for the engineering, procurement and construction of Train Three and related facilities.

Parent Guarantee

Bechtel Global Energy, Inc. guarantees Bechtel’s obligations under the EPC Contract (T3).

Scope of Work

The work to be performed by Bechtel includes procurement, engineering, design, installation, training, commissioning and placing into service of Train Three and related facilities, with a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG. Any performance of work on Train Three generally may not cause a suspension of operation of Train One and Train Two.

Contract Price

The EPC Contract (T3) provides that CCL pay Bechtel a contract price of $2,410,290,000. The contract price is only subject to adjustment by change order. Bechtel has the right, among other things, to submit change orders in the event Bechtel is adversely affected as a result of a delay in the commencement of construction beyond July 1, 2014.

Bechtel Change Orders

The EPC Contract (T3) also entitles Bechtel to a change order amending its rights and obligations to the extent it is adversely affected by any of the following: (i) a change in law, (ii) certain acts or omissions by CCL, (iii) force majeure, (iv) acceleration of work by CCL, (v) CCL’s request for an increase in coverage under the letter of credit to cover increases in contract prices as a result of change orders, (vi) delay in delivery of insurance proceeds in the case of insured loss, (vii) suspension in work ordered by CCL, (viii) subsurface soil conditions materially different from those described in the geotechnical studies, (ix) discovery of hazardous materials for which CCL is responsible, (x) CCL’s issuance of a full NTP after July 1, 2014, (xi) landowner agreements provided to Bechtel after the contract date, and (xii) other specified reasons in the EPC Contract (T3).

CCL’s Change Orders

The EPC Contract (T3) entitles CCL to a change order unilaterally up to certain thresholds and thereafter upon request, provided that agreement is reached on any changes to the contract price, project schedule, design, payment schedule, minimum acceptance criteria, performance guarantee and any other obligation of Bechtel under the EPC Contract (T3).

Down Payment Security

On or before the issuance of the full NTP, Bechtel is required to deliver to CCL a letter of credit in the amount of 10% of the contract price. The amount of the letter of credit will decrease to an aggregate amount of (i) 4% of the contract price after substantial completion of Train Three such that it can receive natural gas and produce and transfer LNG, and (ii) 0% of the contract price after the expiration of the defect correction period for Train Three; provided that, all delay liquidated damages due and owing have been paid by Bechtel and Train Three has achieved the performance guarantee or Bechtel has paid the applicable performance liquidated damages.

Warranty

In the EPC Contract (T3), Bechtel warrants that (i) the equipment will be new (unless otherwise specified in the EPC Contract (T3)) and of good quality, (ii) the work and the equipment will meet the requirements of the EPC Contract (T3), including good engineering and construction practices and applicable laws, codes and standards, and (iii) the work and the equipment will be free from encumbrances to title.

Until 18 months after substantial completion of Train Three, Bechtel will be liable to promptly correct any work that is found defective with respect to such Train.

Minimum Acceptance Criteria Not Achieved

If Train Three fails to achieve the minimum acceptance criteria set forth in the EPC Contract (T3) by the applicable guaranteed substantial completion date, then (i) substantial completion of such Train will not occur and (ii) Bechtel will pay delay liquidated damages. In addition, Bechtel is required to attempt for 10 months thereafter to correct the work to enable the Train to achieve the minimum acceptance criteria and otherwise achieve substantial completion. If the Train has not achieved the minimum acceptance criteria and substantial completion at the end of this 10-month period, then CCL has the option, in its sole discretion, of either (i) granting Bechtel an additional 10-month correction period or (ii) declaring a Bechtel default, in which case CCL shall be entitled to immediately terminate Bechtel’s performance (without any cure period), provided that CCL shall not be entitled to any performance liquidated damages for such a termination. If Train Three achieves minimum acceptance criteria and substantial completion within the 10-month correction period (or during the second 10-month period should CCL elect that option), Bechtel will still be liable for delay liquidated damages up to the date of substantial completion and all performance liquidated damages.

Performance Liquidated Damages

If either Train Three has not achieved the performance guarantee within a specified period after the guaranteed substantial completion date, then Bechtel is required to pay the applicable performance liquidated damages in accordance with the EPC Contract (T3) based on the results of the last performance test conducted by Bechtel. Bechtel’s maximum liability to CCL for performance liquidated damages is capped at $75 million.

Delay Liquidated Damages

If substantial completion of Train Three occurs after the applicable guaranteed substantial completion date, Bechtel will pay CCL the applicable daily rate of delay liquidated damages as defined in the EPC Contract (T3) until substantial completion of such Train occurs. Bechtel’s maximum liability to CCL for delay liquidated damages is capped at $100 million.

Schedule Bonus

Bechtel is entitled to receive specified bonuses for timely substantial completion of Train Three.

Suspension

CCL has the right to suspend the work for such time as CCL may require upon giving 30 days’ notice to Bechtel. Except where such suspension is due to Bechtel’s or its subcontractors’ fault, Bechtel shall be entitled to a change order to recover the reasonable costs of such suspension and a time extension as specified in the EPC Contract (T3). After issuance of full NTP, if suspension of all of the work continues for an individual period exceeding 90 consecutive days, or if one or more suspension periods continue for more than 120 days in the aggregate, and provided such suspension is not due to the fault of Bechtel or its subcontractors or force majeure, then Bechtel shall have the right to terminate the EPC Contract (T3) upon 14 days’ notice to CCL.

Bechtel may also suspend the work under the EPC Contract (T3) if CCL fails to pay any undisputed amount owing to Bechtel and such failure continues for more than 15 days after the payment due date or if CCL fails to fund the escrow account for disputed and unpaid amounts in excess of $10 million as required by the EPC Contract (T3) and such failure continues for more than 15 days after the time by which CCL is required to escrow such amounts.

Termination by CCL for Bechtel Default

If Bechtel (i) fails to timely commence the work, (ii) abandons the work, (iii) repudiates or fails to materially comply with its material obligations, (iv) makes an unpermitted assignment, (v) fails to maintain required insurance, (vi) materially disregards applicable law or applicable standards and codes, or (vii) an insolvency event occurs with respect to Bechtel or its guarantor, then CCL has the right to require that Bechtel cure such default. If Bechtel fails to cure such default (within 30 days after receipt of such notice or 90 days if such default cannot be cured within 30 days), or if Bechtel or its guarantor experiences an insolvency event (and, in the event of insolvency of guarantor, a replacement guarantee or otherwise sufficient security is not provided within 30 days), CCL, without prejudice to its other rights, may terminate the EPC Contract (T3).

Termination by CCL for Convenience

CCL also has the right to terminate the EPC Contract (T3) for its convenience, in which case Bechtel will be paid (i) the portion of the contract price for the work performed, (ii) actual costs reasonably incurred by Bechtel on account of such termination and demobilization, and (iii) an amount determined by reference to the following table:

Date of Termination	Amount (U.S. $)
Prior to issuance of full NTP	$2.5 million
1 to 365 days after full NTP	One percent (1%) of unpaid portion of contract price, up to a maximum of $30 million
366 to 730 days after full NTP	Two percent (2%) of unpaid portion of contract price, up to a maximum of $30 million
731 to 1,095 days after full NTP	Three percent (3%) of unpaid portion of contract price, up to a maximum of $30 million
1,096 to 1,460 days after full NTP	Four percent (4%) of unpaid portion of contract price, up to a maximum of $30 million
1,461 days after full NTP and thereafter	Five percent (5%) of unpaid portion of contract price, up to a maximum of $30 million

Termination by Bechtel for CCL’s Default

If CCL (i) fails to pay any undisputed amount, (ii) fails to materially comply with any of its material obligations, or (iii) experiences an insolvency event, then Bechtel has the right to provide written notice demanding that such default be cured. If CCL fails to cure such default or experiences an insolvency event, Bechtel may terminate the EPC Contract (T3).

Termination in the Event of an Extended Force Majeure

If, after issuance of full NTP, any one force majeure event or the effect thereof causes suspension of a substantial portion of the work for more than 100 consecutive days or any one or more force majeure events or the effect thereof causes suspension of a substantial portion of the work for a period exceeding 180 days in the aggregate during any continuous 24-month period, then either party may terminate the EPC Contract (T3) by providing 14 days’ notice of termination to the other party.

Termination in the Event of Delayed Notice to Proceed

If CCL fails to issue the full NTP by December 31, 2016 (as may be extended by mutual agreement of CCL and Bechtel), then either party may terminate the EPC Contract (T3), and Bechtel will be paid costs reasonably incurred by Bechtel on account of such termination and a lump sum of $5 million.

Limitation on Bechtel’s Liability

Bechtel’s liability under the EPC Contract (T3), whether in contract, warranty, tort (including negligence), strict liability, products liability, professional liability, indemnity, contribution or any other cause of action, is limited to an aggregate cap of $300 million; provided, however, that immediately after the later of substantial completion of Train Three and payment of any delay liquidated damages due and owing for Train Three, such aggregate cap shall be reduced to an amount equal to: (i) $300 million, minus (ii) an amount equal to the greater of $120 million and Bechtel’s aggregate liability to CCL for acts or omissions occurring prior to substantial completion of Train Three, plus (iii) the aggregate amount of outstanding claims, unless such outstanding claims are less than $16 million, in which case this figure shall be zero for purposes of calculating the aggregate cap, plus (iv) certain performance liquidated damages exposure; provided, further, however that under no circumstances shall the aggregate cap exceed $300 million.

Notwithstanding the foregoing, this limitation does not apply to certain specified indemnification obligations, to Bechtel’s title warranty, or to Bechtel’s obligation to complete all work required to ensure that each Train is ready for performance testing.

Assignment

The parties may not assign the EPC Contract (T3) without prior written consent of the other party; however, CCL has the right to assign the EPC Contract (T3) to its affiliates with notice to Bechtel and may collaterally assign it to any lender without Bechtel’s consent.

EDP SPA

In connection with Train Three, which is part of Stage 2 of the CCL Project, on December 18, 2014, CCL entered into a fixed-price 20-year LNG Sale and Purchase Agreement (FOB) with EDP, as amended on November 18, 2015. The term of the EDP SPA commences upon the date of first commercial delivery of LNG for Train Three.

Sale and Purchase, Payment and Certain Other Obligations

Under the EDP SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL will sell and make available for delivery, and EDP will take and pay for, cargoes of LNG with an annual contract quantity of 40,000,000 MMBtu.

•	EDP will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to EDP under the SPA. Approximately 14% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	EDP has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case EDP will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that EDP does not take all or part of a scheduled delivery, EDP will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay EDP an amount equal to, for each MMBtu of shortfall: (a) the price incurred by EDP for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the EDP SPA, plus (c) costs (including transportation costs) incurred by EDP due to such shortfall, plus (d) costs incurred by EDP associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by EDP due the shortfall. If, as a result of CCL’s failure to make available a scheduled delivery, a partial cargo is made available to EDP but deemed unsafe for loading and/or transporting and rejected by the master of the relevant EDP LNG tanker, then such quantity will be included in the shortfall calculation.

•	CCL will designate the date of first commercial delivery for Train Three within the 450-day period commencing 60 months after the date the conditions precedent to the EDP SPA have been satisfied or waived. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must notify EDP of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If Train Three has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which Train Three becomes commercially operable, as notified by CCL to EDP. EDP may elect to terminate the EDP SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the EDP SPA were met and/or waived on July 9, 2015 and this SPA is currently effective. Under the EDP SPA, given that each of the conditions precedent to the effectiveness of the EDP SPA have been met and/or waived, we are required to proceed diligently to construct, test, commission, maintain and operate the CCH Terminal Facility in accordance with the standards and specifications set forth in the EDP SPA, or cause the same to occur, so as to enable us to fulfill our obligations to EDP under the EDP SPA.

Term

The LNG delivery, payment and related provisions of the EDP SPA will have a 20-year term, commencing on the date of first commercial delivery for Train Three (as determined in accordance with the EDP SPA). On or before the 17th anniversary of the date of first commercial delivery, EDP will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that EDP elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by EDP.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the EDP SPA shall pass from CCL to EDP as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. EDP shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Guaranty

EDP is required at all times to maintain an acceptable credit rating or provide or cause to be provided a guaranty, or, if no qualifying guarantor exists, an alternative credit support acceptable to CCL’s lenders.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the EDP SPA, including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline, or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the EDP SPA only to the extent that it meets the definition of force majeure in the EDP SPA.

In respect of EDP, force majeure specifically includes, but is not limited to, events affecting the ability of EDP LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such EDP LNG tankers.

The party affected by an event of force majeure shall use commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the EDP SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to EDP as the sole and exclusive remedy with respect to:

•	an EDP LNG tanker exceeding the allotted berth time for reasons not due to EDP or otherwise excused; and

•	an EDP tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to EDP under the EDP SPA) as of any given date shall not exceed (i) on or prior to the fifth anniversary of the date of first commercial delivery, an amount equal to $131,507,000 and (ii) after the fifth anniversary of the date of first commercial delivery, an amount equal to $175,342,000.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the EDP SPA. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the EDP SPA, and in all cases subject to certain express remedies in the EDP SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the EDP SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the EDP SPA if:

(a) the other party declares force majeure (as defined and provided in the EDP SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the EDP SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the EDP SPA if: (i) (A) EDP fails to maintain an acceptable credit rating or to provide a guaranty from an acceptable guarantor within 10 business days of such requirement arising or (B) an existing guarantor fails to maintain an acceptable credit rating or otherwise ceases to be an acceptable guarantor and EDP fails to provide a replacement guaranty or an alternative credit support within 10 business days; (ii) following a merger, sale or assignment, the surviving party, purchaser or assignee fails to maintain the acceptable credit rating or provide a guaranty within 20 business days of the requirement arising; (iii) EDP fails to comply with the requirements of the EDP SPA with respect to assignments and novations of the EDP SPA; (iv) EDP or its guarantor fails to execute certain direct agreements required by the EDP SPA within 60 days following CCL’s request; (v) EDP violates applicable trade laws; or (vi) EDP violates provisions of the EDP SPA restricting use of the LNG. An acceptable guarantor is an affiliate of buyer that has an acceptable credit rating.

In addition, EDP has the right to terminate the EDP SPA if the date of first commercial delivery does not occur in the specified timeframe.

Taxes and Assignment

Under the EDP SPA, CCL and EDP are responsible for certain taxes, and each party may assign the EDP SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the EDP SPA.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

We have entered into numerous contracts and commercial arrangements with Cheniere and its affiliates for the CCL Project, including SPAs, transportation, interconnection, marketing and gas balancing arrangements. We anticipate that we will continue to enter into such agreements and arrangements with Cheniere and its affiliates in the future for the CCL Project and related facilities, including with respect to any subsequent stages, which cannot now be anticipated.

Cheniere Marketing International LLP SPAs

CMI Foundation SPA

On November 28, 2014, CCL entered into the CMI Foundation SPA with CMI UK, an indirect wholly-owned subsidiary of Cheniere, as amended on June 26, 2015 and December 27, 2016.

Sale and Purchase, Payment and Certain Other Obligations

Under the CMI Foundation SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL’s conditions precedent to the effectiveness of the CMI Foundation SPA were satisfied on May 8, 2015. There is also a condition precedent to effectiveness that is to be satisfied by CMI UK. Under such condition precedent, CMI UK may, in its sole discretion, elect to trigger the effectiveness of the CMI Foundation SPA at any time prior to December 31, 2019 (as may be revised in accordance with the applicable provisions of the CMI Foundation SPA or deferred as a result of force majeure), upon sufficient notice to CCL. CMI UK has not yet exercised this election, and therefore such condition precedent remains unsatisfied.

•	Upon commencement of the term of the CMI Foundation SPA, CCL will sell and make available for delivery, and CMI UK will take and pay for, cargoes of LNG with an annual contract quantity (“ACQ”) of 40,000,000 MMBtu.

•	No fewer than 220 days before the start of a contract year, CMI UK may provide notice to CCL requesting an increase in the ACQ effective at the beginning of such contract year. The notice shall specify the amount of requested increase in ACQ (in MMBtu) and the period of such increase, which must be at least two contract years. Within 30 days, CCL must notify CMI UK whether CCL approves the request, or to what extent CCL can approve the request in terms of quantities and term. CCL is obligated to approve such request to the extent CCL in good faith determines, acting as a reasonable and prudent operator, that it would be operationally prudent for CCL to commit to produce the requested additional quantity of LNG in excess of the quantities committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA. CCL may consider any necessary restrictions in making such determination, including (i) limitations on the quantities of LNG that CCL or CMI UK is authorized to export or the aggregate number of LNG tankers that may use the CCH Terminal Facility, (ii) the quantity of LNG CCL has committed to deliver, (iii) other delivery obligations of CCL and (iv) the potential liability if CCL is unable to make available to CMI UK the increased quantities of LNG.

•

If CCL enters into a contingent SPA with a third-party and if certain other conditions (discussed below) are satisfied, then the CMI Foundation SPA’s ACQ will be reduced by a quantity equal to the quantity CCL is obligated to deliver under such contingent SPA. The CMI Foundation SPA provides that this reduction is triggered upon the occurrence of the following conditions being satisfied: (i) CCL has entered into a contingent SPA with a third party, and such third party has entered into an SPA to purchase LNG from CMI UK (a “Downstream SPA”) and the Downstream SPA has terminated, (ii) the contingent SPA with CCL is conditioned upon conditions precedent including, (A) termination of the Downstream SPA for certain reasons including a CMI UK bankruptcy, failure to pay or failure to make available certain cargoes and (B) if the CMI Foundation SPA is in force and effect prior to the termination of the Downstream SPA, termination of the CMI Foundation SPA or reduction in the ACQ under the CMI Foundation SPA, and if the CMI Foundation SPA is not in force and effect at such time, termination of the CMI Base SPA or reduction in the ACQ for already-scheduled contract years under the CMI Base SPA, (iii) the quantities to be sold under the contingent SPA do not exceed the quantities to be sold under the Downstream SPA, subject to certain adjustments; (iv) all conditions precedent under the contingent SPA have been satisfied or waived, other than a condition precedent requiring reduction in ACQ quantities under the CMI Foundation SPA or CMI Base SPA and (v) certain other conditions are met. If such conditions are met, then the ACQ under the CMI Foundation SPA will be reduced by the contract quantity CCL becomes obligated to make available to the customer under such contingent SPA.

•	CMI UK will pay CCL a fixed fee of $3.50 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to CMI UK under the SPA. Approximately 14% of the fixed portion of the contract sales price will be subject to an annual adjustment for inflation.

•	CMI UK has the right to cancel or suspend delivery of any cargoes of LNG scheduled for delivery upon timely advance notice, in which case CMI UK will continue to be obligated to pay the $3.50 per MMBtu fixed-fee charge (as adjusted for inflation) but will forfeit its right to receive these cargoes and will not be obligated to pay the variable component of the full contract sales price for these cargoes.

•	In the event that CMI UK does not take all or part of a scheduled delivery, CMI UK will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay CMI UK an amount equal to, for each MMBtu of shortfall: (a) the price incurred by CMI UK for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the CMI Foundation SPA, plus (c) costs (including transportation costs) incurred by CMI UK due to such shortfall, plus (d) costs incurred by CMI UK associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by CMI UK due the shortfall. If, as a result of CCL’s failure to make available a scheduled delivery, a partial cargo is made available to CMI UK but deemed unsafe for loading and/or transporting and rejected by the master of the relevant CMI UK LNG tanker, then such quantity will be included in the shortfall quantity.

•	Prior to making a positive final investment decision for any Train, CCL shall not enter into or amend any third-party LNG SPA that has such Train as its designated Train if (i) doing so would bring total SPA commitments for that Train to greater than 182,500,000 MMBtu for any contract year or (ii) such third-party LNG SPA requires or allows the sale of LNG thereunder prior to the date of first commercial delivery of the designated Train under such third-party LNG SPA. However, the following agreements are exempt from the foregoing restriction: (i) the Iberdrola SPA, (ii) the Pertamina SPA, (iii) the EDF SPA, and (iv) any other third-party LNG SPA notified by CCL and consented to by CMI UK in writing.

•	After making a positive final investment decision for any Train, CCL may enter into or amend a third-party LNG SPA with such Train as its designated Train only to the extent that the additional annual contract quantities to be sold by CCL pursuant to such agreement or amendment directly or indirectly replace in whole or in part the annual contract quantity of any third-party LNG SPA with the same designated Train. However, the CMI Foundation SPA is exempt from the foregoing restriction.

•	CCL may not offer or commit to sell LNG from the CCH Terminal Facility to any third party except (a) pursuant to an LNG SPA that specifies a designated Train in compliance with the foregoing pre- and post-final investment decisions contracting restrictions, (b) as permitted pursuant to the CMI Base SPA, or (c) to the extent such LNG becomes available because another buyer of CCL fails to take LNG and CCL has a contractual obligation to mitigate losses.

•	CCL will designate the date of first commercial delivery for the second Train that is commercially operable within the 180-day period commencing 59 months after the date that CCL’s conditions precedent to the CMI Foundation SPA have been satisfied or waived. Such 59-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the second Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify CMI UK of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-for-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the second Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the second Train becomes commercially operable, as notified by CCL to CMI UK. CMI UK may elect to terminate the CMI Foundation SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

Term

The LNG delivery, payment and related provisions of the CMI Foundation SPA will have a 20-year term, commencing on the date of first commercial delivery for the second Train that is commercially operable (as determined in accordance with the CMI Foundation SPA). On or before the 17th anniversary of the date of first commercial delivery, CMI UK will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) the sum of the portion of the annual contract quantity that CMI UK elects to extend and the annual contract quantities of all other customers of the CCH Terminal Facility (but excluding annual contract quantities under the CMI Base SPA) is at all times during the extension period equal to or greater than 182,500,000 MMBtu; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by CMI UK.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the CMI Foundation SPA shall pass from CCL to CMI UK as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. CMI UK shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the CMI Foundation SPA, including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the CMI Foundation SPA only to the extent that it meets the definition of force majeure in the CMI Foundation SPA.

In respect of CMI UK, force majeure specifically includes, but is not limited to, events affecting the ability of CMI UK LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such CMI UK LNG tankers.

The party affected by an event of force majeure shall use commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the CMI Foundation SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to CMI UK as the sole and exclusive remedy with respect to:

•	a CMI UK LNG tanker exceeding the allotted berth time for reasons not due to CMI or otherwise excused; and

•	a CMI UK LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to CMI UK under the CMI Foundation SPA) as of any given date shall not exceed (i) on or prior to the fifth anniversary of the date of first commercial delivery for the first Train to become commercially operable, an amount equal to the annual contract quantity for the then-current contract year multiplied by $3.29 per MMBtu of LNG and (ii) after the fifth anniversary of the date of first commercial delivery for the first Train to become commercially operable, an amount equal to the annual contract quantity for the then-current contract year multiplied by $4.38 per MMBtu of LNG.

Liabilities and Indemnification

Each party is liable to the other for reasonably foreseeable losses due to breach of any obligation under the CMI Foundation SPA. However, neither party is liable to the other party for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the CMI Foundation SPA and in all cases subject to certain express remedies in the CMI Foundation SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the CMI Foundation SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the CMI Foundation SPA if:

(a) the other party declares force majeure (as defined and provided in the CMI Foundation SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the CMI Foundation SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date;

(e) the remaining condition precedent to effectiveness of the CMI Foundation SPA is not satisfied or waived by the applicable deadline; or

(f) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the CMI Foundation SPA if: (i) CMI UK fails to execute certain direct agreements required by the CMI Foundation SPA within 60 days following CCL’s request; (ii) CMI UK violates applicable trade laws; or (iii) CMI UK violates provisions of the CMI Foundation SPA restricting use of the LNG.

In addition, CMI UK has the right to terminate the CMI Foundation SPA if (i) the date of first commercial delivery does not occur in the specified timeframe or (ii) the annual contract quantity is reduced below 0.7 mtpa.

Taxes and Assignment

Under the CMI Foundation SPA, CCL and CMI UK are responsible for certain taxes, and each party may assign the CMI Foundation SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the CMI Foundation SPA.

Bankruptcy Code Protections

CCL and CMI UK agree, among other things, that the CMI Foundation SPA shall constitute a “swap agreement” and “forward contract” and that CCL and CMI UK each constitute a “swap participant” and a “forward contract merchant”, as each such term is defined in the Bankruptcy Code, and CCL and CMI UK are intended to be entitled to all of the protections afforded to such entities that are party to a “swap agreement” or “forward contract” under the Bankruptcy Code.

El Campesino SPA

CMI UK has entered into an amended and restated SPA (the “El Campesino SPA”) with El Campesino, pursuant to which CMI UK agrees to provide, and El Campesino agrees to purchase specified quantities of LNG. The effectiveness of the El Campesino SPA is subject to the satisfaction or waiver of the following conditions precedent:

•	CCL has notified CMI UK that it has received all approvals required to construct and operate the designated train;

•	CCL has notified CMI UK that it has secured the necessary financing to construct and operate the CCH Terminal Facility and any related facilities in respect of the designated train;

•	CCL has notified CMI UK that it has made a positive final investment decision in respect of the designated train;

•	CCL has notified CMI UK that it has issued full NTP with the construction of the designated train; and

•	El Campesino has secured the necessary financing arrangements and has made a positive final investment decision to construct and operate its power plant in the municipality of Bulnes, Biobio region, Chile.

The designated train under the EI Campesino SPA is the second Train that is commercially operable. On October 23, 2015, CMI UK notified El Campesino that all conditions precedent to the effectiveness of the El Campesino SPA related to CMI UK have been satisfied.

El Campesino has also entered into the El Campesino Contingent SPA, which shall become fully effective, and under which CCL shall become obligated to sell specified quantities of LNG directly to El Campesino, in the event that the following conditions precedent are satisfied:

•	all conditions precedent to the El Campesino SPA have been satisfied or waived;

•	either (x) El Campesino has issued a notice of termination of the El Campesino SPA for any one of the following reasons, and as a result thereof, the El Campesino SPA has terminated: (a) a bankruptcy or similar event has occurred with respect to CMI UK; (b) CMI UK fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of $60 million for a period of 10 days or more following the relevant due date; or (c) CMI UK fails to make available and is not deemed to make available 50% of the cargoes scheduled under the El Campesino SPA in any given 12-month period; or (y) CMI UK has issued a notice of termination of the El Campesino SPA for the following reason, and as a result thereof, the El Campesino SPA has terminated: CMI UK fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of $90 million for a period of 10 days or more following the relevant due date;

•	El Campesino has fulfilled all of its payment obligations under the El Campesino SPA prior to the termination of the same;

•	El Campesino is not in breach nor would be expected to become in breach of any obligations under the El Campesino Contingent SPA; and

•	if the CMI Foundation SPA was in force and effect prior to the termination of the El Campesino SPA, the CMI Foundation SPA has terminated or the annual contract quantity that CCL is obligated to deliver under that agreement has been reduced or effectively reduced by the quantity of LNG that CCL will be obligated to deliver under the El Campesino Contingent SPA, or if the CMI Foundation SPA was not in force and effect at such time, the CMI Base SPA has terminated or the annual contract quantity that CCL is obligated to deliver under that agreement during already-scheduled contract years has been reduced or effectively reduced by the quantity of LNG that CCL will be obligated to deliver under the El Campesino Contingent SPA.

The sale and purchase obligations in the El Campesino Contingent SPA have not yet become effective. Should the El Campesino Contingent SPA become fully effective in the future as a result of the satisfaction or waiver of the conditions precedent above, CCL will be subject to certain obligations as a result thereof, including the following:

•	CCL must sell and make available for delivery (or compensate El Campesino if not made available for delivery) the relevant quantities of LNG covered by the El Campesino Contingent SPA, for a period beginning 20 to 75 days after the date on which the El Campesino Contingent SPA becomes fully effective and ending on December 31, 2033;

•	to the extent CCL does not make available all or part of a scheduled delivery, CCL will pay El Campesino an amount equal to, for each MMBtu of shortfall: (a) the price incurred by El Campesino for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the El Campesino Contingent SPA, plus (c) costs incurred by El Campesino due to such shortfall, plus (d) costs incurred by El Campesino associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by El Campesino due the shortfall; and

•	CCL is liable to El Campesino for reasonably foreseeable losses suffered by El Campesino, subject to certain exclusions, as a consequence of the breach by CCL of its obligations under the El Campesino Contingent SPA.

In the event that El Campesino does not take all or part of a scheduled delivery, El Campesino will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

El Campesino may novate or assign the El Campesino Contingent SPA, without CCL’s prior consent, to an affiliate of El Campesino with an acceptable credit rating or other acceptable credit support or, pursuant to a direct agreement reasonably acceptable to CCL, to El Campesino’s lenders. Such novation or assignment will release El Campesino from all further obligations under the El Campesino Contingent SPA. CCL may novate or assign the El Campesino Contingent SPA in its entirety to an affiliate without the prior written consent of El Campesino, subject to certain restrictions.

CMI Base SPA

On November 28, 2014, CCL entered into the CMI Base SPA with CMI UK, an indirect wholly-owned subsidiary of Cheniere, as amended on June 26, 2015 and December 27, 2016.

Sale and Purchase, Payment and Certain Other Obligations

Under the CMI Base SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	CCL shall offer to CMI UK, and CMI UK may purchase, at its option, all cargoes of LNG produced (i) during the commissioning periods for each of the first, second and third Trains that are commercially operable, up to an aggregate of 150,000,000 MMBtu for all such commissioning periods and (ii) all cargoes of LNG produced after the last day of the commissioning period of the first Train that is commercially operable and prior to the date of first commercial delivery of LNG from the first Train that is commercially operable, provided that CCL reasonably determines in each case that such production is feasible.

•	In addition, CCL will sell and make available for delivery, and CMI UK will take and pay for, cargoes of LNG within an annual contract quantity. The annual contract quantity shall be the maximum quantity that CCL in good faith determines that CCL, acting as a reasonable and prudent operator, would be operationally prudent to commit to produce from the CCH Terminal Facility in excess of the quantities committed to customers under third-party SPAs or to CMI UK under the CMI Foundation SPA. CCL may consider any necessary restrictions in making such determination, including (i) limitations on the quantities of LNG that CCL or CMI UK is authorized to export or the aggregate number of LNG tankers that may use the CCH Terminal Facility, (ii) other delivery obligations and (iii) the potential liability if CCL is unable to make available to CMI UK the increased quantities of LNG. CCL is obligated to use reasonable efforts to maximize the annual contract quantity for each contract year. The annual contract quantity does not include commissioning cargoes offered by CCL to CMI UK.

•	If CCL enters into a contingent SPA with a third party and if certain other conditions (discussed below) are satisfied, then the CMI Base SPA’s ACQ for already-scheduled contract years will be reduced by a quantity equal to the quantity CCL is obligated to deliver under such contingent SPA. The CMI Base SPA provides that this reduction is triggered upon the occurrence of the following conditions being satisfied: (i) CCL has entered into a contingent SPA with a third party, and such third party has entered into an SPA to purchase LNG from CMI UK (a “Downstream SPA”) and the Downstream SPA has terminated, (ii) the contingent SPA with CCL is conditioned upon conditions precedent including, (A) termination of the Downstream SPA for certain reasons including a CMI UK bankruptcy, failure to pay or failure to make available certain cargoes and (B) if the CMI Foundation SPA is in force and effect prior to the termination of the Downstream SPA, termination of the CMI Foundation SPA or reduction in the ACQ under the CMI Foundation SPA, and if the CMI Foundation SPA is not in force and effect at such time, termination of the CMI Base SPA or reduction in the ACQ for already-scheduled contract years under the CMI Base SPA, (iii) the quantities to be sold under the contingent SPA do not exceed the quantities to be sold under the Downstream SPA, subject to certain adjustments; (iv) all conditions precedent under the contingent SPA have been satisfied or waived, other than a condition precedent requiring reduction in ACQ quantities under the CMI Foundation SPA or CMI Base SPA, (v) the CMI Foundation SPA is not in force and effect prior to the termination of the Downstream SPA and (vi) certain other conditions are met. If such conditions are met, then the ACQ for already-scheduled contract years under the CMI Base SPA will be reduced by the contract quantity CCL becomes obligated to make available to the customer under such contingent SPA.

•	CMI UK will pay CCL a fixed fee of $3.00 per MMBtu plus a variable fee equal to 115% of the Henry Hub price for the LNG made available to CMI UK under the SPA.

•	CMI UK may, without charge, elect to cancel or suspend delivery of any cargoes of LNG (other than commissioning cargoes) scheduled for delivery upon timely advance notice.

•	In the event that CMI UK does not take all or part of a scheduled delivery, CMI UK will pay CCL cover damages equal to (i) the contract price (which includes the fixed fee and variable fee) multiplied by the shortfall, minus (ii) proceeds of any mitigation sale, minus (iii) cost savings resulting from any mitigation sale, plus (iv) any additional costs resulting from any mitigation sale.

•	To the extent CCL does not make available all or part of a scheduled delivery, CCL will pay CMI UK an amount equal to, for each MMBtu of shortfall: (a) the price incurred by CMI UK for the purchase of a replacement quantity of LNG or Gas, or, in the event a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo’s originally scheduled destination, minus (b) the contract sales price under the CMI Base SPA, plus (c) costs (including transportation costs) incurred by CMI UK due to such shortfall, plus (d) costs incurred by CMI UK associated with idling an LNG tanker scheduled to load the shortfall quantity, minus (e) cost savings realized by CMI UK due to the shortfall. If, as a result of CCL’s failure to make available a scheduled delivery, a partial cargo is made available to CMI UK but deemed unsafe for loading and/or transporting and rejected by the master of the relevant CMI UK LNG tanker, then such quantity will be included in the shortfall calculation.

•	If CCL expands, modifies or plans to expand or modify the CCH Terminal Facility to provide new products (besides LNG) or new services (besides liquefaction services) to customers, then prior to CCL offering such products or services to any other person, CCL shall offer such products or services to CMI UK.

•	Prior to making a positive final investment decision for any Train, CCL shall not enter into or amend any third-party LNG SPA that has such Train as its designated Train if (i) doing so would bring total SPA commitments for that Train to greater than 182,500,000 MMBtu for any contract year or (ii) such third-party LNG SPA requires or allows the sale of LNG thereunder prior to the date of first commercial delivery of the designated Train under such third-party LNG SPA. However, the following agreements are exempt from the foregoing restriction: (i) the Iberdrola SPA, (ii) the Pertamina SPA, (iii) the EDF SPA, and (iv) any other third-party LNG SPA consented to by CMI UK in writing.

•	After making a positive final investment decision for any Train, CCL may enter into or amend a third-party LNG SPA with such Train as its designated Train only to the extent that the additional annual contract quantities to be sold by CCL pursuant to such agreement or amendment directly or indirectly replace in whole or in part the annual contract quantity of any third-party LNG SPA with the same designated Train. However, the CMI Foundation SPA is exempt from the foregoing restriction.

•	CCL may not offer or commit to sell LNG from the CCH Terminal Facility to any third party except (a) pursuant to an LNG SPA that specifies a designated Train in compliance with the foregoing pre-and post-final investment decisions contracting restrictions, (b) as permitted pursuant to the CMI Base SPA, or (c) to the extent such LNG becomes available because another buyer of CCL fails to take LNG and CCL has a contractual obligation to mitigate losses.

•	CCL will designate the date of first commercial delivery for the first Train that is commercially operable within the 180-day period commencing 48 months after the date the conditions precedent to the CMI Base SPA have been satisfied or waived. Such 48-month period will be adjusted to reflect the guaranteed substantial completion date under the EPC Contract (T1/T2) of the first Train that is commercially operable provided that such adjustment shall not exceed 12 months. CCL must designate the date of first commercial delivery subject to notifications in narrowing window periods during this 180-day period. CCL must first notify CMI UK of a 90-day period, then a 60-day period, and finally a 30-day period occurring within the 180-day window, during which the date of first commercial delivery will occur. If CCL does not designate the date of first commercial delivery within the final 30-day period, the date of first commercial delivery will be the last day of such 30-day period. Each period may be extended on a day-by-day basis due to force majeure provided that such extension shall not exceed 455 days in aggregate. If the first Train has not become commercially operable by the last day of such 30-day period, the date of first commercial delivery shall be the first day on which the first Train becomes commercially operable, as notified by CCL to CMI UK. CMI UK may elect to terminate the CMI Base SPA by providing notice no later than 210 days after the last day of the final window period if the date of first commercial delivery does not occur within 180 days after the last day of the final window period.

The conditions precedent to the effectiveness of the CMI Base SPA were satisfied on May 8, 2015 and this SPA is currently effective.

Term

The LNG delivery, payment and related provisions of the CMI Base SPA will have a 20-year term, commencing on the date of first commercial delivery for the first Train that is commercially operable (as determined in accordance with the CMI Base SPA). On or before the 17th anniversary of the date of first commercial delivery, CMI UK will have the right to extend the 20-year term for an additional period of up to 10 years, provided that (i) one or more customers agrees to purchase LNG or liquefaction services from the CCH Terminal Facility (including under the CMI Foundation SPA, but excluding under the CMI Base SPA) for delivery in each contract year of the extension period elected by CMI UK; and (ii) CCL or an affiliate of CCL is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all approvals, including LNG export authorizations, necessary for the continued operation of the CCH Terminal Facility during the extension period elected by CMI UK.

Transport Responsibilities

Title to, and all risks in respect of, the LNG sold by CCL pursuant to the CMI Base SPA shall pass from CCL to CMI UK as the LNG passes through the flange coupling of the LNG intake manifold of the relevant LNG tanker at the CCH Terminal Facility. CMI UK shall provide or cause to be provided all necessary transportation from this point for all quantities of LNG provided by CCL.

Force Majeure

Force majeure is defined (subject to certain exceptions) as any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) by the party claiming force majeure or an affiliate of the party claiming force majeure, and that prevents or delays in whole or in part such party’s performance of one or more of its obligations under the CMI Base SPA, including the withdrawal, denial, or expiration of, or failure to obtain, any governmental approvals or export authorizations.

For CCL, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the CCH Terminal Facility or any directly connecting pipeline, including the Corpus Christi Pipeline or (y) the liquefaction and loading facilities at the alternate source (but only for cargoes supplied from such alternate source); and

•	any event that would constitute an event of force majeure under any agreement between CCL and operators of any directly connecting pipeline for gas transportation services; provided, however, that an event of force majeure affecting a party to such agreement shall constitute force majeure under the CMI Base SPA only to the extent that it meets the definition of force majeure in the CMI Base SPA.

In respect of CMI UK, force majeure specifically includes, but is not limited to, events affecting the ability of CMI UK LNG tankers to receive and transport LNG, but only with respect to cargoes that are scheduled to be transported on such CMI UK LNG tankers.

The party affected by an event of force majeure shall use commercially reasonable efforts to overcome or mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the CMI Base SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

In addition to the cover damages and suspension fees described above, the parties have agreed that liquidated damages shall be payable by CCL to CMI UK as the sole and exclusive remedy with respect to:

•	a CMI UK LNG tanker exceeding the allotted berth time for reasons not due to CMI UK or otherwise excused; and

•	a CMI UK LNG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the CCH Terminal Facility and/or commencement of LNG transfer due to an event occurring at the CCH Terminal Facility that is not otherwise excused.

Limitations on CCL’s Liability

CCL’s maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to CMI UK under the CMI Base SPA) as of any given date shall not exceed an amount equal to $600,000,000.

Liabilities and Indemnification

Each party liable to the other for reasonably foreseeable losses due to breach of any obligation under the CMI Base SPA. However, neither party is liable to the other for indirect, incidental, consequential or exemplary losses, loss of income or profits, failure of performance or delay in performance due to force majeure, or losses due to claims against the other party by a third party, except as expressly provided in the CMI Base SPA, and in all cases subject to certain express remedies in the CMI Base SPA.

Each party is required to indemnify the other from any losses arising out of the indemnifying party’s breach of any or all of the obligations set forth in provisions governing compliance with trade laws, compliance with applicable anti-bribery, anti-corruption and similar laws, recordkeeping and audit, or any breach of the indemnifying party’s representation and warranty that its business practices as of the effective date of the CMI Base SPA are in compliance with applicable anti-bribery, anti-corruption and similar laws.

Termination

A party has the right to terminate the CMI Base SPA if:

(a) the other party declares force majeure (as defined and provided in the CMI Base SPA) one or more times and the interruptions from such force majeure aggregate 24 months during any 36-month period and result in the other party being prevented from making available or taking, as applicable, 50% or more of the annualized annual contract quantity of LNG during that period;

(b) the other party fails to make available, or take delivery of, as applicable, 50% of the cargoes scheduled during any 12-month period;

(c) a bankruptcy event (as defined in the CMI Base SPA) occurs with respect to the other party;

(d) the other party fails to pay, or cause to be paid when due, any amounts in the aggregate that are in excess of $30 million for a period of 10 days or more following the due date; or

(e) the other party breaches its representation and warranty regarding business practices or causes the terminating party to violate any laws applicable to the terminating party.

CCL has the right to terminate the CMI Base SPA if: (i) CMI UK fails to execute certain direct agreements required by the CMI Base SPA within 60 days following CCL’s request; (ii) CMI UK violates applicable trade laws; or (iii) CMI UK violates provisions of the CMI Base SPA restricting use of the LNG. In addition, CMI UK has the right to terminate the CMI Base SPA if the date of first commercial delivery does not occur in the specified timeframe.

CMI UK has the right to terminate the CMI Base SPA if the first Train does not timely commence commercial operations.

Taxes and Assignment

Under the CMI Base SPA, CCL and CMI UK are responsible for certain taxes, and each party may assign the CMI Base SPA in its entirety to its affiliates, subject to certain restrictions. Other assignments are permitted only to CCL’s lenders or with consent (not to be unreasonably withheld) as provided in the CMI Base SPA.

Export Authorizations Letter

See “Description of Material Project Agreements—Export Authorization Letter.”

Management Services Agreement between Cheniere Energy Shared Services, Inc. and CCL

See “Description of Material Project Agreements—Management Services Agreement between Cheniere Energy Shared Services, Inc. and CCL.”

Management Services Agreement between Cheniere Energy Shared Services, Inc. and CCP

See “Description of Material Project Agreements—Management Services Agreement between Cheniere Energy Shared Services, Inc. and CCP.”

CEI Equity Contribution Agreement

See “Description of Material Project Agreements—CEI Equity Contribution Agreement.”

Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCL

See “Description of Material Project Agreements—Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCL.”

Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCP

See “Description of Material Project Agreements—Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCP.”

Gas and Power Supply Services Agreement between CCL and Cheniere Energy Shared Services, Inc.

See “Description of Material Project Agreements—Gas and Power Supply Services Agreement.”

ERISA CONSIDERATIONS

Certain terms used and not defined in this section shall have the meanings attributed to such terms in the Glossary of Certain Finance Document Terms or the Glossary of Certain Defined Terms.

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the New Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans, and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“ERISA Similar Laws”).

The acquisition and holding of the New Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which CCH, the Guarantor, the Calculation Agent, the Registrar and Paying Agent or a Manager or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the New Notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued various prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the New Notes. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the New Notes, provided that neither the issuer of the New Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided, further, that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the New Notes or any interest therein will be deemed to have represented by its purchase and holding of the New Notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the New Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non- ERISA Arrangement or (2) the purchase and holding of the New Notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable ERISA Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the

New Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under ERISA Similar Laws, as applicable. Purchasers of the New Notes have exclusive responsibility for ensuring that their purchase and holding of the New Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of ERISA Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material U.S. federal income tax consequences relevant to the exchange of New Notes for Old Notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 9, 2017, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the New Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Old Notes have been exchanged for New Notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Andrews Kurth Kenyon LLP, Houston, Texas.

EXPERTS

The consolidated and combined financial statements of Cheniere Corpus Christi Holdings, LLC as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in the presentation of cash flows.

The financial statements of Corpus Christi Liquefaction, LLC and Cheniere Corpus Christi Pipeline, L.P. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and the financial statements of Corpus Christi Pipeline GP, LLC as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016 and the period from September 11, 2014 through December 31, 2014 included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2016 financial statements of Corpus Christi Liquefaction, LLC and Cheniere Corpus Christi Pipeline, L.P. refer to a change in the presentation of cash flows.

GLOSSARY OF CERTAIN FINANCE DOCUMENT TERMS

“Abandonment” means any of the following shall have occurred:

(a)	the abandonment, suspension or cessation of all or substantially all of the activities related to the Development or the abandonment, suspension or cessation of operations the Project Facilities, in each case, for a period in excess of 60 consecutive days (other than as a result of force majeure so long as CCH is diligently attempting to restart the Development or the Project Facilities); provided that if this is not accompanied by a formal, public announcement by CCH of its intentions as set forth in clause (b) below, such abandonment, suspension or cessation shall not have occurred unless, within 45 days following notice to CCH from the Security Trustee (who may be instructed by any Senior Creditor Group to deliver such notice) requesting CCH to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, CCH has not delivered such certificate or resumed such activities or, if such certificate is delivered, CCH has nevertheless not resumed such activities within 90 days following receipt of the notice from the Security Trustee;

(b)	a formal, public announcement by CCH of a decision to abandon, cease or indefinitely defer or suspend the Development for any reason; or

(c)	CCH shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least A- (or the equivalent rating) from S&P or Fitch or at least A-3 (or the equivalent rating) from Moody’s, and, in any case, with a combined capital surplus of at least $1 billion.

“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Security Trustee that includes the following material terms:

(a)	an expiration date no earlier than 364 days following its issuance date;

(b)	allows the Security Trustee to make a drawdown of up to the stated amount in each of the circumstances described in Section 4.9(d) (Acceptable Debt Service Reserve LC) of the CSAA; and

(c)	the reimbursement and other payment obligations with respect to such letter of credit are not for the account of any Obligor.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the SEC, including any successor to S&P, Fitch or Moody’s.

“Accounts” has the meaning given under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Account Bank” means, initially, Mizuho Bank, Ltd. acting in its capacity as such (with any replacement to the initial Account Bank having a then-current credit rating at appointment by S&P at least equivalent to A+ or by Moody’s at least equivalent to A1 and being subject to receipt of consent in accordance with Section 9.9(b) (Resignation, Removal and Replacement of Account Bank) of the CSAA).

“Additional Proceeds Prepayment Account” means the additional proceeds prepayment account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Additional Senior Debt” means such additional senior secured debt as CCH may be permitted to incur under all Senior Debt Instruments then in effect and subject to the terms and conditions in such Senior Debt Instruments to the incurrence of such debt.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Applicable Expansion Debt Assets” has the meaning given under the caption “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt.”

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CCH and its Restricted Subsidiaries taken as a whole will be governed by the provisions described under the captions “Description of Senior Notes—Covenants Applicable to the Notes—Merger and Liquidation, Sale of All Assets” and not by the provisions described under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Asset Sales”; and

(b)	the issuance of Equity Interests in any of CCH’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50 million;

(ii)	a transfer of assets between or among CCH and/or its Restricted Subsidiaries;

(iii)	dispositions in compliance with any applicable court or governmental order;

(iv)	an issuance of Equity Interests by a Restricted Subsidiary to CCH or to any other Restricted Subsidiary;

(v)	the sale, lease or other disposition of (A) products, services, inventory or accounts receivable in the ordinary course of business or (B) obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Development;

(vi)	the sale, transfer or other disposition of cash or Authorized Investments;

(vii)	the settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(viii)	a Restricted Payment made in accordance with the indenture, a Permitted Investment or a Permitted Payment;

(ix)	the sale or other disposition of LNG (or other commercial products);

(x)	the sale of Gas in the ordinary course of business;

(xi)	the sale or other disposition of Permitted Investments;

(xii)	the sale of liquefaction and other services in the ordinary course of business;

(xiii)	the sale of any LNG related to additional liquefaction trains developed by CCH;

(xiv)	the transfer or novation of Permitted Hedging Instruments in accordance with the Finance Documents;

(xv)	conveyance of gas interconnection or metering facilities to gas transmission companies and conveyance of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Project Facilities;

(xvi)	any transaction or series of transactions permitted as described under the captions “Description of Senior Notes—Covenants Applicable to the Notes—Customary Lifting and Balancing Arrangements” or “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities”;

(xvii)	any single transaction or series of related transactions pursuant to the terms of an agreement existing on the Notes Issue Date; and

(xviii)	sale, lease, conveyance or other disposition of any assets or rights pursuant to Sharing Arrangements permitted as described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

“Asset Sale Offer” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Asset Sales.”

“Authorized Investments” means any U.S. Dollar denominated investments that are:

(a)	direct obligations of, or obligations the principal and interest on that are unconditionally guaranteed by, the United States of America (or any instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	investments in marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A” or higher from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment);

(c)	commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment) and, in each case, maturing within one year of acquisition thereof;

(d)	investments in certificates of deposit, banker’s acceptances and time deposits maturing or putable within one year from the date of acquisition thereof issued or guaranteed or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any member country of the Organization for Economic Co-Operation and Development, in either case, that has a combined capital and undivided surplus and undivided profits of at least $500 million;

(e)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; or

(f)	money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or at least 95% of the assets of which constitute Authorized Investments described in clauses (a) through (e) of this definition and/or U.S. Dollars; and (iii) have portfolio assets of at least $500 million.

“Authorized Officer” means:

(a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person;

(b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or a general partner of such Person; and

(c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Availability Period” means, with respect to the Term Loan Facility, the Term Loan Availability Period, and with respect to any other Loans, the period commencing on the date of first disbursement of such Loans and ending on the date of the termination or cancellation of all remaining Facility Debt Commitments pursuant to the terms of the corresponding Facility Agreement.

“Bankruptcy” means with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)	such Person shall file a voluntary petition in bankruptcy, or shall file any petition or answer or consent seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or shall apply for or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(b)	a case or other proceeding shall be commenced against such Person in a court of competent jurisdiction without the consent or acquiescence of such Person seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days;

(c)	a court of competent jurisdiction shall enter an order, judgment or decree approving a petition with respect to such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall consent to the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent of such Person and such appointment shall remain undischarged, unvacated and unstayed for an aggregate of 90 days (whether or not consecutive);

(d)	such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)	such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

(f)	such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Default” means a Loan Facility Event of Default triggered by the following events: (a) a Bankruptcy with respect to an Obligor or Holdco has occurred; or (b) prior to the Project Completion Date, a Bankruptcy with respect to Bechtel or the “Guarantor” as defined in the EPC Contract (T1/T2) has occurred.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Case Forecast” means the base case forecast attached to the Common Terms Agreement, as may be updated from time to time in accordance with the Common Terms Agreement.

“Base Committed Quantity” means not less than 398,697,500 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs as at the Closing Date (as defined in the CSAA); provided, that following the full payment of the required amount upon any LNG SPA Mandatory Prepayment, the Base Committed Quantity will be reduced to the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs used to calculate the amount of Senior Debt that CCH is not required to repay upon an LNG SPA Prepayment Event (as defined in Section 8.2 (LNG SPA Mandatory Prepayment) of the Common Terms Agreement); provided that, for purposes of the indenture, references to “Base Committed Quantity” shall be deemed to be references to “Indenture Base Committed Quantity.”

“Bechtel” means Bechtel Oil, Gas and Chemicals, Inc.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the board of directors, members or managers of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or managers or any controlling committee of managing members or managers thereof; and

(d)	with respect to any other Person, the board, managers or committee of such Person serving a similar function.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally authorized to be open for business: (a) in relation to any determination of the LIBOR required under the Finance Documents, London; and (b) in all other cases, The City of New York.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the schedule of minimum insurance or otherwise obtained with respect to the Obligors or the Project Facilities insuring the Obligors against business interruption or delayed start-up.

“Calculation Date” means the last day of the month immediately preceding the date on which a Restricted Payment is made.

“Calculation Period” shall mean, on any Calculation Date, for purposes of calculating Indenture Historical DSCR or Indenture Projected Fixed DSCR in connection with a Restricted Payment:

(a)	in the case of Indenture Historical DSCR, the period commencing 12 months prior to, and ending on, the applicable Calculation Date; provided that prior to the first anniversary of Substantial Completion of Train Two under the EPC Contract (T1/T2), the Calculation Period shall mean the period beginning on the first day of the first full month following Substantial Completion of Train Two under EPC Contract (T1/T2), and ending on the Calculation Date; and

(b)	in the case of Indenture Projected Fixed DSCR, the period commencing on the first day after the applicable Calculation Date through the following 12 month period (with such ratio being calculated on a pro forma basis giving effect to such Restricted Payment).

“Call Date” has the meaning given under the caption “Description of Senior Notes—Optional Redemption.”

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited or membership interests (however designated)); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such instrument includes any right of participation with Capital Stock, shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Obligors during such period, including:

(a)	fees and other amounts received by CCL under the LNG SPAs;

(b)	earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Service Reserve Account or any account established to prefund interest on any Senior Debt, if any, in any case, that are not transferred to the Revenue Account pursuant to the CSAA);

(c)	any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the CSAA;

(d)	all cash paid to the Obligors during such period as Business Interruption Insurance Proceeds;

(e)	proceeds from the transfer, sale or disposition of assets or rights of the Obligors in the ordinary course of business in accordance with Section 12.17 (Sale of Project Property) of the Common Terms Agreement (other than as set forth in sub-clause (iii) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;

(f)	amounts paid under any Material Project Agreement;

(g)	amounts received under Permitted Hedging Instruments other than in respect of interest rates; and

(h)	solely with respect to calculation of the Historical DSCR for purposes of compliance with Section 12.25 (Historical DSCR) of the Common Terms Agreement, all cash paid to CCH during the applicable period from any direct or indirect owner of CCH by way of Equity Funding (in each case as otherwise permitted pursuant to the terms of the Finance Documents), but excluding, in each case:

(i)	all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;

(ii)	proceeds of third-party liability insurance;

(iii)	proceeds of the sale of assets permitted by Section 12.17(c) or (l) (Sale of Project Property) of the Common Terms Agreement unless and until applied to procure a replacement for such assets;

(iv)	proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Obligors pursuant to any guarantees) permitted by Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement other than amounts received under Permitted Hedging Instruments included under clause (g) above; and

(v)	except as provided in clause (h) above, Equity Funding received from Cheniere or any direct or indirect holders of equity interests of CCH; and any cash deposited into the Additional Proceeds Prepayment Account;

provided that, for purposes of the indenture, the definition of Cash Flow shall also:

(1) include (instead of sub-clause (h) above):

(x) solely with respect to calculation of Indenture Historical DSCR, (I) all cash paid to CCH and/or its Restricted Subsidiaries during the applicable period from any direct or indirect owner of CCH and/or its Restricted Subsidiaries by way of equity contribution or Subordinated Debt (as permitted pursuant to the terms of the Senior Debt Instruments then in effect) and (II) in the case of the first Restricted Payment made after the expiry or termination of any period during which the making of Restricted Payments has been restricted, any cash then on deposit in the Secured Accounts (without double counting any other amounts of Cash Flow taken into account in the calculation of the Indenture Historical DSCR); and

(y) with respect to calculation of Indenture Projected Fixed DSCR for any purpose other than such calculation under clause (b) of the covenant under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Restricted Payments,” any cash projected to be on deposit in the Secured Accounts at the commencement of such period as a result of a restriction on making of Restricted Payments applicable prior to such period; and

(2) exclude (instead of sub-clauses (iii) and (iv) above):

(x)	proceeds from the sale, lease or other disposition of obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Development, as described in sub-clause (B) of clause (v) under the definition of “Asset Sale” hereunder and dispositions of Project Property if an Obligor replaces such Project Property within 180 days following such disposition or has obtained a commitment to replace such Project Property within 180 days following such disposition and replaces such Project Property within 270 days following such disposition; and

(y)	proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Obligors pursuant to any guarantees) permitted by the indenture as described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Limitation on Indebtedness” other than amounts received under Permitted Hedging Instruments included under clause (g) above.

“Cash Flow Available for Debt Service” means, for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Fixed Projected DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Project Completion Date that are

Project Costs, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Project Completion Date relating to expenditure on items that were, as of the Project Completion Date, outstanding or punch list items under the EPC Contract (T1/T2) that are paid out of Senior Debt or Equity Funding; provided that, for purposes of the indenture, references to “Cash Flow Available for Debt Service” shall be deemed to be references to “Indenture Cash Flow Available for Debt Service.”

“Catastrophic Casualty Event” means any Event of Loss where Insurance Proceeds or Condemnation Proceeds are received in an aggregate amount for a single loss or related series of losses exceeding $500 million.

“CCH” means Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company. CCH is also referred to as the “Borrower” or the “Company” under certain Finance Documents.

“CCL” means Corpus Christi Liquefaction, LLC, a Delaware limited liability company.

“CCL Management Services Agreement” means the management services agreement, dated as of May 13, 2015, entered into between CCL and Manager.

“CCL Project” has the meaning given under the caption “Prospectus Summary—Overview of the CCL Project.”

“CCP” means Cheniere Corpus Christi Pipeline, L.P., a Delaware limited partnership.

“CCP Construction Contracts” means a Subsequent Material Project Agreement that is a construction contract with respect to the pipeline, metering or compression of the Corpus Christi Pipeline. As of the date hereof, the CCP Construction Contracts are:

(a)	the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 10, 2016, between Cheniere Corpus Christi Pipeline, L.P. and Associated Pipe Line Contractors, Inc.;

(b)	the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 3, 2016, between Cheniere Corpus Christi Pipeline, L.P. and Ref-Chem, L.P.; and

(c)	the Construction Agreement for the Corpus Christi Pipeline Project, dated as of November 4, 2016, between Cheniere Corpus Christi Pipeline, L.P. and Sunland Construction, Inc.

“CCP GP” means Corpus Christi Pipeline GP, LLC, a Delaware limited liability company.

“CCP Management Services Agreement” means the management services agreement, dated as of May 13, 2015, entered into between CCP and Manager.

“CEI Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of May 13, 2015, entered into between CCH and Cheniere.

“Certificated Notes” has the meaning given under the caption “Description of Senior Notes—Exchange of Global Notes for Certificated Notes.”

“CCP Pipeline Precedent Agreement” means the transportation precedent agreement, dated July 21, 2014, as amended on May 13, 2015, between CCP and CCL pursuant to which firm transportation capacity is secured through the Corpus Christi Pipeline.

“CEI Revolving Credit Facility” means Cheinere’s $750 million senior secured revolving credit facility.

“Cessation Notice” means the notice provided by the Intercreditor Agent to the Security Trustee, CCH and each Facility Lender upon learning of the cessation of a Loan Facility Event of Default; provided that, for purposes of the indenture, “Cessation Notice” has the meaning given under the caption “Description of Senior Notes—Events of Default and Remedies—Waivers of Defaults and Acceleration.”

“Change in Law” means the occurrence, after the signing date of the Term Loan Facility, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority;

provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means Cheniere and its Affiliates (a) until one year after the Project Completion Date, shall fail to own, directly or indirectly in the aggregate, more than 50% of the ownership interests in us or control, directly or indirectly, voting rights of more than 50% of the votes of all classes in us or (b) more than one year after the Project Completion Date, shall fail to own, directly or indirectly in the aggregate, more than 25% of the ownership interests in us or control, directly or indirectly, voting rights of more than 25% of the votes of all classes in us; provided that, for purposes of the indenture, references to “Change of Control” shall be deemed to be references to “Indenture Change of Control.”

“Change of Control Offer” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Change of Control.”

“Change of Control Payment” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Change of Control.”

“Change of Control Payment Date” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Change of Control.”

“Change of Control Triggering Event” means the occurrence of a Indenture Change of Control; provided that, on and following the Project Completion Date, a Change of Control shall not be deemed to have occurred if CCH shall have received letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the applicable series of New Notes, CCH shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated Change of Control and that, if such event occurs, such Acceptable Rating Agency would reaffirm the then current rating of the applicable series of New Notes as of the date of such event.

“Change Order” means (i) a written order issued by CCL to Bechtel, (ii) a written instrument signed by both CCL and Bechtel, or (iii) a determination issued pursuant to the EPC Contract (T1/T2), which authorizes an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of the EPC Contract (T1/T2).

“Cheniere” has the same meaning as is given to “Sponsor” below.

“Clearstream” means Clearstream Banking, S.A.

“CMI (UK) LNG SPAs” means the (a) Amended and Restated Base LNG Sale and Purchase Agreement (FOB), dated as of November 28, 2014, between CCL and CMI (UK), as amended on June 26, 2015 and

(b) Amended and Restated Foundation Customer LNG Sale and Purchase Agreement (FOB), dated as of November 28, 2014 between CCL and CMI (UK), as amended on June 26, 2015, in each case in the form delivered to the Intercreditor Agent prior to or on the Signing Date or in such other form as may be approved by the Intercreditor Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any property right or interest subject to a Security Interest.

“Collateral Parties” means the Obligors and Holdco, and “Collateral Party” shall have a corresponding meaning.

“Common Terms Agreement” means the Common Terms Agreement, dated as of May 13, 2015, among CCH as the Borrower, the Guarantors, the Term Loan Facility Agent and each other Facility Agent on behalf of its respective Facility Lenders, and the Intercreditor Agent providing common representations, warranties, undertakings and events of default. For the avoidance of doubt, (i) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (ii) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“ConocoPhillips” means ConocoPhillips Company, a corporation incorporated in the State of Delaware.

“Construction Account” means the construction account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:

(a)	with respect to any Loan Facility Declared Default, Indenture Declared Event of Default or other comparable event of default under any other Senior Debt Instrument, that such default has occurred without the need for declaration, or been declared by required Senior Creditor action, in each case in conformity with the requirements of the Common Terms Agreement or such other Senior Debt Instrument, as the case may be, and no Cessation Notice shall have been given with respect thereto;

(b)	with respect to any Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or other unmatured default under any other Senior Debt Instrument, that such unmatured default has occurred and has not been waived or cured; and

(c)	with respect to any Loan Facility Event of Default, Indenture Event of Default or other event of default under any other Senior Debt Instrument, that such event of default has occurred and has not been declared, waived or cured;

provided that, for purposes of the indenture, “Continuing” means:

(a)	with respect to an Indenture Declared Event of Default, that such default has occurred without the need for declaration, or been declared by the Indenture Trustee in conformity with the requirements of the indenture, and no Cessation Notice shall have been given with respect thereto;

(b)	with respect to any Unmatured Indenture Event of Default, that such unmatured default has occurred and has not been waived or cured; and

(c)	with respect to any Indenture Event of Default, that such event of default has occurred and has not been declared, waived or cured.

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Corpus Christi Pipeline” means the 23-mile long, 48-inch-diameter bi-directional Gas pipeline and related compressor stations, meter stations and required interconnects, originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Corpus Christi Terminal Facility” means the facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, comprising a liquefaction facility comprised of two Trains, each with a nominal production capacity of approximately 4.5 mtpa, two LNG storage tanks, each with a working capacity of 160,000 cubic meters, one marine berth and (i) with related onsite and offsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Covered Modification” has the meaning given under the caption “Description of Senior Notes—Certain Intercreditor Arrangements—Intercreditor Voting in Common Security and Account Agreement.”

“CSAA” means the Common Security and Account Agreement, dated as of May 13, 2015, among CCH as the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Security Trustee and the Account Bank.

“CTA Payment Date” means (i) each Quarterly Payment Date, (ii) the date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Facility Agreement, including the Common Terms Agreement, and (iii) the scheduled Final Maturity Date under each Facility Agreement.

“Date Certain” means the DFCD Deadline under the EDF SPA.

“Date of First Commercial Delivery” or “DFCD” has the meaning given in the applicable LNG SPA.

“Decision” means any notice, consent, decision, approval, instruction, judgment, direction, objection or Modification.

“Declared Event of Default” means an Event of Default that has been declared or is otherwise deemed to have been declared by a Senior Creditor Group Representative under its Senior Debt Instrument (acting on behalf of the Senior Creditors under, and in accordance with, such Senior Debt Instrument) or otherwise is deemed to have been declared in accordance with the terms of the relevant Senior Debt Instrument. A “Declared Event of Default” includes an Indenture Declared Event of Default.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project Facilities that are required to be paid by Bechtel or any other counterparty to a Material Project Agreement for or on account of any delay.

“Depositary” means a common depositary for Euroclear and Clearstream.

“Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if CCH so elects, the import of LNG to the extent any Obligor has all necessary Permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have corresponding meanings.

For the avoidance of doubt, any Trains other than Train One and Train Two shall not be part of the Development and any facilities related thereto shall not be part of the Project Facilities for purposes of the Finance Documents unless and until the development of such other Trains has been undertaken pursuant to an Expansion otherwise permitted under the Finance Documents.

“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Obligors payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Obligors.

“DFCD Deadline” means the date, under each of the Qualifying LNG SPAs, that is 60 days prior to the date on which each LNG Buyer would have the right to terminate its respective LNG SPA for any failure to achieve the date of first commercial delivery by such date, as extended by any waivers, modifications or amendments to its respective LNG SPA in accordance with Section 8.3 (Amendment of LNG SPAs) of the Common Terms Agreement, but without giving effect to cure rights under any agreement between the Security Trustee under the CSAA and such LNG Buyer. “DFCD Deadlines” shall have a corresponding meaning.

“Direct Agreements” are the agreements described in Section 3.4 (Direct Agreements) of the CSAA, and “Direct Agreement” shall have a corresponding meaning.

“Disbursement Account” means the disbursement account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Pre-Completion Cash Flows.”

“Discharge Date” means (a) with respect to the Senior Debt Obligations under a Senior Debt Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor), the Senior Debt Commitments thereunder shall have been terminated, expired or been reduced to zero and all letters of credit thereunder (if any) shall have been terminated or collateralized in accordance with the provisions of such Senior Debt Instrument; (b) with respect to the Senior Debt Obligations under a Permitted Senior Debt Hedging Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor) and such Permitted Senior Debt Hedging Instrument shall have terminated or expired; and (c) with respect to all Senior Debt Obligations, collectively, the date on which each of the above shall have occurred with respect to each then-existing Senior Debt Instrument and Permitted Senior Debt Hedging Instrument and any other Senior Debt Obligations owing to the Intercreditor Agent, Facility Agents, Security Trustee or other Secured Parties shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations that by their terms survive and with respect to which no claim has been made by the applicable Secured Party).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the applicable series of New Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CCH to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CCH may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the requirements described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Obligors may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of CCH that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of CCH.

“EDF SPA” means the LNG SPA between CCL and Électricité de France, S.A, dated July 17, 2014, as amended on February 24, 2015 and July 15, 2015.

“EIG Note Purchase Agreement” means the amended and restated note purchase agreement, dated as of March 1, 2015, by and among Cheniere CCH HoldCo II, LLC, as issuer, Cheniere Energy, Inc., as Parent (and solely for the purposes of agreeing to Article 9 thereof), EIG Management Company, LLC, as administrative agent, The Bank of New York Mellon, as collateral agent, and certain other parties thereto.

“El Campesino Contingent SPA” means the amended and restated LNG SPA between CCL and Central El Campesino, S.A., dated December 27, 2016, pursuant to which CCL will sell LNG to El Campesino in the event of a termination of the El Campesino SPA for certain reasons specified therein.

“El Campesino SPA” means the amended and restated LNG sale and purchase agreement between CMI UK and Central El Campesino S.A., dated December 27, 2016.

“Endesa SPA No. 1” means the LNG SPA between CCL and Endesa Generación, S.A. (which was subsequently assigned to Endesa S.A. on April 7, 2014), dated April 1, 2014, as amended on July 23, 2015.

“Endesa SPA No. 2” means the LNG SPA between CCL and Endesa S.A., dated April 7, 2014, as amended on July 23, 2015.

“Enforcement Proceeds Account” means the enforcement proceeds account described under the caption “Description of Security Documents—Common Security and Account Agreement—Enforcement of Security Interests—Order of Application.”

“EPC Contract (T1/T2)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and Bechtel, dated as of December 6, 2013, for Train One and Train Two pursuant to which the Corpus Christi Terminal Facility will be constructed, as modified from time to time based on permitted changes.

“EPC Contract (T3)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and Bechtel, dated as of December 6, 2013 for Train Three pursuant to which the Corpus Christi Terminal Facility will be constructed, as modified from time to time based on permitted changes.

“EPC Contracts” means the EPC Contract (T1/T2) and the EPC Contract (T3), each an “EPC Contract.”

“EPC Escrow Account” means the EPC escrow account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“EPC Force Majeure” means “Force Majeure” as defined in the EPC Contract (T1/T2).

“Equity Funding” means contributions made to CCH in the form of (a) Subordinated Debt, equity funding and payment of costs incurred by the Obligors prior to the Signing Date and Cash Flows that are applied or committed to be applied towards pre-Project Completion Date Project Costs, and, following the Project Completion Date, towards other capital expenditures in respect of the Project Facilities; provided that such Cash Flows following the Project Completion Date would qualify to be distributed as Restricted Payments based on meeting the conditions set forth in Section 11.1 of the Common Terms Agreement or are otherwise eligible to be used for Required Capital Expenditures, and (b) in-kind contributions of real property up to $51 million as set forth in an appraisal provided by the Obligors; provided that, for purposes of the indenture, the proviso set forth in clause (a) of this definition shall be replaced with the following: “; provided that such Cash Flows following the Project Completion Date would qualify to be distributed as Restricted Payments based on meeting the conditions set forth in the indenture, as described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Restricted Payments” or are otherwise eligible to be used for Required Capital Expenditures.”

“Equity Interests” means, with respect to any Person, any of the shares of Capital Stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options or rights are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Equity Proceeds Account” means the equity proceeds account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Euroclear” means Euroclear Bank S.A./N.V.

“Event of Default” means a Loan Facility Event of Default, an Indenture Event of Default or any comparable Obligor event of default under any other Senior Debt Instrument entered into after the date of the CSAA.

“Event of Loss” means any event that causes Project Property, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project Facilities, any Equity Interests in the Obligors or any other part of the Security Interests.

“Excess Loss Proceeds” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Events of Loss.”

“Excess Loss Proceeds Offer” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Events of Loss.”

“Excess Proceeds” has the meaning given under the caption has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any escrow account established under the EPC Contracts and all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with)

cash collateral accounts for deposits permitted under the definition of “Permitted Liens”, payroll and other employee wage and benefit accounts, if any, tax accounts, escrow accounts and margin accounts for Permitted Hedging Instruments in the ordinary course of business.

“Excluded Assets” means:

(a)	any assets or property rights of the Obligors of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law would be rendered ineffective pursuant to any other applicable law); provided, however, that the Collateral shall include (and the Security Interests shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and the Security Interests shall attach immediately to any portion of such assets or property rights not subject to the provisions in this sub-clause (a); provided further that the exclusions referred to in this sub-clause (a) shall not include any proceeds of such assets or property rights;

(b)	any Permit, lease, license, easement, contract or agreement (other than any Material Project Agreement) to which an Obligor is a party or any of its rights or interests thereunder or any property or assets of an Obligor, in each case if and only to the extent that: (i) the grant of a Security Interest hereunder shall constitute or result in a breach of a term or provision of, the termination or forfeiture of (or ability of the other party to void or revoke) or a default, under the terms of, such Permit, lease, license, easement, contract or agreement; or (ii) a grant of security interests therein would require governmental consent, approval, license or authorization that has not been obtained; provided, however, that (A) the Collateral shall include (and such Security Interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal terms or provisions or governmental consent, approval, license or authorization referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such Permit, lease, license, easement, contract, agreement, property or asset not subject to the provisions specified in this subclause (ii); and (B) such exclusion shall not apply (x) to the extent the prohibition is ineffective under applicable anti-assignment provisions of the UCC or other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC) or (y) to proceeds and receivables of the assets referred to in this sub-clause (ii);

(c)	any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d)	all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) cash collateral accounts for deposits permitted under the definition of “Permitted Liens,” payroll and other employee wage and benefit accounts, if any, tax accounts, escrow accounts and margin accounts for Permitted Hedging Instruments in the ordinary course of business (excluding any escrow account established under the EPC Contracts and the funds or other property held in or maintained in any such account, which shall be subject to Section 3.2(b)(iii)) (collectively, “Excluded Unsecured Accounts”) and the funds or other property held in or maintained in any such account;

(e)	without duplication of sub-clause (d) above, property owned by an Obligor that is subject to a Permitted Lien pursuant to subclauses (b), (c), (but excluding any escrow account established under the EPC Contracts), (f) (other than to the extent covered by sub-clause (f) below) or (k) of the definition thereof; provided, however that no property owned by an Obligor shall be an Excluded Asset solely by reason of being subject to a Permitted Lien unless such Permitted Lien prohibits the granting pursuant to the CSAA of the respective security interest in such property;

(f)	property owned by an Obligor that is subject to a purchase money Lien or capital lease permitted under each of the Senior Debt Instruments (including, to the extent applicable, Section 12.14(g) (Limitation on Indebtedness) of the Common Terms Agreement and any comparable provision in any other Senior Debt Instrument then in effect) if the agreement pursuant to which such Lien is granted (or the document providing for such capital lease) prohibits, or requires the consent of any Person other than such Obligor which has not been obtained as a condition to, the creation of any other Lien on such property;

(g)	the Obligor’s right, title and interest, as tenant, subtenant or assignee under any real property sub-lease or lease, including in respect of any fixtures related to such real property, for offices so long as such offices are not located on the Site;

(h)	insurances covering workers’ compensation and employers’ liability and any proceeds thereof; and

(i)	those assets as to which the Security Trustee and CCH reasonably agree from time to time in writing that either (i) the cost of obtaining a security interest in or perfection thereof, (ii) the adverse tax consequences to the Obligors, or (iii) the adverse regulatory consequences to the Obligors, the Project Facilities or the Development in each case, is or are excessive in relation to the benefit to the Secured Parties of the security afforded thereby.

“Expansion” means a construction contract or contracts with respect to the development of Trains, and related loading, transportation and storage facilities, in addition to the Initial Development that contain obligations and liabilities which, in the aggregate, are in excess of $50 million (or equivalent provision in any other Senior Debt Instrument); provided that, for purposes of the indenture, “Indenture Expansion” has the meaning given under the caption “Description of Senior Notes—Incurrence of Senior Debt—Expansions.”

“Expansion Accounts” means the expansion accounts described under the caption “Description of Security Documents—Common Security and Account Agreement—Expansion Accounts.”

“Expansion Construction Account” means the expansion construction account described under the caption “Description of Security Documents—Common Security and Account Agreement—Expansion Accounts.”

“Expansion Disbursement Account” means the expansion disbursement account described under the caption “Description of Security Documents—Common Security and Account Agreement—Expansion Accounts.”

“Expansion Equity Funding Commitment” has the meaning given under the caption “Description of Senior Notes—Expansions—Conditions to Expansion.”

“Expansion Equity Proceeds Account” means the expansion equity proceeds account described under the caption “Description of Security Documents—Common Security and Account Agreement—Expansion Accounts.”

“Expansion Senior Debt” has the meaning given under the caption “Description of Other Indebtedness—Common Terms Agreement—Additional Senior Debt—Expansion Senior Debt;” provided that, for purposes of the indenture, “Indenture Expansion Senior Debt” has the meaning given under the caption “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt.”

“Export Authorization” means a long-term, multi-contract authorization issued by the DOE to export LNG from the Corpus Christi Terminal Facility, including the FTA Authorization and Non-FTA Authorization.

“Export Authorization Remediation” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

“External Train” means one or more Trains, and related storage, loading and other ancillary infrastructure, if any, constructed at or adjacent to the site of, the Development and is not owned by CCH or a Restricted Subsidiary.

“External Train Entity” means the entity undertaking development of the External Train.

“Facility Agent” means the facility agent under any Facility Agreement.

“Facility Agreements” means the Term Loan Facility Agreement and any individual loan facility agreements (not including any Indenture or facility agreement for a “term loan B” financing that CCH has elected to treat as an Indenture) evidencing permitted Replacement Senior Debt, Working Capital Debt, PDE Senior Debt and Expansion Senior Debt (and for which the Facility Agents have acceded to the Common Terms Agreement and to the Common Security and Account Agreement), in each case as required thereby, and “Facility Agreement” shall have a corresponding meaning.

“Facility Debt Commitment” means the aggregate principal amount of Loans and letters of credit any Facility Lender is committed to disburse to or issue on behalf of CCH as the borrower under any Facility Agreement.

“Facility Lenders” means the Term Lenders and the lenders under any other Facility Agreements entered into after the Signing Date, and “Facility Lender” shall have a corresponding meaning.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of CCH (unless otherwise provided in the indenture).

“FERC Order” means the Order Granting Authorization Under Section 3 of the Natural Gas Act and Issuing Certificates (149 FERC ¶ 61,283 (2014)) issued December 30, 2014 by FERC pursuant to Section 3 and Section 7 of the Natural Gas Act, granting the applications filed on August 31, 2012, in Docket No. CP12-507-000 and Docket No. CP12-508-000 to site, construct and operate the Corpus Christi Terminal Facility and to construct and operate the Corpus Christi Pipeline.

“Final Maturity Date” means, with respect to each of the Facility Agreements, the date on which all Senior Debt under such Facility Agreement comes due, whether upon acceleration or otherwise.

“Finance Documents” means, together, each of:

(a)	the Common Terms Agreement;

(b)	the CSAA;

(c)	the individual Facility Agreements;

(d)	any Indenture;

(e)	the Security Documents;

(f)	the Direct Agreements;

(g)	the Senior Notes;

(h)	the Intercreditor Agreement;

(i)	any fee letters with parties providing financing (other than any Equity Funding);

(j)	any Permitted Senior Debt Hedging Instrument; and

(k)	any other document the Intercreditor Agent (acting on the instructions of the requisite intercreditor parties) designates, with the consent of CCH (such consent not to be unreasonably withheld), a Finance Document;

provided that when used with respect to the Facility Lenders, such term shall not include any Indenture or Senior Notes and when used with respect to the Senior Notes, such term shall not include the Common Terms Agreement, any Facility Agreement or any other Finance Document to which the Indenture Trustee is not a party or under which security is not intended to be granted for the benefit of the Senior Notes; and

provided, further, that for purposes of the indenture, “Finance Document” shall include any other document designated as a Finance Document by CCH and the Security Trustee (on instruction from Requisite Secured Parties).

“First Tier Equity Funding” means funding in the form of equity irrevocably committed or otherwise contributed to CCH in an amount equal to $1,499 million.

“Fitch” means Fitch Ratings, Ltd. or any successor thereto.

“Fixed Projected DSCR” means, for each Quarterly Payment Date during the applicable period beginning no earlier than the first repayment date under the Term Loan Facility, the ratio of:

(a)	the Cash Flow Available for Debt Service projected for such period, calculated solely with respect to the fixed price component under Qualifying LNG SPAs then in effect, which, for the avoidance of doubt, shall not take into account variable costs of the Development related to the variable price component under such Qualifying LNG SPAs; to

(b)	Senior Debt Obligations projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Senior Debt or net amounts under any Permitted Hedging Instrument in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period and (vi) Hedging Termination Amounts).

“FSMA” means the Financial Services and Markets Act 2000 of the Parliament of the United Kingdom.

“FTA Authorization” means the DOE/FE Order No. 3164 (2012), as amended by DOE/FE Order No. 3164-A (2014), granting CMI and CCL a long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to any country which has, or in the future develops, the capacity to import LNG via ocean-going vessels and with which the United States has, or in the future enters into, a free trade agreement requiring national treatment for trade in natural gas.

“Fundamental Modification” has the meaning given under the caption “Description of Senior Notes—Certain Intercreditor Arrangements—Intercreditor Voting in Common Security and Account Agreement.”

“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting essentially of methane and other paraffinic hydrocarbons and non-combustible gases in a gaseous state.

“Gas and Electricity Hedging Instruments” means Gas and electricity swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by any Obligor related to movements in Gas and electricity prices.

“Gas and Power Supply Services Agreement” means the gas and power supply services agreement dated May 13, 2015, between CCL and Cheniere Energy Shared Services, Inc., pursuant to which Cheniere Energy Shared Services, Inc. serves as the supply manager in respect of power and Gas requirements of the Development.

“Gas Hedge Provider” means any party (other than the Obligors or their Affiliates) that is a party to a Gas and Electricity Hedging Instrument pertaining to Gas that is secured pursuant to the Security Documents.

“Gas Natural Fenosa SPA” means the LNG SPA between CCL and Gas Natural Fenosa LNG SL, dated June 2, 2014 (which was subsequently assigned to Gas Natural Fenosa LNG GOM, Limited on September 5, 2016).

“Global Notes” has the meaning given under the caption “Description of Senior Notes—Book-Entry, Delivery and Form.”

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Governmental Authorities” means all supra-national, federal, state and local authorities or bodies including in each case any and all agencies, branches, departments and administrative and other subdivisions thereof, and all officials, agents and representatives of each of the foregoing, and “Governmental Authority” shall have a corresponding meaning.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly-owned subsidiary of CCH and operated together with CCH as a single unit; provided that, for purposes of the indenture, the term “Guarantors” includes any future Domestic Subsidiaries of CCH which, subject to the provisions described under the caption “Description of Senior Notes—Guarantees of the Notes—Additional Note Guarantees,” guarantee the New Notes.

“Hedging Arrangements” means the Hedging Instruments we are required to enter into by the Initial Advance CP Date pursuant to the Common Terms Agreement.

“Hedging Bank” means a hedging bank that has entered into a Permitted Hedging Instrument and that has entered into or that accedes to the CSAA, and that:

(a)	as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Senior Creditor as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (a)(i) of this definition; or

(b)	as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Person who becomes a Senior Creditor after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (b)(i) of this definition, in each case, with a credit rating (or a guarantee from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s.

“Hedging Instruments” means:

(a)	Interest Rate Hedging Instruments;

(b)	Gas and Electricity Hedging Instruments; and

(c)	such other derivative transactions of a similar nature that any Obligor enters into to hedge risks of any commercial nature.

“Hedging Termination Amount” means any Permitted Hedging Liability falling due as a result of the termination of a Permitted Hedging Instrument or of any other transaction thereunder.

“Historical DSCR” means for any period of up to 12 months ending on a Quarterly Payment Date, first measured as of the first repayment date under the Term Loan Facility, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)	Senior Debt Obligations incurred or paid in such period, including on the payment date that is the last day of such Historical DSCR period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt or net amounts under any Permitted Hedging Instrument in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (iv) Hedging Termination Amounts and (v) Working Capital Debt; provided that for any Historical DSCR calculation performed prior to the first anniversary of the first repayment date under the Term Loan Facility the calculation will be based on the number of months elapsed since the first repayment date under the Term Loan Facility).

“Holdco” means Cheniere CCH HoldCo I, LLC.

“Holdco Pledge Agreement” has the meaning given under the caption “Description of Security Documents—Holdco Pledge Agreement.”

“Iberdrola SPA” means the LNG SPA between CCL and Iberdrola, S.A., dated May 30, 2014.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.

“Impairment” means, with respect to any Permit:

(a)	the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b)	the suspension or injunction thereof; or

(c)	the inability to satisfy in a timely manner stated conditions to effectiveness.

“Impair” and “Impaired” shall have a corresponding meaning.

“Indebtedness” of any Person, at any date, means:

(a)	all obligations to repay borrowed money;

(b)	all obligations to pay money evidenced by bonds, debentures, notes, banker’s acceptances, loan agreements or other similar instruments;

(c)	all obligations to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d)	all capital lease obligations of such Person;

(e)	all obligations, contingent or otherwise, issued for the account of such Person, in respect of letters of credit, bank guarantees, surety bonds, letters of guarantee and similar instruments;

(f)	all obligations in respect of any Hedging Arrangement, including any Hedging Termination Amounts;

(g)	all guarantees by such Person of Indebtedness of others;

(h)	any obligations of such Person to purchase or repurchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property;

(i)	all obligations under conditional sale or other title retention agreements related to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of property or are otherwise limited in recourse);

(j)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(k)	all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, which in the case of redeemable preferred interests, being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(l)	all Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” means any indenture entered into between CCH and the Indenture Trustee pursuant to which one or more series of Senior Notes will be issued, or, at CCH’s option, a Facility Agreement for a “term loan B” financing, pursuant to which Senior Debt will be incurred. No reference in any Finance Document to an Indenture or the Senior Notes or a “term loan B” shall mean or imply that entry into an Indenture or issuance of the Senior Notes or entry into a “term loan B” is required. For the avoidance of doubt, if at any time Senior Notes have not been issued or are not outstanding and there is no “term loan B,” any reference to satisfaction of the requirements of any Indenture or Senior Notes or the “term loan B” (and any reference to an Indenture Trustee) shall be ignored.

“Indenture Base Committed Quantity” means not less than 398,697,500 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs as at the Notes Issue Date; provided, in each case, that following the full payment of the required amount upon any LNG SPA Mandatory Prepayment and/or LNG SPA Mandatory Offer, the Indenture Base Committed Quantity will be reduced to the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs used to calculate the amount of Senior Debt that CCH is not required to repay upon an Indenture LNG SPA Prepayment Event under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG Mandatory Offer”; provided further that upon incurrence of any Expansion Senior Debt, the Indenture Base Committed Quantity shall be increased to take into account the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs that have been taken into account in order to incur such Expansion Senior Debt, with such increase becoming effective at financial close of such Expansion Senior Debt.

“Indenture Cash Flow Available for Debt Service” means for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that Operation and Maintenance Expenses included in the calculation of Indenture Historical DSCR and Indenture Projected Fixed DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Project Completion Date that are Project Costs and, in the case of an Expansion, arising prior to the completion date of such Expansion and that are pre-completion project costs of such Expansion, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Project Completion Date or the completion date of an Expansion, as applicable relating to expenditure on items that were, as of the Project Completion Date or the completion date of such Expansion, as applicable, outstanding or punch list items under the EPC Contract (T1/T2) or Expansion engineering, procurement and/or construction contract that are paid out of Senior Debt or Equity Funding.

“Indenture Change of Control” means the Sponsor and its Affiliates together (a) at any time prior to the Project Completion Date shall fail to own, directly or indirectly in the aggregate, more than 50% of the equity ownership interests in CCH, or control, directly or indirectly, more than 50% of the aggregate ordinary voting power of CCH, or (b) on or following the Project Completion Date shall fail to control, directly or indirectly, more than 50% of the aggregate ordinary voting power in CCH.

“Indenture Declared Event of Default” means an Indenture Event of Default which is declared by the Indenture Trustee (acting on behalf of the noteholders in accordance with such Indenture) to be an event of default under an Indenture or is otherwise deemed to have been declared to be an event of default in accordance with the terms of the Indenture; provided that, for purposes of the indenture, “Indenture Declared Event of Default” has the meaning given under the caption “Description of Senior Notes—Declaration of Indenture Declared Event of Default.”

“Indenture Event of Default” means any of the events of default set out in an Indenture and defined as “Indenture Events of Default;” provided that, for purposes of the indenture, “Indenture Event of Default” has the meaning given under the caption “Description of Senior Notes—Events of Default and Remedies—Indenture Events of Default.”

“Indenture Historical DSCR” means for any Calculation Period, the ratio of:

(a)	the Indenture Cash Flow Available for Debt Service for such period; to

(b)	Senior Debt Obligations incurred or paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (iv) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (v) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates, (vi) Hedging Termination Amounts, and (vii) Working Capital Debt.

“Indenture Investment Grade” means one long-term unsecured credit rating equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

“Indenture Investment Grade LNG Buyer” means an LNG Buyer that:

(a)	has, or has its obligations guaranteed by an entity that has, at least two Indenture Investment Grade ratings;

(b)	has, or has its obligations guaranteed by an entity that has, one Indenture Investment Grade rating and a tangible net worth of at least $4.5 billion per mtpa of LNG committed to be purchased by such LNG Buyer pursuant to its LNG SPA, up to a maximum of $10 billion of tangible net worth; or

(c)	for the purposes of LNG SPAs under the captions “Description of Senior Notes—Covenants Applicable to the Notes—LNG SPA Maintenance,” “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer,” or “Description of Senior Notes—Covenants Applicable to the Notes—Restricted Payments,” has all of its obligations under the applicable LNG SPA supported by a letter of credit issued by an Acceptable Bank.

“Indenture LNG SPA Prepayment Event” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

“Indenture Payment Date” means the indenture payment dates of June 30 and December 31.

“Indenture Payment Default” has the meaning given under the caption “Description of Senior Notes—Events of Default—Indenture Events of Default.”

“Indenture Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; or

(c)	are incurred in connection and in compliance with the captions “Description of Senior Notes—Covenants Applicable to the Notes—Customary Lifting and Balancing Arrangements” or “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities”; and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or proceeds of dispositions to the extent permitted by Section 12.17 (Sale of Project Property) of the Common Terms Agreement while in effect or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (iv) Expansion Senior Debt permitted to be incurred pursuant to the caption “Description of Senior Notes—Incurrence of Senior Debt—Expansion Senior Debt” or other Indebtedness permitted to be incurred under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Limitation on Indebtedness,” in the case of each of the foregoing sub-clauses (i), (ii) and (iv), which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Indenture Permitted Hedging Instrument” means a Hedging Instrument entered into by an Obligor in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured by the Collateral as a result of accession to the CSAA, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms.

“Indenture Permitted Liens” means:

(a)	Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)	deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under an engineering, procurement and construction contracts), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with Gas purchases;

(d)	mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)

(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements, and (ii) title exceptions disclosed by any title policy obtained by the Obligors;

(f)	Liens to secure indebtedness permitted as described by paragraphs (h) and (p) under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Limitation on Indebtedness”;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $100 million);

(j)	contractual or statutory rights of set-off (including netting) granted to CCH’s and/or its Restricted Subsidiaries’ bankers, (i) under any Permitted Hedging Instrument or any Material Project Agreement as long as (A) such Material Project Agreement was in place on the Notes Issue Date but only to the extent permitted by such Material Project Agreement on the Notes Issue Date, (B) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (C) the amount of collateral affected by such Lien does not exceed $15 million in the aggregate with all other Liens permitted under this clause (C); and (ii) that could not reasonably be expected to cause a Material Adverse Effect;

(k)	deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by CCH and/or its Restricted Subsidiaries and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by the Title Policy;

(m)	legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by CCH and/or its Restricted Subsidiaries in favor of CCH or any other Restricted Subsidiary, as applicable;

(p)	Liens arising out of judgments or awards not constituting an Indenture Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible); and

(q)	Liens arising from Sharing Arrangements permitted as described under the caption Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

“Indenture Permitted Payment” has the meaning given to the term “Permitted Payment” in any Indenture pursuant to which Senior Notes are issued; provided that if any Loans are then outstanding, such Senior Notes have been issued at arm’s length in a series of at least $100 million and which is, together with the issuance of any such Senior Notes thereunder, consistent with Loan Facility Permitted Payments or otherwise expressly permitted pursuant to the terms of the Common Terms Agreement.

“Indenture Projected Fixed DSCR” means, unless otherwise provided in the indenture (a) for purposes of the covenant described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—

Restricted Payments,” during the Calculation Period; and (b) for all other purposes, during the applicable period beginning no earlier than (i) the first Indenture Payment Date to occur after the last guaranteed substantial completion date (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction, or (ii) if the Date of First Commercial Delivery has occurred with respect to all Trains, the first Indenture Payment Date to occur after the incurrence of Indebtedness, entering into of a Sharing Arrangement, commencement of an LNG SPA Mandatory Offer, or consummation of a merger, consolidation, conversion, continuance or sale, assignment, transfer, lease, conveyance or other disposition of assets, as applicable, the ratio of:

(a)	in all cases other than with respect to Restricted Payments:

(i)	the Indenture Cash Flow Available for Debt Service projected for such period, provided that Cash Flow is calculated solely to reflect (A) the fixed price component under applicable Qualifying LNG SPAs, (B) expected interest and investment earnings paid to CCH and/or its Restricted Subsidiaries during such period and (C) amounts expected to be paid to CCH and/or its Restricted Subsidiaries during such period as Business Interruption Insurance Proceeds and (D) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the Qualifying LNG SPAs were not lifting any cargoes from the Development; provided that the “fixed price component” shall be the price component identified as such in the applicable LNG SPA or such other price component approved by the Intercreditor Agent (at any time when Loans or Senior Debt Commitments remain outstanding) as the fixed price component; to

(ii)	Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) Senior Debt due at maturity, (C) Working Capital Debt, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

(b)	in the case of Restricted Payments only:

(i)	the Indenture Cash Flow Available for Debt Service projected for such period; to

(ii)	Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) Senior Debt due at maturity, (C) Working Capital Debt, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

“Indenture Qualifying Term” means (a) with respect to the Initial LNG SPAs, a term at least longer than the expected amortization term of the Initial Senior Debt, (b) with respect to any LNG SPA replacing an LNG SPA that was previously a Qualifying LNG SPA, a term at least as long as the remaining term of the Initial LNG SPA it is replacing and (c) with respect to any other Qualifying LNG SPA, the term of such LNG SPA used in relevant Indenture Projected Fixed DSCR calculation when determining the quantum of Senior Debt that could be incurred based on the revenues projected to be generated under such LNG SPA.

“Indenture Required Export Authorization” means, with respect to a Required LNG SPA at any time, (a) the Non-FTA Authorization, (b) the FTA Authorization and (c) any other Export Authorization which CCH designates as an “Indenture Required Export Authorization” pursuant to the indenture, to the extent that at such time, the volumes permitted to be exported under the FTA Authorization, the Non-FTA Authorization or such other Export Authorization, as the case may be, are required in order to enable the sale of such Required LNG SPA’s share of the then-applicable Indenture Base Committed Quantity of LNG in accordance with the terms of such Required LNG SPA. For the avoidance of doubt, the Non-FTA Authorization is an Indenture Required Export Authorization for each of the Initial LNG SPAs in effect on the Notes Issue Date and until otherwise determined in accordance with the provisions described under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer”.

“Indenture Reserve Amount” means, as of any date on and after the Project Completion Date, (a) for any period during which Loans or Senior Debt Commitments are outstanding, the “Reserve Amount” and (b) for any period during which no Loans or Senior Debt Commitments are outstanding, solely the amount required under any Indentures then in effect.

“Indenture Restricted Payment” means (a) any dividend or other distribution by CCH or any of its Restricted Subsidiaries (in cash, property of CCH or such Restricted Subsidiary, securities, obligations, or other property) on, or other dividends or distributions on account of, any portion of any membership interest in CCH or such Restricted Subsidiary (other than dividends or other distributions payable solely to CCH or any of its Restricted Subsidiaries), or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by CCH or any of its Restricted Subsidiaries of, any portion of any membership interest in CCH and (b) all payments (in cash, property of CCH or such Restricted Subsidiary, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by CCH or any of its Restricted Subsidiaries of, any Indebtedness owed by CCH or any of its Restricted Subsidiaries to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Indenture Restricted Payments shall not include (i) payments to the Manager for fees and costs pursuant to Management Services Agreements, (ii) fees and costs payable pursuant to the Gas and Power Supply Services Agreement, (iii) payments to the Operator pursuant to the O&M Agreements, (iv) Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement), (v) amounts paid in accordance with Section 2.7 (Senior Debt/Equity Ratio at Project Completion Date) of the Common Terms Agreement; and (vi) any of the payments in (a) or (b) above (in each case, in cash, property of CCH or such Restricted Subsidiary, securities, obligations, or otherwise) made among any of CCH and its Restricted Subsidiaries.

“Indenture Trustee” means for purposes of the New Notes and the indenture in respect thereof, The Bank of New York Mellon. For purposes of any other Indenture, “Indenture Trustee” means any trustee appointed in the role of indenture trustee under any Indenture or, with respect to a “term loan B” financing that CCH has elected to be treated as an Indenture, any administrative or other facility agent.

“Indenture Working Capital Debt” means senior secured or unsecured Indebtedness (which, if secured, shall constitute Senior Debt), under one or more working capital facilities, for working capital purposes (including in the forms of undrawn commitments, outstanding indebtedness and the issuance of letters of credit from time to time).

“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.

“Independent Engineer” means Lummus Consultants International Limited or any independent replacement environmental and social and engineering consulting firm selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement; provided that, for purposes of the indenture “Independent Engineer” means Lummus Consultants International Limited and any replacement thereof appointed (i) pursuant to the terms of the Common Terms Agreement if Loans or Senior Debt Commitments in connection therewith are outstanding or (ii) if no Loans or Senior Debt Commitments in connection therewith are outstanding, by the Requisite Secured Parties, and if no Indenture Event of Default shall then be Continuing, after consultation with CCH.

“Indirect Participants” has the meaning given under the caption “Description of Senior Notes—Depositary Procedures.”

“Individual Senior Noteholder Secured Accounts” means the following accounts, which, under the CSAA, CCH assigns and transfers to, and grants to the Security Trustee, for the benefit solely of the applicable Senior Noteholders:

(i)	as security for the Senior Debt Obligations (whether at stated maturity, by acceleration or otherwise) under Senior Notes of any series that is entitled to the proceeds of any mandatory prepayment that have been deposited into a Mandatory Prepayment Senior Notes Account (as described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Mandatory Prepayment Senior Notes Account(s)”), a first-ranking security interest in such Mandatory Prepayment Senior Notes Account, and all cash, financial assets or other property now or hereafter credited thereto or held therein, and investments (including Authorized Investments) made with or arising out of such funds and all proceeds of the foregoing; and

(ii)	who purchase Senior Notes as Replacement Senior Debt, when the proceeds of such purchase are held in escrow pursuant to the CSAA, a first-ranking security interest in the proceeds of such Senior Notes and investments (including Authorized Investments) made with or arising out of such funds that are held in escrow in a Senior Note Disbursement Account.

“Industry Standards” means the technical standards promulgated by the American Petroleum Institute, the American Gas Association, the American Society of Mechanical Engineers, the ASTM (formerly the American Society for Testing and Materials), or the National Fire Protection Association (NFPA).

“Initial Advance” means the first advance made following the occurrence of the Initial Advance CP Date with respect to the Initial Senior Debt.

“Initial Advance CP Date” means the date on which the conditions precedent to the Initial Advance, and to each advance, under the Common Terms Agreement have been satisfied or waived in full.

“Initial Development” means two Trains and the facilities related thereto, including loading, transportation and storage facilities.

“Initial LNG SPAs” means the Pertamina SPA, the Endesa SPA No. 1, the Endesa SPA No. 2, the Iberdrola SPA, the Gas Natural Fenosa SPA, the Woodside SPA and the EDF SPA.

“Initial Senior Debt” means the Senior Debt Obligations owing under the Term Loan Facility. For the avoidance of doubt, the Initial Senior Debt shall not include the Senior Debt that would have been incurred pursuant to the Second Phase Facility Debt Commitments.

“Initiating Percentage” means Senior Creditor Group Representatives representing the following percentages of the principal amount of Senior Debt Obligations outstanding during the following periods (or, if no Senior Debt is outstanding, commitments in respect thereof):

(a)	with respect to any Payment Default:

(i)	at least 66.7% prior to 30 days following the occurrence of a Payment Default or the declaration thereof, as the case may be;

(ii)	greater than 50% on or after 30 days and prior to 120 days following the occurrence of a Payment Default or the declaration thereof, as the case may be; and

(iii)	the percentage held by any individual Senior Creditor Group, on or after 120 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(b)	with respect to any other Event of Default:

(i)	at least 66.7% on or prior to 30 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be;

(ii)	greater than 50% on or after 30 days and prior to 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(iii)	the percentage held by any individual Senior Creditor Group, on or after 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be.

“Insurance/Condemnation Proceeds Account” means the insurance/condemnation proceeds account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the schedule of minimum insurance in the Common Terms Agreement or otherwise obtained with respect to the Development that are paid or payable to or for the account of the Obligors as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Intercreditor Agent” means Société Générale as intercreditor agent under the Intercreditor Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 13, 2015, among the Intercreditor Agent and each Senior Creditor Group Representative representing Facility Lenders and the Hedging Banks, setting forth the appointment of the Intercreditor Agent and setting forth voting and certain intercreditor arrangements among all Facility Lenders and the Hedging Banks.

“Interest Rate Hedging Instrument” means interest rate swaps, option contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by the CCH related to movements in interest rates.

“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over any Obligor, (b) the Society of International Gas Tanker and Terminal Operators (or any successor body of the same) and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“Investment” means, for any Person:

(a)

the acquisition (whether for cash, property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b)	the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c)	the entering into of any guarantee of, or other contingent obligation (other than an indemnity which is not a guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any engineering, procurement and construction contract then in effect.

“Investment Grade” means two long-term unsecured credit ratings that are equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch, or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations; provided that, for purposes of the indenture, references to “Investment Grade” shall be deemed to be references to “Indenture Investment Grade.”

“Investment Grade LNG Buyer” means an LNG Buyer that (a) is Investment Grade, (b) has its obligations guaranteed by an Investment Grade entity or (c) for the purposes of LNG SPAs in Section 8.1(a) (LNG SPA Maintenance), Section 8.2(a)(i) (LNG SPA Mandatory Prepayment) or Section 11.1 (Conditions to Restricted Payments) of the Common Terms Agreement, has all of its obligations under the applicable LNG SPA supported by a letter of credit issued by an Acceptable Bank; provided that, for purposes of the indenture, references to “Investment Grade LNG Buyer” shall be deemed to be references to “Indenture Investment Grade LNG Buyer.”

“Knowledge” means, with respect to any of the Obligors, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in a schedule to the Common Terms Agreement; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to CCH pursuant to the terms of the Common Terms Agreement or any other Finance Document. “Knowingly” shall have a corresponding meaning.

“LC Costs” means (a) fees, expenses and interest associated with Working Capital Debt and (b) any reimbursement by a Obligor of amounts paid under a letter of credit that is Working Capital Debt for expenditures that if paid by such Obligor directly would have constituted Operation and Maintenance Expenses.

“Legal Defeasance” has the meaning given under the caption “Legal Defeasance and Covenant Defeasance.”

“Lenders’ Reliability Test” means the Lenders’ Reliability Test under the EPC Contract (T1/T2).

“Lien” means any mortgage, pledge, lien, charge, assignment, assignment by way of security, hypothecation or security interest securing any obligation of any Person, any restrictive covenant or condition, right reservation, right to occupy, encroachment, option, easement, servitude, right of way or other imperfection of title or encumbrance (including matters that would be shown on an accurate survey) burdening any real property or any other agreement or arrangement having the effect of conferring security howsoever arising.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Buyer” means the various buyers under the LNG SPAs entered into with CCL from time to time.

“LNG SPA” means the sale and purchase agreements between CCL and various buyers of LNG pursuant to which CCL will sell and the buyers will purchase LNG from CCL.

“LNG SPA Mandatory Offer” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

“LNG SPA Mandatory Prepayment Amount (CTA Calculation)” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

“LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation)” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

“LNG SPA Mandatory Offer Amount” has the meaning given under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—LNG SPA Mandatory Offer.”

“LNG SPA Mandatory Prepayment” has the meaning given under the caption “Description of Other Indebtedness—Common Terms Agreement—LNG SPA Mandatory Prepayment.”

“Loan Facility Declared Default” means a Loan Facility Event of Default that is declared to be a default in accordance with the Common Terms Agreement.

“Loan Facility Disbursement Account” means the loan facility disbursement account under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Loan Facility Event of Default” means any of the events set forth in Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement or any Obligor events of default under any Facility Agreement. See “Description of Other Indebtedness—Common Terms Agreement—CTA Events of Default.”

“Loan Facility Permitted Payments” means, without duplication as to amounts allowed to be distributed under any other provision of the Common Terms Agreement the amount necessary for payment to an Affiliate of CCH to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Obligors, determined at the highest combined US federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Loans” means the Senior Debt Obligations created under individual Facility Agreements to be made available by the Facility Lenders.

“Majority in Interest of the Senior Creditors” with respect to any Decision at any time means Senior Creditors:

(a)	whose share in the outstanding principal amount of the Senior Debt Obligations and whose undrawn Senior Debt Commitments are more than 50% of all of the outstanding principal amount of the Senior Debt Obligations and all the undrawn Senior Debt Commitments of all the Senior Creditors; or

(b)	if there is no principal amount of Senior Debt Obligations then outstanding, Senior Creditors whose Senior Debt Commitments are more than 50% of the aggregate Senior Debt Commitments of all Senior Creditors.

“Make-Whole Price” has the meaning given under the caption “Description of Senior Notes—Optional Redemption.”

“Management Services Agreements” means the agreements between the Obligors and the Manager for their respective Project Facilities.

“Manager” means Cheniere Energy Shared Services, Inc.

“Mandatory Prepayment Senior Notes Account” means the Mandatory Prepayment Senior Notes Account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Market Consultant” means Wood Mackenzie Limited or any independent replacement marketing consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Market Terms” means terms consistent with or more favorable to the applicable Obligor (as seller or buyer, as the case may be) than the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project Facilities and the counterparties.

“Material Adverse Effect” means a material adverse effect on:

(a)	each Obligor’s ability to perform and comply with its material obligations under each Material Project Agreement then in effect and to which it is a party;

(b)	the Obligors’ ability, taken as a whole, to perform their material obligations under the Finance Documents;

(c)	CCH’s ability to pay its Senior Debt Obligations when due;

(d)	the Security Interests created by or under the relevant Security Documents, taken as a whole in respect of the Obligors or the Development, as relevant including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(e)	the Obligors’ financial condition and results of operation, on a consolidated basis;

“Material Project Agreements” means:

(a)	the Initial LNG SPAs and any related parent guarantees;

(b)	the EPC Contract (T1/T2) together with any related guarantees of Bechtel’s obligations;

(c)	the Technology License Agreement (T1/T2);

(d)	the Real Property Documents;

(e)	the Management Services Agreements;

(f)	the O&M Agreements;

(g)	the CCP Pipeline Precedent Agreement;

(h)	the CEI Equity Contribution Agreement;

(i)	the Gas and Power Supply Services Agreement;

(j)	the Export Authorization Letter;

(k)	the Kinder Morgan Intrastate Firm Gas Transportation Agreement;

(l)	the TGP Precedent Agreement;

(m)	the La Quinta Ship Channel Franchise; and

(n)	any Subsequent Material Project Agreement (upon an Obligor becoming a party to such Subsequent Material Project Agreement).

With respect to any Indenture, Material Project Agreements will have the meaning given in such Indenture. For purposes of the indenture, “Material Project Agreements” has the meaning set forth above, as such list is updated from time to time by CCH in a manner that is not inconsistent with the indenture.

“Minimum Insurance” means the insurance described in the Schedule of Minimum Insurance and required to be procured and maintained pursuant to Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“Modification” means, with respect to any Finance Document, any amendment, supplement, waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning; provided, that with respect to Sections 7.2(b)(ii)(A), (B) and (C) (Modification Approval Levels) of the CSAA, the exercise of any option, right or entitlement expressly set forth in the proviso to each such clause shall not be a Modification.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by any Obligor in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs and expenses relating to such asset disposition and payments made to retire Indebtedness (other than the Senior Debt Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-FTA Authorization” means the DOE/FE Order No. 3638, issued on May 12, 2015, granting CMI and CCL long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to nations with which the United States has not entered into free trade agreements providing for national treatment for trade in natural gas.

“Non-Recourse Debt” means Indebtedness:

(a)	as to which neither CCH nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and

(b)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCH or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” has the meaning given under the caption “Description of Senior Notes—Guarantees of the Notes.”

“Notes Issue Date” means May 18, 2016.

“O&M Agreements” means the agreements between the Obligors and the Operator for their respective Project Facilities.

“Obligors” means CCH and the Guarantors. The “Obligors” are also referred to as “Loan Parties” or “Securing Parties” in certain Finance Documents.

“Operating Account” means the operating account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Pre-Completion Waterfall.”

“Operation and Maintenance Expenses” means, for any period, computed without duplication, in each case, costs and expenses of the Obligors that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted excess thereunder pursuant to Section 12.3 (Project Construction; Maintenance of Properties) of the Common Terms Agreement including:

(a)	fees and costs of the Manager pursuant to the Management Services Agreements; plus

(b)	amounts payable by the Obligors under a Material Project Agreement then in effect; plus

(c)	expenses for operating the Development and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement; plus

(d)	LC Costs; plus

(e)	insurance costs payable during such period; plus

(f)	applicable sales and excise taxes (if any) payable or reimbursable by the Obligors during such period; plus

(g)	franchise taxes payable by the Obligors during such period; plus

(h)	property taxes payable by the Obligors during such period; plus

(i)	any other direct taxes (if any) payable by the Obligors to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(j)	costs and fees attendant to the obtaining and maintaining in effect the Permits payable during such period; plus

(k)	expenses for spares and other capital goods inventory, capital expenses related to the construction and start-up of the Project Facilities, maintenance capital expenditures, including those required to maintain the Project Facilities’ capacity; plus

(l)	legal, accounting and other professional fees of the Obligors payable during such period; plus

(m)	Required Capital Expenditures; plus

(n)	the cost of purchase, storage and transportation of Gas and electricity; plus

(o)	all other cash expenses payable by the Obligors in the ordinary course of business.

Operation and Maintenance Expenses shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, and (iv) except as provided in clauses (j), (k) and (m) above, any capital expenditure.

To the extent amounts are advanced in accordance with the terms of the applicable Senior Debt Instrument, secured Permitted Hedging Instrument or other Indebtedness permitted under the Common Terms Agreement for the payment of such Operation and Maintenance Expenses, the obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operating Budget” has the meaning given in Section 10.5(a) (Operating Budget) of the Common Terms Agreement, it being acknowledged and understood that the “Operating Budget” will be comprised of a budget in respect of the Corpus Christi Terminal Facility and a budget in respect of the Corpus Christi Pipeline and that all references in the Finance Documents to the “Operating Budget” shall be to such budgets collectively or to the budget applicable to the Project Facilities that are the subject of the applicable provision, as the context may require; provided that, for purposes of the indenture, “Operating Budget” shall mean any such budget that is maintained by the Obligors from time to time in a manner not inconsistent with any requirements applicable thereto under the indenture.

“Operator” means Cheniere LNG O&M Services, LLC, a limited liability company organized under the laws of the State of Delaware.

“Participants” has the meaning given under the caption “Depositary Procedures.”

“Payment Date” means each CTA Payment Date and any other date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Senior Debt Instrument, including any Indenture, or Permitted Hedging Instrument.

“Payment Default” means any event of default under Section 15.1(a) (Loan Facility Events of Default—Payment Default) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect entered into after the date of the CSAA, including an Indenture Payment Default.

“PDE Senior Debt” has the meaning given under the caption “Description of Other Indebtedness—Common Terms Agreement—Additional Senior Debt—PDE Senior Debt.”

“Performance Liquidated Damages” means any liquidated damages resulting from the Project Facilities’ performance that are required to be paid by Bechtel or any other counterparty to a Material Project Agreement for or on account of any diminution to the performance of the Project Facilities.

“Performance Test” means the Performance Tests under the EPC Contract (T1/T2).

“Permit” means (a) any authorization, consent, approval, license, lease, ruling, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, in the cases of the foregoing clauses (a) through (d), any Governmental Authority and then required for the development, construction and operation of the Project Facilities as contemplated in the Finance Documents and the Material Project Agreements then in effect.

“Permitted Business” means (a) the development, construction, operation, expansion, reconstruction, debottlenecking, improvement, maintenance and ownership of the Development or related to or using by-products of the Development, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance, financing and ownership of any facilities reasonably related to the Development or related to or using by-products of the Development and (b) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Development or related to or using by-products of the Development.

“Permitted Completion Amount” means a sum equal to an amount certified by the CCH (and confirmed reasonable by the Independent Engineer) on the Project Completion Date as necessary to pay 150% of the Permitted Completion Costs.

“Permitted Completion Costs” means unpaid Project Costs (including Project Costs not included in the construction budget and schedule delivered on the Closing Date (as defined in the CSAA)) that CCH reasonably anticipates will be required for the Project Facilities to pay all remaining costs associated with outstanding Punchlist (as defined in the EPC Contract (T1/T2)) work, retainage, fuel incentive payments, disputed amounts (to the extent such disputed amounts have not been escrowed pursuant to the EPC Contract (T1/T2)), and other costs required under the EPC Contract (T1/T2).

“Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the CSAA or proceeds of dispositions to the extent permitted by the Common Terms Agreement or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses or (iv) PDE Senior Debt, Expansion Senior Debt or other Indebtedness permitted to be incurred under the Common Terms Agreement, in the case of each of the foregoing sub-clauses (i), (ii) and (iv), in each case as expressly permitted under the other Finance Documents and which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect; provided that, for purposes of the indenture, references to “Permitted Development Expenditures” shall be deemed to be references to “Indenture Permitted Development Expenditures.”

“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (Limitation on Indebtedness) (including guarantees thereof permitted under Section 12.15 (Guarantees)) of the Common Terms Agreement during such period plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof; provided that, for purposes of the indenture, “Permitted Finance Costs” shall include amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by the indenture, and shall not include funds categorized as Operation and Maintenance Expenses under the exception thereunder for obligations to repay advances in relation to secured Permitted Hedging Instruments or Indebtedness permitted by the indenture.

“Permitted Finance Costs Reserve Account” means the permitted finance costs reserve account described under the caption “Description of Security Documents—Common Security and Account Agreement—Project Accounts.”

“Permitted Hedging Instrument” means a Hedging Instrument entered into by an Obligor in the ordinary course of business and that (i) is with a Hedging Bank or a Gas Hedge Provider, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms; provided that (a) if such Hedging Instrument is a Gas hedging contract, it is for a period not to exceed 90 days and the aggregate quantum under all then outstanding gas hedging contracts does not exceed, together with all other Gas hedges in the aggregate, 20 Bcf of Gas and (b) if such Hedging Instrument is a power hedging contract, the aggregate quantum under such Hedging Instrument does not exceed 100 megawatts and each such Hedging Instrument is for a period not to exceed one year, provided, further, that for purposes of the indenture, references to “Permitted Hedging Instrument” shall be deemed to be references to “Indenture Permitted Hedging Instrument” . “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.”

“Permitted Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by an Obligor under Permitted Hedging Instruments (including the obligation to pay a Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)	any claim flowing from any recovery by an Obligor or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)	any amounts (such as post-insolvency interest) which could be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Permitted Indebtedness” has the meaning given under the caption “Description of Other Indebtedness—Common Terms Agreement—Certain Other Covenants—Limitation on Indebtedness.”

“Permitted Investment” means

(a)	Authorized Investments;

(b)	by way of trade credit in the ordinary course of business;

(c)	as specifically contemplated under the Finance Documents to which the Indenture Trustee is a party or by the terms of a Material Project Agreement as long as (i) such Material Project Agreement was in place on the Notes Issue Date, but only to the extent permitted by such Material Project Agreement on the Notes Issue Date, (ii) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (iii) such Investment does not exceed $15 million in the aggregate with all other Investments permitted under this clause (c)(iii);

(d)	advance payments to contractors in the ordinary course of business on usual commercial terms;

(e)	Investments among and between CCH and/or its Restricted Subsidiaries;

(f)	any Investment by CCH and/or its Restricted Subsidiaries in a Person, if as a result of such investment such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCH and/or its Restricted Subsidiaries;

(g)	Investments existing on the Notes Issue Date;

(h)	repurchases of the Senior Notes;

(i)	Investments received as a result of a foreclosure by CCH and/or its Restricted Subsidiaries with respect to any secured investment in default;

(j)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with Gas purchases;

(k)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of CCH;

(l)	amounts deposited pursuant to the escrow agreement entered into with respect to disputed amounts under any engineering, procurement and construction contract or another construction contract with respect to development of the Project Facilities as permitted under the Finance Documents;

(m)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(n)	guarantees of Indebtedness pursuant to the captions “Description of Senior Notes—Covenants Applicable to the Notes—Limitation on Indebtedness” and “Description of Senior Notes—Covenants Applicable to the Notes—Limitation on Guarantees”;

(o)	Investments pursuant to Permitted Hedging Instruments;

(p)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “Description of Senior Notes—Repurchase at the Option of Noteholders—Asset Sales”;

(q)	any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of CCH or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(r)	(i) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and (ii) loans or advances to employees made in the ordinary course of business of CCH or any Restricted Subsidiary of CCH in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(s)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of CCH or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business; and

(t)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (t) that are at the time outstanding not to exceed $50 million.

“Permitted Liens” means:

(a)	Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)	deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under an EPC Contract), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with natural gas purchases;

(d)	mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)	(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements or have a material adverse effect on the Security Interests, and (ii) title exceptions disclosed by any title insurance commitment or title insurance policy delivered in accordance with the terms of the Common Terms Agreement;

(f)	Liens to secure indebtedness permitted by Sections 12.14(g) and (o) (Limitation on Indebtedness) of the Common Terms Agreement;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law and that could not reasonably be expected to cause a Material Adverse Effect or materially impair the Development’s use of the encumbered assets;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $25 million) that could not reasonably be expected to cause a Material Adverse Effect or materially impair the Development’s use of the encumbered assets;

(j)	contractual or statutory rights of set-off (including netting) granted to the Obligors’ bankers, under any Permitted Hedging Instrument or any Material Project Agreement and that could not reasonably be expected to cause a Material Adverse Effect;

(k)	deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by an Obligor and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by the title policy on the Signing Date;

(m)	legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by any Obligor in favor of any other Obligor; and

(p)	Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

provided that, for purposes of the indenture, references to the term “Permitted Liens” shall be deemed to be references to “Indenture Permitted Liens.”

“Permitted Payments” means Loan Facility Permitted Payments and Indenture Permitted Payments; provided that, for purposes of the indenture, the term “Permitted Payments” means, without duplication as to amounts allowed to be distributed under any other provision of the indenture:

(a)	payments to an Affiliate of CCH to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $5 million per calendar year; and

(b)	on each Indenture Payment Date, the amount necessary for payment to the Affiliate to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Obligors, determined at the highest combined U.S. federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCH or any of its Restricted Subsidiaries incurred under clauses (i) or (j) of the definition of “Permitted Indebtedness”, issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of CCH or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses, including premiums and discounts incurred in connection therewith). “Permitted Senior Debt Hedging Instrument” means a Permitted Hedging Instrument pursuant to sub-clause (ii) of the definition thereof that is secured by and benefits from the CSAA.

“Permitted Senior Debt Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by an Obligor under Permitted Senior Debt Hedging Instruments (including the obligation to pay a Senior Debt Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)	any claim flowing from any recovery by an Obligor or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)	any amounts (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government agency, government or political subdivision thereof or other entity whether enjoying legal personality or not, and includes its successors or permitted assignees.

“Pertamina SPA” means the amended and restated LNG SPA between CCL and PT Pertamina (Persero), dated March 20, 2015, as amended on February 4, 2016.

“PLD Excess Proceeds Offer” has the meaning giver under the caption “Description of Senior Notes—Repurchase at the Option of Noteholders—Performance Liquidated Damages.”

“Pro Rata Payment” means, in respect of the Senior Debt Obligations, a payment to a Senior Creditor on any date on which a payment of Senior Debt Obligations is made in which:

(a)	the amount of interest paid to such Senior Creditor on such date bears the same proportion to the total amount of interest payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for interest due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for interest due to all Senior Creditors on such date;

(b)	the amount of principal paid to such Senior Creditor on such date bears the same proportion to the total amount of principal payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for principal due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for principal due to all Senior Creditors on such date, in each case not including any principal payable by way of an acceleration of principal unless each Senior Debt Obligation has been accelerated; and

(c)	fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Creditor on such date bears the same proportion to the total fees, commissions, indemnities and such other amounts paid to all Senior Creditors on such date as (i) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to such Senior Creditor on such date bears to (ii) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to all Senior Creditors on such date.

If payments cannot be made exactly in such proportion due to minimum required payment amounts and required integral multiples of payments under Senior Debt Instruments, payments made in amounts as near such exactly proportionate amounts as possible shall be deemed to be Pro Rata Payments.

“Project Completion Date” means the date upon which all of the conditions set forth in Section 14.1 (Conditions to Occurrence of the Project Completion Date) of the Common Terms Agreement have been either satisfied, or, in each case, waived by the requisite parties to the Intercreditor Agreement; provided, that for purposes of the indenture, notwithstanding anything to the contrary in any other Senior Debt Instrument, Project Completion Date shall mean the date of satisfaction of the abovementioned conditions with respect only to Train One and Train Two. See “Description of Other Indebtedness—Common Terms Agreement—Project Completion Date.”

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs, other fees and expenses, commissions and discounts payable to any purchaser or underwriter of Senior Notes (to the extent such costs are paid from the proceeds of such Senior Notes), insurance costs (including premiums) and interest and interest rate hedge expenses and Secured Party Fees), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project Facilities, funding the Senior Debt Service Reserve Account and all other costs incurred with respect to the Development in accordance with the construction budget and schedule, including working capital prior to the end of the Term Loan Availability Period, gas purchase, transport and storage costs and pre-Project Completion Date Operation and Maintenance Expenses; provided that Project Costs will exclude any Operation and Maintenance Expenses (other than the portion thereof that is Required Capital Expenditure) for any Train of the Development if the LNG SPA related to such Train has achieved date of first commercial delivery pursuant to the terms of such LNG SPA. On any date on which a determination is being made whether specific sources of funding available to the Obligors are sufficient for the Development to achieve the Project Completion Date by the Date Certain, the Project Costs against which the applicable sources of funding are measured to make this determination will be the remaining Project Costs required to be spent in order to achieve the Project Completion Date as determined as of such determination date based on the then-current construction budget and schedule.

“Project Facilities” means the Corpus Christi Terminal Facility and the Corpus Christi Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.

“Project Property” means, at any point in time, all Project Facilities, material licenses in respect of the Development, information, data, results (technical, economic, business or otherwise) known and other information that was developed or acquired as a result of Development operations.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Development’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“Qualified Transporter” means any Person possessing the requisite FERC Permit or requisite Texas Railroad Commission permit to transport Gas.

“Qualifying LNG SPA” has the meaning given under the caption “Common Terms Agreement—LNG SPA Covenants—LNG SPA Maintenance;” provided that, for purposes of the indenture, “Qualifying LNG SPA” has the meaning given under the caption “Description of Senior Notes—Covenants Applicable to the Notes—LNG SPA Maintenance.”

“Qualifying Term” means (a) with respect to the Initial LNG SPAs, a term at least longer than the expected amortization term of the Initial Senior Debt pursuant to the Base Case Forecast, (b) with respect to any LNG SPA replacing an LNG SPA that was previously a Qualifying LNG SPA, a term at least as long as the remaining term of the Initial LNG SPA it is replacing and (c) with respect to any other Qualifying LNG SPA, the term of such LNG SPA used in the Base Case Forecast when determining the quantum of Senior Debt that could be incurred based on the revenues projected to be generated under such LNG SPA; provided that, for purposes of the indenture, references to “Qualifying Term” shall be deemed to be references to “Indenture Qualifying Term.”

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Rating Reaffirmation” means, with respect to any matter under the indenture requiring a Rating Reaffirmation, that any two Recognized Credit Rating Agencies that are then rating the applicable series of New Notes (or, if only one Recognized Credit Rating Agency is then rating the applicable series of New Notes, such agency) have considered the matter and confirmed that, if implemented (or if such matter is an Indenture Event of Default, if such event continued), they would reaffirm the then current rating or provide a more favorable rating.

“Ready for Start Up” has the meaning given in the EPC Contract (T1/T2).

“Real Estate” means all real property leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by an Obligor, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Property Documents” are the agreements relating to the real property set forth in schedule U (Real Property Documents) to the Common Terms Agreement, as may be amended from time to time.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the SEC.

“Replacement Debt Incremental Amounts” means the amount of Senior Debt Obligations under Replacement Senior Debt related to the incurrence of such Replacement Senior Debt that are incremental to the Senior Debt Obligations that would have arisen under the replaced Senior Debt, including incremental interest payable on such Replacement Senior Debt compared to the replaced Senior Debt and the amount of Replacement Senior Debt incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Replacement Senior Debt.

“Replacement Assets” means (a) non-current assets that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or a majority of the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Indenture Qualifying LNG SPA” has the meaning given under the caption “Description of Senior Notes—Covenants Applicable to the Notes—LNG SPA Maintenance.”

“Replacement Senior Debt” has the meaning given under the caption “Description of Other Indebtedness—Common Terms Agreement—Additional Senior Debt—Replacement Senior Debt;” provided that, for purposes of the indenture, “Replacement Senior Debt” has the meaning given under the caption “Description of Senior Notes—Incurrence of Senior Debt—Replacement Senior Debt.”

“Required Capital Expenditures” means capital expenditures required to meet the requirements of any applicable laws and regulations, Permits (or interpretations thereof), or insurance policies, Industry Standards, and Prudent Industry Practice with which the Obligors are obligated to comply under any Material Project Agreement and any other material agreements of the Obligors relating to the Development, including those relating to the environment.

“Required Export Authorization” means, with respect to a Qualifying LNG SPA at any time, (a) the Non-FTA Authorization and (b) the FTA Authorization to the extent that (i) at such time, the volumes permitted to be exported under the FTA Authorization or the Non-FTA Authorization, as the case may be, are required in order to enable the sale of such Qualifying LNG SPA’s share of the then-applicable Base Committed Quantity of LNG in accordance with the terms of such Qualifying LNG SPA and (ii) an objection has not been received in respect of the identification of such Export Authorization as being (or not being) a “Required Export Authorization” pursuant to Section 8.1(b)(iv) (LNG SPA Maintenance) of the Common Terms Agreement. For the avoidance of doubt, the Non-FTA Authorization is a Required Export Authorization for each of the Initial LNG SPAs in effect on the Signing Date, and until otherwise determined in accordance with Section 8.2(a)(ii) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“Required LNG SPA” has the meaning given under the caption “Common Terms Agreement—LNG SPA Covenants—LNG SPA Maintenance;” provided that, for purposes of the indenture, “Required LNG SPA” means any of the Qualifying LNG SPAs required to be maintained as described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—LNG SPA Maintenance.”

“Requisite Secured Parties” means the requisite percentage of Senior Creditors required under the CSAA with respect to a specific Decision in order to make such Decision and provide the required instruction to the Security Trustee.

“Requisite Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Reserve Amount” means as of any date on and after the Project Completion Date, an amount necessary to pay Senior Debt Obligations projected to be due and payable in the next two (in the case of Quarterly Payment Dates) or one (in the case of semi-annual payment dates) payment dates (which shall, if not already included, include the Final Maturity Date under any Senior Debt) (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Senior Debt outstanding for the covered six month period and only such interest amount after giving effect to any Permitted Hedging Instrument in respect of interest rates then in effect; provided that (a) the Senior Debt Obligations projected to be due and payable for purposes of this calculation shall not include (i) Working Capital Debt; (ii) any voluntary or mandatory prepayment; (iii) commitment fees, front end fees and letter of credit fees; or (iv) Hedging Termination Amounts; and (b) for purposes of the calculation of the scheduled principal payments of the Senior Debt, any final balloon payment of Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding payment date for payment of principal prior to such balloon payment shall be taken into account; provided that, for purposes of the indenture references to “Reserve Amount” shall be deemed to be references to “Indenture Reserve Amount.”

“Resale Restriction Period” has the meaning given under the caption “Transfer Restrictions.”

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratorium, administration and other laws generally affecting the rights of creditors, the time barring of claims under any legislation relating to limitation of claims, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, in each case both under New York law and the laws of other applicable jurisdictions and such other qualifications as to matters of law as are contained in the legal opinions provided to the Senior Creditors pursuant to Section 4.1 (Conditions to Closing) of the Common Terms Agreement.

“Restricted Payment” means (a) any dividend or other distribution by us (in cash, our property, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by us of, any portion of any membership interest in us and (b) all payments (in cash, our property, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by us of, any Indebtedness owed to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include payments to the Manager for fees and costs pursuant to Management Services Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement and payments to the Operator pursuant to the O&M Agreements (which shall be paid in accordance with the post-completion cash waterfall, as described under “Description of Security Documents—Common Security and Account Agreement—Post Completion Cash Waterfall”); Permitted Payments (which shall be paid in accordance with the post-completion cash waterfall, as described under “Description of Security Documents—Common Security and Account Agreement—Post-Completion Waterfall); and amounts paid for the purpose of maintaining a Senior Debt/Equity Ratio of at least 75: 25; provided that, for purposes of the indenture, references to “Restricted Payments” shall be deemed to be references to “Indenture Restricted Payment.”

“Restricted Period” has the meaning given under the caption “Description of Senior Notes—Book-Entry, Delivery and Form.”

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. As of the Notes Issue Date, the only Subsidiaries of CCH constituting Restricted Subsidiaries are each of the Guarantors hereunder.

“Revenue Account” means the revenue account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc. or any successor thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Phase CP Date” means the date on which the conditions precedent in Sections 4.2 (Conditions to Initial Advance), 4.3 (Conditions to Second Phase Expansion) and 4.4 (Conditions to Each Advance) of the Common Terms Agreement have been satisfied or waived in full, in accordance with the provisions in Section 4.5 (Satisfaction of Conditions) of the Common Terms Agreement.

“Second Phase Facilities” means one liquefaction Train, with a nominal production capacity of approximately 4.5 mtpa, one LNG storage tank, with a capacity of 3.37 Bcfe, one marine berth and certain onsite and offsite utilities and supporting infrastructure, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Second Phase Facility Debt Commitments” means an aggregate of $3,096,055,631 of Term Loan Facility Debt Commitments, such commitments being subject to the terms of the Term Loan Facility.

“Secured Accounts” means the Accounts and any escrow account established under the EPC Contracts (and, in each case, all cash and Authorized Investments therein) subject to a Security Interest in favor of the Security Trustee on behalf of the Senior Creditors, excluding the Excluded Accounts.

“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Secured Party Fees” means any fees, costs, indemnities, charges, disbursements, liabilities and expenses (including reasonably incurred legal fees and expenses) and all other amounts payable to the Security Trustee, the Intercreditor Agent, the Indenture Trustee or the Account Bank, as applicable, or any of their respective agents and to any Senior Creditor Group Representative.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the CSAA and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the CSAA or any other Finance Document and shall include the Holdco Pledge Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(f) (Security Interests to be Granted by the Securing Parties) the CSAA and any patent or trademark security agreement entered into pursuant to the CSAA.

“Security Enforcement Action” means the exercise by the Security Trustee (or at its direction), following initiation of enforcement action in compliance with Section 6.2 (Initiation of Security Enforcement Action) and Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement, of enforcement rights with respect to the Collateral and any of the other enforcement rights (including exercising step-in and other rights with respect to the Direct Agreements entered into pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement) contemplated by the Common Security and Account Agreement, the other Security Documents and the Direct Agreements. For the avoidance of doubt, Security Enforcement Action shall not include any action taken by the Security Trustee (or at its direction) in accordance with Section 6.1 (Security Trustee Action Generally) of the Common Security and Account Agreement.

“Security Enforcement Action Initiation Request” has the meaning given under the caption “Description of Security Documents—Common Security and Account Agreement—Enforcement of Security Interests—Initiation of Security Enforcement Action.”

“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.

“Security Trustee” means the security trustee under the CSAA as security trustee for the Secured Parties.

“Senior Creditor” means a provider of Senior Debt that benefits from the CSAA, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to the CSAA.

“Senior Creditor Group” means, at any one time, the following, each of which will constitute a separate Senior Creditor Group:

(a)	the Term Lenders under the Term Loan Facility;

(b)	the Facility Lenders (collectively) under any subsequent Facility Agreements;

(c)	the Senior Noteholders (collectively) under any Indenture;

(d)	each Hedging Bank; and

(e)	any Senior Creditor or group of Senior Creditors, as the case may be, that provides Additional Senior Debt pursuant to a single Senior Debt Instrument entered into after the date of the CSAA.

“Senior Creditor Group Representative” means, with respect to any Senior Creditor Group, the representative of such Senior Creditor Group or the incumbent duly appointed replacement thereof as provided in Section 2.4 (Initial Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative) of the CSAA; provided that, in the case of Hedging Banks acting in the capacity as a Senior Creditor Group Representative, such Hedging Bank shall only be entitled to act in such capacity in accordance with Section 7.3 (Hedging Banks) of the CSAA. Each Facility Agent shall at all times be the Senior Creditor Group Representative for the relevant Senior Creditor Group and each Indenture Trustee shall at all times be the Senior Creditor Group Representative for the relevant Senior Noteholders.

“Senior Debt” means the Initial Senior Debt, permitted Additional Senior Debt (including such as may be incurred under any Senior Notes or any other Senior Debt Instrument) and debt incurred under the Permitted Senior Debt Hedging Instruments, in each case benefiting from the Security Interests created under and pursuant to the CSAA and incurred from time to time as permitted by the Finance Documents.

“Senior Debt Commitments” means the aggregate principal amount any Senior Creditor is committed to disburse to CCH under any Senior Debt Instrument.

“Senior Debt Hedging Termination Amount” means any Permitted Senior Debt Hedging Liability falling due as a result of the termination of a Permitted Senior Debt Hedging Instrument or of any other transaction thereunder.

“Senior Debt Instrument” means: (a) each Facility Agreement, including with respect to each Facility Agreement, the Common Terms Agreement; (b) any Indenture and any Senior Notes issued pursuant to such Indenture; and (c) any credit agreement, indenture, trust deed, note or other instrument pursuant to which we incur permitted Additional Senior Debt from time to time. For the avoidance of doubt, the term “Senior Debt Instrument” shall not include any Permitted Hedging Instrument (including, for the avoidance of doubt, any Permitted Senior Debt Hedging Instrument).

“Senior Debt Obligations” means CCH’s obligations to pay: (a) all principal, interest and premiums on the disbursed Senior Debt; (b) all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to Senior Creditors under any Senior Debt Instrument; (c) all Permitted Senior Debt Hedging Liabilities under Permitted Hedging Instruments that benefit from the Security Interests; and (d) all Secured Party Fees; in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code.

“Senior Debt Reserve Shortfall” means, as of any date following the Project Completion Date, the excess, if any, of the Reserve Amount over the balance in the Senior Debt Service Reserve Account (including Acceptable Debt Service Reserve LCs earmarked to such account), in each case as of such date.

“Senior Debt Service Reserve Account” means the senior debt service reserve account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Cash Waterfall at Completion.”

“Senior Debt/Equity Ratio” means at any time, the ratio of (a) the sum of principal amounts of Senior Debt (excluding any Working Capital Debt and excluding Replacement Debt Incremental Amounts) previously disbursed and outstanding to (b) (i) the aggregate amount of Equity Funding that at such time has been applied towards Project Costs plus (ii) following the full funding to CCH of the Second Tier Pro Rata Equity Funding, the amount of Equity Funding constituting Cash Flow that is reasonably expected to be received by the Obligors on or prior to the Project Completion Date under the Base Case Forecast.

“Senior Notes” means the notes to be issued (or Facility Agreement to be entered into in the case of a “term loan B” financing that we have elected to be treated as an Indenture) pursuant to any Indenture.

“Senior Noteholder” means any holder of Senior Notes (or lenders in the case of a “term loan B” financing that CCH has elected to be treated as an Indenture).

“Senior Note Disbursement Account” means the senior note disbursement account described under the caption “Description of Security Documents—Common Security and Accounts Agreement—Project Accounts.”

“Sharing Arrangement” has the meaning given under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Sharing of Project Facilities.”

“Signing Date” means May 13, 2015, the date on which the Common Terms Agreement was executed in full.

“Sinton Compressor Station” has the meaning given under the caption “Business—Governmental Regulations—Other Permits and Authorizations.”

“Site” means, collectively, each parcel or tract of land upon which any portion of the Project Facilities are or will be located.

“Sponsor” means Cheniere Energy, Inc. a corporation organized under the laws of the State of Delaware.

“Subordinated Debt” means any debt or obligation that ranks subordinate in right of payment to the Senior Debt Obligations, on the basis set forth in a subordination agreement in the form attached to the Common Terms Agreement; provided that, for purposes of the indenture, “Subordinated Debt” means any unsecured debt or obligation that ranks subordinate in right of payment to the New Notes on the basis set forth in a subordination agreement in a form attached to the Common Terms Agreement, and if no Loans or Senior Debt Commitments in connection therewith remain outstanding, in the form attached to the indenture.

“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument to which an Obligor becomes a party after the Signing Date that:

(a)	replaces or substitutes for an existing Material Project Agreement;

(b)	with respect to any Gas supply contract between any Obligor and any Gas supplier or any Gas transportation contract between any Obligor and any Qualified Transporter, (i) contains obligations and liabilities that are in excess of $20 million per year and (ii) is for a term that is greater than seven years;

(c)	is a CCP Construction Contract;

(d)	except as provided in clause (b) and (c) above, (i) contains obligations and liabilities that are in excess of $50 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven years; provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Signing Date (excluding the CCP Construction Contracts covered under clause (c) above), until such time as any Obligor has entered into construction contracts following the Signing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs, and (C) prior to the incurrence of any PDE Senior Debt, any contract, agreements, letter agreement or other instrument containing obligations or liabilities of an Obligor which is not effective by its terms unless and until PDE Senior Debt is incurred; or

(e)	is a guarantee provided in favor of any Obligor by a guarantor or a counterparty under a Subsequent Material Project Agreement.

For the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and “Subsidiaries” shall have a corresponding meaning.

“Substantial Completion” has the meaning given in the EPC Contract (T1/T2).

“Successor Guarantor” has the meaning given under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Merger and Liquidation, Sale of All Assets.”

“Supplemental Quantity” means the portion of the Corpus Christi Terminal Facility’s annual LNG production that is in excess of the volumes of LNG committed under the Initial LNG SPAs and any other Qualifying LNG SPA constituting the Base Committed Quantity; provided that, for purposes of the indenture, “Supplemental Quantity” means the portion of the Corpus Christi Terminal Facility’s annual LNG production that is in excess of the volumes of LNG committed under the Initial LNG SPAs and any other Qualifying LNG SPA constituting the Indenture Base Committed Quantity.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated May 13, 2015 between the Sponsor and CCP, and the Tax Sharing Agreement dated May 13, 2015 between the Sponsor and CCL to allocate tax liabilities among the signing entities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority or the government of any foreign jurisdiction, or of any political subdivision thereof, including any and all agencies, branches, departments and administrative and other subdivisions thereof, and any payments in lieu of the foregoing.

“Technology License Agreement (T1/T2)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for subproject 1 and subproject 2, as defined in the EPC Contract (T1/T2), to be used at the Corpus Christi Terminal Facility.

“Term Lenders” means those Term Lenders identified in Schedule 2.01 of the Term Loan Facility and each other Person that acquires the rights and obligations of any such Term Lender in accordance with the Term Loan Facility but excluding any Person that has assigned all of its rights and obligations under the Term Loan Facility in accordance with the Term Loan Facility.

“Term Loan Availability Period” means the period commencing on the Initial Advance CP Date and ending on the earliest of: (i) the Project Completion Date, (ii) the date of any cancellation or termination of all of the remaining commitments under the Term Loan Facility pursuant to the Common Terms Agreement and (iii) the date the Term Lenders terminate their commitments under the Term Loan Facility upon the occurrence and during the continuance of a Loan Facility Event of Default; provided that, for purposes of the indenture, “Term Loan Availability Period” means the availability period under any then-existing term loan Facility Agreement.

“Term Loan Facility” means the credit facility entered into between Cheniere Corpus Christi Holdings, LLC, as Borrower, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC as guarantors, and the lenders party thereto from time to time as Term Lenders and Société Générale as facility agent.

“Term Loan Facility Agent” means Société Générale, as facility agent under the Term Loan Facility.

“Term Loan Facility Agreement” means the Term Loan Facility Agreement dated as of May 13, 2015, among Cheniere Corpus Christi Holdings, LLC, as Borrower, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P., and Corpus Christi Pipeline GP, LLC, as Guarantors, the lenders party thereto from time to time and Société Générale, as Facility Agent, or a replacement thereof.

“Texas Utilities Code” means Tex. Util. Code Ann (Vernon 2015).

“TIA” means the Trust Indenture Act of 1939, as amended.

“Title Company” means Fidelity National Title Insurance Company, First American Title Insurance Company or Stewart Title Guaranty Company.

“Title Policy” means a fully paid Loan Policy of Title Insurance (Form T-2) of title insurance as adopted for use in the State of Texas, or a pro forma policy prepared prior to payment for, issuance and delivery of the policy, with completed Schedules A and B, showing the proposed insured, the amount of insurance, the exceptions that are proposed to be placed in the final policy to be issued, and the name of the title insurance company and title insurance agent, including all amendments and endorsements thereto, issued by the Title Company in favor of the Security Trustee, with such coinsurers or reinsurers as may be reasonably required by the Security Trustee, in an amount equal to the lesser of the aggregate amount of the Loans or the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code and in form satisfactory to the Security Trustee in all respects, insuring as of the date of the recording of each deed of trust required under Section 3.2(f) (Real Property) of the Common Security and Account Agreement creating a Lien on the estates and interests in the real property comprising the Corpus Christi Terminal Facility, that such deed of trust is a first and prior Lien on the estates and interests in the real property comprising the Corpus Christi Terminal Facility (to the extent the deed of trust property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:

(a)	no survey exceptions other than those approved by the Security Trustee;

(b)	the lien exception and pending disbursements clause added to Schedule B as required by Procedural Rule P-8.b.1 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas; and

(c)	such endorsements and affirmative assurances as the Security Trustee shall reasonably require and which the title insurers are permitted and willing to issue as provided in The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas.

“Train” means an LNG liquefaction train.

“Train One” means LNG Train 1 (as defined in the EPC Contract (T1/T2)); provided that, with respect to descriptions of the LNG SPAs under the captions “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Customers and SPAs” and “Business—Customers and SPAs,” Train One means the first train to become commercially operable.

“Train Two” means LNG Train 2 (as defined in the EPC Contract (T1/T2)); provided that, with respect to descriptions of the LNG SPAs under the captions “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Customers and SPAs” and “Business—Customers and SPAs,” Train Two means the second train to become commercially operable.

“Train Three” means LNG Train 3 (as defined in the EPC Contract (T3)); provided that, with respect to descriptions of the LNG SPAs under the captions “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Customers and SPAs” and “Business—Customers and SPAs,” Train Three means the third train to become commercially operable.

“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.

“Treasury Rate” has the meaning given under the caption “Description of Senior Notes—Optional Redemption.”

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unmatured Event of Default” means an Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or a comparable unmatured event of default under any other Senior Debt Instrument entered into after the date of the CSAA.

“Unmatured Indenture Event of Default” means an event that, with the giving of notice or lapse of time or making of a determination, would constitute an Indenture Event of Default.

“Unmatured Loan Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Loan Facility Event of Default.

“Unrestricted Subsidiary” means any Subsidiary of CCH that is designated by the Board of Directors of CCH as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) except as permitted as described under the caption “Description of Senior Notes—Covenants Applicable to the Notes—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with CCH or any Restricted Subsidiary of CCH unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCH or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCH;

(c) is a Person with respect to which neither CCH nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCH or any of its Restricted Subsidiaries.

“United States” or “U.S.” means the United States of America.

“US Dollars” and “$” means the currency of the United States.

“Woodside SPA” means the LNG SPA between CCL and Woodside Energy Trading Singapore Pte Ltd., dated June 30, 2014, as amended on July 24, 2015.

“Working Capital Debt” has the meaning given under the caption “Description of Other Indebtedness—Common Terms Agreement;” provided that, for purposes of the indenture, references to “Working Capital Debt” shall be deemed to be references to “Indenture Working Capital Debt.”

GLOSSARY OF CERTAIN DEFINED TERMS

“Associated Pipe Line” has the meaning given under the caption “Description of Material Project Agreements—CCP Construction Contracts—Pipeline Construction Agreement.”

“CAA” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the export of LNG or the design, construction and operation of our CCL Project could impede operations and construction and could have a material adverse effect on us.”

“CCH Terminal Facility” has the meaning given under the caption “Prospectus Summary—Overview of the CCL Project.”

“CCL O&M Agreement” has the meaning given under the caption “Description of Material Project Agreements—Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCP.”

“CCP O&M Agreement” has the meaning given under the caption “Description of Material Project Agreements—Operation and Maintenance Agreement between Cheniere LNG O&M Services, LLC and CCL.”

“CFTC” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder and other regulations could adversely affect our ability to hedge risks associated with our business and on our operating results and cash flows.”

“CMI” means Cheniere Marketing, LLC, a limited liability company organized under the laws of the State of Delaware.

“CMI Base SPA” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“CMI Foundation SPA” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“CMI UK” means Cheniere Marketing International LLP, a limited liability partnership organized under the laws of the United Kingdom.

“Compressor Station Agreement” has the meaning given under the caption “Description of Material Project Agreements—CCP Construction Contracts—Compressor Station Construction Agreement.”

“Convertible Notes” has the meaning given under the caption “Prospectus Summary—Overview of the Funding Plan for the CCL Project.”

“Covenant Defeasance” has the meaning given under the caption “Description of Senior Notes—Payments of Collateral or Enforcement Proceeds—Legal Defeasance and Covenant Defeasance.”

“CQP” means Cheniere Energy Partners, L.P.

“CWA” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the export of LNG or the design, construction and operation of the CCL Project could impede construction and operations and could have a material adverse effect on us.”

“CZMA” has the meaning given under the caption “Business—Governmental Regulations—Environmental Regulation—Coastal Zone Management Act (CZMA).”

“Dodd-Frank Act” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder and other regulations could adversely affect our ability to hedge risks associated with our business and on our operating results and cash flows.”

“DOT” has the meaning given under the caption “Risk Factors—Risks Relating to Completion of the CCL Project—Pipeline safety integrity programs and repairs may impose significant costs and liabilities on us.”

“DSU” has the meaning given under the caption “Business—Insurance—Windstorm and Resulting Flood Insurance.”

“DTC” has the meaning given on the cover page.

“EDF” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“EDP” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“EDP SPA” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“Endesa” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“EPA” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—Existing and future environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.”

“EPC” has the meaning given under the caption “Special Note Regarding Forward-Looking Statements.”

“ERISA” has the meaning given under the caption “Transfer Restrictions.”

“ERISA Similar Laws” has the meaning given under the caption “ERISA Considerations.”

“Export Authorization Letter” has the meaning given under the caption “Description of Material Project Agreements—Export Authorization Letter.”

“full NTP” means a full notice to proceed under the applicable EPC contract.

“Gas Natural Fenosa” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“GHG” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—Existing and future environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.”

“Holdco II” has the meaning given under the caption “Prospectus Summary—Overview of the Funding Plan for the CCL Project.”

“Iberdrola” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“Interest Rate Derivatives” has the meaning given under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk.”

“Kinder Morgan” means Kinder Morgan Texas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Kinder Morgan Intrastate Firm Gas Transportation Agreement” means the firm gas transportation agreement, dated September 19, 2014, between CCL, Kinder Morgan and Kinder Morgan Tejas, pursuant to which Kinder Morgan Tejas will transport certain quantities of Gas on its pipeline system within Texas.

“Kinder Morgan Tejas” means Kinder Morgan Tejas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“La Quinta Ship Channel Franchise” means the La Quinta Ship Channel Franchise, dated March 17, 2015, between Port of Corpus Christi Authority of Nueces County, Texas and CCL.

“Maximum Second Tier Pro Rata Equity Funding” has the meaning given in the CEI Equity Contribution Agreement.

“Metering Station Agreement” has the meaning given under the caption “Description of Material Project Agreements—CCP Construction Contracts—Metering Station Construction Agreement.”

“NGA” means the Natural Gas Act.

“NGPA” means the Natural Gas Policy Act of 1978.

“NGPL” means Natural Gas Pipeline Company of America LLC, a limited liability company organized under the laws of the State of Delaware.

“Non-ERISA Arrangements” has the meaning given under the caption “ERISA Considerations.”

“Optimized Cascade Process” has the meaning given in the EPC Contract (T1/T2).

“Order Denying Rehearing” has the meaning given under the caption “Prospectus Summary—Summary of Regulatory Requirements.”

“OTC” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder and other regulations could adversely affect our ability to hedge risks associated with our business and on our operating results and cash flows.”

“Pertamina” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

“PHMSA” has the meaning given under the caption “Risk Factors—Risks Relating to Completion of the CCL Project—Pipeline safety integrity programs and repairs may impose significant costs and liabilities on us.”

“Pipeline Construction Agreement” has the meaning given under the caption “Description of Material Project Agreements—CCP Construction Contracts—Pipeline Construction Agreement.”

“Plan Asset Entity” has the meaning given under the caption “ERISA Considerations.”

“Plans” has the meaning given under the caption “ERISA Considerations.”

“Project Entities” has the meaning given under the caption “Prospectus Summary—Overview of Our Corporate Structure.”

“RCRA” has the meaning given under the caption “Risk Factors—Risks Relating to Development and Operation of our Business—Existing and future environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.”

“Ref-Chem” has the meaning given under the caption “Description of Material Project Agreements—CCP Construction Contracts—Metering Station Construction Agreement.”

“Sabine Pass Liquefaction Project” has the meaning given under the caption “Prospectus Summary—Our Business Strategy—Strengths.”

“Second Tier Pro Rata Equity Funding” has the meaning given under the caption “Risk Factors—Cost overruns and delays in the completion of one or more of our Trains or the Corpus Christi Pipeline, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.”

“Section 10/404 Permit” has the meaning given under the caption “Business—Government Regulations—Other Governmental Permits, Approvals and Authorizations.”

“Secured Parties” has the meaning given under the caption “Glossary of Certain Finance Document Terms.”

“SPA” has the meaning given under the caption “Special Note Regarding Forward-Looking Statements.”

“Sunland” has the meaning given under the caption “Description of Material Project Agreements—CCP Construction Contracts—Compressor Station Construction Agreement.”

“Stage 1” has the meaning given under the caption “Prospectus Summary—Overview of the CCL Project.”

“Stage 2” has the meaning given under the caption “Prospectus Summary—Overview of the CCL Project.”

“Tariff” has the meaning given under the caption “Risk Factors—Risks Relating to Completion of the CCL Project—The Corpus Christi Pipeline and its FERC gas tariff is subject to FERC regulation.”

“TCEQ” has the meaning given under the caption “Business—Governmental Regulations—Other Governmental Permits, Approvals and Authorizations.”

“TGP” means Tennessee Gas Pipeline Company, LLC, a limited liability company organized under the laws of the State of Delaware.

“TGP Precedent Agreement” means the precedent agreement, dated October 8, 2014, between CCL and TGP pursuant to which TGP will provide firm transportation services.

“Transco” means Transcontinental Gas Pipeline Company, LLC, a limited liability company organized under the laws of the State of Delaware.

“USACE” has the meaning given under the caption “Business—Governmental Regulations—Other Governmental Permits, Approvals and Authorizations.”

“Woodside” has the meaning given under the caption “Prospectus Summary—Certain Key Contractual Relationships—LNG SPAs.”

INDEX TO FINANCIAL STATEMENTS

Page
AUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF CHENIERE CORPUS CHRISTI HOLDINGS, LLC:

Report of Independent Registered Public Accounting Firm	F-5
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-6
Consolidated and Combined Statements of Operations for the years ended December 31, 2016, 2015 and 2014	F-7
Consolidated and Combined Statements of Member’s Equity for the years ended December 31, 2016, 2015 and 2014	F-8
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	F-9
Notes to Consolidated and Combined Financial Statements	F-10

AUDITED FINANCIAL STATEMENTS OF CORPUS CHRISTI LIQUEFACTION, LLC:

Independent Auditors’ Report	F-43
Balance Sheets as of December 31, 2016 and 2015	F-44
Statements of Operations for the years ended December 31, 2016, 2015 and 2014	F-45
Statements of Member’s Equity for the years ended December 31, 2016, 2015 and 2014	F-46
Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	F-47
Notes to Financial Statements	F-48

AUDITED FINANCIAL STATEMENTS OF CHENIERE CORPUS CHRISTI PIPELINE, L.P.:

Independent Auditors’ Report	F-62
Balance Sheets as of December 31, 2016 and 2015	F-63
Statements of Operations for the years ended December 31, 2016, 2015 and 2014	F-64
Statements of Partners’ Equity for the years ended December 31, 2016, 2015 and 2014	F-65
Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	F-66
Notes to Financial Statements	F-67

AUDITED FINANCIAL STATEMENTS OF CORPUS CHRISTI PIPELINE GP, LLC:

Independent Auditors’ Report	F-80
Balance Sheets as of December 31, 2016 and 2015	F-81
Statements of Operations for each of the years in the two-year period ended December 31, 2016 and the period from September 11, 2014 (date of inception) through December 31, 2014	F-82
Statements of Member’s Equity for each of the years in the two-year period ended December 31, 2016 and the period from September 11, 2014 (date of inception) through December 31, 2014	F-83
Statements of Cash Flows for each of the years in the two-year period ended December 31, 2016 and the period from September 11, 2014 (date of inception) through December 31, 2014	F-84
Notes to Financial Statements	F-85

Cheniere Corpus Christi Holdings, LLC

Consolidated and Combined Financial Statements

As of December 31, 2016 and 2015

and for the years ended December 31, 2016, 2015 and 2014

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

DEFINITIONS

As commonly used in the liquefied natural gas industry, to the extent applicable, and as used in these Consolidated and Combined Financial Statements, the terms listed below have the following meanings:

Common Industry and Other Terms

Bcfe	billion cubic feet equivalent
EPC	engineering, procurement and construction
GAAP	generally accepted accounting principles in the United States
FERC	Federal Energy Regulatory Commission
LIBOR	London Interbank Offered Rate
LNG	liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state
MMBtu	million British thermal units, an energy unit
mtpa	million tonnes per annum
SPA	LNG sale and purchase agreement
Train	an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG

Abbreviated Organizational Structure

The following diagram depicts our abbreviated organizational structure as of December 31, 2016, including our ownership of certain subsidiaries, and the references to these entities used in these Consolidated and Combined Financial Statements:

Unless the context requires otherwise, references to “CCH,” “the Company,” “we,” “us,” and “our” refer to Cheniere Corpus Christi Holdings, LLC and its consolidated subsidiaries.

Report of Independent Registered Public Accounting Firm

The Member

Cheniere Corpus Christi Holdings, LLC:

We have audited the accompanying consolidated balance sheets of Cheniere Corpus Christi Holdings, LLC and its subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated and combined statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Cheniere Corpus Christi Holdings, LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

As discussed in note 13 to the consolidated financial statements, the Company has changed the presentation of cash flows in its consolidated statements of cash flows in 2016, 2015, and 2014 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).

/s/ KPMG LLP
KPMG LLP

Houston, Texas

March 7, 2017

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	197,201	46,770
Receivables	400	—
Advances to affiliate	20,108	10,073
Other current assets	36,795	225
Other current assets—affiliate	141	167

Total current assets	254,645	57,235

Non-current restricted cash	73,339	—
Property, plant and equipment, net	6,076,672	3,924,551
Debt issuance and deferred financing costs, net	155,847	247,441
Non-current advances under long-term contracts	46,398	51,530
Other non-current assets	29,547	23,285

Total assets	$6,636,448	$4,304,042

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$9,120	$1,043
Accrued liabilities	137,648	81,196
Due to affiliates	7,050	2,332
Derivative liabilities	43,383	28,559

Total current liabilities	197,201	113,130

Long-term debt, net	5,081,715	2,713,000
Non-current derivative liabilities	43,105	76,440
Other non-current liabilities	—	891
Other non-current liabilities—affiliate	618	1,231

Commitments and contingencies (see Note 11)

Member’s equity	1,313,809	1,399,350

Total liabilities and member’s equity	$6,636,448	$4,304,042

The accompanying notes are an integral part of these consolidated and combined financial statements.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Revenues	$—	$—	$—

Expenses
Operating and maintenance expense	1,372	572	—
Operating and maintenance expense—affiliate	95	—	—
Development expense (recovery)	(81)	13,690	30,294
Development expense (recovery)—affiliate	(10)	5,525	7,929
General and administrative expense	4,240	3,189	12
General and administrative expense—affiliate	607	13	—
Depreciation and amortization expense	249	55	—

Total expenses	6,472	23,044	38,235

Loss from operations	(6,472)	(23,044)	(38,235)

Other income (expense)
Interest expense, net of capitalized interest	—	(25,680)	—
Interest expense—affiliate	—	—	(368)
Loss on early extinguishment of debt	(63,318)	(16,498)	—
Derivative loss, net	(15,571)	(161,917)	—
Other income (expense)	(126)	42	—

Total other expense	(79,015)	(204,053)	(368)

Net loss	$(85,487)	$(227,097)	$(38,603)

The accompanying notes are an integral part of these consolidated and combined financial statements.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF MEMBER’S EQUITY

(in thousands)

	Cheniere CCH HoldCo I, LLC	Total Member’s Equity
Balance at December 31, 2013	$(1,492)	$(1,492)
Capital contributions	105,627	105,627
Net loss	(38,603)	(38,603)

Balance at December 31, 2014	65,532	65,532
Capital contributions	1,560,915	1,560,915
Net loss	(227,097)	(227,097)

Balance at December 31, 2015	$1,399,350	$1,399,350
Capital contributions	91	91
Noncash capital contribution from affiliate	143	143
Distribution to affiliate	(288)	(288)
Net loss	(85,487)	(85,487)

Balance at December 31, 2016	$1,313,809	$1,313,809

The accompanying notes are an integral part of these consolidated and combined financial statements.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(85,487)	$(227,097)	$(38,603)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	249	55	—
Amortization of debt issuance costs, net of capitalization	—	6,340	—
Loss on extinguishment of debt	63,318	16,498	—
Total losses on derivatives, net	15,571	161,917	—
Net cash used for settlement of derivative instruments	(34,082)	(56,918)	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	415	1,002	1,974
Due to affiliates	(331)	275	—
Advances to affiliate	—	(10,073)	—
Other, net	(745)	301	(2,704)
Other, net—affiliate	13	498	—

Net cash used in operating activities	(41,079)	(107,202)	(39,333)

Cash flows from investing activities
Property, plant and equipment, net	(2,051,530)	(3,820,947)	(47,373)
Other	(44,367)	(18,468)	(5,088)

Net cash used in investing activities	(2,095,897)	(3,839,415)	(52,461)

Cash flows from financing activities
Proceeds from issuances of long-term debt	4,838,000	2,713,000	—
Proceeds from affiliate debt	—	—	1,289
Repayments of debt	(2,420,212)	—	—
Debt issuance and deferred financing costs	(56,783)	(280,528)	(7,098)
Capital contributions	91	1,560,915	97,603
Distribution to affiliate	(288)	—	—
Other	(62)	—	—

Net cash provided by financing activities	2,360,746	3,993,387	91,794

Net increase in cash, cash equivalents and restricted cash	223,770	46,770	—
Cash, cash equivalents and restricted cash—beginning of period	46,770	—	—

Cash, cash equivalents and restricted cash—end of period	$270,540	$46,770	$—

Balances per Consolidated Balance Sheets:

	December 31
	2016	2015	2014
Cash and cash equivalents	$—	$—	$—
Restricted cash	197,201	46,770	—
Non-current restricted cash	73,339	—	—

Total cash, cash equivalents and restricted cash	$270,540	$46,770	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

CCH is a Houston-based Delaware limited liability company formed in September 2014 by Cheniere to hold its limited partner interest in CCP and its equity interests in CCL and CCP GP. Prior to this date, CCP and CCL received capital contributions funding from other affiliated entities of Cheniere. The formation of CCH was treated as a reorganization between entities under common control. As a result, the Company’s Combined Financial Statements for periods prior to the formation of CCH were derived from the consolidated financial statements and accounting records of Cheniere and reflect the combined historical results of operations and cash flows of CCL, CCP and CCP GP. For periods subsequent to the formation of CCH, the Company’s Consolidated Financial Statements are presented on a consolidated basis as CCH, CCL, CCP and CCP GP became a separate consolidated group. The Combined Financial Statements do not purport to represent our results of operations and cash flows had CCH been a stand-alone entity during all periods presented.

We are developing and constructing a natural gas liquefaction and export facility at the Corpus Christi LNG terminal (the “Liquefaction Facility”), which is on nearly 2,000 acres of land that we own or control near Corpus Christi, Texas, and a pipeline facility (the “Liquefaction Project”) through wholly owned subsidiaries CCL and CCP, respectively. The Liquefaction Project is being developed for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters. The Liquefaction Project is being developed in stages. The first stage (“Stage 1”) is in construction and includes Trains 1 and 2, two LNG storage tanks, one complete marine berth and a second partial berth and all of the Liquefaction Project’s necessary infrastructure facilities. The second stage (“Stage 2”), which is in development with all necessary regulatory approvals in place, includes Train 3, one LNG storage tank and the completion of the second partial berth. The Liquefaction Project also includes a 23-mile natural gas supply pipeline (the “Corpus Christi Pipeline”) that will interconnect the Corpus Christi LNG terminal with several interstate and intrastate natural gas pipelines.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Consolidated and Combined Financial Statements have been prepared in accordance with GAAP. Our Consolidated Financial Statements include the accounts of the CCH and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

We have evaluated subsequent events through March 7, 2017, the date the Consolidated and Combined Financial Statements were available to be issued.

Use of Estimates

The preparation of Consolidated and Combined Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Consolidated and Combined Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the value of property, plant and equipment, derivative instruments, asset retirement obligations (“AROs”), income taxes including valuation allowances for net deferred tax assets and fair value measurements. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2 and 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than quoted prices included within Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

In determining fair value, we use observable market data when available, or models that incorporate observable market data. In addition to market information, we incorporate transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. We maximize the use of observable inputs and minimize our use of unobservable inputs in arriving at fair value estimates.

Recurring fair-value measurements are performed for interest rate derivatives as disclosed in Note 5—Derivative Instruments. The carrying amount of restricted cash and accounts payable reported on the Consolidated Balance Sheets approximates fair value. Debt fair values, as disclosed in Note 7—Debt, is the estimated amount we would have to pay to repurchase our debt in the open market, and are based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments using observable or unobservable inputs.

Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and will not become available to us as cash and cash equivalents. We have presented restricted cash separately from cash and cash equivalents on our Consolidated Balance Sheets.

Accounting for LNG Activities

Generally, we begin capitalizing the costs of our LNG terminal and related pipeline once the individual project meets the following criteria: (1) regulatory approval has been received, (2) financing for the project is available and (3) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to our LNG terminal and related pipeline.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as other non-current assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

We capitalize interest and other related debt costs during the construction period of our LNG terminal and related pipeline. Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. Interest costs incurred on debt obtained for the construction of property, plant and equipment are capitalized as construction-in-process over the construction period or related debt term, whichever is shorter. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in other operating costs and expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value. We did not record any impairments related to property, plant and equipment during the years ended December 31, 2016, 2015 or 2014.

Regulated Natural Gas Pipelines

The Corpus Christi Pipeline is subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The economic effects of regulation can result in a regulated company recording as assets those costs that have been or are expected to be approved for recovery from customers, or recording as liabilities those amounts that are expected to be required to be returned to customers, in a rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated rate-making process that may not be recorded under GAAP for non-regulated entities. We continually assess whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, we believe the existing regulatory assets are probable of recovery. These regulatory assets and liabilities are primarily classified in our Consolidated Balance Sheets as deferred preliminary survey and investigation costs, other assets and other liabilities. We periodically evaluate their applicability under GAAP, and consider factors such as regulatory changes and the effect of competition. If cost-based regulation ends or competition increases, we may have to reduce our asset balances to reflect a market basis less than cost and write off the associated regulatory assets and liabilities.

Items that may influence our assessment are:

•	inability to recover cost increases due to rate caps and rate case moratoriums;

•	inability to recover capitalized costs, including an adequate return on those costs through the rate-making process and the FERC proceedings;

•	excess capacity;

•	increased competition and discounting in the markets we serve; and

•	impacts of ongoing regulatory initiatives in the natural gas industry.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Derivative Instruments

We use derivative instruments to hedge our exposure to cash flow variability from interest rate risk. Derivative instruments are recorded at fair value and included in our Consolidated Balance Sheets as assets or liabilities depending on the derivative position and the expected timing of settlement. When we have the contractual right and intend to net settle, derivative assets and liabilities are reported on a net basis.

Changes in the fair value of our derivative instruments are recorded in current earnings, unless we elect to apply hedge accounting and meet specified criteria, including completing contemporaneous hedge documentation. We did not have any derivative instruments designated as cash flow hedges during the years ended December 31, 2016 and 2015. See Note 5—Derivative Instruments for additional details about our derivative instruments.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of restricted cash. We maintain cash balances at financial institutions, which may at times be in excess of federally insured levels. We have not incurred losses related to these balances to date.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Our interest rate derivative instruments are placed with investment grade financial institutions whom we believe are acceptable credit risks. We monitor counterparty creditworthiness on an ongoing basis; however, we cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, we may not realize the benefit of some of our derivative instruments.

CCL has entered into eight fixed price 20-year SPAs with seven unaffiliated third parties. CCL is dependent on the respective counterparties’ creditworthiness and their willingness to perform under their respective SPAs.

Debt

Our debt consists of long-term secured debt securities and credit facilities with banks and other lenders. Debt issuances are placed directly by us or through securities dealers or underwriters and are held by institutional and retail investors.

Debt is recorded on our Consolidated Balance Sheets at par value net of unamortized debt issuance costs related to term notes. Debt issuance costs directly related to the issuance of debt are amortized over the life of the debt and are recorded in interest expense, net of capitalized interest using the effective interest method. Gains and losses on the extinguishment of debt are recorded in gains and losses on the extinguishment of debt on our Consolidated and Combined Statements of Operations.

Debt issuance and deferred financing costs consist primarily of arrangement fees, professional fees, legal fees and printing costs. Debt issuance costs are recorded as a direct deduction from the debt liability unless incurred in connection with a line of credit arrangement, in which case they are presented as an asset on our Consolidated Balance Sheets along with deferred financing costs. Debt issuance and deferred financing costs are amortized to interest expense or property, plant and equipment over the term of the related debt facility. Upon early retirement of debt or amendment to a debt agreement, certain fees are written off to loss on early extinguishment of debt.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Asset Retirement Obligations

We recognize AROs for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement is conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset. Our assessment of AROs is described below.

We have not recorded an ARO associated with the Corpus Christi Pipeline. We believe that it is not feasible to predict when the natural gas transportation services provided by the Corpus Christi Pipeline will no longer be utilized. In addition, our right-of-way agreements associated with the Corpus Christi Pipeline have no stipulated termination dates. We intend to operate the Corpus Christi Pipeline as long as supply and demand for natural gas exists in the United States and intend to maintain it regularly.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Consolidated and Combined Statements of Operations, is included in the consolidated federal income tax return of Cheniere. The provision for income taxes, taxes payable and deferred income tax balances have been recorded as if we had filed all tax returns on a separate return basis (“hypothetical carve-out basis”) from Cheniere. Deferred tax assets and liabilities are included in our Consolidated Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. We routinely assess our deferred tax assets and reduce such assets by a valuation allowance if we deem it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment requires significant judgment and is based upon our assessment of our ability to generate future taxable income among other factors.

Business Segment

Our liquefaction and pipeline business at the Corpus Christi LNG terminal represents a single reportable segment. Our chief operating decision maker reviews the financial results of CCH in total when evaluating financial performance and for purposes of allocating resources.

NOTE 3—RESTRICTED CASH

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and have been presented separately from cash and cash equivalents on our Consolidated Balance Sheets. As of December 31, 2016 and 2015, restricted cash consisted of the following (in thousands):

	December 31,
	2016	2015
Current restricted cash
Liquefaction Project	$197,201	$46,770

Non-current restricted cash
Liquefaction Project	73,339	—

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Pursuant to the accounts agreement entered into with the collateral trustee for the benefit of our debt holders, we are required to deposit all cash received into reserve accounts controlled by the collateral trustee. The usage or withdrawal of such cash is restricted to the payment of liabilities related to the Liquefaction Project and other restricted payments.

NOTE 4—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of LNG terminal costs and fixed assets, as follows (in thousands):

	December 31,
	2016	2015
LNG terminal costs
LNG terminal construction-in-process	$6,060,299	$3,913,975
LNG site and related costs	14,006	10,122

Total LNG terminal costs	6,074,305	3,924,097
Fixed assets
Fixed assets	2,620	509
Accumulated depreciation	(253)	(55)

Total fixed assets, net	2,367	454

Property, plant and equipment, net	$6,076,672	$3,924,551

Depreciation expense during the years ended December 31, 2016, 2015 and 2014 was $0.2 million, $0.1 million and zero, respectively.

Fixed Assets

Our fixed assets are recorded at cost and are depreciated on a straight-line method based on estimated lives of the individual assets or groups of assets.

NOTE 5—DERIVATIVE INSTRUMENTS

In February 2015, we entered into interest rate swaps (“Interest Rate Derivatives”) to protect against volatility of future cash flows and hedge a portion of the variable-rate interest payments on our credit facility (the “2015 CCH Credit Facility”). Our Interest Rate Derivatives are not designated as cash flow hedging instruments, and changes in fair value are recorded within our Consolidated and Combined Statements of Operations.

As of December 31, 2016, we had the following Interest Rate Derivatives outstanding:

	Initial Notional Amount	Maximum Notional Amount	Effective Date	Maturity Date	Weighted Average Fixed Interest Rate Paid	Variable Interest Rate Received
Interest Rate Derivatives	$28.8 million	$5.5 billion	May 20, 2015	May 31, 2022	2.29%	One-month LIBOR

Our Interest Rate Derivatives are categorized within Level 2 of the fair value hierarchy and are required to be measured at fair value on a recurring basis. We value our Interest Rate Derivatives using valuations based on the initial trade prices. Using an income-based approach, subsequent valuations are based on observable inputs to

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

the valuation model including interest rate curves, risk adjusted discount rates, credit spreads and other relevant data. The following table (in thousands) shows the fair value and location of our Interest Rate Derivatives on our Consolidated Balance Sheets:

	December 31,
Balance Sheet Location	2016	2015
Derivative liabilities	$(43,383)	$(28,559)
Non-current derivative liabilities	(43,105)	(76,440)

Total derivative liabilities	$(86,488)	$(104,999)

The following table (in thousands) shows the changes in the fair value and settlements of our Interest Rate Derivatives recorded in derivative loss, net on our Consolidated and Combined Statements of Operations during the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
Interest Rate Derivatives loss	$(15,571)	$(161,917)	$—

Our Interest Rate Derivatives have a seven-year term and were contingent upon reaching a final investment decision with respect to the Liquefaction Project, which was reached in May 2015. Upon meeting the contingency related to the Interest Rate Derivatives in May 2015, we paid $50.1 million related to contingency and syndication premiums, which is included in derivative loss, net on our Consolidated and Combined Statements of Operations.

Balance Sheet Presentation

Our derivative instruments are presented on a net basis on our Consolidated Balance Sheets as described above. The following table (in thousands) shows the fair value of our derivatives outstanding on a gross and net basis:

	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets
Offsetting Derivative Assets (Liabilities)
As of December 31, 2016
CCH Interest Rate Derivatives	(95,923)	9,435	(86,488)

As of December 31, 2015
CCH Interest Rate Derivatives	(104,999)	—	(104,999)

NOTE 6—ACCRUED LIABILITIES

As of December 31, 2016 and 2015, accrued liabilities consisted of the following (in thousands):

	December 31,
	2016	2015
Interest costs and related debt fees	$59,994	$1,884
Liquefaction Project costs	73,150	78,753
Other	4,504	559

Total accrued liabilities	$137,648	$81,196

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

NOTE 7—DEBT

As of December 31, 2016 and 2015, our long-term debt consisted of the following (in thousands):

	December 31,
	2016	2015
Long-term debt:
7.000% Senior Secured Notes due 2024 (“2024 CCH Senior Notes”)	$1,250,000	$—
5.875% Senior Secured Notes due 2025 (“2025 CCH Senior Notes”)	1,500,000	—
2015 CCH Credit Facility	2,380,788	2,713,000
Unamortized debt issuance costs	(49,073)	—

Total long-term debt, net	5,081,715	2,713,000

Current debt:
$350 million CCH Working Capital Facility (“CCH Working Capital Facility”)	—	—

Total debt, net	$5,081,715	$2,713,000

Below is a schedule of future principal payments that we are obligated to make, based on current construction schedules, on our outstanding debt at December 31, 2016 (in thousands):

Years Ending December 31,	Principal Payments
2017	$—
2018	—
2019	—
2020	—
2021	2,380,788
Thereafter	2,750,000

Total	$5,130,788

CCH Senior Notes

In May and December 2016, we issued aggregate principal amounts of $1.25 billion of the 2024 CCH Senior Notes and $1.5 billion of the 2025 CCH Senior Notes (collectively, the “CCH Senior Notes”), respectively. The CCH Senior Notes are jointly and severally guaranteed by our subsidiaries, CCL, CCP and CCP GP (the “Guarantors”). The indenture governing the 2024 CCH Senior Notes and the 2025 CCH Senior Notes (the “CCH Indenture”) contains customary terms and events of default and certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: incur additional indebtedness or issue preferred stock; make certain investments or pay dividends or distributions on membership interests or subordinated indebtedness or purchase, redeem or retire membership interests; sell or transfer assets, including membership or partnership interests of our restricted subsidiaries; restrict dividends or other payments by restricted subsidiaries to us or any of our restricted subsidiaries; incur liens; enter into transactions with affiliates; dissolve, liquidate, consolidate, merge, sell or lease all or substantially all of the properties or assets of us and our restricted subsidiaries taken as a whole; or permit any Guarantor to dissolve, liquidate, consolidate, merge, sell or lease all or substantially all of its properties and assets. Interest on the CCH Senior Notes is payable semi-annually in arrears.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

At any time prior to six months before the respective dates of maturity for each series of the CCH Senior Notes, we may redeem all or part of such series of the CCH Senior Notes at a redemption price equal to the “make-whole” price set forth in the CCH Indenture, plus accrued and unpaid interest, if any, to the date of redemption. We also may at any time within six months of the respective dates of maturity for each series of the CCH Senior Notes, redeem all or part of such series of the CCH Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the CCH Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

In connection with the closing of the sale of the 2024 CCH Senior Notes and 2025 CCH Senior Notes, we and the Guarantors entered into Registration Rights Agreements (the “CCH Registration Rights Agreements”). Under the terms of the CCH Registration Rights Agreements, we and the Guarantors have agreed, and any future guarantors of the 2024 CCH Senior Notes and 2025 CCH Senior Notes will agree, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange any and all of the CCH Senior Notes for like aggregate principal amounts of our debt securities with terms identical in all material respects to the respective CCH Senior Notes sought to be exchanged (other than with respect to restrictions on transfer or to any increase in annual interest rate) within 360 days after May 18, 2016 and December 9, 2016 respectively. Under specified circumstances, we and the Guarantors have also agreed, and any future guarantors of the CCH Senior Notes will also agree, to use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the CCH Senior Notes. We will be obligated to pay additional interest if we fail to comply with our obligation to register the CCH Senior Notes within the specified time period.

Credit Facilities

Below is a summary of our credit facilities outstanding as of December 31, 2016 (in thousands):

	2015 CCH Credit Facility	CCH Working Capital Facility
Original facility size	$8,403,714	$350,000
Outstanding balance	2,380,788	—
Commitments terminated	2,420,212	—
Letters of credit issued	—	—

Available commitment	$3,602,714	$350,000

Interest rate	LIBOR plus 2.25% or base rate plus 1.25% (1)	LIBOR plus 1.50% - 2.00% or base rate plus 0.50% - 1.00%
Maturity date	Earlier of May 13, 2022 or second anniversary of CCL Trains 1 and 2 completion date	December 14, 2021, with various terms for underlying loans

(1)	There is a 0.25% step-up for both LIBOR and base rate loans following completion of the first two Trains of the Liquefaction Project.

2015 CCH Credit Facility

In May 2015, we entered into the 2015 CCH Credit Facility, which is being used to fund a portion of the costs associated with the development, construction, operation and maintenance of Stage 1 of the Liquefaction Project. Borrowings under the 2015 CCH Credit Facility may be refinanced, in whole or in part, at any time

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without premium or penalty; however, interest rate hedging and interest rate breakage costs may be incurred. In conjunction with the issuance of the 2024 CCH Senior Notes and 2025 CCH Senior Notes, we prepaid approximately $2.4 billion of outstanding borrowings under the 2015 CCH Credit Facility. These prepayments resulted in a write-off of debt issuance costs associated with the 2015 CCH Credit Facility of $63.3 million during the year ended December 31, 2016.

The principal of the loans made under the 2015 CCH Credit Facility must be repaid in quarterly installments, commencing on the earlier of (1) the first quarterly payment date occurring more than three calendar months following project completion and (2) a set date determined by reference to the date under which a certain LNG buyer linked to Train 2 of the Liquefaction Project is entitled to terminate its SPA for failure to achieve the date of first commercial delivery for that agreement. Scheduled repayments will be based upon a 19-year tailored amortization, commencing the first full quarter after the project completion and designed to achieve a minimum projected fixed debt service coverage ratio of 1.55:1.

Loans under the 2015 CCH Credit Facility accrue interest at a variable rate per annum equal to, at our election, LIBOR or the base rate, plus the applicable margin. The applicable margins for LIBOR loans are 2.25% prior to completion of Trains 1 and 2 of the Liquefaction Project and 2.50% on completion and thereafter. The applicable margins for base rate loans are 1.25% prior to completion Trains 1 and 2 of the Liquefaction Project and 1.50% on completion and thereafter. Interest on LIBOR loans is due and payable at the end of each applicable interest period and interest on base rate loans is due and payable at the end of each quarter. The 2015 CCH Credit Facility also requires us to pay a commitment fee at a rate per annum equal to 40% of the margin for LIBOR loans, multiplied by the outstanding undrawn debt commitments.

Our obligations under the 2015 CCH Credit Facility are secured by a first priority lien on substantially all our assets and our subsidiaries and by a pledge by CCH HoldCo I of its limited liability company interests in us.

Under the terms of the 2015 CCH Credit Facility, we are required to hedge not less than 65% of the variable interest rate exposure of our senior secured debt. We are restricted from making distributions under agreements governing our indebtedness generally until, among other requirements, the completion of the construction of Trains 1 and 2 of the Liquefaction Project, funding of a debt service reserve account equal to six months of debt service and achieving a historical debt service coverage ratio and fixed projected debt service coverage ratio of at least 1.25:1.00.

CCH Working Capital Facility

In December 2016, we entered into the $350 million CCH Working Capital Facility, which is intended to be used for loans (“CCH Working Capital Loans”), the issuance of letters of credit, as well as for swing line loans (“CCH Swing Line Loans”) for certain working capital requirements related to developing and placing into operation the Liquefaction Project. Loans under the CCH Working Capital Facility are guaranteed by the Guarantors. We may, from time to time, request increases in the commitments under the CCH Working Capital Facility of up to the maximum allowed under the Common Terms Agreement that was entered in concurrently with the 2015 CCH Credit Facility.

Loans under the CCH Working Capital Facility, including CCH Working Capital Loans, CCH Swing Line Loans and loans made in connection with a draw upon any letter of credit (“CCH LC Loans” and collectively, the “Revolving Loans”) accrue interest at a variable rate per annum equal to LIBOR or the base rate (equal to the highest of (1) the federal funds rate, plus 0.50%, (2) the prime rate, and (3) one month LIBOR plus 0.50%), plus the applicable margin. The applicable margin for LIBOR Revolving Loans ranges from 1.50% to 2.00% per annum, and the applicable margin for base rate Revolving Loans ranges from 0.50% to 1.00% per annum.

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Interest on CCH Working Capital Loans, CCH Swing Line Loans and CCH LC Loans is due and payable on the date the loan becomes due. Interest on LIBOR Revolving Loans is due and payable at the end of each LIBOR period, and interest on base rate Revolving Loans is due and payable at the end of each quarter.

We incurred $8.0 million of debt issuance costs related to the CCH Working Capital Facility during the year ended December 31, 2016. We pay (1) a commitment fee equal to an annual rate of 40% of the applicable margin for LIBOR Revolving Loans on the average daily amount of the excess of the total commitment amount over the principal amount outstanding without giving effect to any outstanding CCH Swing Line Loans, (2) a letter of credit fee equal to an annual rate equal to the applicable margin for LIBOR Revolving Loans on the undrawn portion of all letters of credit issued under the CCH Working Capital Facility, and (3) a letter of credit fronting fee equal to an annual rate of 0.20% of the undrawn portion of all letters of credit. Each of these fees is payable quarterly in arrears.

If draws are made upon a letter of credit issued under the CCH Working Capital Facility and we do not elect for such draw (a “CCH LC Draw”) to be deemed an CCH LC Loan, we are required to pay the full amount of the CCH LC Draw on or prior to the business day following the notice of the CCH LC Draw. A CCH LC Draw accrues interest at an annual rate of 2.00% plus the base rate.

The CCH Working Capital Facility matures on December 14, 2021, and we may prepay the Revolving Loans at any time without premium or penalty upon three business days’ notice and may re-borrow at any time. CCH LC Loans have a term of up to one year. CCH Swing Line Loans terminate upon the earliest of (1) the maturity date or earlier termination of the CCH Working Capital Facility, (2) the date 15 days after such CCH Swing Line Loan is made and (3) the first borrowing date for a CCH Working Capital Loan or CCH Swing Line Loan occurring at least four business days following the date the CCH Swing Line Loan is made. We are required to reduce the aggregate outstanding principal amount of all CCH Working Capital Loans to zero for a period of five consecutive business days at least once each year.

The CCH Working Capital Facility contains conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. Our obligations under the CCH Working Capital Facility are secured by substantially all of our assets and the Guarantors as well as all of our membership interests and each of the Guarantors on a pari passu basis with the CCH Senior Notes and the 2015 CCH Credit Facility.

Interest Expense

Total interest expense consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Total interest cost	$221,865	$110,156	$—
Capitalized interest	(221,865)	(84,476)	—

Total interest expense, net	$—	$25,680	$—

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Fair Value Disclosures

The following table shows the carrying amount and estimated fair value of our long-term debt (in thousands):

	December 31, 2016		December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
CCH Senior Notes (1)	$2,750,000	$2,901,563	$—	$—
Credit facilities (2)	2,380,788	2,380,788	2,713,000	2,713,000

(1)	The Level 2 estimated fair value was based on quotes obtained from broker-dealers or market makers of the CCH Senior Notes and other similar instruments.
(2)	Includes 2015 CCH Credit Facility and CCH Working Capital Facility. The Level 3 estimated fair value approximates the principal amount because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

NOTE 8—RELATED PARTY TRANSACTIONS

We had $7.1 million and $2.3 million due to affiliates and $0.6 million and $1.2 million of other non-current liabilities—affiliate as of December 31, 2016 and 2015, respectively, under agreements with affiliates, as described below.

LNG Sale and Purchase Agreements

CCL has entered into two fixed-price 20-year SPAs with Cheniere Marketing International LLP (“Cheniere Marketing UK”). Under the first SPA (the “Cheniere Marketing Foundation SPA”), Cheniere Marketing UK will purchase LNG from CCL for a price consisting of a fixed fee of $3.50 (a portion of which is subject to annual adjustment for inflation) per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. At Cheniere Marketing UK’s option, which has not been exercised yet, the Cheniere Marketing Foundation SPA commences upon the date of first commercial delivery for Train 2 and includes an annual contract quantity of 40 million MMBtu of LNG. The second SPA (the “Cheniere Marketing Base SPA”) allows Cheniere Marketing UK to purchase, at its option, (1) up to a cumulative total of 150 million MMBtu of LNG within the commissioning periods for Trains 1 through 3, (2) any LNG produced from the end of the commissioning period for Train 1 until the date of first commercial delivery of LNG from Train 1 and (3) any excess LNG produced by the Liquefaction Facility that is not committed to customers under third-party SPAs or to Cheniere Marketing UK under the Cheniere Marketing Foundation SPA, as determined by CCL in each contract year, in each case for a price consisting of a fixed fee of $3.00 per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. Under the Cheniere Marketing Base SPA, Cheniere Marketing UK may, without charge, elect to suspend deliveries of cargoes (other than commissioning cargoes) scheduled for any month under the applicable annual delivery program by providing specified notice in advance.

Services Agreements

We recorded aggregate expenses from affiliates on our Consolidated and Combined Statements of Operations of $0.6 million, $5.5 million, and $7.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, under the services agreements below.

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Gas and Power Supply Services Agreement (“G&P Agreement”)

In May 2015, CCL entered into a gas and power supply services agreement with Cheniere Energy Shared Services, Inc. (“Shared Services”), a wholly owned subsidiary of Cheniere, pursuant to which Shared Services will manage the gas and power procurement requirements of CCL. The services include, among other services, exercising the day-to-day management of CCL’s natural gas and power supply requirements, negotiating agreements on CCL’s behalf and providing other administrative services. After substantial completion of each Train of the Liquefaction Facility, for services performed while the Liquefaction Facility is operational, CCL will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $125,000 (indexed for inflation) for services with respect to such Train.

Operation and Maintenance Agreements (“O&M Agreements”)

In May 2015, CCL entered into an O&M Agreement (“CCL O&M Agreement”) with Cheniere LNG O&M Services, LLC (“O&M Services”), a wholly owned subsidiary of Cheniere, pursuant to which CCL receives all of the necessary services required to construct, operate and maintain the Liquefaction Facility. The services to be provided include, among other services, preparing and maintaining staffing plans, identifying and arranging for procurement of equipment and materials, overseeing contractors, administering various agreements and other services required to operate and maintain the Liquefaction Facility. Prior to the Liquefaction Facility being operational, no monthly fee payment is required except for reimbursement of operating expenses. After substantial completion of each stage of the Liquefaction Facility, for services performed while the Liquefaction Facility is operational, CCL will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $125,000 (indexed for inflation) for services with respect to such stage.

In May 2015, CCP entered into an O&M Agreement (“CCP O&M Agreement”) with O&M Services pursuant to which CCP receives all of the necessary services required to construct, operate and maintain the Corpus Christi Pipeline. CCP is required to reimburse O&M Services for all operating expenses incurred on behalf of CCP. The services to be provided include, among other services, preparing and maintaining staffing plans, identifying and arranging for procurement of equipment and materials, overseeing contractors and other services required to operate and maintain the Corpus Christi Pipeline. CCP is required to reimburse O&M Services for all operating expenses incurred on behalf of CCP.

Management Services Agreements (“MSAs”)

In May 2015, CCL entered into an MSA with Shared Services pursuant to which Shared Services manages the construction and operation of the Liquefaction Facility, excluding those matters provided for under the G&P Agreement and the CCL O&M Agreement. The services include, among other services, exercising the day-to-day management of CCL’s affairs and business, managing CCL’s regulatory matters, preparing status reports, providing contract administration services for all contracts associated with the Liquefaction Facility and obtaining insurance. Prior to the Liquefaction Facility being operational, no monthly fee payment is required except for reimbursement of operating expenses. After substantial completion of each stage, CCL will pay, in addition to the reimbursement of related expenses, a monthly fee equal to 3% of the capital expenditures incurred in the previous month and a fixed monthly fee of $375,000 for services with respect to such stage.

In May 2015, CCP entered into an MSA with Shared Services pursuant to which Shared Services manages CCP’s operations and business, excluding those matters provided for under the CCP O&M Agreement. The services include, among other services, exercising the day-to-day management of CCP’s affairs and business, managing CCP’s regulatory matters, preparing status reports, providing contract administration services for all contracts associated with the Corpus Christi Pipeline and obtaining insurance. CCP is required to reimburse

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Shared Services for the aggregate of all costs and expenses incurred in the course of performing the services under the MSA.

Lease Agreements

In September 2016, CCL entered into an agreement with Cheniere Land Holdings, LLC (“Cheniere Land Holdings”) to lease 35 acres of land owned by Cheniere Land Holdings for the Liquefaction Facility. The annual lease payment is $210,000 for a five-year term. We recorded $0.1 million of lease expense related to this agreement as operating and maintenance expense—affiliate for the year ended December 31, 2016. As of December 31, 2016, we had $0.1 million of prepaid expense related to this agreement in other current assets—affiliate.

In September 2016, CCP entered into a pipeline right of way easement agreement with Cheniere Land Holdings granting CCP the right to construct, install and operate a natural gas pipeline on land owned by Cheniere Land Holdings. Under this agreement, Cheniere Land Holdings conveyed to CCP $0.1 million of assets during the year ended December 31, 2016. CCP also made a one-time payment of $0.3 million to Cheniere Land Holdings for the permanent easement of this land during the year ended December 31, 2016.

Dredge Material Disposal Agreement

CCL has entered into a dredge material disposal agreement with Cheniere Land Holdings that terminates in 2025 which grants CCL permission to use land owned by Cheniere Land Holdings for the deposit of dredge material from the construction and maintenance of the Liquefaction Facility. Under the terms of the agreement, CCL will pay Cheniere Land Holdings $0.50 per cubic yard of dredge material deposits up to 5.0 million cubic yards and a negotiated amount thereafter. As of December 31, 2016, we had $0.3 million due to affiliates under this agreement.

State Tax Sharing Agreements

In May 2015, CCL entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which CCL and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, CCL will pay to Cheniere an amount equal to the state and local tax that CCL would be required to pay if CCL’s state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from CCL under this agreement; therefore, Cheniere has not demanded any such payments from CCL. The agreement is effective for tax returns due on or after May 2015.

In May 2015, CCP entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which CCP and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, CCP will pay to Cheniere an amount equal to the state and local tax that CCP would be required to pay if CCP’s state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from CCP under this agreement; therefore, Cheniere has not demanded any such payments from CCP. The agreement is effective for tax returns due on or after May 2015.

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Equity Contributions Agreement

In May 2015, we entered into an equity contribution agreement with Cheniere pursuant to which Cheniere has agreed to provide, directly or indirectly, at our request based on reaching specified milestones of the Liquefaction Project, cash contributions up to approximately $2.6 billion for Stage 1 of the Liquefaction Project. As of December 31, 2016, we have received $1.5 billion in contributions from Cheniere under this agreement.

NOTE 9—INCOME TAXES

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2016	2015
U.S. federal statutory tax rate	35.0%	35.0%
Valuation allowance	(35.0)%	(35.0)%

Effective tax rate as reported	—%	—%

Significant components of our deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets
Federal net operating loss carryforward	$53,618	$28,548
Derivative instruments	46,754	54,222
Long-term debt	15,953	8,196
Property, plant and equipment	13,680	8,385
Other	393	1,130
Less: valuation allowance	(130,398)	(100,481)

Total net deferred tax asset	$—	$—

At December 31, 2016, we had federal net operating loss (“NOL”) carryforwards of approximately $153.2 million. These NOL carryforwards will expire between 2035 and 2036.

We did not have any uncertain tax positions which required accrual or disclosure as of December 31, 2016 or 2015. We have elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in our Consolidated Statements of Operations.

Due to our NOLs and significant risk factors related to our ability to generate taxable income, we have established a valuation allowance to fully offset our federal deferred tax assets as of December 31, 2016 and 2015. We will continue to evaluate our ability to release the valuation allowance in the future. The increase in the valuation allowance was $29.9 million for the year ended December 31, 2016. Deferred tax assets and deferred tax liabilities are classified as non-current in our Consolidated Balance Sheets.

Our taxable income or loss is included in the consolidated federal income tax return of Cheniere. Cheniere experienced an ownership change within the provisions of Internal Revenue Code (“IRC”) Section 382 in 2008, 2010 and 2012. An analysis of the annual limitation on the utilization of Cheniere’s NOLs was performed in

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accordance with IRC Section 382. It was determined that IRC Section 382 will not limit the use of Cheniere’s NOLs in full over the carryover period. Cheniere will continue to monitor trading activity in its respective shares which may cause an additional ownership change which could ultimately affect our ability to fully utilize Cheniere’s existing NOL carryforwards.

NOTE 10—LEASES

Operating Leases

During the years ended December 31, 2016, 2015 and 2014, we recognized rental expense for all operating leases of $1.0 million, $1.0 million and $0.7 million, respectively, related primarily to land site leases for the Corpus Christi LNG terminal. In September 2016, CCL and CCP entered into agreements with Cheniere Land Holdings to lease land owned by Cheniere Land Holdings for the Liquefaction Project. See Note 8—Related Party Transactions for additional information regarding these lease agreements.

Future annual minimum lease payments, excluding inflationary adjustments and payments to affiliates, for operating leases are as follows (in thousands):

Years Ending December 31,	Operating Leases
2017	$895
2018	895
2019	841
2020	245
2021	—
Thereafter	—

Total	$2,876

NOTE 11—COMMITMENTS AND CONTINGENCIES

We have various contractual obligations which are recorded as liabilities in our Consolidated and Combined Financial Statements. Other items, such as certain purchase commitments and other executed contracts which do not meet the definition of a liability as of December 31, 2016, are not recognized as liabilities but require disclosures in our Consolidated and Combined Financial Statements.

LNG Terminal Commitments and Contingencies

Obligations under EPC Contracts

CCL has entered into lump sum turnkey contracts with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the engineering, procurement and construction of three Trains and related facilities for the Liquefaction Project. The EPC contract for Stage 1 of the Liquefaction Project includes Trains 1 and 2, two LNG storage tanks, one complete marine berth, a second partial berth and all of the Liquefaction Project’s necessary infrastructure facilities. The EPC contract for Stage 2 of the Liquefaction Project includes Train 3, one LNG storage tank and the completion of the second partial berth. The EPC contract prices for Stage 1 of the Liquefaction Project and Stage 2 of the Liquefaction Project are approximately $7.7 billion and $2.4 billion, respectively, reflecting amounts incurred under change orders through December 31, 2016. CCL has the right to terminate each of the EPC contracts for its convenience, in which case Bechtel will be paid the portion of the contract price for the

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work performed plus costs reasonably incurred by Bechtel on account of such termination and demobilization. If the EPC contract for Stage 1 of the Liquefaction Project is terminated, Bechtel will also be paid a lump sum of up to $30.0 million depending on the termination date. If the EPC contract for Stage 2 of the Liquefaction Project is terminated, Bechtel will be paid a lump sum of $5.0 million if the termination date is prior to the issuance of the notice to proceed, or Bechtel will be paid a lump sum of up to $30.0 million if the termination date is after issuance of the notice to proceed, depending on the termination date.

Obligations under SPAs

CCL has entered into third-party SPAs which obligate CCL to purchase and liquefy sufficient quantities of natural gas to deliver 438.7 million MMBtu per year of LNG to the customers’ vessels, subject to completion of construction of Trains 1 through 3 of the Liquefaction Project. CCL has also entered into SPAs with Cheniere Marketing UK, as further described in Note 8—Related Party Transactions.

Obligations under Transportation and Storage Service Agreement

CCL has entered into a transportation and storage service agreement for the Liquefaction Project with a 20-year term beginning in 2019. As of December 31, 2016, obligations under the CCL transportation and storage service agreement in which conditions precedent were met were as follows (in thousands):

Years Ending December 31,	Payments Due
2017	$—
2018	—
2019	10,313
2020	13,725
2021	13,688
Thereafter	236,213

Total	$273,939

Services Agreements

CCL and CCP have entered into certain services agreements with affiliates. See Note 8—Related Party Transactions for information regarding such agreements.

State Tax Sharing Agreement

CCL and CCP have entered into a state tax sharing agreement with Cheniere. See Note 8—Related Party Transactions for information regarding this agreement.

Other Commitments

In the ordinary course of business, we have entered into certain multi-year licensing and service agreements, none of which are considered material to our financial position and meet the definition of a commitment as of December 31, 2016. Additionally, we have various operating lease commitments, as disclosed in Note 10—Leases.

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Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of December 31, 2016, there were no pending legal matters that would reasonably be expected to have a material impact on our operating results, financial position or cash flows.

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

The following table provides supplemental disclosure of cash flow information (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cash paid during the period for interest, net of amounts capitalized	$—	$17,456	$—
Noncash capital contribution for forgiveness of debt from affiliate	—	—	8,024
Noncash capital contribution for conveyance of asset from affiliate	143	—	—

The balance in property, plant and equipment, net funded with accounts payable and accrued liabilities (including affiliate) was $145.6 million, $81.1 million and zero, as of December 31, 2016, 2015 and 2014, respectively.

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NOTE 13—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of recent accounting standards that had not been adopted by the Company as of December 31, 2016:

Standard	Description	Expected Date of Adoption	Effect on our Consolidated and Combined Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto	This standard provides a single, comprehensive revenue recognition model which replaces and supersedes most existing revenue recognition guidance and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard requires that the costs to obtain and fulfill contracts with customers should be recognized as assets and amortized to match the pattern of transfer of goods or services to the customer if expected to be recoverable. The standard also requires enhanced disclosures. This guidance may be adopted either retrospectively to each prior reporting period presented subject to allowable practical expedients (“full retrospective approach”) or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective approach”).	January 1, 2018	We continue to evaluate the effect of this standard on our Consolidated and Combined Financial Statements. Preliminarily, we plan to adopt this standard using the full retrospective approach and we do not currently anticipate that the adoption will have a material impact upon our revenues. The FASB has issued and may issue in the future amendments and interpretive guidance which may cause our evaluation to change. Furthermore, we routinely enter into new contracts and we cannot predict with certainty whether the accounting for any future contract under the new standard would result in a significant change from existing guidance. Because this assessment is preliminary and the accounting for revenue recognition is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact that recognizing fulfillment costs as assets will have on our Consolidated and Combined Financial Statements.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Expected Date of Adoption	Effect on our Consolidated and Combined Financial Statements or Other Significant Matters
ASU 2016-02, Leases (Topic 842)	This standard requires a lessee to recognize leases on its balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. A lessee is permitted to make an election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The standard also modifies the definition of a lease and requires expanded disclosures. This guidance may be early adopted, and must be adopted using a modified retrospective approach with certain available practical expedients.	January 1, 2019	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we expect that the requirement to recognize all leases will be a significant change from current practice but will not have a material impact upon our Balance Sheets. Because this assessment is preliminary and the accounting for leases is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact of the adoption of this standard upon our results of operations or cash flows, whether we will elect to early adopt this standard or which, if any, practical expedients we will elect upon transition.

ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory	This standard requires the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. This guidance may be early adopted, but only at the beginning of an annual period, and must be adopted using a modified retrospective approach.	January 1, 2018	We are currently evaluating the impact of the provisions of this guidance on our Consolidated and Combined Financial Statements and related disclosures.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Additionally, the following table provides a brief description of recent accounting standards that were adopted by the Company during the reporting period:

Standard	Description	Date of Adoption	Effect on our Consolidated and Combined Financial Statements or Other Significant Matters
ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis	These amendments primarily affect asset managers and reporting entities involved with limited partnerships or similar entities, but the analysis is relevant in the evaluation of any reporting organization’s requirement to consolidate a legal entity. This guidance changes (1) the identification of variable interests, (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. This guidance may be early adopted, and may be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption.	January 1, 2016	The adoption of this guidance did not have an impact on our Consolidated and Combined Financial Statements or related disclosures.

ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements	These standards require debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. Debt issuance costs incurred in connection with line of credit arrangements may be presented as an asset and subsequently amortized ratably over the term of the line of credit arrangement. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	January 1, 2016	The adoption of these standards did not have an impact on our Consolidated and Combined Financial Statements or related disclosures.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Date of Adoption	Effect on our Consolidated and Combined Financial Statements or Other Significant Matters
ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern	This standard requires an entity’s management to evaluate, for each reporting period, whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures are required if management concludes that conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. Early adoption is permitted.	December 31, 2016	The adoption of this guidance did not have an impact on our Consolidated and Combined Financial Statements or related disclosures.

ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)	This standard requires an entity to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	December 31, 2016	As a result of adopting this standard, our Consolidated and Combined Statements of Cash Flows now reconciles the balance of total cash, cash equivalents and restricted cash from the beginning of the period to the end of the period. This resulted in changes to previously reported cash flows from operating, investing and financing activities.

ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business	This standard narrows the accounting definition of a business and clarifies that when substantially all of the fair value of an integrated set of assets and activities is concentrated in a single asset or a group of similar assets, the integrated set of assets and activities is not a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. This guidance may be early adopted and must be adopted prospectively.	December 31, 2016	The adoption of this guidance did not have an impact on our Consolidated and Combined Financial Statements or related disclosures.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

NOTE 14—SUPPLEMENTAL GUARANTOR INFORMATION

Our CCH Senior Notes are jointly and severally guaranteed by the Guarantors (CCL, CCP and CCP GP). These guarantees are full and unconditional, subject to certain customary release provisions including (1) the sale, exchange, disposition or transfer (by merger, consolidation or otherwise) of the capital stock or all or substantially all of the assets of the Guarantors, (2) the designation of the Guarantor as an “unrestricted subsidiary” in accordance with the CCH Indenture, (3) upon the legal defeasance or covenant defeasance or discharge of obligations under the CCH Indenture and (4) the release and discharge of the Guarantors pursuant to the Common Security and Account Agreement. See Note 7—Debt for additional information regarding the CCH Senior Notes.

The following is condensed consolidating financial information for CCH (“Parent Issuer”) and the Guarantors. We did not have any non-guarantor subsidiaries as of December 31, 2016.

Condensed Consolidating Balance Sheet

December 31, 2016

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$—	$—
Restricted cash	197,201	—	—	197,201
Receivables	—	400	—	400
Advances to affiliate	—	20,108	—	20,108
Other current assets	152	36,643	—	36,795
Other current assets—affiliate	—	142	(1)	141

Total current assets	197,353	57,293	(1)	254,645

Non-current restricted cash	73,339	—	—	73,339
Property, plant and equipment, net	306,342	5,770,330	—	6,076,672
Debt issuance and deferred financing costs, net	155,847	—	—	155,847
Investments in subsidiaries	5,927,833	—	(5,927,833)	—
Non-current advances under long-term contracts	—	46,398	—	46,398
Other non-current assets	50	29,497	—	29,547

Total assets	$6,660,764	$5,903,518	$(5,927,834)	$6,636,448

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$332	$8,788	$—	$9,120
Accrued liabilities	61,328	76,320	—	137,648
Due to affiliates	—	7,050	—	7,050
Derivative liabilities	43,383	—	—	43,383

Total current liabilities	105,043	92,158	—	197,201

Long-term debt, net	5,081,715	—	—	5,081,715
Non-current derivative liabilities	43,105	—	—	43,105
Other non-current liabilities—affiliate	—	618	—	618

Member’s equity	1,430,901	5,810,742	(5,927,834)	1,313,809

Total liabilities and member’s equity	$6,660,764	$5,903,518	$(5,927,834)	$6,636,448

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Condensed Consolidating Balance Sheet

December 31, 2015

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$—	$—
Restricted cash	46,770	—	—	46,770
Advances to affiliate	—	10,073	—	10,073
Other current assets	—	225	—	225
Other current assets—affiliate	—	168	(1)	167

Total current assets	46,770	10,466	(1)	57,235

Property, plant and equipment, net	84,477	3,840,074	—	3,924,551
Debt issuance and deferred financing costs, net	247,441	—	—	247,441
Non-current advances under long-term contracts	—	51,530	—	51,530
Investments in subsidiaries	3,952,215	—	(3,952,215)	—
Other non-current assets	—	23,285	—	23,285

Total assets	$4,330,903	$3,925,355	$(3,952,216)	$4,304,042

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$—	$1,043	$—	$1,043
Accrued liabilities	2,220	78,976	—	81,196
Due to affiliates	—	2,332	—	2,332
Derivative liabilities	28,559	—	—	28,559

Total current liabilities	30,779	82,351	—	113,130

Long-term debt, net	2,713,000	—	—	2,713,000
Non-current derivative liabilities	76,440	—	—	76,440
Other non-current liabilities	—	891	—	891
Other non-current liabilities—affiliate	—	1,231	—	1,231

Member’s equity	1,510,684	3,840,882	(3,952,216)	1,399,350

Total liabilities and member’s equity	$4,330,903	$3,925,355	$(3,952,216)	$4,304,042

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Condensed Consolidating Statement of Operations

Year Ended December 31, 2016

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$—	$—

Expenses
Operating and maintenance expense	—	1,372	—	1,372
Operating and maintenance expense—affiliate	—	107	(12)	95
Development recovery	—	(81)	—	(81)
Development recovery—affiliate	—	(10)	—	(10)
General and administrative expense	709	3,531	—	4,240
General and administrative expense—affiliate	—	607	—	607
Depreciation and amortization expense	—	249	—	249

Total expenses	709	5,775	(12)	6,472

Loss from operations	(709)	(5,775)	12	(6,472)

Other income (expense)
Loss on early extinguishment of debt	(63,318)	—	—	(63,318)
Derivative loss, net	(15,571)	—	—	(15,571)
Other income (expense)	(131)	5	—	(126)
Other income—affiliate	—	12	(12)	—

Total other income (expense)	(79,020)	17	(12)	(79,015)

Net loss	$(79,729)	$(5,758)	$—	$(85,487)

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Condensed Consolidating Statement of Operations

Year Ended December 31, 2015

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$—	$—

Expenses
Operating and maintenance expense	—	572	—	572
Development expense	—	13,690	—	13,690
Development expense—affiliate	—	5,525	—	5,525
General and administrative expense	724	2,465	—	3,189
General and administrative expense—affiliate	—	13	—	13
Depreciation and amortization expense	—	55	—	55

Total expenses	724	22,320	—	23,044

Loss from operations	(724)	(22,320)	—	(23,044)

Other income (expense)
Interest expense, net of capitalized interest	(25,680)	—	—	(25,680)
Loss on early extinguishment of debt	(16,498)	—	—	(16,498)
Derivative loss, net	(161,917)	—	—	(161,917)
Other income	36	6	—	42

Total other income (expense)	(204,059)	6	—	(204,053)

Net loss	$(204,783)	$(22,314)	$—	$(227,097)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2014

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$—	$—

Expenses
Development expense	—	30,294	—	30,294
Development expense—affiliate	—	7,929	—	7,929
General and administrative expense	—	12	—	12

Total expenses	—	38,235	—	38,235

Loss from operations	—	(38,235)	—	(38,235)

Other expense
Interest expense—affiliate	—	(368)	—	(368)

Total other expense	—	(368)	—	(368)

Net loss	$—	$(38,603)	$—	$(38,603)

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2016

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net loss	$(79,729)	$(5,758)	$—	$(85,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	—	249	—	249
Loss on extinguishment of debt	63,318	—	—	63,318
Total losses on derivatives, net	15,571	—	—	15,571
Net cash used for settlement of derivative instruments	(34,082)	—	—	(34,082)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	121	294	—	415
Due to affiliates	—	(331)	—	(331)
Other, net	(153)	(592)	—	(745)
Other, net—affiliate	—	13	—	13

Net cash used in operating activities	(34,954)	(6,125)	—	(41,079)

Cash flows from investing activities
Property, plant and equipment, net	(126,547)	(1,924,983)	—	(2,051,530)
Investments in subsidiaries	(1,975,474)	—	1,975,474	—
Other	—	(44,367)	—	(44,367)

Net cash used in investing activities	(2,102,021)	(1,969,350)	1,975,474	(2,095,897)

Cash flows from financing activities
Proceeds from issuances of long-term debt	4,838,000	—	—	4,838,000
Repayments of debt	(2,420,212)	—	—	(2,420,212)
Debt issuance and deferred financing costs	(56,783)	—	—	(56,783)
Capital contributions	91	1,975,475	(1,975,474)	92
Distribution to affiliate	(288)	—	—	(288)
Other	(62)	—	—	(62)

Net cash provided by financing activities	2,360,746	1,975,475	(1,975,474)	2,360,747

Net increase in cash, cash equivalents and restricted cash	223,771	—	—	223,771
Cash, cash equivalents and restricted cash—beginning of period	46,770	—	—	46,770

Cash, cash equivalents and restricted cash—end of period	$270,541	$—	$—	$270,541

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2015

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net loss	$(204,783)	$(22,314)	$—	$(227,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	—	55	—	55
Amortization of debt issuance costs, net of capitalization	6,340	—	—	6,340
Loss on extinguishment of debt	16,498	—	—	16,498
Total losses on derivatives, net	161,917	—	—	161,917
Net cash used for settlement of derivative instruments	(56,918)	—	—	(56,918)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	453	549	—	1,002
Due to affiliates	(860)	1,135	—	275
Advances to affiliate	—	(10,073)	—	(10,073)
Other, net	—	301	—	301
Other, net—affiliate	—	498	—	498

Net cash used in operating activities	(77,353)	(29,849)	—	(107,202)

Cash flows from investing activities
Property, plant and equipment, net	(63,783)	(3,757,164)	—	(3,820,947)
Investments in subsidiaries	(3,804,848)	—	3,804,848	—
Other	(633)	(17,835)	—	(18,468)

Net cash used in investing activities	(3,869,264)	(3,774,999)	3,804,848	(3,839,415)

Cash flows from financing activities
Proceeds from issuances of long-term debt	2,713,000	—	—	2,713,000
Debt issuance and deferred financing costs	(280,528)	—	—	(280,528)
Capital contributions	1,560,915	3,804,848	(3,804,848)	1,560,915

Net cash provided by financing activities	3,993,387	3,804,848	(3,804,848)	3,993,387

Net increase in cash, cash equivalents and restricted cash	46,770	—	—	46,770
Cash, cash equivalents and restricted cash—beginning of period	—	—	—	—

Cash, cash equivalents and restricted cash—end of period	$46,770	$—	$—	$46,770

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—CONTINUED

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2014

(in thousands)

	Parent Issuer	Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net loss	$—	$(38,603)	$—	$(38,603)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	2,366	(392)	—	1,974
Other, net	(111)	(2,593)	—	(2,704)

Net cash used in operating activities	2,255	(41,588)	—	(39,333)

Cash flows from investing activities
Property, plant and equipment, net	—	(47,373)	—	(47,373)
Investments in subsidiaries	(90,418)	—	90,418	—
Other	(2,342)	(2,746)	—	(5,088)

Net cash used in investing activities	(92,760)	(50,119)	90,418	(52,461)

Cash flows from financing activities
Proceeds from affiliate debt	—	1,289	—	1,289
Debt issuance and deferred financing costs	(7,098)	—	—	(7,098)
Capital contributions	97,603	90,418	(90,418)	97,603

Net cash provided by financing activities	90,505	91,707	(90,418)	91,794

Net increase (decrease) in cash, cash equivalents and restricted cash	—	—	—	—
Cash, cash equivalents and restricted cash—beginning of period	—	—	—	—

Cash, cash equivalents and restricted cash—end of period	$—	$—	$—	$—

CHENIERE CORPUS CHRISTI HOLDINGS, LLC AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARIZED QUARTERLY FINANCIAL DATA

(unaudited)

Summarized Quarterly Financial Data—(in thousands)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2016:
Loss from operations	$(733)	$(1,672)	$(1,809)	$(2,258)
Net income (loss)	(160,884)	(106,585)	18,230	163,752

Year ended December 31, 2015:
Loss from operations	$(11,340)	$(8,596)	$(1,049)	$(2,059)
Net income (loss)	(100,892)	24,446	(159,041)	8,390

Corpus Christi Liquefaction, LLC

Financial Statements

As of December 31, 2016 and 2015

and for the years ended December 31, 2016, 2015 and 2014

CORPUS CHRISTI LIQUEFACTION, LLC

FINANCIAL STATEMENTS

CORPUS CHRISTI LIQUEFACTION, LLC

FINANCIAL STATEMENTS

DEFINITIONS

As commonly used in the liquefied natural gas industry, to the extent applicable, and as used in these Financial Statements, the terms listed below have the following meanings:

Common Industry and Other Terms

Bcfe	billion cubic feet equivalent
EPC	engineering, procurement and construction
GAAP	generally accepted accounting principles in the United States
LNG	liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state
MMBtu	million British thermal units, an energy unit
mtpa	million tonnes per annum
SPA	LNG sale and purchase agreement
Train	an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG

Abbreviated Organizational Structure

The following diagram depicts our abbreviated organizational structure as of December 31, 2016 and the references to these entities used in these Financial Statements:

Unless the context requires otherwise, references to “the Company,” “we,” “us,” and “our” refer to Corpus Christi Liquefaction, LLC.

Independent Auditors’ Report

The Member

Corpus Christi Liquefaction, LLC:

We have audited the accompanying financial statements of Corpus Christi Liquefaction, LLC (the Company), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corpus Christi Liquefaction, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in note 9 to the financial statements, the Company has changed the presentation of cash flows in its statements of cash flows in 2016, 2015, and 2014 due to the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).

/s/ KPMG LLP
KPMG LLP

Houston, Texas

March 7, 2017

CORPUS CHRISTI LIQUEFACTION, LLC

BALANCE SHEETS

(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	—	—
Receivables	400	—
Advances to affiliate	2,184	3,122
Other current assets	36,614	208
Other current assets—affiliate	141	167

Total current assets	39,339	3,497

Property, plant and equipment, net	5,640,973	3,821,682
Non-current advances under long-term contracts	46,398	51,530
Other non-current assets	26,285	20,223

Total assets	$5,752,995	$3,896,932

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$1,105	$633
Accrued liabilities	57,924	72,211
Due to affiliates	5,836	1,983

Total current liabilities	64,865	74,827

Other non-current liabilities	—	891
Other non-current liabilities—affiliate	618	1,231

Commitments and contingencies (see Note 7)

Member’s equity	5,687,512	3,819,983

Total liabilities and member’s equity	$5,752,995	$3,896,932

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI LIQUEFACTION, LLC

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Revenues	$—	$—	$—

Expenses
Operating and maintenance expense	1,350	572	—
Operating and maintenance expense—affiliate	92	—	—
Development expense (recovery)	(81)	13,690	30,294
Development expense (recovery)—affiliate	(10)	5,525	7,929
General and administrative expense	3,231	2,353	—
General and administrative expense—affiliate	600	—	—
Depreciation and amortization expense	239	55	—

Total expenses	5,421	22,195	38,223

Loss from operations	(5,421)	(22,195)	(38,223)

Other income
Other income	5	6	—
Other income—affiliate	12	—	—

Total other income	17	6	—

Net loss	$(5,404)	$(22,189)	$(38,223)

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI LIQUEFACTION, LLC

STATEMENTS OF MEMBER’S EQUITY

(in thousands)

	Cheniere Corpus Christi Holdings, LLC	Total Member’s Equity
Balance at December 31, 2013	$(134)	$(134)
Capital contributions	90,278	90,278
Net loss	(38,223)	(38,223)

Balance at December 31, 2014	51,921	51,921
Capital contributions	3,790,251	3,790,251
Net loss	(22,189)	(22,189)

Balance at December 31, 2015	3,819,983	3,819,983
Capital contributions	1,872,933	1,872,933
Net loss	(5,404)	(5,404)

Balance at December 31, 2016	$5,687,512	$5,687,512

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI LIQUEFACTION, LLC

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(5,404)	$(22,189)	$(38,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	239	55	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	369	529	(396)
Due to affiliates	(241)	1,139	—
Advances to affiliate	—	(3,122)	—
Other, net	(580)	430	(2,593)
Other, net—affiliate	13	498	—

Net cash used in operating activities	(5,604)	(22,660)	(41,212)
Cash flows from investing activities
Property, plant and equipment, net	(1,822,962)	(3,753,264)	(47,354)
Other	(44,367)	(14,327)	(1,712)

Net cash used in investing activities	(1,867,329)	(3,767,591)	(49,066)
Cash flows from financing activities
Capital contributions	1,872,933	3,790,251	90,278

Net cash provided by financing activities	1,872,933	3,790,251	90,278
Net increase (decrease) in cash, cash equivalents and restricted cash	—	—	—
Cash, cash equivalents and restricted cash—beginning of period	—	—	—

Cash, cash equivalents and restricted cash—end of period	$—	$—	$—

Balances per Balance Sheets:

	December 31
	2016	2015	2014
Cash and cash equivalents	$—	$—	$—
Restricted cash	—	—	—

Total cash, cash equivalents and restricted cash	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

CCL is a Delaware limited liability company formed by Cheniere in 2011 to own, develop and operate a natural gas liquefaction and export facility at the Corpus Christi LNG terminal, which is on nearly 2,000 acres of land that we own or control near Corpus Christi, Texas (the “Liquefaction Project”). CCH was formed in September 2014 by Cheniere to hold its limited partner interest in CCP and its equity interests in us and CCP GP. Prior to the formation of CCH, CCP and we received capital contributions funding from other affiliated entities of Cheniere. The formation of CCH was treated as a reorganization between entities under common control.

The Liquefaction Project is being developed for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters. The Liquefaction Project is being developed in stages. The first stage (“Stage 1”) is in construction and includes Trains 1 and 2, two LNG storage tanks, one complete marine berth and a second partial berth and all of the Liquefaction Project’s necessary infrastructure facilities. The second stage (“Stage 2”), which is in development with all necessary regulatory approvals in place, includes Train 3, one LNG storage tank and the completion of the second partial berth. The Liquefaction Project also includes a 23-mile natural gas supply pipeline (the “Corpus Christi Pipeline”) that is being developed by CCP and will interconnect the Corpus Christi LNG terminal with several interstate and intrastate natural gas pipelines.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Financial Statements have been prepared in accordance with GAAP.

We have evaluated subsequent events through March 7, 2017, the date the Financial Statements were available to be issued.

Use of Estimates

The preparation of Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the value of property, plant and equipment, income taxes including valuation allowances for net deferred tax assets and fair value measurements. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Cash, Cash Equivalents and Restricted Cash

We did not have any cash and cash equivalents or restricted cash as of December 31, 2016, since our operations are funded through contributions from CCH.

Accounting for LNG Activities

Generally, we begin capitalizing the costs of a Train once it meets the following criteria: (1) regulatory approval has been received, (2) financing for the Train is available and (3) management has committed to

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

commence construction. Prior to meeting these criteria, most of the costs associated with a Train are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals and other preliminary investigation and development activities related to the Train.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as other non-current assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in other operating costs and expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value. We did not record any impairments related to property, plant and equipment during the years ended December 31, 2016, 2015 or 2014.

Concentration of Credit Risk

We have entered into eight fixed price 20-year SPAs with seven unaffiliated third parties. We are dependent on the respective counterparties’ creditworthiness and their willingness to perform under their respective SPAs.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Statements of Operations, is included in the consolidated federal income tax return of Cheniere. The provision for income taxes, taxes payable and deferred income tax balances have been recorded as if we had filed all tax returns on a separate return basis (“hypothetical carve-out basis”) from Cheniere. Deferred tax assets and liabilities are included in our Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. We routinely assess our deferred tax assets and reduce such assets by a valuation allowance if we deem it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment requires significant judgment and is based upon our assessment of our ability to generate future taxable income among other factors.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Business Segment

Our liquefaction business at the Corpus Christi LNG terminal represents a single reportable segment. Our chief operating decision maker reviews the financial results of CCL in total when evaluating financial performance and for purposes of allocating resources.

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of LNG terminal costs and fixed assets, as follows (in thousands):

	December 31,
	2016	2015
LNG terminal costs
LNG terminal construction-in-process	$5,628,320	$3,811,621
LNG site and related costs	11,662	9,753

Total LNG terminal costs	5,639,982	3,821,374
Fixed assets
Fixed assets	1,234	363
Accumulated depreciation	(243)	(55)

Total fixed assets, net	991	308

Property, plant and equipment, net	$5,640,973	$3,821,682

Depreciation expense during the years ended December 31, 2016, 2015 and 2014 was $0.2 million, $0.1 million and zero, respectively.

Fixed Assets

Our fixed assets are recorded at cost and are depreciated on a straight-line method based on estimated lives of the individual assets or groups of assets.

NOTE 4—RELATED PARTY TRANSACTIONS

We had $5.8 million and $2.0 million due to affiliates and $0.6 million and $1.2 million of other non-current liabilities—affiliate as of December 31, 2016 and 2015, respectively, under agreements with affiliates, as described below.

LNG Sale and Purchase Agreements

We have entered into two fixed-price 20-year SPAs with Cheniere Marketing International LLP (“Cheniere Marketing UK”). Under the first SPA (the “Cheniere Marketing Foundation SPA”), Cheniere Marketing UK will purchase LNG from us for a price consisting of a fixed fee of $3.50 (a portion of which is subject to annual adjustment for inflation) per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. At Cheniere Marketing UK’s option, which has not been exercised yet, the Cheniere Marketing Foundation SPA commences upon the date of first commercial delivery for Train 2 of the Liquefaction Project, and includes an annual contract quantity of 40 million MMBtu of LNG. The second SPA (the “Cheniere Marketing Base SPA”) allows Cheniere Marketing UK to purchase, at its option, (1) up to a cumulative total of 150 million MMBtu of LNG within the commissioning periods for Trains 1 through 3, (2) any LNG produced from the end

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

of the commissioning period for Train 1 until the date of first commercial delivery of LNG from Train 1 and (3) any excess LNG produced by the Liquefaction Project that is not committed to customers under third-party SPAs or to Cheniere Marketing UK under the Cheniere Marketing Foundation SPA, as determined by us in each contract year, in each case for a price consisting of a fixed fee of $3.00 per MMBtu of LNG plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. Under the Cheniere Marketing Base SPA, Cheniere Marketing UK may, without charge, elect to suspend deliveries of cargoes (other than commissioning cargoes) scheduled for any month under the applicable annual delivery program by providing specified notice in advance.

Services Agreements

We recorded aggregate expenses from affiliates on our Statements of Operations of $0.6 million, $5.5 million and $7.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, on our Statements of Operations under the services agreements below.

Gas and Power Supply Services Agreement (“G&P Agreement”)

In May 2015, we entered into a gas and power supply services agreement with Cheniere Energy Shared Services, Inc. (“Shared Services”), a wholly owned subsidiary of Cheniere, pursuant to which Shared Services will manage our gas and power procurement requirements. The services include, among other services, exercising the day-to-day management of our natural gas and power supply requirements, negotiating agreements on our behalf and providing other administrative services. After substantial completion of each Train of the Liquefaction Project, for services performed while the Liquefaction Project is operational, we will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $125,000 (indexed for inflation) for services with respect to such Train.

Operation and Maintenance Agreement (“O&M Agreement”)

In May 2015, we entered into an O&M Agreement with Cheniere LNG O&M Services, LLC (“O&M Services”), a wholly owned subsidiary of Cheniere, pursuant to which we receive all of the necessary services required to construct, operate and maintain the Liquefaction Project. The services to be provided include, among other services, preparing and maintaining staffing plans, identifying and arranging for procurement of equipment and materials, overseeing contractors, administering various agreements and other services required to operate and maintain the Liquefaction Project. Prior to the Liquefaction Project being operational, no monthly fee payment is required except for reimbursement of operating expenses. After substantial completion of each stage of the Liquefaction Project, for services performed while the Liquefaction Project is operational, we will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $125,000 (indexed for inflation) for services with respect to such stage.

Management Services Agreement (“MSA”)

In May 2015, we entered into an MSA with Shared Services pursuant to which Shared Services manages the construction and operation of the Liquefaction Project, excluding those matters provided for under the G&P Agreement and the O&M Agreement. The services include, among other services, exercising the day-to-day management of our affairs and business, managing our regulatory matters, preparing status reports, providing contract administration services for all contracts associated with the Liquefaction Project and obtaining insurance. Prior to the Liquefaction Project being operational, no monthly fee payment is required except for reimbursement of operating expenses. After substantial completion of each stage, we will pay, in addition to the reimbursement of related expenses, a monthly fee equal to 3% of the capital expenditures incurred in the previous month and a fixed monthly fee of $375,000 for services with respect to such stage.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Lease Agreements

In September 2016, we entered into an agreement with Cheniere Land Holdings, LLC (“Cheniere Land Holdings”) to lease 35 acres of land owned by Cheniere Land Holdings for the Liquefaction Project. The annual lease payment is $210,000 for a five-year term. We recorded $0.1 million of lease expense related to this agreement as operating and maintenance expense—affiliate for the year ended December 31, 2016. As of December 31, 2016, we had $0.1 million of prepaid expense related to this agreement in other current assets—affiliate.

In September 2016, we entered into an agreement with CCP to lease a portion of the Liquefaction Project site for the purpose of the construction and operation of a meter station to measure the amount of natural gas delivered to the Liquefaction Project. The annual lease payment is $12,000 and is recorded as other income—affiliate on our Statements of Operations. The initial term of the lease is 30 years, with options to renew for six 10-year extensions with similar terms as the initial term. In conjunction with this lease, we also entered into a pipeline right of way easement agreement with CCP granting CCP the right to construct, install and operate a natural gas pipeline on the Liquefaction Project site. During the year ended December 31, 2016, CCP made a one-time payment of $0.1 million to us for the permanent easement of this land, which was recorded in capital contributions on our Statements of Partners’ Equity.

Dredge Material Disposal Agreement

We have entered into a dredge material disposal agreement with Cheniere Land Holdings that terminates in 2025 which grants us permission to use land owned by Cheniere Land Holdings for the deposit of dredge material from the construction and maintenance of the Liquefaction Project. Under the terms of the agreement, we will pay Cheniere Land Holdings $0.50 per cubic yard of dredge material deposits up to 5.0 million cubic yards and a negotiated amount thereafter. As of December 31, 2016, we had $0.3 million due to affiliates under this agreement.

Transport Precedent Agreement

In May 2015, we entered into an amended Transportation Precedent Agreement (“TPA”) with CCP for firm gas transportation capacity for up to three Trains on both a forward and back haul basis from the interstate and intrastate pipeline grid to the Liquefaction Project. Subject to receipt of certain authorizations, under the TPA, CCP agrees to construct and place into service a pipeline, add compression, and provide interconnections to the Liquefaction Project. We also entered into a firm transportation service agreement with CCP and a negotiated rate agreement (collectively, the “FTSA”) in May 2015. CCP has agreed to provide us, and we agree to receive from CCP, firm transportation services pursuant to the FTSA.

State Tax Sharing Agreement

In May 2015, we entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after May 2015.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 5—INCOME TAXES

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2016	2015
U.S. federal statutory tax rate	35.0%	35.0%
Valuation allowance	(34.9)%	(35.0)%
Other	(0.1)%	—%

Effective tax rate as reported	—%	—%

Significant components of our deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets
Federal net operating loss carryforward	$7,721	$7,721
Property, plant and equipment	29,560	26,893
Other	394	1,174
Less: valuation allowance	(37,675)	(35,788)

Total net deferred tax asset	$—	$—

At December 31, 2016, we had federal net operating loss (“NOL”) carryforwards of approximately $22.1 million. These NOL carryforwards will expire between 2033 and 2036.

We did not have any uncertain tax positions which required accrual or disclosure as of December 31, 2016 or 2015. We have elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in our Statements of Operations.

Due to our NOLs and significant risk factors related to our ability to generate taxable income, we have established a valuation allowance to fully offset our federal deferred tax assets as of December 31, 2016 and 2015. We will continue to evaluate our ability to release the valuation allowance in the future. We will continue to evaluate our ability to release the valuation allowance in the future. The increase in the valuation allowance was $1.9 million for the year ended December 31, 2016. Deferred tax assets and deferred tax liabilities are classified as non-current in our Balance Sheets.

Our taxable income or loss is included in the consolidated federal income tax return of Cheniere. Cheniere experienced an ownership change within the provisions of Internal Revenue Code (“IRC”) Section 382 in 2008, 2010 and 2012. An analysis of the annual limitation on the utilization of Cheniere’s NOLs was performed in accordance with IRC Section 382. It was determined that IRC Section 382 will not limit the use of Cheniere’s NOLs in full over the carryover period. Cheniere will continue to monitor trading activity in its respective shares which may cause an additional ownership change which could ultimately affect our ability to fully utilize Cheniere’s existing NOL carryforwards.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 6—LEASES

During the years ended December 31, 2016, 2015 and 2014, we recognized rental expense for all operating leases of $1.0 million, $1.0 million and $0.7 million, respectively, related primarily to land site leases for the Corpus Christi LNG terminal. In September 2016, we entered into an agreement with Cheniere Land Holdings to lease land owned by Cheniere Land Holdings for the Liquefaction Project. See Note 4—Related Party Transactions for additional information regarding this lease agreement.

Future annual minimum lease payments, excluding inflationary adjustments and payments to affiliates, for operating leases are as follows (in thousands):

Years Ending December 31,	Operating Leases
2017	$895
2018	895
2019	841
2020	245
2021	—
Thereafter	—

Total	$2,876

NOTE 7—COMMITMENTS AND CONTINGENCIES

We have various contractual obligations which are recorded as liabilities in our Financial Statements. Other items, such as certain purchase commitments and other executed contracts which do not meet the definition of a liability as of December 31, 2016, are not recognized as liabilities but require disclosures in our Financial Statements.

LNG Terminal Commitments and Contingencies

Obligations under EPC Contracts

We have entered into lump sum turnkey contracts with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the engineering, procurement and construction of three Trains and related facilities for the Liquefaction Project. The EPC contract for Stage 1 of the Liquefaction Project includes Trains 1 and 2, two LNG storage tanks, one complete marine berth, a second partial berth and all of the Liquefaction Project’s necessary infrastructure facilities. The EPC contract for Stage 2 of the Liquefaction Project includes Train 3, one LNG storage tank and the completion of the second partial berth. The EPC contract prices for Stage 1 of the Liquefaction Project and Stage 2 of the Liquefaction Project are approximately $7.7 billion and $2.4 billion, respectively, reflecting amounts incurred under change orders through December 31, 2016. We have the right to terminate each of the EPC contracts for our convenience, in which case Bechtel will be paid the portion of the contract price for the work performed plus costs reasonably incurred by Bechtel on account of such termination and demobilization. If the EPC contract for Stage 1 of the Liquefaction Project is terminated, Bechtel will also be paid a lump sum of up to $30.0 million depending on the termination date. If the EPC contract for Stage 2 of the Liquefaction Project is terminated, Bechtel will be paid a lump sum of $5.0 million if the termination date is prior to the issuance of the notice to proceed, or Bechtel will be paid a lump sum of up to $30.0 million if the termination date is after issuance of the notice to proceed, depending on the termination date.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Obligations under SPAs

We have entered into third-party SPAs which obligate us to purchase and liquefy sufficient quantities of natural gas to deliver 438.7 million MMBtu per year of LNG to the customers’ vessels, subject to completion of construction of Trains 1 through 3 of the Liquefaction Project. We have also entered into SPAs with Cheniere Marketing, as further described in Note 4—Related Party Transactions.

Obligations under Transportation and Storage Service Agreement

We have entered into a transportation and storage service agreement for the Liquefaction Project with a 20-year term beginning in 2019. As of December 31, 2016, our obligations under our transportation and storage service agreement in which conditions precedent were met were as follows (in thousands):

Years Ending December 31,	Payments Due
2017	$—
2018	—
2019	10,313
2020	13,725
2021	13,688
Thereafter	236,213

Total	$273,939

Services Agreements

We have entered into certain services agreements with affiliates. See Note 4—Related Party Transactions for information regarding such agreements.

State Tax Sharing Agreement

We have entered into a state tax sharing agreement with Cheniere. See Note 4—Related Party Transactions for information regarding this agreement.

Obligations under Guarantee Contract

The subsidiaries of CCH, including us, have jointly and severally guaranteed the debt obligations of CCH. As of December 31, 2016, there was no liability that was recorded related to these guarantees.

Other Commitments

In the ordinary course of business, we have entered into certain multi-year licensing and service agreements, none of which are considered material to our financial position and meet the definition of a commitment as of December 31, 2016. Additionally, we have various operating lease commitments, as disclosed in Note 6—Leases.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

probable liabilities on the eventual disposition of these matters. In the opinion of management, as of December 31, 2016, there were no pending legal matters that would reasonably be expected to have a material impact on our operating results, financial position or cash flows.

NOTE 8—SUPPLEMENTAL CASH FLOW INFORMATION

The balance in property, plant and equipment, net funded with accounts payable and accrued liabilities (including affiliate) was $59.4 million, $72.9 million and zero, as of December 31, 2016, 2015 and 2014, respectively.

NOTE 9—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of recent accounting standards that had not been adopted by the Company as of December 31, 2016:

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto	This standard provides a single, comprehensive revenue recognition model which replaces and supersedes most existing revenue recognition guidance and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard requires that the costs to obtain and fulfill contracts with customers should be recognized as assets and amortized to match the pattern of transfer of goods or services to the customer if expected to be recoverable. The standard also requires enhanced disclosures. This guidance may be adopted either retrospectively to each prior reporting period presented subject to allowable practical expedients (“full retrospective approach”) or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective approach”).	January 1, 2018	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we plan to adopt this standard using the full retrospective approach and we do not currently anticipate that the adoption will have a material impact upon our revenues. The FASB has issued and may issue in the future amendments and interpretive guidance which may cause our evaluation to change. Furthermore, we routinely enter into new contracts and we cannot predict with certainty whether the accounting for any future contract under the new standard would result in a significant change from existing guidance. Because this assessment is preliminary and the accounting for revenue recognition is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact that recognizing fulfillment costs as assets will have on our Financial Statements.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2016-02, Leases (Topic 842)	This standard requires a lessee to recognize leases on its balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. A lessee is permitted to make an election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The standard also modifies the definition of a lease and requires expanded disclosures. This guidance may be early adopted, and must be adopted using a modified retrospective approach with certain available practical expedients.	January 1, 2019	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we expect that the requirement to recognize all leases will be a significant change from current practice but will not have a material impact upon our Balance Sheets. Because this assessment is preliminary and the accounting for leases is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact of the adoption of this standard upon our results of operations or cash flows, whether we will elect to early adopt this standard or which, if any, practical expedients we will elect upon transition.

ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory	This standard requires the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. This guidance may be early adopted, but only at the beginning of an annual period, and must be adopted using a modified retrospective approach.	January 1, 2018	We are currently evaluating the impact of the provisions of this guidance on our Financial Statements and related disclosures.

CORPUS CHRISTI LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Additionally, the following table provides a brief description of recent accounting standards that were adopted by the Company during the reporting period:

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern	This standard requires an entity’s management to evaluate, for each reporting period, whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures are required if management concludes that conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. Early adoption is permitted.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.

ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)	This standard requires an entity to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	December 31, 2016	As a result of adopting this standard, our Statements of Cash Flows now reconciles the balance of total cash, cash equivalents and restricted cash from the beginning of the period to the end of the period. This resulted in changes to previously reported cash flows from operating, investing and financing activities.

ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business	This standard narrows the accounting definition of a business and clarifies that when substantially all of the fair value of an integrated set of assets and activities is concentrated in a single asset or a group of similar assets, the integrated set of assets and activities is not a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. This guidance may be early adopted and must be adopted prospectively.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.

Cheniere Corpus Christi Pipeline, L.P.

Financial Statements

As of December 31, 2016 and 2015

and for the years ended December 31, 2016, 2015 and 2014

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

FINANCIAL STATEMENTS

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

FINANCIAL STATEMENTS

DEFINITIONS

As commonly used in the liquefied natural gas industry, to the extent applicable, and as used in these Financial Statements, the terms listed below have the following meanings:

Common Industry and Other Terms

Bcfe	billion cubic feet equivalent
GAAP	generally accepted accounting principles in the United States
LNG	liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state
MMBtu	million British thermal units, an energy unit
mtpa	million tonnes per annum
SPA	LNG sale and purchase agreement
Train	an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG

Abbreviated Organizational Structure

The following diagram depicts our abbreviated organizational structure as of December 31, 2016 and the references to these entities used in these Financial Statements:

Unless the context requires otherwise, references to “CCP,” “the Partnership,” “we,” “us,” and “our” refer to Cheniere Corpus Christi Pipeline, L.P.

Independent Auditors’ Report

The Managers of Corpus Christi Pipeline GP, LLC and

Partners of Cheniere Corpus Christi Pipeline, L.P.:

We have audited the accompanying financial statements of Cheniere Corpus Christi Pipeline, L.P. (the Partnership), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cheniere Corpus Christi Pipeline, L.P. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in note 8 to the financial statements, the Partnership has changed the presentation of cash flows in its statements of cash flows in 2016, 2015, and 2014 due to the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).

/s/ KPMG LLP
KPMG LLP

Houston, Texas

March 7, 2017

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

BALANCE SHEETS

(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	—	—
Advances to affiliate	17,924	6,951
Other current assets	29	17

Total current assets	17,953	6,968

Property, plant and equipment, net	129,357	18,392
Other non-current assets	3,212	3,062

Total assets	$150,522	$28,422

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$7,683	$410
Accrued liabilities	18,396	6,765
Due to affiliates	1,214	349

Total current liabilities	27,293	7,524

Commitments and contingencies (see Note 6)

Partners’ equity	123,229	20,898

Total liabilities and partners’ equity	$150,522	$28,422

The accompanying notes are an integral part of these financial statements.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Revenues	$—	$—	$—

Expenses
Operating and maintenance expense	22	—	—
Operating and maintenance expense—affiliate	15	—	—
General and administrative expense	295	111	12
General and administrative expense—affiliate	7	13	—
Depreciation and amortization expense	10	—	—

Total expenses	349	124	12

Loss from operations	(349)	(124)	(12)

Other expense
Interest expense—affiliate	—	—	(368)

Total other expense	—	—	(368)

Net loss	$(349)	$(124)	$(380)

The accompanying notes are an integral part of these financial statements.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

STATEMENT OF PARTNERS’ EQUITY

(in thousands)

	Cheniere Corpus Christi Pipeline GP, LLC	Cheniere Corpus Christi Holdings, LLC	Total Partners’ Equity
Balance at December 31, 2013	$—	$(1,358)	$(1,358)
Capital contributions	1	8,163	8,164
Net loss	—	(380)	(380)

Balance at December 31, 2014	1	6,425	6,426
Capital contributions	—	14,596	14,596
Net loss	—	(124)	(124)

Balance at December 31, 2015	$1	$20,897	$20,898
Capital contributions	—	102,537	102,537
Non-cash capital contribution from affiliate	—	143	143
Net loss	—	(349)	(349)

Balance at December 31, 2016	$1	$123,228	$123,229

The accompanying notes are an integral part of these financial statements.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(349)	$(124)	$(380)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10	—	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(75)	20	4
Due to affiliates	(90)	(4)	—
Advances to affiliate	—	(6,951)	—
Other, net	(12)	(129)	—

Net cash used in operating activities	(516)	(7,188)	(376)

Cash flows from investing activities
Property, plant and equipment, net	(102,021)	(3,900)	(19)
Other	—	(3,508)	(1,034)

Net cash used in investing activities	(102,021)	(7,408)	(1,053)

Cash flows from financing activities
Proceeds from affiliate debt	—	—	1,289
Capital contributions	102,537	14,596	140

Net cash used in financing activities	102,537	14,596	1,429

Net increase (decrease) in cash, cash equivalents and restricted cash	—	—	—
Cash, cash equivalents and restricted cash—beginning of period	—	—	—

Cash, cash equivalents and restricted cash—end of period	$—	$—	$—

Balances per Balance Sheets:

	December 31
	2016	2015	2014
Cash and cash equivalents	$—	$—	$—
Restricted cash	—	—	—

Total cash, cash equivalents and restricted cash	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

CCP, a Delaware limited partnership, is a Houston based partnership formed by Cheniere. In November 2014, Cheniere contributed CCP to CCP GP as the general partner, and CCH as the limited partner, both of which are wholly owned subsidiaries of Cheniere. CCH was formed in September 2014 by Cheniere to hold its limited partner interest in us and its equity interests in CCL and CCP GP. Prior to this date, CCL and we received capital contributions funding from other affiliated entities of Cheniere. The formation of CCH was treated as a reorganization between entities under common control.

We are developing and constructing a 23-mile natural gas supply pipeline (the “Corpus Christi Pipeline”) that will interconnect the natural gas liquefaction and export facility at the Corpus Christi LNG terminal (the “Liquefaction Project”) with several interstate and intrastate natural gas pipelines. The Liquefaction Project is being developed by CCL for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters. The Liquefaction Project is being developed in stages. The first stage (“Stage 1”) is in construction and includes Trains 1 and 2, two LNG storage tanks, one complete marine berth and a second partial berth and all of the Liquefaction Project’s necessary infrastructure facilities. The second stage, which is in development with all necessary regulatory approvals in place, (“Stage 2”) includes Train 3, one LNG storage tank and the completion of the second partial berth.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Financial Statements have been prepared in accordance with GAAP, which for regulated companies, includes specific accounting guidance for regulated operations.

We have evaluated subsequent events through March 7, 2017, the date the Financial Statements were available to be issued.

Use of Estimates

The preparation of Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the value of property, plant and equipment, asset retirement obligations (“AROs”), income taxes including valuation allowances for net deferred tax assets and fair value measurements. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Cash, Cash Equivalents and Restricted Cash

We did not have any cash and cash equivalents or restricted cash as of December 31, 2016, since our operations are funded through contributions from CCH.

Accounting for Pipeline Activities

Generally, we begin capitalizing the costs associated with our pipeline once the individual project meets the following criteria: (i) regulatory approval has been received, (ii) financing for the project is available and

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(iii) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to our pipeline.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as intangible assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in operations.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value. We did not record any impairments related to property, plant and equipment during the years ended December 31, 2016, 2015 or 2014.

Regulated Natural Gas Pipelines

The Corpus Christi Pipeline is subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The economic effects of regulation can result in a regulated company recording as assets those costs that have been or are expected to be approved for recovery from customers, or recording as liabilities those amounts that are expected to be required to be returned to customers, in a rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated rate-making process that may not be recorded under GAAP for non-regulated entities. We continually assess whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, we believe the existing regulatory assets are probable of recovery. These regulatory assets and liabilities are primarily classified in our Balance Sheets as deferred preliminary survey and investigation costs, other assets and other liabilities. We periodically evaluate their applicability under GAAP, and consider factors such as regulatory changes and the effect of competition. If cost-based regulation ends or competition increases, we may have to reduce our asset balances to reflect a market basis less than cost and write off the associated regulatory assets and liabilities.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Items that may influence our assessment are:

•	inability to recover cost increases due to rate caps and rate case moratoriums;

•	inability to recover capitalized costs, including an adequate return on those costs through the rate-making process and the FERC proceedings;

•	excess capacity;

•	increased competition and discounting in the markets we serve; and

•	impacts of ongoing regulatory initiatives in the natural gas industry.

Asset Retirement Obligations

We recognize AROs for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement is conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset. Our assessment of AROs is described below.

We have not recorded an ARO associated with the Corpus Christi Pipeline. We believe that it is not feasible to predict when the natural gas transportation services provided by the Corpus Christi Pipeline will no longer be utilized. In addition, our right-of-way agreements associated with the Corpus Christi Pipeline have no stipulated termination dates. We intend to operate the Corpus Christi Pipeline as long as supply and demand for natural gas exists in the United States and intend to maintain it regularly.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Statements of Operations, is included in the consolidated federal income tax return of Cheniere. The provision for income taxes, taxes payable and deferred income tax balances have been recorded as if we had filed all tax returns on a separate return basis (“hypothetical carve-out basis”) from Cheniere. Deferred tax assets and liabilities are included in our Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. We routinely assess our deferred tax assets and reduce such assets by a valuation allowance if we deem it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment requires significant judgment and is based upon our assessment of our ability to generate future taxable income among other factors.

Business Segment

Our pipeline business at the Corpus Christi LNG terminal represents a single reportable segment. Our chief operating decision maker reviews the financial results of CCP in total when evaluating financial performance and for purposes of allocating resources.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of natural gas pipeline costs and fixed assets, as follows (in thousands):

	December 31,
	2016	2015
Natural gas pipeline costs
Natural gas pipeline construction-in-process	$125,637	$17,878
Land	2,344	369

Total natural gas pipeline costs	127,981	18,247
Fixed assets
Fixed assets	1,386	145
Accumulated depreciation	(10)	—

Total fixed assets, net	1,376	145

Property, plant and equipment, net	$129,357	$18,392

Depreciation expense during the year ended December 31, 2016 was $10 thousand. We did not record any depreciation expense during the years ended December 31, 2015 and 2014.

Fixed Assets

Our fixed assets are recorded at cost and are depreciated on a straight-line method based on estimated lives of the individual assets or groups of assets.

NOTE 4—RELATED PARTY TRANSACTIONS

We had $1.2 million and $0.3 million due to affiliates as of December 31, 2016 and 2015, respectively, under agreements with affiliates, as described below.

Services Agreements

We recorded aggregate expenses from affiliates on our Statements of Operations of $10 thousand, $13 thousand and zero for the years ended December 31, 2016, 2015 and 2014, respectively, under the services agreements below.

Operation and Maintenance Agreement (“O&M Agreement”)

In May 2015, we entered into an O&M Agreement with Cheniere LNG O&M Services, LLC (“O&M Services”) pursuant to which we receive all of the necessary services required to construct, operate and maintain the Corpus Christi Pipeline. CCP is required to reimburse O&M Services for all operating expenses incurred on behalf of CCP. The services to be provided include, among other services, preparing and maintaining staffing plans, identifying and arranging for procurement of equipment and materials, overseeing contractors and other services required to operate and maintain the Corpus Christi Pipeline. We are required to reimburse O&M Services for all operating expenses incurred on our behalf.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Management Services Agreement (“MSA”)

In May 2015, we entered into an MSA with Cheniere Energy Shared Services, Inc. (“Shared Services”) pursuant to which Shared Services manages our operations and business, excluding those matters provided for under the O&M Agreement. The services include, among other services, exercising the day-to-day management of our affairs and business, managing our regulatory matters, preparing status reports, providing contract administration services for all contracts associated with the Corpus Christi Pipeline and obtaining insurance. We are required to reimburse Shared Services for the aggregate of all costs and expenses incurred in the course of performing the services under the MSA.

Lease Agreements

In September 2016, we entered into an agreement with CCL to lease from them a portion of the Liquefaction Project site for the purpose of the construction and operation of a meter station to measure the amount of natural gas delivered to the Liquefaction Project. The annual lease payment is $12 thousand and is recorded as operating and maintenance expense—affiliate on our Statements of Operations. The initial term of the lease is 30 years, with options to renew for six 10-year extensions with similar terms as the initial term. In conjunction with this lease, we also entered into a pipeline right of way easement agreement with CCL granting us the right to construct, install and operate a natural gas pipeline on the Liquefaction Project site. During the year ended December 31, 2016, we made a one-time payment of $0.1 million to CCL for the permanent easement of this land, which was recorded as a reduction to capital contributions on our Statements of Partners’ Equity.

In September 2016, we entered into a pipeline right of way easement agreement with Cheniere Land Holdings, LLC (“Cheniere Land Holdings”) which granted us the right to construct, install and operate a natural gas pipeline on land owned by Cheniere Land Holdings. Under this agreement, Cheniere Land Holdings conveyed to us $0.1 million of assets during the year ended December 31, 2016, which was recorded as a non-cash capital contribution from affiliate. During the year ended December 31, 2016, we also made a one-time payment of $0.3 million to Cheniere Land Holdings for the permanent easement of this land, which was recorded as a reduction to capital contributions.

Transport Precedent Agreement

In May 2015, we entered into an amended Transportation Precedent Agreement (“TPA”) with CCL for firm gas transportation capacity for up to three Trains on both a forward and back haul basis from the interstate and intrastate pipeline grid to the Liquefaction Project. Subject to receipt of certain authorizations, under the TPA, we agree to construct and place into service a pipeline, add compression, and provide interconnections to the Liquefaction Project. We also entered into a firm transportation service agreement with CCL and a negotiated rate agreement (collectively, the “FTSA”) in May 2015. We agree to provide CCL, and CCL agrees to receive from us, firm transportation services pursuant to the FTSA.

State Tax Sharing Agreement

In May 2015, we entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate entity basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after May 2015.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 5—INCOME TAXES

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2016	2015
U.S. federal statutory tax rate	35.0%	35.0%
Valuation allowance	(34.8)%	(34.9)%
Other	(0.2)%	(0.1)%

Effective tax rate as reported	—%	—%

Significant components of our deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets
Property, plant and equipment	$322	$243
Other	—	(44)
Less: valuation allowance	(322)	(199)

Total net deferred tax assets	$—	$—

We did not have any uncertain tax positions which required accrual or disclosure as of December 31, 2016 or 2015. We have elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in our Statements of Operations.

Due to our significant risk factors related to our ability to generate taxable income, we have established a valuation allowance to fully offset our federal deferred tax assets as of December 31, 2016 and 2015. We will continue to evaluate our ability to release the valuation allowance in the future. The increase in the valuation allowance was $0.1 million for the year ended December 31, 2016. Deferred tax assets and deferred tax liabilities are classified as non-current in our Balance Sheets.

Our taxable income or loss is included in the consolidated federal income tax return of Cheniere. Cheniere experienced an ownership change within the provisions of Internal Revenue Code (“IRC”) Section 382 in 2008, 2010 and 2012. An analysis of the annual limitation on the utilization of Cheniere’s net operating losses (“NOLs”) was performed in accordance with IRC Section 382. It was determined that IRC Section 382 will not limit the use of Cheniere’s NOLs in full over the carryover period. Cheniere will continue to monitor trading activity in its respective shares which may cause an additional ownership change which could ultimately affect our ability to fully utilize Cheniere’s existing NOL carryforwards.

NOTE 6—COMMITMENTS AND CONTINGENCIES

We have various contractual obligations which are recorded as liabilities in our Financial Statements. Other items, such as certain commitments and other executed contracts which do not meet the definition of a liability as of December 31, 2016, are not recognized as liabilities but require disclosures in our Financial Statements.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Services Agreements

We have entered into certain services agreements with affiliates. See Note 4—Related Party Transactions for information regarding such agreements.

State Tax Sharing Agreement

We have entered into a state tax sharing agreement with Cheniere. See Note 4—Related Party Transactions for information regarding this agreement.

Obligations under Guarantee Contract

The subsidiaries of CCH, including us, have jointly and severally guaranteed the debt obligations of CCH. As of December 31, 2016, there was no liability that was recorded related to these guarantees.

Other Commitments

In the ordinary course of business, we have entered into certain multi-year licensing and service agreements, none of which are considered material to our financial position and meet the definition of a commitment as of December 31, 2016. Additionally, we have operating lease commitments with affiliates, as disclosed in Note 4—Related Party Transactions.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of December 31, 2016, there were no pending legal matters that would reasonably be expected to have a material impact on our operating results, financial position or cash flows.

NOTE 7—SUPPLEMENTAL CASH FLOW INFORMATION

The following table provides supplemental disclosure of cash flow information (in thousands):

	Year Ended December 31,
	2016	2015	2014
Non-cash capital contribution for forgiveness of debt from affiliate	$—	$—	$8,024
Non-cash capital contribution for conveyance of asset from affiliate	143	—	—

The balance in property, plant and equipment, net funded with accounts payable and accrued liabilities (including affiliate) was $27.1 million, $7.1 million and zero, as of December 31, 2016, 2015 and 2014, respectively.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 8—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of recent accounting standards that had not been adopted by the Partnership as of December 31, 2016:

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto	This standard provides a single, comprehensive revenue recognition model which replaces and supersedes most existing revenue recognition guidance and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard requires that the costs to obtain and fulfill contracts with customers should be recognized as assets and amortized to match the pattern of transfer of goods or services to the customer if expected to be recoverable. The standard also requires enhanced disclosures. This guidance may be adopted either retrospectively to each prior reporting period presented subject to allowable practical expedients (“full retrospective approach”) or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective approach”).	January 1, 2018	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we plan to adopt this standard using the full retrospective approach and we do not currently anticipate that the adoption will have a material impact upon our revenues. The FASB has issued and may issue in the future amendments and interpretive guidance which may cause our evaluation to change. Because this assessment is preliminary and the accounting for revenue recognition is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact that recognizing fulfillment costs as assets will have on our Financial Statements.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2016-02, Leases (Topic 842)	This standard requires a lessee to recognize leases on its balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. A lessee is permitted to make an election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The standard also modifies the definition of a lease and requires expanded disclosures. This guidance may be early adopted, and must be adopted using a modified retrospective approach with certain available practical expedients.	January 1, 2019	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we do not anticipate a material impact from the requirement to recognize all leases upon our Balance Sheets. Because this assessment is preliminary and the accounting for leases is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact of the adoption of this standard upon our results of operations or cash flows, whether we will elect to early adopt this standard or which, if any, practical expedients we will elect upon transition.

ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory	This standard requires the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. This guidance may be early adopted, but only at the beginning of an annual period, and must be adopted using a modified retrospective approach.	January 1, 2018	We are currently evaluating the impact of the provisions of this guidance on our Financial Statements and related disclosures.

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Additionally, the following table provides a brief description of recent accounting standards that were adopted by the Partnership during the reporting period:

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern	This standard requires an entity’s management to evaluate, for each reporting period, whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures are required if management concludes that conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. Early adoption is permitted.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.

ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)	This standard requires an entity to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	December 31, 2016	As a result of adopting this standard, our Statements of Cash Flows now reconciles the balance of total cash, cash equivalents and restricted cash from the beginning of the period to the end of the period. This resulted in changes to previously reported cash flows from operating, investing and financing activities.

ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business	This standard narrows the accounting definition of a business and clarifies that when substantially all of the fair value of an integrated set of assets and activities is concentrated in a single asset or a group of similar assets, the integrated set of assets and activities is not a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. This guidance may be early adopted and must be adopted prospectively.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.

Corpus Christi Pipeline GP, LLC

Financial Statements

As of December 31, 2016 and 2015

and for the years ended December 31, 2016 and 2015

and the period from September 11, 2014 (date of inception)

through December 31, 2014

CORPUS CHRISTI PIPELINE GP, LLC

FINANCIAL STATEMENTS

CORPUS CHRISTI PIPELINE GP, LLC

FINANCIAL STATEMENTS

DEFINITIONS

As commonly used in the liquefied natural gas industry, to the extent applicable and as used in these Financial Statements, the terms listed below have the following meanings:

Common Industry and Other Terms

Bcfe	billion cubic feet equivalent
GAAP	generally accepted accounting principles in the United States
LNG	liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state
mtpa	million tonnes per annum
Train	an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG

Abbreviated Organizational Structure

The following diagram depicts our abbreviated organizational structure as of December 31, 2016 and the references to these entities used in these Financial Statements:

Unless the context requires otherwise, references to “CCP GP,” “the Company,” “we,” “us,” and “our” refer to Corpus Christi Pipeline GP, LLC.

Independent Auditors’ Report

The Member

Corpus Christi Pipeline GP, LLC:

We have audited the accompanying financial statements of Corpus Christi Pipeline GP, LLC, which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, member’s equity, and cash flows for each of the years in the two-year period ended December 31, 2016 and for the period from September 11, 2014 through December 31, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corpus Christi Pipeline GP, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016 and for the period from September 11, 2014 through December 31, 2014, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
KPMG LLP

Houston, Texas

March 7, 2017

CORPUS CHRISTI PIPELINE GP, LLC

BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$—	$—
Restricted cash	—	—
Receivable—affiliate	1,000	1,000

Total assets	$1,000	$1,000

LIABILITIES AND MEMBER’S EQUITY
Liabilities	$—	$—

Member’s equity	1,000	1,000

Total liabilities and member’s equity	$1,000	$1,000

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI PIPELINE GP, LLC

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period from September 11, 2014 (Date of Inception) through December 31,
	2016	2015	2014
Revenues	$—	$—	$—

General and administrative expense	5,300	1,207	—

Net loss	$(5,300)	$(1,207)	$—

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI PIPELINE GP, LLC

STATEMENTS OF MEMBER’S EQUITY

	Cheniere Corpus Christi Holdings, LLC	Total Member’s Equity
Balance at September 11, 2014 (date of inception)	$—	$—
Capital contributions	1,000	1,000

Balance at December 31, 2014	1,000	1,000
Capital contributions	1,207	1,207
Net loss	(1,207)	(1,207)

Balance at December 31, 2015	1,000	1,000
Capital contributions	5,300	5,300
Net loss	(5,300)	(5,300)

Balance at December 31, 2016	$1,000	$1,000

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI PIPELINE GP, LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Period from September 11, 2014 (Date of Inception) through December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(5,300)	$(1,207)	$—

Net cash used in operating activities	(5,300)	(1,207)	—

Cash flows from investing activities	—	—	—

Cash flows from financing activities
Capital contributions	5,300	1,207	—

Net cash provided by financing activities	5,300	1,207	—

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents—beginning of period	—	—	—

Cash and cash equivalents—end of period	$—	$—	$—

Balances per Balance Sheets:

December 31
	2016	2015	2014
Cash and cash equivalents	$—	$—	$—
Restricted cash		—	—

Total cash, cash equivalents and restricted cash	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

CORPUS CHRISTI PIPELINE GP, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

CCP GP is a Houston-based Delaware limited liability company formed on September 11, 2014 by CCH, which is a wholly owned subsidiary of Cheniere (NYSE MKT: LNG). Cheniere contributed CCP to us on November 7, 2014. CCP is developing and constructing a 23-mile natural gas supply pipeline (the “Corpus Christi Pipeline”) that will interconnect the natural gas liquefaction and export facility at the Corpus Christi LNG terminal (the “Liquefaction Facility” and together with the Corpus Christi Pipeline, the “Liquefaction Project”) with several interstate and intrastate natural gas pipelines. The Liquefaction Project is being developed by CCL for up to three Trains, with expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 13.5 mtpa of LNG, three LNG storage tanks with aggregate capacity of approximately 10.1 Bcfe and two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters. The Liquefaction Project is being developed in stages. The first stage (“Stage 1”) is in construction and includes Trains 1 and 2, two LNG storage tanks, one complete marine berth and a second partial berth and all of the Liquefaction Project’s necessary infrastructure facilities. The second stage, which is in development with all necessary regulatory approvals in place, (“Stage 2”) includes Train 3, one LNG storage tank and the completion of the second partial berth.

Our only business consists of owning and holding CCP’s general partner interest. As the sole general partner, we have complete responsibility and discretion in the day-to-day management of CCP. Since we control but have only a non-economic interest in CCP, we have determined that CCP is a variable interest entity. As we are not the primary beneficiary of CCP, we do not consolidate CCP into our Financial Statements. We have no indebtedness, although we do guarantee certain debt of our immediate parent, CCH, and we do not have any publicly traded equity.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Financial Statements have been prepared in accordance with GAAP. We have evaluated subsequent events through March 7, 2017, the date the Financial Statements were available to be issued.

Use of Estimates

The preparation of Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the collectability of accounts receivable and income taxes including valuation allowances for net deferred tax assets. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Cash, Cash Equivalents and Restricted Cash

We did not have any cash and cash equivalents or restricted cash as of December 31, 2016, since our operations are funded through contributions from CCH.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Statements of Operations, is included in the consolidated federal income tax return of Cheniere. The provision for income taxes, taxes payable and deferred

CORPUS CHRISTI PIPELINE GP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

income tax balances have been recorded as if we had filed all tax returns on a separate return basis (“hypothetical carve-out basis”) from Cheniere. Deferred tax assets and liabilities are included in our Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. We routinely assess our deferred tax assets and reduce such assets by a valuation allowance if we deem it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment requires significant judgment and is based upon our assessment of our ability to generate future taxable income among other factors.

NOTE 3—INCOME TAXES

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2016	2015
U.S. federal statutory tax rate	35.0%	35.0%
Valuation allowance	(35.0)%	(35.0)%

Effective tax rate as reported	— %	— %

Significant components of our deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
Deferred tax assets
Federal net operating loss carryforward	$2,277	$422
Less: valuation allowance	(2,277)	(422)

Total net deferred tax asset	$—	$—

At December 31, 2016, we had federal net operating loss (“NOL”) carryforwards of approximately $6,500. These NOL carryforwards will expire between 2035 and 2036.

We did not have any uncertain tax positions which required accrual or disclosure as of December 31, 2016 or 2015. We have elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in our Statements of Operations.

Due to our NOLs and significant risk factors related to our ability to generate taxable income, we have established a valuation allowance to fully offset our federal deferred tax assets as of December 31, 2016 and 2015. We will continue to evaluate our ability to release the valuation allowance in the future. The increase in the valuation allowance was $1,855 for the year ended December 31, 2016. Deferred tax assets and deferred tax liabilities are classified as non-current in our Balance Sheets.

Our taxable income or loss is included in the consolidated federal income tax return of Cheniere. Cheniere experienced an ownership change within the provisions of Internal Revenue Code (“IRC”) Section 382 in 2008, 2010 and 2012. An analysis of the annual limitation on the utilization of Cheniere’s NOLs was performed in accordance with IRC Section 382. It was determined that IRC Section 382 will not limit the use of Cheniere’s NOLs in full over the carryover period. Cheniere will continue to monitor trading activity in its respective shares which may cause an additional ownership change which could ultimately affect our ability to fully utilize Cheniere’s existing NOL carryforwards.

CORPUS CHRISTI PIPELINE GP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

NOTE 4—SUPPLEMENTAL CASH FLOW INFORMATION

The following table provides supplemental disclosure of cash flow information:

	Year Ended December 31,		Period from September 11, 2014 (Date of Inception) through December 31,
	2016	2015	2014
Non-cash contributions from Cheniere for contribution of general partner interest in CCP	$—	$—	$1,000

NOTE 5—GUARANTEES

The subsidiaries of CCH, including us, have jointly and severally guaranteed the debt obligations of CCH. As of December 31, 2016, there was no liability that was recorded related to these guarantees.

NOTE 6—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of recent accounting standards that were adopted by the Company during the reporting period:

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis	These amendments primarily affect asset managers and reporting entities involved with limited partnerships or similar entities, but the analysis is relevant in the evaluation of any reporting organization’s requirement to consolidate a legal entity. This guidance changes (1) the identification of variable interests, (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. This guidance may be early adopted, and may be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption.	January 1, 2016	The adoption of this guidance did not have an impact on our Consolidated and Combined Financial Statements or related disclosures.

CORPUS CHRISTI PIPELINE GP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern	This standard requires an entity’s management to evaluate, for each reporting period, whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures are required if management concludes that conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. Early adoption is permitted.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.
ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)	This standard requires an entity to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	December 31, 2016	As a result of adopting this standard, our Statements of Cash Flows now reconciles the balance of total cash, cash equivalents and restricted cash from the beginning of the period to the end of the period.